Registration No. 333-

As filed with the Securities and Exchange Commission on August 29, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Broadcast International, Inc.
(Exact name of registrant as specified in its charter)

Utah (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	87-0395567 (I.R.S. Employer Identification Number)

6952 S. High Tech Drive, Suite C
Midvale, Utah  84047-3772
(801) 562-2252
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rodney M. Tiede
President
Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah  84047-3772
(801) 562-2252
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Reed L. Benson, Esq. 4049 S. Highland Drive Salt Lake City, Utah 84124 (801) 278-9769	Gregory E. Lindley, Esq. N. Aaron Murdock, Esq. Holland & Hart LLP 222 South Main Street, Suite 2200 Salt Lake City, UT 84101 (801) 799-5800

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Broadcast International, Inc. Common Stock, no par value	224,213,719	N/A	$17,937,097.52	$2,446.62

(1)
This registration statement covers the maximum number of shares of common stock, no par value per share, of Broadcast International, Inc. (“Broadcast”), that may be issued as part of the anticipated exchange offer described herein to holders of outstanding Broadcast notes, stock options and warrants.

(2)
Based on the maximum number of shares of Broadcast common stock that may be issued as part of the exchange offer described herein, calculated as (a) an exchange ratio of .06666667 shares of Broadcast common stock multiplied by 1,422,033 shares of Broadcast common stock issuable pursuant to options outstanding as of the close of business on August 15, 2013 (whether or not currently exercisable), (b) an exchange ratio of .33333 shares of Broadcast common stock multiplied by 12,843,976 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on August 15, 2013 (whether or not currently exercisable), (c) an exchange ratio of .25 shares of Broadcast common stock multiplied by 12,499,980 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on August 15, 2013 (whether or not currently exercisable), (d) an exchange ratio of 1 share of Broadcast common stock multiplied by 13,900,000 shares of Broadcast common stock issuable pursuant to warrants outstanding as of the close of business on August 15, 2013 (whether or not currently exercisable), and (e) the quotient obtained by dividing $6,084,378 in principal and interest under promissory notes issued by Broadcast and $0.03 per share of Broadcast common stock.  Share amounts will be proportionately adjusted for any future stock splits or combinations, including the reverse stock split discussed herein.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rule 457(c) and Rule 457(f)(1), based upon the product of (a) 224,213,719, the maximum number of shares of Broadcast common stock that may be issued as part of the exchange offer described herein and (b) $0.08, the average of the high and low sale price for shares of Broadcast common stock as quoted on the OTC Bulletin Board on August 26, 2013.

(4)	$1,792.41 of the registration fee was paid in connection with the Registration Statement on Form S-4 (No. 333-189869) filed by Broadcast with the Securities and Exchange Commission on July 9, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Broadcast may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 29, 2013

Offer to exchange up to 224,213,719 shares of Broadcast common stock that have been registered under the Securities Act of 1933
for
Warrants exercisable for up to 39,243,956 shares of Broadcast common stock,
Options to purchase up to 1,422,033 shares of Broadcast common stock
and
Notes in an aggregate principal amount of $5,245,000 convertible into 20,900,000 shares of Broadcast common stock

This exchange offer will expire at 5:00 p.m. Salt Lake City time on October 17, 2013, unless extended.

Broadcast International, Inc., a Utah corporation (“Broadcast”, the “Company”, “we” or “us”), hereby offers, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to exchange up to 224,213,719 shares of Broadcast common stock, no par value per share as follows: (i) one share of our common stock for every share underlying warrants to purchase up to 13,900,000 shares of our common stock and having an exercise period ending on March 13, 2018 (with enhanced anti-dilution rights) (“March 2018 enhanced warrants”); (ii) one share of our common stock for every three shares underlying warrants to purchase up to 12,843,976 shares of our common stock and having exercise periods ending on March 22, 2016 (“March 2016 warrants”), December 27, 2016 (“December 27 Warrants”), December 28, 2016 (“December 28 warrants”), July 13, 2017 (“July 2017 warrants”), August 15, 2017 (“August 2017 warrants”), March 13, 2018 (with standard anti-dilution rights) (“March 2018 warrants”), and April 5, 2018 (“April 2018 warrants”); (iii) one share of our common stock for every four shares underlying warrants to purchase up to 12,499,980 shares of our common stock and having an exercise period ending on December 23, 2015 (“December 2015 warrants”); (iv) one share of our common stock for every fifteen shares underlying options to purchase up to 1,422,033 shares of our common stock (“eligible options”); and (v) one share of our common stock for every $0.03 of principal and interest outstanding under our Senior Secured Convertible Promissory Notes (“12% notes”), 5% Convertible Note Due 2009, as amended (“8% note”) and  a Promissory Note (the “unsecured note”).  Holders who validly tender and do not validly withdraw all, but not less than all, of their March 2018 enhanced warrants, March 2016 warrants, December 27 warrants, December 28 warrants, July 2017 warrants, August 2017 warrants, March 2018 warrants, April 2018 warrants, options, 12% notes, 8% note and unsecured note (collectively, “eligible securities”) prior to 5:00 p.m. Salt Lake City time, on October 17, 2013, will receive for each eligible security, the number of shares of our common stock set forth above.

•	The exchange offer expires at 5:00 p.m., Salt Lake City time, on October 17, 2013 (the “expiration date”), unless the exchange offer is extended or earlier terminated by us.

•	You may withdraw tenders of outstanding eligible securities at any time before the exchange offer expires.

•	The exchange offer is made in connection with a proposed merger, as discussed in this prospectus.

•	Our common stock is traded on the OTC Bulletin Board under the symbol “BCST.” On , 2013, the last trading day before the date of this prospectus, the closing price of our common stock was $ .

•	Consummation of the exchange offer is subject to the conditions described in “The Exchange Offer – Conditions of the Exchange Offer” beginning on page 32.

See “Risk Factors” beginning on page 11 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2013.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1

SUMMARY	2

MARKET PRICE AND DIVIDEND INFORMATION	8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	10

RISK FACTORS	11

THE EXCHANGE OFFER	29

USE OF PROCEEDS	39

DESCRIPTION OF COMMON STOCK	40

THE MERGER AND RELATED MATTERS	44

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	81

MATERIAL CONTRACTS WITH ALLDIGITAL	87

BROADCAST CAPITALIZATION	87

SECURITY OWNERSHIP	88

BUSINESS – BROADCAST	90

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS – BROADCAST	96

BUSINESS – ALLDIGITAL	109

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS – ALLDIGITAL	119

MANAGEMENT	124

COMPENSATION DISCUSSION AND ANALYSIS – BROADCAST	129

EXECUTIVE COMPENSATION INFORMATION – ALLDIGITAL	136

RELATED PARTY TRANSACTIONS – BROADCAST	139

RELATED PARTY TRANSACTIONS – ALLDIGITAL	140

LEGAL PROCEEDINGS	141

DESCRIPTION OF BROADCAST CAPITAL STOCK	141

INDEMNIFICATION OF SECURITIES ACT LIABILITIES	143

EXPERTS	143

LEGAL MATTERS	144

INDEX TO FINANCIAL STATEMENTS	BF-1

i

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission (“SEC”) relating to the issuance of shares of our common stock offered by this prospectus.  As described below, you may obtain from the SEC a copy of the registration statement and the documents filed as exhibits to the registration statement.  The registration statement may contain additional information that may be important to you.  Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1580, 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-888-SEC-0330 for further information on the public reference room.  Broadcast’s SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

This prospectus refers to important business and financial information about Broadcast that is not included in or delivered with this prospectus. Such information is available to you without charge upon written or oral request to Broadcast International, Inc., Attn: Jim Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 or by telephone at (801) 562-2252.  To obtain timely delivery, you must request the information no later than five business days before the expiration of the exchange offer, or no later than October 10, 2013.

As used in this prospectus, references to “Broadcast”, the “Company”, “we”, “us” or “our” refer collectively to Broadcast International, Inc. and all of its subsidiaries unless the context requires otherwise, references to “AllDigital” refer to AllDigital Holdings, Inc. and all of its subsidiaries unless the context requires otherwise, and references to the “combined company” refer to Broadcast following the consummation of both the exchange offer and the proposed merger described in this prospectus.

SUMMARY

This summary highlights selected information from this document. To understand the exchange offer fully, you should carefully read this entire document and the documents to which we refer. See “Where You Can Find More Information” on page 1. We have included page references in to direct you to a more detailed description of the topics presented in this summary.

The Company

Broadcast International, Inc.
6952 S. High Tech Drive, Suite C
Midvale, Utah 84047-3772
Telephone: (801) 562-2252

We are a provider of managed video solutions, including digital signage, OTT (Over the Top) networks, IPTV, and live/on-demand content distribution for the enterprise. Our CodecSys software is a breakthrough, multi-codec video compression technology that cuts video bandwidth requirements over satellite, cable, IP and wireless networks. By slashing bandwidth needs, CodecSys enables a new generation of media applications, and offers unprecedented price/ performance benefits for existing applications such as HD video distribution. Our common stock trades on the OTC Bulletin Board under the symbol “BCST.”

On January 6, 2013, we entered into an Agreement and Plan of Merger and Reorganization with AllDigital Holdings, Inc. (“AllDigital”) and Alta Acquisition Corporation, as amended by the First Amendment dated April 10, 2013 and the Second Amendment dated June 30, 2013, which is referred to in this prospectus as the merger agreement.  Under the merger agreement, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast, which transaction is referred to as the merger.  The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast.  The exchange offer will close immediately prior to the consummation of the merger. For a more complete description of the merger, please see the section entitled “The Merger and Related Matters” on page 44 of this prospectus.

The exchange offer is being made to satisfy certain conditions set forth in the merger agreement.  If you support the merger, you should tender your eligible securities in the exchange offer.  If an insufficient number of eligible securities are tendered in the exchange offer, we will fail to satisfy conditions to the closing of the merger and the merger may not close.  If the merger does not close, it is unlikely that we will be able to remain in business.

Comparative Per Share Market Price Information

Broadcast common stock and AllDigital common stock are traded on the OTC Bulletin Board under the symbols “BCST” and “ADGL,” respectively.  On January 4, 2013, the last full trading day prior to the public announcement of the proposed merger, Broadcast common stock closed at $0.09 per share and AllDigital common stock closed at $1.01 per share. On August 15, 2013, Broadcast common stock closed at $0.085 per share and AllDigital common stock closed at $0.115 per share.

Summary of the Exchange Offer

The following is a summary of the principal terms of the exchange offer.  A more detailed description is contained in the section “The Exchange Offer” beginning on page 29, which you should read before you decide whether to tender your eligible securities in the exchange offer.

The Exchange Offer
We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to exchange up to 224,213,719 shares of our common stock for (i) outstanding warrants to purchase shares of our common stock having exercise periods ending on March 13, 2018 (with enhanced anti-dilution rights) (“March 2018 enhanced warrants”), March 22, 2016 (“March 2016 warrants”), December 27, 2016 (“December 27 warrants”), December 28, 2016 (“December 28 warrants”), July 13, 2017 (“July 2017 warrants”), August 15, 2017 (“August 2017 warrants”), March 13, 2018 (with standard anti-dilution rights) (“March 2018 warrants”), April 5, 2018 (“April 2018 warrants”) and December 23, 2015 (“December 2015 warrants”); (ii) outstanding options to purchase shares of our common stock (“eligible options”); and (iii) our outstanding Senior Secured Convertible Promissory Notes (“12% notes”), 5% Convertible Note Due 2009, as amended (“8% note”) and Promissory Note (“unsecured note”).

The March 2018 enhanced warrants, March 2016 warrants, December 27 warrants, December 28 warrants, July 2017 warrants, August 2017 warrants, March 2018 warrants, April 2018 warrants and December 2015 warrants are referred to in this prospectus collectively as the “eligible warrants.”  The 12% notes, 8% note and unsecured note are referred to in this prospectus collectively as the “eligible notes.”  The eligible warrants, eligible options and eligible notes are referred to in this prospectus collectively as the “eligible securities.”

As of August 15, 2013, there were outstanding March 2018 enhanced warrants exercisable for 13,900,000 shares, March 2016 warrants exercisable 653,576 shares, December 27 warrants exercisable for 422,500 shares, December 28 warrants exercisable for 247,500 shares, July 2017 warrants exercisable for 5,150,000 shares, August 2017 warrants exercisable for 1,800,000 shares, March 2018 warrants exercisable for 4,170,000 shares, April 2018 warrants exercisable for 400,400 shares, December 2015 warrants exercisable for 12,499,980 shares and eligible options exercisable for 1,422,033 shares.  As of August 15, 2013 there were outstanding 12% notes having an aggregate principal amount of $4,225,000 and convertible for 16,900,000 shares, the 8% note having an aggregate principal amount of $1,000,000 and convertible for 4,000,000 shares and the unsecured note having an aggregate principal amount of $20,000.

We are offering to exchange the eligible securities for the number of shares of our common stock indicated next to each type of eligible security below:

Eligible Security	Shares of Common Stock

March 2018 enhanced warrants	One (1) share of common stock will be issued in exchange for every one (1) share of common stock underlying each March 2018 enhanced warrant.

March 2016 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each March 2016 warrant.

December 27 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each December 27 warrant.

December 28 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each December 28 warrant.

July 2017 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each July 2017 warrant.

August 2017 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each August 2017 warrant.

March 2018 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each March 2018 warrant.

April 2018 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each April 2018 warrant.

December 2015 warrants	One (1) share of common stock will be issued in exchange for every four (4) shares of common stock underlying each December 2015 warrant.

Eligible options	One (1) share of common stock will be issued in exchange for every fifteen (15) shares of common stock underlying each eligible option.

12% notes
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under each 12% note on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under each 12% note on a post-reverse-stock-split basis).

8% note
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under the 8% note on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under the 8% note on a post-reverse-stock-split basis).

Unsecured note
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under the unsecured note on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under the unsecured on a post-reverse-stock-split basis).

We are offering to exchange all, but not less than all of the eligible securities that you hold.  If you wish to participate in the exchange offer, you must tender all of the eligible securities that you hold.

Reverse Stock Split
The number of shares of our common stock issued upon completion of the exchange offer will reflect a 1:15 reverse stock split that will occur prior to the closing of the merger.  After giving effect to the reverse stock split, each eligible warrant and eligible option will be exercisable for 1/15th the number of shares and at 15 times the exercise price for which it was exercisable before the reverse stock split, and eligible notes will be exchanged at a rate of one (1) share for every forty-five cents ($0.45) of principal and interest outstanding thereunder.

Because we will only be changing the number of outstanding shares of common stock, the reverse stock split should not change our overall valuation.  Assuming our overall valuation does not change, the price per share of our common stock should increase proportionally, though there can be no assurance that it will do so.  The reverse stock split is required by the terms of the merger agreement.

Purpose of the Exchange Offer
The exchange offer is being made in order to satisfy conditions to the merger that are set forth in the merger agreement.  Under the merger agreement, the obligation of AllDigital to effect the merger is conditioned on there being no outstanding indebtedness, other than indebtedness that automatically converts into stock at the effective time of the merger, and on there being no more than 2,000,000 shares of our common stock issuable upon exercise of outstanding eligible warrants and eligible options.  If fewer than all of the eligible notes or in excess of 95% of the eligible warrants and options are exchanged in the exchange offer, we will fail to meet these conditions to closing and the merger may not close.  Given our current financial condition and prospects, if the merger does not close, it is unlikely that we will be able to remain in business.  See “The Exchange Offer – Purpose of the Exchange Offer” on page 29.

Determination of Shares to be Offered in Exchange for Eligible Securities
The number of shares offered in the exchange offer for each type of eligible warrant and for each eligible option was determined after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing warrants and stock options that considers factors such as the remaining life of the security, the difference between the exercise price and the stock price, and the volatility of the stock price) of the outstanding eligible warrants and eligible options, the risk-adjusted relative value of such eligible warrants and eligible options, the anti-dilution and other contractual rights associated with eligible warrants, and the additional expense to the Company associated with the exchange offer.

The number of shares offered in the exchange offer for the eligible notes was determined after considering several elements, including the volume weighted average of the Company’s stock price and the contractual rights of the holders of eligible notes, including their security interests in the Company’s assets.

Conditions of the Exchange Offer
Our obligation to exchange eligible securities validly tendered and not properly withdrawn at the expiration date is conditioned upon, among other things, the merger, in our reasonable judgment to be determined as of immediately prior to the expiration date, being capable of being consummated contemporaneously with the exchange offer.  We refer to this condition as the merger condition.  In addition, consummation of the exchange offer is subject to certain other conditions, including that the registration statement, of which this prospectus is a part, shall have been declared effective by the SEC and other customary conditions.  We may waive any or all of the conditions to the exchange offer in our sole and absolute discretion, except for the registration statement effectiveness condition and the merger condition.  See “The Exchange Offer – Conditions of the Exchange Offer” on page 32.

Expiration Date
The exchange offer expires at 5:00 p.m., Salt Lake City time, on October 17, 2013 (“expiration date”), unless extended or earlier terminated by us.  We may extend the expiration date for any reason in our sole and absolute discretion.  If we decide to extend the expiration date, we will announce any extensions by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer.  See “Extension of Offer; Termination; Amendment” on page 31.

Termination of the Exchange Offer
We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “The Exchange Offer – Conditions of the Exchange Offer” have not been satisfied, in our sole and absolute discretion.  See “The Exchange Offer – Termination of the Exchange Offer” on page 34.

Procedure for Tendering Eligible Securities
Holders of eligible securities desiring to accept the exchange offer must tender all of their eligible securities by signing and returning the appropriate letter of transmittal, including all other documents required by the letter of transmittal, in person or by mail to Broadcast International, Inc., Attn: James E. Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 no later than 5:00 p.m., Salt Lake City time, on October 17, 2013.  See “The Exchange Offer – Procedures for Tendering” beginning on page 34.  Holders of eligible securities who elect to exchange any of their eligible securities must exchange all of their eligible securities.

Acceptance of Eligible Securities and Delivery of Common Stock
If the conditions to the exchange offer are met, we will, subject to the terms and conditions described in this prospectus, accept all eligible securities validly tendered and not properly withdrawn prior to the expiration date and such securities will be cancelled.  We will issue shares of our common stock in exchange for all such eligible securities promptly after consummation of the merger.

The number of shares of our common stock issued upon completion of the exchange offer will reflect a 1:15 reverse stock split that will occur prior to the closing of the merger.  After giving effect to the reverse stock split, each eligible warrant and eligible option will be exercisable for 1/15th the number of shares and at 15 times the exercise price for which it was exercisable before the reverse stock split, and eligible notes will be exchanged at a rate of one (1) share for every forty-five cents ($0.45) of principal and interest outstanding thereunder.

Because we will only be changing the number of outstanding shares of common stock, the reverse stock split should not change our overall valuation.  Assuming our overall valuation does not change, the price per share of our common stock should increase proportionally, though there can be no assurance that it will do so.  The reverse stock split is required by the terms of the merger agreement.

Withdrawal Rights	Holders may withdraw the eligible securities they have tendered at any time prior to 5:00 p.m. Salt Lake City time, on October 17, 2013. See “The Exchange Offer – Withdrawal Rights” on page 34.

No Recommendation
Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your eligible securities and we have not authorized any person to make any recommendation on our behalf.  You must make your own decision as to whether to tender all of your eligible securities.  Certain of our directors and executive officers hold eligible securities and are eligible to participate in the exchange offer.  The terms of the exchange offer are equally applicable to such directors and officers.  The exchange offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold eligible securities and are therefore disinterested with respect to the exchange offer.  We expect that all of our directors and officers who hold eligible securities will participate in the exchange offer.

You should rely only on the information contained in this prospectus or to which it or we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the exchange offer other than the information and representations contained in this prospectus or in the accompanying letters of transmittal.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Use of Proceeds	The Company will not receive any proceeds from the exchange offer.

Federal Income Tax Consequences
If you are a U.S. holder (as defined below under the heading “The Exchange Offer – Material United States Federal Income Tax Considerations”), the following will apply:
If you tender eligible warrants for shares of our common stock in the exchange offer, you will recognize ordinary income in an amount equal to the fair market value of any of such common stock treated as received as other than consideration for the eligible warrants.  Because the issue is highly factual, the Company is unable to determine what portion, if any, of the common stock will be deemed to be consideration for the U.S. holders’ eligible warrants and what portion, if any, will be deemed to be consideration for other value provided.

If you tender eligible notes for shares of our common stock in the exchange offer, your U.S. federal income taxes will generally be as follows: (i) the common stock received will be treated as interest to the extent of any accrued unpaid “qualified stated interest” on the eligible notes; (ii) to the extent the common stock received has a fair market value in excess of the accrued unpaid interest and is treated as received in exchange for the eligible notes (rather than as consideration for other value provided), you will recognize gain or loss equal to the difference, if any, between the fair market value of such common stock and your adjusted tax basis in the eligible notes, which gain or loss will generally be treated as capital gain or loss, and as long-term capital gain or loss if you have held the eligible notes for more than a year at the time of the exchange; and (iii) to the extent the common stock received with a fair market value in excess of any accrued and unpaid interest is treated as consideration other than for the eligible notes, you will recognize ordinary income in an amount equal to the fair market value of such common stock.  Because the issue is highly factual, the Company is unable to determine what portion, if any, of the common stock will be deemed to be consideration for the U.S. holders’ eligible notes and what portion, if any, will be deemed to be consideration for other value provided.

The fair market value of the common stock will generally be determined as the average of the highest and lowest quoted prices of our common stock on the OTC Bulletin Board on the date of the exchange or, if no sales are reported on that date, as the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of the exchange, weighting the average inversely by the respective number of trading days between the selling dates and the date of the exchange.

For a more detailed discussion of tax matters, see “The Exchange Offer – Material United States Federal Income Tax Considerations” beginning on page 35. ALL HOLDERS OF ELIGIBLE SECURITIES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

Accounting Treatment
An extinguishment of liability will result from those eligible warrants exchanged for common stock in the exchange offer that have been accounted for as derivatives.  As such, a gain or loss will be recognized to the extent that the value of the shares exchanged is different than the value of the liability recorded at the time of the exchange.  For eligible warrants exchange for common stock in the exchange offer that were not accounted for as derivatives, no gain or loss will be recognized and the value of the shares exchanged will be recorded to common stock as additional paid in capital.

For eligible options exchanged for common stock in the exchange offer, no gain or loss will be recognized and the value of the shares exchanged will be recorded to common stock and additional paid in capital.

An extinguishment of liability will result from eligible notes exchanged for common stock in the exchange offer.  As such, a gain or loss will be recognized to the extent that the value of the shares exchanged is different than the value of the liability recorded at the time of the exchange.

Fees and Expenses	The Company will pay all fees and expense it incurs in connection with the exchange offer. See “The Exchange Offer – Fees and Expenses” on page 35.

Regulatory Approvals
We are not aware of any material regulatory approvals necessary to complete this offer.  However, we may not complete this exchange offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC.

Rights of Non-Tendering Holders	If you do not exchange your eligible securities for shares of our common stock in the exchange offer, you will continue to hold your eligible securities, subject to their terms.

The Merger
The exchange offer is being made in connection with the proposed merger.  In the merger, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast.  The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast that are not eligible warrants.  The exchange offer will close immediately prior to the consummation of the merger.  For a more complete description of the merger, please see the section entitled “The Merger and Related Matters” on page 44 of this prospectus.

Because the merger will result in material changes to our capitalization, business and financial condition, this prospectus includes information about the merger, Broadcast and AllDigital and the combined company following the merger in which you will own stock if you participate in the exchange offer. See “The Merger and Related Matters” on page 44, “Unaudited Pro Forma Combined Financial Statements” on page 81, “Security Ownership” on page 88, “Business – Broadcast” on page 90, Management’s Discussion and Analysis of Financial Results of Operations – Broadcast” on page 96, “Business – AllDigital” on page 109, “Management’s Discussion and Analysis of Financial Results of Operations – AllDigital” on page 119, “Management” on page 124 and the financial statements included in this prospectus.

Questions
We cannot and will not provide you any advice regarding your decision whether to tender your eligible securities.  Any questions concerning this exchange offer or any other document accompanying or referred to in this prospectus, or to request additional copies of any such documents, may be directed to the Company at Broadcast International, Inc., Attn: James E. Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772, or by telephone at (801) 562-2252.  See also “Where You Can Find More Information” on page 1.

Risk Factors	For certain risks you should consider in evaluating this exchange offer, see “Risk Factors” beginning on page 11.

MARKET PRICE AND DIVIDEND INFORMATION

Broadcast common stock and AllDigital common stock are traded on the OTC Bulletin Board under the symbols “BCST” and “ADGL,” respectively. The following tables present, for the periods indicated, the high and low bid quotations for Broadcast common stock (as adjusted for stock splits of Broadcast common stock) and AllDigital common stock, in each case, as reported by the OTC Bulletin Board.  Such prices represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions. Neither Broadcast nor AllDigital has ever declared or paid any cash dividend on shares of their common stock and both have fiscal years ending on December 31.

Broadcast Common Stock

	High Bid	Low Bid
Year ending December 31, 2011
First Quarter	$1.27	$0.73
Second Quarter	0.84	0.51
Third Quarter	0.58	0.23
Fourth Quarter	0.47	0.13

Year ending December 31, 2012
First Quarter	$0.67	$0.31
Second Quarter	0.50	0.18
Third Quarter	0.25	0.10
Fourth Quarter	0.20	0.05

Year ending December 31, 2013
First Quarter	$0.16	$0.06
Second Quarter	0.12	0.03
Third Quarter (through August 15, 2013)	0.10	0.06

AllDigital Common Stock
	High Bid	Low Bid
Year ending December 31, 2011
First Quarter*	N/A	N/A
Second Quarter*	N/A	N/A
Third Quarter	$5.50	$1.01
Fourth Quarter	3.255	3.255

Year ending December 31, 2012
First Quarter*	$3.255	$1.01
Second Quarter	1.01	0.51
Third Quarter	1.01	1.01
Fourth Quarter	1.00	0.85

Year ending December 31, 2013
First Quarter	$1.01	$0.18
Second Quarter	0.17	0.11
Third Quarter (through August 15, 2013)	0.13	0.10

* To AllDigital’s knowledge, there was no trading in AllDigital’s common stock for periods prior to the quarter ended September 30, 2011.

As of August 15, 2013, Broadcast had 110,233,225 shares of common stock issued and outstanding, and approximately 1,200 stockholders of record, and AllDigital had 25,444,728 shares of common stock issued and outstanding and approximately 120 stockholders of record.

There is no established trading market for the eligible warrants, eligible notes or eligible options.  As of August 15, 2013, there were outstanding eligible warrants to purchase 39,243,956 shares of Broadcast common stock held by 144 holders of record, eligible notes in an aggregate principal amount of $5,245,000 and convertible into 20,900,000 shares of Broadcast common stock held by 15 holders of record and eligible options to purchase 1,422,033 shares of Broadcast common stock held by 31 holders of record.

Following the consummation of the exchange offer and the merger, Broadcast common stock will continue to trade on the OTC Bulletin Board, and there will be no further market for AllDigital common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believes,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predicts,” “project,” “should,” “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to: (i) statements about the benefits of completing the exchange offer, (ii) statements about the benefits of the merger involving Broadcast and AllDigital, including potential synergies and cost savings and the timing thereof; (iii) future financial and operating results following the merger; (iv) the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; (v) the competitive position and opportunities for the combined company; (vi) the impact on the merger on the market for the combined company’s products; (vii) the non-GAAP operating income and integration costs of the combined company; and (viii) the timing of the completion of the exchange offer and the merger. Such forward-looking statements are based upon the current beliefs and expectations of Broadcast’s and AllDigital’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Broadcast and AllDigital. Actual results may differ materially from the results anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the failure of the exchange offer to close for any reason, (ii) the failure of the merger to close for any reason, including as a result of Broadcast’s failure to meet certain closing conditions as a result of insufficient participation in the exchange offer; (iii) the competitive position and opportunities for the combined company; (iv) general business and economic conditions; (v) the performance of financial markets; (vi) risks relating to the consummation of the contemplated merger, including the risk that required stockholder approval and regulatory agencies might not be obtained in a timely manner or at all or that other closing conditions are not satisfied; (vii) the impact on the merger on the markets for the combined company’s media broadcasting solutions; (viii) the failure of the combined company to realize synergies and cost-savings from the transaction or delay in realization thereof; (ix) the businesses or employees of Broadcast and AllDigital not being combined and integrated successfully, or such combination taking longer or being more difficult, time-consuming or costly to accomplish than expected; (x) operating costs and business disruption following the merger, including adverse effects on employee retention and business relationships with third parties; (xi) the future performance of the combined company following the closing of the merger; (xii) the combined company’s ability to maintain gross margins; (xiii) effects of fluctuating product mix on results; (xiv) the combined company’s ability to timely develop and commercialize new products; (xv) the combined company’s ability to respond to evolving technologies and customer requirements; (xvi) the combined company’s dependence on a limited number of customers for a significant percentage of its projected revenues; (xvii) the combined company’s ability to effectively compete with companies that have greater name recognition, broader customer relationships and substantially greater financial, technical and marketing resources; (xviii) increased costs related to downsizing and compliance with regulatory requirements in connection with such downsizing, competition and pricing pressure; (xix) the combined company’s potential lack of availability of credit or opportunity for equity based financing; (xx) the combined company’s risks associated with international operations; (xxi) the combined company’s outcome of tax audits or similar proceedings; and (xxii) the outcome of pending litigation against Broadcast or AllDigital. Additional factors that can cause the results to materially differ than those described in the forward-looking statements are described in the section “Risk Factors” beginning on page 11.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. All forward-looking statements are qualified in their entirety by this cautionary statement. Broadcast assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Information,” you should carefully consider the following risks before deciding whether to vote for the proposals relating to the merger. In addition, you should read and consider the risks associated with each of the businesses of Broadcast and AllDigital because these risks will also affect the combined company. You should also read and consider the other information in this prospectus and the other documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” on page 1.

Risks Relating to the Exchange Offer

If the procedures for tendering your eligible securities in this exchange offer are not followed, you may not receive shares of Broadcast common stock.

Broadcast will issue shares of its common stock in exchange for your eligible securities only if you tender your eligible securities and deliver a property completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer.  You should allow sufficient time to ensure timely deliver of the necessary documents.  Broadcast is under no duty to give notifications of defects or irregularities with respect to the tenders of eligible securities for exchange.

The exchange offer may be cancelled or delayed.

Broadcast is not obligated to complete the exchange offer under certain circumstances.  See “The Exchange Offer – Conditions of the Exchange Offer.”  If you validly tender eligible securities by properly executing the appropriate letter of transmittal and any other necessary documents prior to the expiration date, you may validly withdraw your tendered eligible securities prior to the expiration date.  If any of the conditions of the exchange offer are not met as of the expiration date, in our sole and absolute discretion, Broadcast has the right to terminate the exchange offer.  Even if the exchange offer is completed, it may not be completed exactly on the schedule described in this prospectus.  Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their Broadcast common stock.

An exchange of eligible securities for Broadcast common stock generally will constitute a taxable exchange.

In general, an exchange of eligible securities for shares of Broadcast common stock will constitute a fully taxable exchange.  You are argued to consult your own tax advisors regarding the federal, state, local and foreign tax consequences of an exchange of eligible securities for shares of Broadcast common stock pursuant to the exchange offer.

Holders of eligible securities and holders of Broadcast common stock are generally subject to the risks relating to the merger and to the business of Broadcast and AllDigital which will continue to be the risks of the combined company following the merger.

Whether you continue to hold your eligible securities or you exchange them for shares of Broadcast common stock, your interest in Broadcast will be subject to risks relating to the merger and risks relating to the business of Broadcast and AllDigital which will continue to be risks relating to the combined company following the merger.  Accordingly, you should carefully review the risks set forth under “Risk Factors – Risks Relating to the Merger,” “Risk Factors – Risks Related to Broadcast’s Business” and “Risk Factors – Risks Related to AllDigital’s Business” below

Risks Relating to the Merger

The combined company may not achieve strategic objectives, anticipated synergies and other potential benefits of the merger.

Both companies expect to realize strategic, financial and operating benefits as a result of the merger, including, among others, significant cost savings synergies. However, neither company can predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent the combined company from realizing these benefits:

•
the inability of the combined company to consolidate and rationalize product lines, supply chains, administrative functions, sales and marketing teams and/or research and development efforts to the degree, or within the time period, expected;

•	the inability of the combined company to increase sales;

•
competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would enhance their ability to compete against the combined company;

•	the failure of key markets for the combined company’s products to develop to the extent or as rapidly as currently expected;

•	the impact of the economic and financial downturn and the extent to which the economic conditions and disruptions in the credit and financial markets improve or ameliorate, if at all;

•
changes in technology that increase the number of competitors that the combined company faces after the merger or require the combined company to make significant capital expenditures to develop competitive products;

•	unfavorable reaction to the merger by the combined company’s customers and suppliers; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the merger could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Broadcast and AllDigital may not successfully integrate their businesses.

Achieving the potential benefits of the merger will depend in substantial part on the successful integration of the two companies’ technologies, operations and personnel. Broadcast and AllDigital will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges involved in this integration include:

•
demonstrating to the customers of Broadcast and AllDigital that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business easily with the combined company;

•	consolidating and rationalizing corporate information technology, engineering and administrative infrastructures;

•	integrating product offerings;

•	coordinating or combining sales and marketing efforts to effectively communicate the capabilities of the combined company;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost; and

•	preserving important relationships of both Broadcast and AllDigital and resolving potential conflicts that may arise.

The integration of Broadcast and AllDigital will be a complex, time consuming and expensive process. It is not certain that Broadcast and AllDigital can be successfully integrated in a timely manner or at all. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of the combined company and could result in the combined company not achieving the anticipated potential benefits of the merger.

Integrating the companies may divert management’s attention away from the combined company’s operations.

Successful integration of Broadcast’s and AllDigital’s operations, products and personnel may place a significant burden on the combined company’s management and its internal resources following the completion of the merger. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition, operating results and ability to evaluate and take strategic actions.

Broadcast expects to incur significant costs integrating the companies into a single business, and if such integration is not successful Broadcast may not realize the expected benefits of the merger.

Broadcast expects to incur significant costs integrating AllDigital’s operations, products and personnel following consummation of the merger. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining research and development teams and processes;

•	reorganization or closures of redundant or excess facilities; and

•	relocation or disposition of excess equipment.

In addition, Broadcast expects to incur significant costs in connection with the merger. Broadcast does not know whether it will be successful in these integration efforts or in consummating the merger. In addition, Broadcast may incur restructuring costs in connection with the merger that exceed the current expectations. Finally, the board of directors and employees of the combined entity will consist of individuals from both Broadcast and AllDigital, and the new members of the board of directors and employees of the combined entity, which have had limited exposure to each other, may not be able to work together effectively, which also could have an adverse effect on the business of the combined entity.

If the combined company fails to retain key employees, the benefits of the merger could be diminished.

The successful combination of Broadcast and AllDigital will depend in part on the retention of key personnel. There can be no assurance that the combined company will be able to retain Broadcast’s and/or AllDigital’s key management, technical, sales and customer support personnel. If the combined company fails to retain such key employees, it may not realize the anticipated benefits of the merger.

The sales of Broadcast and/or AllDigital could decline if customer relationships are disrupted by the merger.

Broadcast’s and AllDigital’s customers may not continue their current buying patterns during the pendency of, and following, the merger. Any significant delay or reduction in orders for Broadcast’s or AllDigital’s products and services could harm the combined company’s business, financial condition and results of operations. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of Broadcast’s and AllDigital’s products and the combined company’s future product strategy, or consider purchasing products of competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing AllDigital’s and/or Broadcast’s products. In addition, by increasing the breadth of Broadcast’s and AllDigital’s business, the merger may make it more difficult for the combined company to enter into relationships, including customer relationships, with strategic partners, some of whom may view the combined company as a more direct competitor than either Broadcast or AllDigital as an independent company.

Because AllDigital stockholders will receive a formula-determined number of shares of Broadcast common stock in the merger, rather than a fixed value or formula-determined value, if the market price of Broadcast common stock declines, AllDigital stockholders will receive consideration in the merger of lesser value.

Upon the consummation of the merger, each AllDigital share will be converted into the right to receive its pro rata portion of 58% of the fully-diluted common stock of Broadcast. The number of shares of Broadcast share allocable to a single share of AllDigital common stock is referred to as the “exchange ratio” in this prospectus.  The exchange ratio will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving a number of shares of Broadcast common stock in the merger that will represent 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).  The exchange ratio is based on the number of shares of Broadcast common stock outstanding immediately prior to the effective time of the merger, so the number of shares that AllDigital stockholders will receive in the merger will not change as a result of fluctuations in the market price of Broadcast or AllDigital common stock. In recent years, the stock market in general, and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Broadcast common stock. The market price of Broadcast common stock upon and after the consummation of the merger could be lower than the market price on the date of the merger agreement or the current market price. Conversely, the price of AllDigital common stock may be higher. AllDigital stockholders should obtain recent market quotations of Broadcast common stock before they vote on the merger.

The ownership and voting interests of Broadcast stockholders will be diluted as a result of the issuance of shares of Broadcast common stock to the security holders of AllDigital in the merger, to participants in the exchange offer, to non-Broadcast stockholders of IDI in the subsidiary merger and to Broadcast’s financial advisor in connection with the merger.

After the merger, stockholders of AllDigital who receive Broadcast common stock in the merger are expected to represent approximately 58% of the outstanding Broadcast common stock (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast) immediately following the consummation of the merger.  After the merger, stockholders of Broadcast immediately prior to the effective time are expected to own approximately 42% of the aggregate number of outstanding shares of the common stock of the combined company (assuming the exercise or conversion of warrants, options and other derivative securities except for 2,430,980 warrants of Broadcast).  In addition, prior to the consummation of the merger, Broadcast expects to issue approximately 224,213,719 shares of its common stock in the exchange offer, which shares would represent approximately 63% of Broadcast’s issued and outstanding common stock (assuming the exercise or conversion of warrants, options and other derivative securities except for 2,430,980 warrants of Broadcast) immediately following the closing of the exchange offer and immediately prior to the consummation of the merger. Broadcast expects to issue approximately 219,712 shares of its common stock in a subsidiary merger (the “subsidiary merger”) between Broadcast and its 94% owned subsidiary, Interact Devices, Inc. (“IDI”), which is expected to close shortly before the consummation of the merger. Holders of Broadcast common stock as of the record date will be diluted first by the issuance of Broadcast common stock to participants in the exchange offer and to non-Broadcast stockholders of IDI in the subsidiary merger, and then by the issuance of Broadcast common stock in the merger.  In addition, if the merger is consummated, Broadcast will issue approximately 7,214,883 shares of its common stock in payment of fees payable upon consummation of the merger to its financial advisor.

Certain governmental authorities may refuse to grant required qualifications or waivers under state securities laws, which refusal could cause the delay or abandonment of the merger and the failure of a closing condition of the merger.

Qualification or exemption from qualification of this registration statement in states in which stockholders of AllDigital holding at least 99% of the outstanding shares of AllDigital common stock have an address of record is a condition of the closing of the merger.  While Broadcast and AllDigital plan to aggressively pursue such qualification or exemption from qualification in all such states, Broadcast and AllDigital cannot assure you that such qualification or exemption will be obtained.  Failure to obtain all required approvals or waivers could result in the delay or abandonment of the merger and the failure of a condition of the closing of the merger.

AllDigital’s directors and executive officers have interests that differ from, or are in addition to, those of other Broadcast and AllDigital stockholders and that may have influenced them to support and approve the merger.

AllDigital’s directors and executive officers have certain interests in the merger that differ from, or are in addition to, the interests of other AllDigital stockholders. As a result, AllDigital directors and officers could be more likely to vote for the proposal to approve the merger and the merger agreement than if they did not have these interests. The AllDigital board of directors was aware of these interests at the time it approved the merger and the transactions contemplated by the merger agreement. AllDigital stockholders should review the sections titled “The Merger — Interests of AllDigital’s Executive Officers and Directors in the Merger” beginning on page 56 for a more complete description of these arrangements.

The merger agreement contains provisions that limit AllDigital’s and Broadcast’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of either company from making an alternative transaction proposal and, in certain circumstances, could require AllDigital or Broadcast to pay the other a termination fee of $100,000 and shares representing 4% of their respective fully diluted capitalization.

Under the merger agreement, AllDigital and Broadcast are restricted, subject to limited exceptions, from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in the section titled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” beginning on page 66), AllDigital and Broadcast are restricted from initiating, seeking, soliciting or knowingly encouraging or facilitating any inquiry, proposal or offer for a competing acquisition proposal with any person. Furthermore, AllDigital and Broadcast are restricted from participating or engaging in discussions or negotiations, or disclosing any non-public information to any person that has made a proposal with respect to either company, subject to certain exceptions, which are discussed in more detail in the section titled “Exception to the Limitation on the Negotiation and Discussion by AllDigital or Broadcast of Other Acquisition Proposals”). Additionally, under the merger agreement, in the event of a potential change of recommendation by the Broadcast board of directors or the AllDigital board of directors with respect to the merger-related proposals, the company changing its recommendation must provide the other with five business days prior notice and, if requested, negotiate in good faith an adjustment to the terms and conditions of the merger agreement prior to changing its recommendation. AllDigital and Broadcast may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including material compliance with the non-solicitation provisions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of AllDigital or Broadcast from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. As a result of these restrictions, neither AllDigital nor Broadcast may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other.

Under the merger agreement, AllDigital or Broadcast may be required to pay to the other a termination fee of $100,000 and issue to the other shares of common stock representing 4% of their respective fully diluted capitalization. Should the merger agreement be terminated in circumstances in which such termination fee or expense reimbursement is payable, the payment of this fee by Broadcast or AllDigital could have adverse consequences to the financial results of the company making such payment.

The unaudited pro forma combined financial information and prospective financial information included in this prospectus is presented for illustrative purposes only and may not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and may not represent the actual financial position or results of operations of AllDigital or Broadcast prior to the merger or that of the combined company following the merger for several reasons.  The actual financial positions and results of operations of AllDigital or Broadcast prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this prospectus may not prove to be accurate and may be affected by other factors. Actual financial results following the merger will differ, and may differ materially, from the results suggested by the pro forma combined financial information.

The proposed merger may not be consummated because of the failure of one of the parties to satisfy closing conditions.

The merger may not close because of a failure of one or more of the parties to satisfy closing conditions.  It is possible that any of the conditions will not be satisfied and, as a result, the parties will not close.  Conditions that the parties believe present particular risks include the following:

•	the shareholders of both parties must vote upon, and approve the merger agreement and the merger;

•
the number of shares of AllDigital’s common stock dissenting from the merger must be less than 1.5% of its outstanding common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock;

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger must be equal to or greater than $0, which will require the raising of additional capital by Broadcast;

•	the shareholders of Broadcast must approve the reverse stock split;

•	Broadcast must eliminate all indebtedness, other than indebtedness that converts to equity upon closing of the merger;

•	the number of securities convertible into Broadcast common stock, with certain exceptions, must be reduced to 2 million shares or less;

•	Broadcast’s monthly net cash flow for the preceding 30 days must be equal to or greater than negative $10,000;

•
Broadcast must have secured subscriptions or commitments for the purchase of the combined company’s common stock of no less than the difference between $1.5 million and the principal amount of the combined convertible notes and no more than $3.5 million on terms and with investors acceptable to AllDigital; and

•
no one but Broadcast shall have any ownership interest in any intellectual property or intellectual property rights at any time owned or supplied by Broadcast, as determined by AllDigital in its reasonable discretion..

If all of the conditions to closing are not satisfied, or waived by the other party to the merger agreement, the merger will not close.  If it does not close, neither party will receive expected benefits from the merger despite having incurred significant costs related to the merger.

The ownership and voting interests of each party’s respective stockholders will be diluted as a result of the merger.

In the merger, AllDigital’s stockholders will receive a number of shares of Broadcast common stock representing 58% of the outstanding common stock of Broadcast (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast) immediately following the consummation of the merger.  After the merger, stockholders of Broadcast immediately prior to the effective time are expected to own approximately 42% of the aggregate number of outstanding shares of the common stock of the combined company (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).   Each party’s respective shareholders will own a significantly smaller percentage than they owned in their respective company prior to the merger.  The combined company will also likely be required to raise capital in order to finance operations following the closing of the merger, which will likely result in additional dilution to stockholders.

Risks Related to Broadcast’s Business

The following risks and uncertainties pertain to Broadcast and its business as constituted prior to the consummation of the merger.  If the merger is consummated the following risks and uncertainties will; however, also become risks and uncertainties applicable to the combined company.

If Broadcast does not successfully commercialize its CodecSys technology, Broadcast may never achieve profitability, retire its convertible debt or be able to raise future capital.

It is imperative that Broadcast successfully commercialize its CodecSys technology.  Broadcast continues to develop this technology for a variety of applications.  Broadcast has never been involved in a development project of the size and breadth that is involved with CodecSys and none of its management has ever been involved with a software development project.  Management may lack the expertise and Broadcast may not have the financial resources needed for successful development of this technology.  Furthermore, commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future, although Broadcast has spent considerably more than that in past years.  This estimate will increase or decrease depending on specific opportunities and available funding.  If Broadcast is unsuccessful in its CodecSys development and commercialization efforts, it is highly doubtful Broadcast will achieve profitable operations, retire its existing convertible indebtedness or be able to raise additional funding in the future.

Broadcast needs additional capital.  If additional capital is required but is not available, Broadcast may have to curtail or cease operations.

In the foreseeable future, Broadcast will need to obtain additional financing to continue operations.  Broadcast believes external funding may be difficult to obtain, particularly given the prevailing financial market conditions.  If sufficient capital is not available to Broadcast, it will be required to pursue one or a combination of the following remedies:  significantly reduce development, commercialization or other operating expenses; sell part or all of its assets; or terminate operations.  The existing turbulence and illiquidity in the credit and financial markets are continuing challenges that have generally made potential funding sources more difficult to access, less reliable and more expensive.  These market conditions have made the management of Broadcast’s liquidity significantly more challenging.  A further deterioration in the credit and financial markets or a prolonged period without improvement could adversely affect Broadcast’s ability to raise additional capital.

Broadcast has sustained and may continue to sustain substantial losses.

Broadcast has sustained operating losses in each of the last seven years.  Through June 30, 2013, Broadcast’s accumulated deficit was $111,929,813.  Broadcast continues to sustain operating losses on a quarterly and annual basis and the combined company will likely continue to do so following consummation of the merger.

Broadcast’s success depends on adoption of its CodecSys technology by OEMs and end-users.

The success of Broadcast’s CodecSys technology depends on the adoption of this technology by original equipment manufacturers, or OEMs, like IBM, Fujitsu and HP, as well as end-users.  The OEM qualification and adoption process is complex, time-consuming and unpredictable.  Furthermore, OEMs may elect to maintain their relationships with incumbent technology providers, even when presented with technology that may be superior to the incumbent technology.  Significant delays in the development or OEM adoption of CodecSys will adversely affect Broadcast’s results of operations, financial condition and prospects.

Broadcast’s continued losses may impact its relationships with OEMs and customers.

Broadcast’s continued losses may impact its relationships with existing and potential OEMs and customers.  OEMs may be reluctant to partner with Broadcast or present its technology in conjunction with their product offerings if they believe Broadcast’s financial condition is marginal or in jeopardy.  OEMs and prospective customers may delay adoption of Broadcast’s CodecSys technology and other products if they believe Broadcast is not financially sound enough to support its technology or other product offerings.

Adverse economic or other market conditions could reduce the purchase of Broadcast’s services by existing and prospective customers, which would harm its business.

Broadcast’s business is impacted from time to time by changes in general economic, business and international conditions and other similar factors.  Adverse economic or other market conditions negatively affect the business spending of existing and prospective customers.  Broadcast’s services are often viewed as discretionary and may be deferred or eliminated in times of limited business spending, thereby harming its business.

The recent recession and market turmoil present considerable risks and challenges.  These risks and challenges have reached unprecedented levels and have significantly diminished overall confidence in the national economy, upon which Broadcast is dependent.  Such factors could have an adverse impact on Broadcast’s business and prospects in ways that are not predictable or that it may fail to anticipate.

Broadcast’s systems of internal operational and financial controls may not be effective.

Broadcast establishes and maintains systems of internal operational and financial controls that provide it with critical information.  These systems are not foolproof, and are subject to various inherent limitations, including cost, judgments used in decision-making, assumptions about the likelihood of future events, the soundness of Broadcast’s systems, the possibility of human error, and the risk of fraud.  Moreover, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions and the risk that the degree of compliance with policies or procedures may deteriorate over time.  Because of these limitations, any system of internal controls or procedures may not be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management.  Broadcast has previously experienced significant deficiencies in its required disclosure controls and procedures regarding the updating of certain accounting pronouncements and the reporting of current information required to be filed with the SEC.  Broadcast also experienced a significant deficiency and a material weakness in its required disclosure controls and procedures regarding its accounting entries and financial statements, which resulted in the restatement of one accounting period.  Any future deficiency, weakness, malfunction or inadequacy related to internal operational or financial control systems or procedures could produce inaccurate and unreliable information that may harm Broadcast’s business.

Broadcast may be unable to respond adequately to rapid changes in technology.

The markets for private communication networks and video encoder systems are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions.  The introduction of new technology and products and the emergence of new industry standards not only impacts Broadcast’s ability to compete, but could also render its products, services and CodecSys technology uncompetitive or obsolete.  If Broadcast is unable to adequately respond to changes in technology and standards, it will not be able to serve its clients effectively.  Moreover, the cost to modify Broadcast’s services, products or infrastructure in order to adapt to these changes could be substantial and it may not have the financial resources to fund these expenses.

Broadcast faces intense competition that could harm its business.

The communications industry is extremely competitive.  Broadcast competes with numerous competitors who are much larger than Broadcast and have greater financial and other resources.  In the satellite network and services segment, including digital signage, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, Hughes and others.  Broadcast’s competitors have established distribution channels and significant marketing and sales resources.  Competition results in reduced operating margins for Broadcast’s business and may cause it to lose clients and/or prevent it from gaining new clients critical for its success.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise network market and small business streaming media market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have established customer bases with industry standard technology, which Broadcast must overcome to be successful.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, which utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  All are larger and have greater financial resources than Broadcast.  Cisco/Erickson and Harmonic are two of the largest suppliers of high end video encoders to the broadcast industry and are the incumbent suppliers to many of the customers to which Broadcast is selling.

If Broadcast fails to hire additional specialized personnel or retain its key personnel in the future, it will not have the ability to successfully commercialize its technology or manage its business.

Broadcast needs to hire additional specialized personnel to successfully commercialize its CodecSys technology.  If Broadcast is unable to hire or retain qualified software engineers and project managers, its ability to complete further development and commercialization efforts will be significantly impaired.

Broadcast’s revenue is dependent upon the sales efforts of others.

Broadcast is dependent upon the sales and marketing efforts of IBM, HP, Fujitsu and other third-party businesses in order to derive licensing revenue from its CodecSys technology.  Such businesses have suspended, or may suspend, sales efforts which would adversely affect Broadcast’s potential licensing fees.  Broadcast is not able to control the sales and marketing efforts of these third parties.  Limited revenues from Broadcast’s historical sources make it even more dependent upon the sales efforts of others.  Given the current recession and market developments, third-party businesses may scale back on sales efforts which could significantly harm Broadcast’s business and prospects.

Broadcast relies heavily on a few significant customers and if it loses any of these significant customers, its business would be harmed.

A small number of customers account for a large percentage of Broadcast’s revenue.  Broadcast’s business model relies upon generating new sales to existing and new customers.  In September 2009 Broadcast secured a contract with a large national organization, which became its largest customer. Sales revenues from Broadcast’s largest customer accounted for approximately 86% and 87% of total revenues for the six months ended June 30, 2012 and the six months ended June 30, 2013, respectively.  Broadcast’s contract with this largest customer expired on May 31, 2013.   As a result of this termination, Broadcast’s revenues will decline substantially, which will harm its business, unless it can replace that customer with another similarly large customer or a combination of other customers.

There is significant uncertainty regarding Broadcast’s patent and proprietary technology protection.

Broadcast’s success is dependent upon its CodecSys technology and other intellectual property rights.  If Broadcast is unable to protect and enforce these intellectual property rights, competitors will have the ability to introduce competing products that are similar to those of Broadcast.  If this were to occur, Broadcast’s revenues, market share and operating results would suffer.  To date, Broadcast has relied primarily on a combination of patent, copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect its proprietary technology. Broadcast’s initial U.S. patent related to its CodecSys technology was granted by the PTO in August 2007 and four additional patents related to applications of the technology were subsequently issued by the PTO.  As of June 30, 2013, eleven foreign countries had issued Broadcast’s initial patent.  In addition, Broadcast has 20 pending U.S. and foreign patent applications.  If Broadcast fails to deter misappropriation of its proprietary information or if it is unable to detect unauthorized use of its proprietary information, then its revenues, market share and operating results will suffer.  The laws of some countries may not protect Broadcast’s intellectual property rights to the same extent as do the laws of the United States.  Furthermore, litigation may be necessary to enforce Broadcast’s intellectual property rights, to protect trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity.  This litigation could result in substantial costs and diversion of resources that would harm Broadcast’s business.

Broadcast’s products could infringe on the intellectual property rights of others, which may subject it to future litigation and cause financial harm to its business.

To date, Broadcast has not been notified that its services, products and technology infringe the proprietary rights of third parties, but there is the risk that third parties may claim infringement by Broadcast with respect to current or future operations.  Broadcast expects software developers will increasingly be subject to infringement claims as the number of products and competitors in the industry segment grows and the functionality of products in different industry segments overlaps.  Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays, or require Broadcast to enter into royalty or licensing agreements.  These royalty or licensing agreements, if required, may not be available on terms acceptable to Broadcast.  A successful claim against Broadcast of infringement and failure or inability to license the infringed or similar technology on favorable terms would harm its business.

Broadcast common stock is considered “penny stock” which may make selling the common stock difficult.

Broadcast common stock is considered to be a “penny stock” under the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended.  Under the rules, stock is considered “penny stock” if: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues at less than $6.0 million for the past three years.  The principal result or effect of being designated a “penny stock” is that, with certain exceptions, securities broker-dealers cannot recommend Broadcast’s stock but must trade it on an unsolicited basis.

Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.  Potential investors in Broadcast common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stocks.”  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult for holders of Broadcast common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Trading in Broadcast securities could be subject to extreme price fluctuations that could cause the value of your investment to decrease.

Broadcast’s stock price has fluctuated significantly in the past and could continue to do so in the future.  Broadcast’s stock is thinly-traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of Broadcast common stock also contributes to more volatile price fluctuations.  The market price of Broadcast common stock is also subject to extreme fluctuations because of the nature of the CodecSys technology and the potential for large-scale acceptance or rejection of Broadcast’s technology in the marketplace.  Given these fluctuations, an investment in Broadcast common stock could lose value.  A significant drop in Broadcast’s stock price could expose it to the risk of securities class action lawsuits.  Defending against such lawsuits could result in substantial costs and divert management’s attention and resources, thereby causing an investment in Broadcast’s stock to lose additional value.

Future sales of Broadcast’s common stock could cause its stock price to decrease.

Substantial sales of Broadcast common stock in the public market, or the perception by the market that such sales could occur, could lower Broadcast’s stock price.  As of June 30, 2013, Broadcast had 110,233,225 shares of common stock outstanding.  As of June 30, 2013, stock options, including options granted to Broadcast’s employees, and warrants to purchase an aggregate of 43,291,969 shares of Broadcast common stock were issued and outstanding, a substantial portion of which were fully exercisable.  As of June 30, 2013, notes convertible into 17,900,000 shares of Broadcast common stock were issued and outstanding.  As of June 30, 2013, Broadcast had granted restricted stock units to members of its board of directors and others, which may be settled at various time in the future by the issuance of 3,368,247 shares of common stock. On March 16, 2012, Broadcast completed an equity financing, in which it issued 27,800,000 shares of common stock and granted warrants to the investors to acquire an additional 13,900,000 shares.  In connection with the merger, Broadcast is required to engage in the exchange offer pursuant to which it expects to issue approximately 224,213,719 shares of Broadcast common stock in exchange for the termination and cancellation of most of its outstanding options and warrants (other than specified warrants) and all of its outstanding notes.  In addition, Broadcast expects to issue 219,712 shares of its common stock to non-Broadcast stockholders of IDI in the subsidiary merger.  Following the closing of the exchange offer and the subsidiary merger, Broadcast will issue to AllDigital stockholders in the merger additional shares of Broadcast common stock that will result in AllDigital stockholders owning 58% of Broadcast’s outstanding common stock immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).  Future sales of Broadcast common stock, or the availability of Broadcast common stock for sale, may cause the market price of Broadcast common stock to decline.

Any stock ownership interest may be substantially diluted by future issuances of securities.

Broadcast may issue shares of its common stock to holders of outstanding convertible notes, stock options and warrants.  The conversion of the convertible notes and the exercise of options and warrants into shares of Broadcast common stock will be dilutive to stockholders.  Broadcast also has offered and expect to continue to offer stock options to its employees and others, and as of June 30, 2013, Broadcast has approximately 4,290,578 shares of common stock available for future issuance under its 2004 long-term incentive stock option plan and 88,200 shares of common stock available for future issuance under its 2008 equity incentive plan.  Although Broadcast anticipates terminating its 2004 long-term incentive stock option plan and 2008 equity incentive plan in connection with the merger, such that no future grants may be made thereunder, Broadcast will assume the AllDigital stock plan in the merger and expect to grant options and other equity awards under that plan in the future.  Broadcast estimates that the shares available for issuance under the AllDigital stock plan immediately following the merger will represent approximately 20.6% of its fully diluted capitalization at that time. In anticipation of the merger and pursuant to the terms of the merger agreement, Broadcast will engage in the exchange offer pursuant to which it expects to issue approximately 224,213,719 shares of Broadcast common stock in exchange for the termination and cancellation of most of its outstanding options and warrants (other than specified warrants) and all of its outstanding notes.  In addition, Broadcast expects to issue 219,712 shares of its common stock to non-Broadcast stockholders of IDI in the subsidiary merger.  Following the closing of the exchange offer and the subsidiary merger, Broadcast will issue to AllDigital stockholders in the merger additional shares of Broadcast common stock that will result in AllDigital stockholders owning 58% of Broadcast’s outstanding common stock immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast). To the extent that future stock options are granted and ultimately exercised, there will be further dilution to stockholders.

Broadcast has never paid dividends and does not anticipate paying any dividends on its common stock in the future, so any return on an investment in Broadcast common stock will depend on the market price of the stock.

Broadcast currently intends to retain any future earnings to finance its operations.  The terms and conditions of its convertible notes restrict and limit payments or distributions in respect of its common stock.  The return on any investment in Broadcast common stock will depend on the future market price of such common stock and not on any potential dividends.

Current and future legal proceedings against Broadcast could be costly and time consuming to defend.

Broadcast is from time to time subject to legal proceedings and claims that arise in the ordinary course of business, including claims brought by its customers in connection with commercial disputes, employment-based claims made by its current or former employees, administrative agencies, or government regulators. Litigation, enforcement actions, and other legal proceedings, regardless of their outcome, may result in substantial costs and may divert management’s attention and Broadcast’s resources, which may harm its business, overall financial condition and operating results. In addition, legal claims that have not yet been asserted against Broadcast may be asserted in the future.

Risks Related to AllDigital’s Business

The following risks and uncertainties pertain to AllDigital and its business as constituted prior to the consummation of the merger.  If the merger is consummated the following risks and uncertainties will; however, also become risks and uncertainties applicable to the combined company.

AllDigital is in an early stage of operations and may be unable to generate significant revenue in the future.

AllDigital’s operating subsidiary was incorporated in August 2009, has been operating for only a limited period of time and is in an early stage of operations.  AllDigital may be unable to expand revenue at the rate anticipated or at all. If AllDigital does not generate significant revenue in the future, or if costs of expansion and operation exceed revenues, AllDigital will not be profitable. AllDigital may be unable to execute its business plan, generate significant revenue or significant profits.

AllDigital has a limited operating history and cannot ensure the long-term successful operation of its business or the execution of its business plan.

AllDigital has a limited operating history, and its digital broadcasting solutions are an evolving business offering.  As a result, investors have no meaningful track record by which to evaluate AllDigital’s future performance. AllDigital’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets.  AllDigital may be unable to accomplish any of the following, which would materially impact the combined company’s ability to implement its anticipated business plan:

•	establishing and maintaining broad market acceptance of AllDigital products, technology, services, and platform, and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining adoption of AllDigital products, technology, services, and platform on a wide variety of Devices and Device platforms;

•
timely and successfully developing new products, technology, services, service and platform features, and increasing the functionality and features of our existing products, services, platform and technology;

•	developing products, technology, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

•	successfully responding to competition, including competition from emerging technologies and solutions;

•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of AllDigital products, technology, services, and platform; and

•	identifying, attracting and retaining talented technical services, engineering, and creative services staff at reasonable market compensation rates in the markets in which AllDigital has employees.

AllDigital’s business strategy may be unsuccessful and AllDigital may be unable to address the risks its faces in a cost-effective manner, if at all. If AllDigital is unable to successfully accomplish these tasks, its business will be harmed.

AllDigital will be unable to implement its business plan if it cannot raise sufficient capital and may be required to pay a high price for capital.

AllDigital had current assets of $1,075,769 and current liabilities of $1,464,890, for negative net working capital of $389,121, as of June 30, 2013.  If the merger is not consummated AllDigital will need to obtain, and if the merger is consummated the combined company will need to obtain, additional capital to implement its respective business plan and meet its respective financial obligations as they become due. AllDigital and/or the combined company may not be able to raise the additional capital needed or may be required to pay a high price for capital. Factors affecting the availability and price of capital may include the following:

•	the availability and cost of capital generally;

•	AllDigital’s and/or the combined company’s financial results;

•	the experience and reputation of the applicable management team;

•	market interest, or lack of interest, in AllDigital’s or the combined company’s respective industry and business plan, as applicable;

•	the status of development of AllDigital’s products and services, particularly products and services that can scale rapidly;

•	the trading volume of, and volatility in, the market for AllDigital’s or the combined company’s respective common stock, as applicable;

•	AllDigital’s or the combined company’s ongoing success, or failure, in executing its respective business plan;

•	the amount of AllDigital’s or the combined company’s respective capital needs; and

•	the amount of debt, options, warrants, and convertible securities outstanding.

AllDigital may be unable to meet its current or future obligations or to adequately exploit existing or future opportunities if it cannot raise sufficient capital.  Similarly, the combined company may be unable to meet its future anticipated obligations or to adequately exploit anticipated future opportunities if the combined company cannot raise sufficient capital following consummation of the merger.  If AllDigital or the combined company, as applicable, is unable to obtain capital for an extended period of time, AllDigital or the combined company, as applicable, may be forced to discontinue operations.

AllDigital is in the early stages of the full production version of its AllDigital Cloud platform in commercial operation.

AllDigital has only recently deployed the full production version of its AllDigital Cloud platform.  Accordingly, its AllDigital Cloud platform may not perform as expected and AllDigital may not be able to address some or all of the early stage production challenges that may occur.  Any failure to address early productions challenges would significantly harm AllDigital’s results of operations and financial condition.

Because of AllDigital’s early stage of operations and limited resources, AllDigital may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

AllDigital is in an early stage of operations and have limited resources. As a result, AllDigital may not have in place systems, processes and protections that many of its competitors have or that may be essential to protect against various risks. For example, AllDigital has in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, AllDigital is at risk that one or more adverse events in these and other areas may materially harm its business, balance sheet, revenues, expenses or prospects.

The platform architecture and data tracking technology underlying AllDigital’s services is complex and may contain unknown errors in design or implementation that could result in incorrect billings to AllDigital’s customers.

The platform architecture and data tracking technology underlying AllDigital’s Cloud platform, broadcasting network services, and cloud services software tools and back-end services is complex and includes software and code used to generate customer invoices. This software and code is either developed internally or licensed from third parties. Any of the system architecture, system administration, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to AllDigital’s tools and services are released. In addition, with respect to certain usage-based billing, the data used to bill the customer for usage is an estimate, based upon complex formulas or algorithms. AllDigital or the customer may subsequently believe that such formulas or algorithms overstate or understate actual usage. In any such case, a design or application error could cause overbilling or under-billing of AllDigital customers, which may:

•	adversely impact AllDigital’s relationship with those customers and others, possibly leading to a loss of affected and unaffected customers;

•	lead to billing disputes and related legal fees, and diversion of management resources;

•	increase AllDigital’s costs related to product development; and/or

•	adversely affect AllDigital’s revenues and expenses, either prospectively or retrospectively, potentially requiring restatement of financial statements.

AllDigital’s continued growth could be adversely affected by the loss of several key customers.

Through the six months ending June 30, 2013, AllDigital’s five largest billing relationships accounted for approximately 88 of its total billings. AllDigital’s agreements with many of these key customers and/or partners expire in any given year unless renewed by the customer and/or partner, are terminable at any time upon short-term notice, or are otherwise generally terminable during 2013. Decisions by one or more of these key customers and/or partners to not renew, terminate or substantially reduce their use of AllDigital products, technology, services, and platform could substantially slow AllDigital’s revenue growth and lead to a decline in revenue. AllDigital’s business plan (and consequently that of the combined company) assumes continued growth in revenue, and it is unlikely that AllDigital will become profitable without a continued increase in revenue.

AllDigital may incur substantial operating and net losses due to substantial expenditures.

Since AllDigital began operations in 2009, it has invested significant time and expense towards developing its products, technology and services in order to capitalize on current market opportunities. AllDigital intends to increase its operating expenses and capital expenditures in order to expand its market presence, and as a result, AllDigital may incur substantial operating and net losses in the foreseeable future, which would result in the combined company incurring substantial operating and net losses in the foreseeable future as well. There can be no assurance that AllDigital or the combined company will achieve or sustain profitability or positive cash flow from its or their combined operations, as applicable.

AllDigital’s resources may not be sufficient to manage its expected growth; failure to properly manage AllDigital’s potential growth would be detrimental to its business.

AllDigital may fail to adequately manage its anticipated future growth. Any growth in the operations of AllDigital and/or the combined company will place a significant strain on the administrative, financial and operational resources AllDigital and the combined company.  It will also increase demands on the management and operational and administrative systems, controls and other resources of AllDigital and the combined company.  AllDigital’s existing personnel, systems, procedures and controls will be inadequate to support both AllDigital’s and the combined company’s operations in the future. As part of any growth, both AllDigital and the combined company may have to implement new operational and financial systems, procedures and controls to expand, train and manage their respective employee bases and maintain close coordination among their respective technical, accounting, finance, marketing and sales staff.  Both AllDigital and the combine company may be unable to do this.

Because AllDigital’s technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm AllDigital’s business.

AllDigital’s technology, products, platform, and services are highly complex and are designed to operate in and across data centers, numerous large and complex networks, and other elements of the Digital Broadcasting Workflow that AllDigital does not own or control. From time to time, AllDigital has needed to correct errors and defects in its software. In the future, there may be additional errors and defects in AllDigital’s software that may adversely affect AllDigital’s services. AllDigital may not have in place adequate quality assurance procedures to ensure that AllDigital detects errors in its software in a timely manner. If AllDigital is unable to efficiently and cost-effectively fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, AllDigital could experience loss of revenues and market share, damage to AllDigital’s reputation, increased expenses and legal actions by its customers.

AllDigital may have insufficient transmission and server capacity, which could result in interruptions in AllDigital’s services and loss of revenues.

AllDigital’s operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. In addition, AllDigital’s distributed network must be sufficiently robust to handle all of its customers' web-traffic, particularly in the event of unexpected surges in high-definition video traffic. AllDigital may not be adequately prepared for unexpected increases in bandwidth demands by its customers. In addition, the bandwidth AllDigital contracted to purchase may become unavailable for a variety of reasons, including payment disputes or network providers going out of business. Any failure of these network providers to provide the capacity AllDigital requires, due to financial or other reasons, may result in a reduction in, or interruption of, service to AllDigital’s customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

AllDigital does not have sufficient capital to engage in material research and development, which may harm AllDigital’s long term growth.

In light of AllDigital’s limited capital, AllDigital has made no material investments in research and development over the past several years.  This may conserve capital in the short term.  In the long term, as a result of AllDigital’s failure to invest in research and development, its technology and product offerings may not keep pace with the market and AllDigital may lose any existing competitive advantage.  Over the long term, this may harm AllDigital’s revenues growth and its ability to become profitable.

The markets in which AllDigital operates are rapidly emerging, and AllDigital may be unable to compete successfully against existing or future competitors to its business.

The market in which AllDigital operates is becoming increasingly competitive.  AllDigital’s current competitors generally include operators within the digital media stack, who offer subcomponents of AllDigital’s digital broadcasting solutions (e.g., CDN providers, CMS companies, hosting, utility computing companies), or integrators and vertical solution providers who develop single implementations of content or digital media distribution, and related Digital Services, to a target Device platform. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior platform, and/or technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services offered by AllDigital.  If this occurs, AllDigital may be unable to grow as necessary to make its business profitable.

Whether or not AllDigital has superior products, many of these current and potential future competitors have a longer operating history in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than AllDigital.  Existing and potential competitors with an extended operating history, even if not directly related to AllDigital’s business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven. In addition, AllDigital’s existing and potential future competitors may be able to use their extensive resources:

•	to develop and deploy new products and services more quickly and effectively than AllDigital;

•	to develop, improve and expand their platforms and related infrastructures more quickly than AllDigital;

•	to reduce costs, particularly transport, storage and processing costs, because of discounts associated with large volume purchases;

•	to offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

•	to adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

•	to offer bundles of related services that AllDigital is unable to offer;

•	to take advantage of acquisition and other opportunities more readily; and

•	to devote greater resources to the marketing and sales of their products, technology, platform, and services.

If AllDigital is unable to compete effectively in its various markets, or if competitive pressures place downward pressure on the prices at which AllDigital offers its products and services, AllDigital’s business, financial condition and results of operations may suffer.

AllDigital networks handle personal data, and AllDigital may be subject to liability for any loss of such data.

As part of AllDigital’s product offering, it facilitates the billing by its customers of their end customers, including end customers that may purchase products using credit cards or otherwise provide personal financial and other information over AllDigital’s network.  Unauthorized access to AllDigital’s platform and underlying infrastructure, including certain servers for example, may jeopardize the security of the personal information stored in AllDigital’s computer systems and AllDigital’s customers' computer systems.  If this occurs, AllDigital may be liable to its customers, and AllDigital may lose customers or future customers, as a result of the reputational harm associated with such a breach.

AllDigital’s business operations are susceptible to interruptions caused by events beyond its control.

AllDigital’s business operations are susceptible to interruptions caused by events beyond its control.  AllDigital is vulnerable to the following potential problems, among others:

•
AllDigital’s platform, technology, products, and services and underlying infrastructure, or that of its key suppliers, may be damaged or destroyed by events beyond its control, such as fires, earthquakes, floods, power outages or telecommunications failures. AllDigital’s operations are particularly susceptible to interruption from any of the foregoing because many of AllDigital’s servers and much of AllDigital’s infrastructure is located in Southern California, which is prone to the occurrence of the foregoing events.

•	AllDigital and its customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees.

•
AllDigital may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to AllDigital’s customers.

•
Failure of AllDigital’s systems or those of its suppliers may disrupt service to AllDigital’s customers (and from its customers to their customers), which could materially impact AllDigital’s operations (and the operations of its customers), adversely affect AllDigital’s relationships with its customers and lead to lawsuits and contingent liability.

The occurrence of any of the foregoing could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on AllDigital’s business, financial condition and results of operations.

AllDigital’s governance documents limit the liability of its officers and directors and require AllDigital to indemnify them under many circumstances.

AllDigital’s articles of incorporation and bylaws have provisions designed to limit liability of its officers and directors to the Company and its shareholders with respect to any errors of judgment committed by its officers and directors.  This likely will limit the recourse that the shareholders might otherwise have against AllDigital’s management in the event of its mismanagement of AllDigital. Corporate documents require that AllDigital indemnify its officers and directors to the maximum extent permitted by law.  Although AllDigital has officers and directors’ liability insurance, a successful claim for such indemnification which is not covered under such insurance would deplete AllDigital’s assets by the amount paid and would harm AllDigital’s financial condition.

If the protection of AllDigital’s intellectual property is inadequate, AllDigital’s competitors may gain access to AllDigital’s technology, and its business may suffer.

AllDigital depends on its ability to develop and maintain certain proprietary aspects of its products and services. To protect these proprietary products and services, AllDigital relies primarily on a combination of contractual provisions, confidentiality procedures, trade secrets and common law copyright and trademark principles. Adequate protection of our intellectual property is subject to the following risks:

•
AllDigital has not applied for a copyright registration or patents with respect to its proprietary rights, and, as a result, AllDigital may have limited legal recourse against others who use its technology or similar technology.

•
AllDigital’s claims of proprietary ownership (and related common law copyright assertions) may be challenged or otherwise fail to provide AllDigital with the ability to prevent others from copying its technology.

•	AllDigital’s existing trademarks or any future trademarks may be canceled or otherwise fail to provide meaningful protection.

•
Counterparties to nondisclosure agreements disclose or use AllDigital’s intellectual property in breach of governing agreements, and AllDigital’s ability to prevent or obtain damages for such breach may be limited by AllDigital’s financial situation, legal restrictions or other issues.

•
If AllDigital uses open source technology, with or without its knowledge, AllDigital may become subject to “copyleft” agreements requiring AllDigital to license proprietary technology to third parties.

Despite AllDigital’s efforts to protect its proprietary products, technology, platform, and services, unauthorized parties may attempt to copy, obtain or use certain aspects of it for their own benefit or for purposes of damaging AllDigital’s business or reputation. Policing unauthorized use of AllDigital’s products, technology, platform, and services is difficult, and although AllDigital is unable to determine the extent to which piracy of its products, technology, platform, and services exists, AllDigital expects software piracy to be an ongoing problem.

Third party claims that AllDigital infringes upon their intellectual property rights could be costly to defend and/or settle.

Litigation regarding intellectual property rights is common in the Internet and software industries. AllDigital expects that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in AllDigital’s industry grows and the functionality of products, technology, platform, and services in different industry segments overlaps. AllDigital may from time to time encounter disputes over rights and obligations concerning intellectual property that AllDigital developed itself, use or license from third parties, including open source software. Third parties may bring claims of infringement against AllDigital, which may be with or without merit. AllDigital could be required, as a result of an intellectual property dispute, to do one or more of the following:

•	cease selling, incorporating or using services, technology, platform or products that rely upon the disputed intellectual property;

•	obtain from the holder of the intellectual property a license to sell or use the disputed intellectual property, which license may not be available on terms acceptable to AllDigital or at all;

•	redesign services, technology, products, platform or portions of services, technology or products, that incorporate disputed intellectual property;

•	pay increased license fees for certain implementations of open source or other third party software licenses which were not anticipated under an existing license or agreement; and

•	pay monetary damages to the third party adjudged to be the rightful holder of the intellectual property right.

The occurrence of any of these events could result in substantial costs and diversion of resources or could severely limit the products and/or services AllDigital offers, which may seriously harm AllDigital’s business, operating results and financial condition.

In addition, AllDigital has agreed, and may agree in the future, to indemnify certain of its customers against claims that AllDigital’s products, technology or services infringe upon the intellectual property rights of others. AllDigital could incur substantial costs in defending its customers against infringement claims and ultimately be required to pay substantial monetary damages attributable to the indemnification of AllDigital’s customers in the event of a successful claim of infringement against AllDigital or them.

AllDigital may be subject to legal liability for providing third-party content.

AllDigital has certain arrangements to offer third-party content via certain of its customers’ websites. AllDigital may be subject to claims concerning this content by virtue of its involvement in marketing, branding, broadcasting or providing access to it, even if AllDigital does not itself directly host, operate or provide access to these products, services, content or advertising. While AllDigital’s agreements with these parties most often provide that AllDigital will be indemnified against such liabilities, such indemnification may not be adequate or available. Investigating and defending any of these types of claims can be expensive, even if the claims do not result in liability. While to date AllDigital has not been subject to material claims, if any potential claims do result in liability, AllDigital could be required to pay damages or other penalties, or result in other adverse impacts to AllDigital’s business, which could harm AllDigital’s operating results and financial condition.

Certain of AllDigital’s service delivery and content handling services are subject to industry regulations, standards, certifications and/or approvals.

The commercialization of certain of the service delivery and content handling services AllDigital provides at times require or are made more costly due to industry acceptance and regulatory processes, such as ISO certification and strict content security handling standards, including rights management and other requirements mandated by media and entertainment studios. If AllDigital is unable to obtain or retain these or other formal and informal studio approvals for particular Digital Service implementations, certifications and standards compliance in a timely manner, or at all, AllDigital’s operating results could be adversely affected.

General global market and economic conditions may have an adverse impact on AllDigital’s operating performance and results of operations.

AllDigital’s business has been and could continue to be affected by general global economic and market conditions. Weakness in the United States and worldwide economy has had and could continue to have a negative effect on AllDigital’s operating results, including a decrease in revenue and operating cash flow. To the extent AllDigital’s customers are unable to profitably monetize the digital services and content AllDigital delivers on their behalf, they may reduce or eliminate their purchase of AllDigital’s products and services. Such reductions in traffic would lead to a reduction in AllDigital’s revenues. Additionally, in a down-cycle economic environment, AllDigital may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over AllDigital’s network and failures by AllDigital’s customers to pay amounts owed to them on a timely basis or at all. Suppliers on which AllDigital relies for servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on AllDigital’s operations or revenues. Flat or worsening economic conditions may harm AllDigital’s operating results and financial condition.

The market for digital broadcasting solutions may not grow at a pace that AllDigital anticipated or at levels that allow AllDigital to continue to grow.

The market for digital broadcasting solutions is relatively new and evolving. As a result, AllDigital cannot be certain that a viable market for its products and services will be sustainable. Factors that may inhibit the growth of this market include:

•
AllDigital’s customers may limit their distribution of digital media and related digital services to devices because of issues related to protection of copyrights, media and entertainment company studio approvals related to content protection, royalty payments to artists and publishers, illegal copying and distribution of data and other intellectual property rights issues.

•
Congestion of data networks, or consumer reluctance to purchase high-speed Internet connectivity for their Device, may limit the growth of the distribution of content and related digital services to devices.

•
Consumers may determine not to view or access digital services on their devices because of, among other factors, poor reception of the broadcast or other delivery of the services, or the creation or expansion of competing technologies, that provide a similar service at lower cost or with better features.

•	New laws and regulations may negatively affect consumers' and businesses' use of the Internet or devices, thereby reducing demand.

If the market for digital broadcasting solutions does not continue to grow, or grows more slowly than expected, AllDigital’s business, results of operations and financial condition will be significantly harmed.

AllDigital’s officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

AllDigital’s executive officers and directors beneficially own approximately 73% of AllDigital’s outstanding common stock.  These executive officers and directors effectively control all matters requiring approval by AllDigital’s shareholders, including any determination with respect to the acquisition or disposition of assets, future issuances of securities, and the election of directors. This concentration of ownership may also delay, defer or prevent a change in control and otherwise prevent shareholders other than AllDigital’s affiliates from influencing AllDigital’s direction and future.  As a result of the merger, holders of AllDigital common stock will be entitled to receive a number of Broadcast common stock equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast), and consequently, AllDigital’s executive officers and directors will own a significant block of Broadcast common stock and be able to significantly affect matters requiring approval by Broadcast’s shareholders.

AllDigital does not have significant tangible assets that could be sold upon liquidation.

AllDigital has nominal tangible assets. As a result, if AllDigital becomes insolvent or otherwise must dissolve, there will be no tangible assets to liquidate and no corresponding proceeds to disburse to its shareholders. If AllDigital becomes insolvent or otherwise must dissolve, shareholders will likely not receive any cash proceeds on account of their shares.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is being made in order to satisfy conditions to the merger that are set forth in the merger agreement.  Under the merger agreement, the obligation of AllDigital to effect the merger is conditioned on there being no outstanding indebtedness, other than indebtedness that automatically converts into stock at the effective time of the merger, and on there being no more than 2,000,000 shares of our common stock issuable upon exercise of outstanding eligible warrants and eligible options.  If fewer than all of the eligible notes or less than approximately 95% of the eligible warrants and options are exchanged in the exchange offer, we will fail to meet these conditions to closing and the merger may not close.  Given our current financial condition and prospects, if the merger does not close, it is unlikely that we will be able to remain in business.

Terms of the Exchange Offer

Eligible Securities

We are offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letters of transmittal, to exchange up to 224,213,719 shares of our common stock for (i) outstanding warrants to purchase shares of our common stock having exercise periods ending on March 13, 2018 (with enhanced anti-dilution rights) (“March 2018 enhanced warrants”), March 22, 2016 (“March 2016 warrants”), December 27, 2016 (“December 27 warrants”), December 28, 2016 (“December 28 warrants”), July 13, 2017 (“July 2017 warrants”), August 15, 2017 (“August 2017 warrants”), March 13, 2018 (with standard anti-dilution rights) (“March 2018 warrants”), April 5, 2018 (“April 2018 warrants”) and December 23, 2015 (“December 2015 warrants”); (ii) outstanding options to purchase shares of our common stock (“eligible options”); and (iii) principal and interest outstanding under our Senior Secured Convertible Promissory Notes (“12% notes”), 5% Convertible Note Due 2009, as amended (“8% note”) and Promissory Note (“unescured note”).

The March 2018 enhanced warrants, March 2016 warrants, December 27 warrants, December 28 warrants, July 2017 warrants, August 2017 warrants, March 2018 warrants, April 2018 warrants and December 2015 warrants are referred to in this prospectus collectively as the “eligible warrants.”  The 12% notes, 8% note and unsecured  note are referred to in this prospectus collectively as the “eligible notes.”  The eligible warrants, eligible options and eligible notes are referred to in this prospectus collectively as the “eligible securities.”

As of August 15, 2013, there were outstanding March 2018 enhanced warrants exercisable for 13,900,000 shares, March 2016 warrants exercisable 653,576 shares, December 27 warrants exercisable for 422,500 shares, December 28 warrants exercisable for 247,500 shares, July 2017 warrants exercisable for 5,150,000 shares, August 2017 warrants exercisable for 1,800,000 shares, March 2018 warrants exercisable for 4,170,000 shares, April 2018 warrants exercisable for 400,400 shares, December 2015 warrants exercisable for 12,499,980 shares and eligible options exercisable for 1,422,033 shares.  As of August 15, 2013 there were outstanding 12% notes having an aggregate principal amount of $4,225,000 and convertible into 16,900,000 shares, the 8% note having an aggregate principal amount of $1,000,000 and convertible into 4,000,000 shares and the unsecured note having an aggregate principal amount of $20,000.

Shares of Common Stock to be Issued for Eligible Securities

We are offering to exchange the eligible securities for the number of shares of our common stock indicated next to each type of eligible security below:

Eligible Security	Shares of Common Stock

March 2018 enhanced warrants	One (1) share of common stock will be issued in exchange for every one (1) share of common stock underlying each March 2018 enhanced warrant.

March 2016 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each March 2016 warrant.

December 27 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each December 27 warrant.

December 28 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each December 28 warrant.

July 2017 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each July 2017 warrant.

August 2017 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each August 2017 warrant.

March 2018 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each March 2018 warrant.

April 2018 warrants	One (1) share of common stock will be issued in exchange for every three (3) shares of common stock underlying each April 2018 warrant.

December 2015 warrants	One (1) share of common stock will be issued in exchange for every four (4) shares of common stock underlying each December 2015 warrant.

Eligible options	One (1) share of common stock will be issued in exchange for every fifteen (15) shares of common stock underlying each eligible option.

12% notes
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under each 12% note on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under each 12% note on a post-reverse-stock-split basis).

8% note
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under the 8% note on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under the 8% note on a post-reverse-stock-split basis).

Unsecured note
One (1) share of common stock will be issued in exchange for every three cents ($0.03) of principal and interest outstanding under the unsecured on a pre-reverse-stock-split basis (or one (1) share of common stock for every forty-five cents ($0.45) of principal and interest outstanding under the unsecured on a post-reverse-stock-split basis).

We are offering to exchange all, but not less than all of the eligible securities that you hold.  If you wish to participate in the exchange offer, you must tender all of the eligible securities that you hold.

Determination of Common Stock Offered for each Eligible Security

The number of shares offered in the exchange offer for each type of eligible warrant and for each eligible option was determined after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing warrants and stock options that considers factors such as the remaining life of the security, the difference between the exercise price and the stock price, and the volatility of the stock price) of the outstanding eligible warrants and eligible options, the risk-adjusted relative value of such eligible warrants and eligible options, the anti-dilution and other contractual rights associated with eligible warrants, and the additional expense to the Company associated with the exchange offer.

The number of shares offered in the exchange offer for the eligible notes was determined after considering several elements, including the volume weighted average of the Company’s stock price and the contractual rights of the holders of eligible notes, including their security interests in the Company’s assets.

Reverse Stock Split

The number of shares of our common stock issued upon completion of the exchange offer will reflect a 1:15 reverse stock split that will occur prior to the closing of the merger.  After giving effect to the reverse stock split, each eligible warrant and eligible option will be exercisable for 1/15th the number of shares and at 15 times the exercise price for which it was exercisable before the reverse stock split, and eligible notes will be exchanged at a rate of one (1) share for every forty-five cents ($0.45) of principal and interest outstanding thereunder.

Because we will only be changing the number of outstanding shares of common stock, the reverse stock split should not change our overall valuation.  Assuming our overall valuation does not change, the price per share of our common stock should increase proportionally, though there can be no assurance that it will do so.  The reverse stock split is required by the terms of the merger agreement.

Although a stock’s trading price is constantly affected by multiple factors, a reverse stock split should not change the total value of your investment. Absent other factors, upon effectiveness of a 1:15 reverse stock split, the market price of each share of stock should theoretically increase by a multiple of fifteen. This concept is illustrated in the hypothetical example below:

Stock Price Illustration	Before 1:15 reverse stock split	After 1:15 reverse stock split
Shares owned	1,500	100
Multiplied by illustrative price per share	x $1	x $15
Total Value	= $1,500	= $1,500

Expiration Date; Extensions; Amendments

Subject to our right to terminate, amend or extend the exchange offer, the exchange offer will expire at 5:00 p.m. Salt Lake City time on October 17, 2013 (the “expiration date”).

We expressly reserve the right, in our discretion, at any time and from time to time and for any reason, to extend the period of time during which the exchange offer is open and thereby delay the acceptance for exchange of any eligible securities by giving oral, written, or electronic notice of such extension to the holders of eligible securities.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the exchange offer and to postpone our acceptance and cancellation of any eligible securities elected for exchange upon the occurrence of any of the conditions specified in “Conditions of the Exchange Offer” below, by giving oral, written, or electronic notice of such termination or postponement to the holders of eligible securities. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible securities elected for exchange promptly after termination or withdrawal of the exchange offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in “Conditions of the Exchange Offer” below has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to eligible security holders in the program or by decreasing or increasing the number of eligible securities being sought in the exchange offer.

Amendments to the exchange offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m. New York City time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the exchange offer will be disseminated promptly to holders of eligible securities in a manner reasonably designated to inform such holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the exchange offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

If we materially change the terms of the exchange offer or the information concerning the exchange offer, or if we waive a material condition of the exchange offer, we may extend the exchange offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the exchange offer following a material change in the term of the exchange offer or information concerning the exchange offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the exchange offer for a period of no fewer than ten business days after the date of such notice, if the exchange offer would otherwise expire during that period:

•	we increase or decrease:

-	the amount of consideration offered for the eligible securities; or

-
the number of eligible securities eligible to be elected for exchange in the exchange offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of our common stock issuable upon exercise of the eligible warrants and eligible options that are subject to the exchange offer immediately prior to the increase; and

-
the exchange offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified above.

Conditions of the Exchange Offer

Promptly following the expiration date (which will be October 17, 2013 at 5:00 p.m., Salt Lake City time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all eligible securities that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) eligible securities that are properly tendered. If we reject all eligible securities that are tendered, we will promptly communicate such rejection to all holders of eligible securities, and you will keep all your current eligible securities and will not receive any shares of our common stock.

Our obligation to exchange eligible securities validly tendered and not properly withdrawn at the expiration date is conditioned upon the merger, in our reasonable judgment to be determined as of immediately prior to the expiration date, being capable of being consummated contemporaneously with the exchange offer.

In addition and notwithstanding any other provision of the exchange offer, we will not be required to accept any eligible securities elected for exchange, and we may terminate or amend the exchange offer, or postpone our acceptance and cancellation of any eligible securities elected for exchange, in each case, subject to Section 13e-4(f)(5) under the Securities Exchange Act of 1934 (the “Exchange Act”), if, at any time on or after the commencement of the exchange offer and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of warrants elected for exchange:

•
there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the exchange offer, the acquisition of some or all of the eligible securities elected for exchange pursuant to the exchange offer, the exchange of our common stock for such eligible securities, or otherwise relates in any manner to the exchange offer or (2) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the exchange offer to us;

•
there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the exchange offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

-
make the acceptance for exchange of, or issuance of our common stock for, some or all of the eligible securities elected for exchange illegal or otherwise restrict or prohibit completion of the exchange offer or otherwise relates in any manner to the exchange offer;

-	delay or restrict our ability, or render us unable, to accept for exchange, or issue our common stock for, some or all of the eligible securities elected for exchange;

-	materially impair the contemplated benefits of the exchange offer to us; or

-
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the exchange offer to us;

•	there has occurred:

-	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

-	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

-
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in  the United States;

-
any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

-
any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the exchange offer;

-	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration, escalation or worsening thereof; or

-
any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the commencement of the exchange offer;

•
a tender or exchange offer with respect to some or all of our common stock, or, other than the merger discussed herein,  a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

-
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to the commencement of the exchange offer) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall  have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC prior to the commencement of the exchange offer);

-
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before expiration of the exchange offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

-
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

-
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in our reasonable judgment, is or may be material to the Company or its subsidiaries.

The conditions to the exchange offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the exchange offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Termination of Exchange Offer

We reserve the right to terminate the exchange offer at any time prior to the completion of the exchange offer if any of the conditions under “Conditions of the Exchange Offer” have not been satisfied, in our sole and absolute discretion, and not accept any eligible securities for exchange.

Procedures for Tendering

To elect to exchange your eligible securities pursuant to the exchange offer, you must, in accordance with the terms of the letter of transmittal that accompanies this exchange offer, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile of such document, and any other required documents with respect to all, but not less than all, of the eligible securities that you hold. James E. Solomon, CFO of the Company, must receive all of the required documents prior to the expiration date in person or by mail to Broadcast International, Inc., Attn: James E. Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772.

If we do not actually receive your election form by the expiration date, then you will not participate in the exchange, and all eligible securities you currently hold will remain unchanged and outstanding on their existing terms.

The method of delivery of all documents, including the letter of transmittal and any other required documents, is at the election and risk of the electing eligible security holder.  You should allow sufficient time to ensure timely delivery by the exchange date.

We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange eligible securities. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange eligible securities that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected eligible securities that are not validly withdrawn. We also reserve the right to waive any of the conditions of the exchange offer or any defect or irregularity in any election with respect to any particular eligible securities or any particular eligible security holder. No election to exchange eligible securities will be valid until all defects or irregularities have been cured by the electing eligible security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Your election to exchange eligible securities pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer.  Our acceptance for exchange of the eligible securities elected for exchange by you pursuant to the exchange offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the exchange offer.

Subject to our rights to extend, terminate, and amend the exchange offer, we currently expect that we will accept promptly after the expiration of the exchange offer all properly elected eligible securities that have not been validly withdrawn.

Consequences of Failure to Tender

If you do not properly tender your eligible securities prior to the expiration date, you will not receive any shares of our common stock in the exchange offer and you will continue to hold your eligible securities, subject to their terms.

Withdrawal Rights

You may withdraw the Eligible Warrants you have elected to exchange only if you comply with the provisions described herein.

You have the right to withdraw the eligible securities you have elected to exchange at any time before the expiration date, or 5:00 p.m. Salt Lake City time on October 17, 2013. If we extend the exchange offer beyond that time, you have the right to withdraw your eligible securities at any time until the extended exchange offer expires. In addition, if we do not accept your eligible securities for exchange before         , 2013, the 40th business day following the commencement of this exchange offer, you may withdraw the eligible securities you have elected for exchange at any time after such date. If you tender your eligible securities, but before the expiration date you want to withdraw your tender, you must withdraw the tender for all of your eligible securities.

To validly withdraw eligible securities, you must deliver to us a written notice of withdrawal (“notice of withdrawal”), or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange eligible securities. The notice of withdrawal must include your name and the total number of eligible securities to be withdrawn (which must equal all of your eligible securities). Except as described in the following sentence, an eligible security holder who elected to exchange such holder’s eligible securities (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such eligible security holder’s name appears on the letter of transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

You may not rescind any withdrawal, and any eligible securities you withdraw will thereafter be deemed not properly elected for exchange for purposes of the exchange offer, unless you properly re-elect to exchange all of your eligible securities before the expiration date by following the procedures described in “Procedures for Tendering” above.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

Acceptance of Eligible Securities; Delivery of Broadcast Common Stock

Upon the terms and subject to the conditions of the Offer, we will accept for exchange and cancel eligible securities properly elected for exchange and not validly withdrawn before the expiration date. No letter of transmittal will be accepted unless a signed eligible warrant, eligible option and/or eligible note (or an affidavit of lost security) is returned to us in accordance with the instructions in the letter of transmittal. The effective issue date for the shares of our common stock issued in the exchange offer will be the date of the merger unless, in accordance with the conditions set forth in “Conditions to the Exchange Offer” above, we reject all tendered eligible securities. To the extent that we accept the eligible securities that you tender, the eligible securities tendered will be deemed null and void and cancelled by the Company.

For purposes of the exchange offer, we will be deemed to have accepted eligible securities that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible securities of our acceptance of such accepted eligible securities immediately prior to the merger.  We will exchange such eligible securities for shares of our common stock immediately prior to the merger and will issue you a certificate evidencing such shares of common stock promptly after the merger.

No scrip or fractional shares of common stock will be issued.  Eligible securities may only be exchanged for whole shares of our common stock.  Holders of eligible securities who would otherwise have been entitled to receive fractional shares of our common stock will, after aggregating all such fractional shares of common stock, receive the number of shares of our common stock as rounded up to the nearest whole share.

Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange eligible securities pursuant to the exchange offer.  Although Philadelphia Brokerage Corp. (“PBC”), the Company’s financial advisor, will receive fees if the merger closes, no separate remuneration will be paid to PBC for soliciting elections to exchange eligible securities pursuant to the exchange offer.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax considerations relevant to a U.S. holder (as defined below) of an exchange of eligible warrants and eligible notes for shares of our common stock pursuant to the exchange offer. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a U.S. holder of eligible warrants or eligible notes.

The discussion is for informational purposes only and is not a substitute for careful tax planning and advice. This discussion does not address all the U.S. federal income tax consequences that may be relevant to a U.S. holder in light of the holder’s particular circumstances or the U.S. federal income tax consequences to U.S. holders subject to special rules, including holders that (i) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (iii) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iv) have a “functional currency” other than the U.S. dollar; (v) own eligible warrants or eligible notes as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) acquired the eligible warrants or eligible notes as compensation for services; (vii) hold the eligible warrants or eligible notes as other than a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (viii) are partnerships or are treated as partnerships for U.S. federal income tax purposes; (ix) are corporations subject to Subchapter S of the Code; (x) are foreign corporations treated as domestic corporations under the Code; (xi) acquired the eligible warrants or eligible notes other than at original issue; or (xii) are subject to the alternative minimum tax. Moreover, the effect of other U.S. federal tax laws (including estate and gift tax laws) and any applicable state, local or non-U.S. tax laws is not discussed.

This discussion applies only to U.S. holders that exchange eligible warrants or eligible notes for shares of our common stock pursuant to the exchange offer. This discussion does not address the U.S. federal income or other tax consequences that apply to persons other than U.S. holders. This discussion does not address the federal income or other tax consequences of owning or disposing of common stock acquired pursuant to the exchange offer, or the consequences of any transactions effected prior or subsequent to, or concurrently with, the exchange offer (whether or not any such transactions are undertaken in connection with the exchange offer). Holders of eligible warrants and eligible notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

The Company has not sought or obtained a ruling from the IRS or an opinion of counsel with respect to the tax consequences of the exchange offer. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of eligible warrants and eligible notes for Broadcast common stock pursuant to the exchange offer or that any such position would not be sustained.

As used in this summary, the term “U.S. holder” means a holder of eligible securities that is, for U.S. federal income tax purposes:  (i) an individual who is a citizen or resident of the United States; (ii) a corporation that is organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons has the authority to control all of its substantial decisions or (b) it was in existence before August 20, 1996, and a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust for U.S. federal income tax purposes.

If any entity treated as a partnership for U.S. federal income tax purposes is a holder of eligible securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their own tax advisors regarding the tax consequences of the exchange of eligible securities for common stock pursuant to the exchange offer.

Exchange of Eligible Warrants for Common Stock

The exchange of eligible warrants for common stock will be a nonrecognition event to the extent that the common stock is treated as received in exchange for the eligible warrants. To the extent that the common stock is treated as received as other than consideration for the eligible warrants, a U.S. Holder will recognize ordinary income in an amount equal to the fair market value of such common stock. In this regard, the IRS ruled in Revenue Ruling 73-233 that certain shareholders of an acquired company realized ordinary income upon the receipt of merger consideration in excess of their pro rata shares of the aggregate consideration paid by the acquiring corporation in a circumstance where the excess consideration was paid to such shareholders to induce them to vote for the merger. Similarly, given the terms of the exchange offer, U.S. holders exchanging eligible warrants for common stock may be deemed to receive common stock with a fair market value in excess of the fair market value of their eligible warrants in order to induce them to exchange their eligible warrants for common stock, which exchange is necessary to satisfy certain conditions set forth in the merger agreement. Because the issue is highly factual, the Company is unable to determine what portion, if any, of the common stock will be deemed to be consideration for the U.S. holders’ eligible warrants and what portion, if any, will be deemed to be consideration for other value provided. U.S. holders are urged to consult with their tax advisors regarding this matter.

With respect to common stock received in exchange for eligible warrants (rather than as consideration for other value provided), the holder will have a tax basis in such common stock equal to the aggregate tax basis in the holder’s eligible warrants immediately before the exchange. The holding period for such common stock will include the holding period of the eligible warrants.

With respect to common stock treated as received as consideration other than for the eligible warrants, the holder will have a tax basis in such common stock equal to the fair market value thereof on the date of the exchange. The fair market value of the common stock will generally be determined as the average of the highest and lowest quoted prices of the common stock on the OTC Bulletin Board on the date of the exchange or, if no sales are reported on that date, as the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of the exchange, weighting the average inversely by the respective number of trading days between the selling dates and the date of the exchange. The holding period for such common stock will begin on the day after the effective date of the exchange.

Exchange of Eligible Notes for Common Stock

The exchange of eligible notes for common stock will be a taxable event for a U.S. holder. A U.S. Holder who exchanges eligible notes for common stock will generally be taxable as follows:

•
Common stock received pursuant to the exchange offer will be treated as interest to the extent of any accrued unpaid “qualified stated interest” on the eligible notes (generally, interest that is unconditionally payable at least annually at a single fixed rate).

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A U.S. Holder who receives common stock with a fair market value in excess of any accrued unpaid interest will, to the extent the common stock is treated as received in exchange for the eligible notes, recognize gain or loss equal to the difference, if any, between (a) the fair market value of such common stock and (b) the holder’s adjusted tax basis in the eligible notes. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the eligible notes have been held for more than one year on the effective date of the exchange. Preferential tax rates apply to long-term capital gains of a U.S. holder that is an individual, estate, or trust. There are no preferential tax rates for long-term gains of a U.S. holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

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To the extent that the common stock is treated as received as other than consideration for the eligible notes, a U.S. Holder will recognize ordinary income in an amount equal to the fair market value of such common stock. In this regard, the IRS ruled in Revenue Ruling 73-233 that certain shareholders of an acquired company realized ordinary income upon the receipt of merger consideration in excess of their pro rata shares of the aggregate consideration paid by the acquiring corporation in a circumstance where the excess consideration was paid to such shareholders to induce them to vote for the merger. Similarly, given the terms of the exchange offer, U.S. holders exchanging eligible notes for common stock may be deemed to receive common stock with a fair market value in excess of the fair market value of their eligible notes in order to induce them to exchange their eligible notes for common stock, which exchange is necessary to satisfy certain conditions set forth in the merger agreement. Because the issue is highly factual, the Company is unable to determine what portion, if any, of the common stock will be deemed to be consideration for the U.S. holders’ eligible notes and what portion, if any, will be deemed to be consideration for other value provided. U.S. holders are urged to consult with their tax advisors regarding this matter.

•
U.S. holders will have a basis in the common stock received pursuant to the exchange offer equal to the fair market value of the common stock, regardless of whether the common stock is treated as interest, received in exchange for the eligible notes, or received as other than consideration for the eligible notes. The fair market value of the common stock will generally be determined as the average of the highest and lowest quoted prices of the common stock on the OTC Bulletin Board on the date of the exchange or, if no sales are reported on that date, as the weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of the exchange, weighting the average inversely by the respective number of trading days between the selling dates and the date of the exchange. The U.S. holder’s holding period for the common stock will begin on the day after the effective date of the exchange.

Additional Considerations

Additional Tax on Passive Income

Certain individuals, estates, and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interest and net gain from dispositions of property (other than property held in a trade or business). U.S. holders should consult with their own tax advisors regarding the effect, if any, of this tax on any income or gain recognized as a result of the exchange of their eligible securities pursuant to the exchange offer.

Backup Withholding

Payments made within the U.S. or by a U.S. payor or U.S. middleman of amounts received in connection with the exchange offer, including, but not limited to, interest on eligible notes, may generally be subject to information reporting and backup withholding (currently at a rate of 28%) if a U.S. holder (i) fails to furnish its correct U.S. taxpayer identification number (generally on IRS Form W-9), (ii) furnishes an incorrect U.S. taxpayer identification number, (iii) is notified by the IRS that the U.S. holder has previously failed to properly report items subject to backup withholding tax, or (iv) fails to certify, under penalty of perjury, that the U.S. holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified the U.S. holder that it is subject to backup withholding tax. Certain persons are exempt from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if the U.S. holder furnishes required information to the IRS in a timely manner. Each U.S. holder should consult his, her or its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Accounting Treatment

All eligible securities exchanged in the exchange offer will be cancelled by the Company.

An extinguishment of liability will result from those eligible warrants exchange for common stock in the exchange offer that have been accounted for as derivatives.  As such, a gain or loss will be recognized to the extent that the value of the shares exchanged is different than the value of the liability recorded at the time of the exchange.  For eligible warrants exchange for common stock in the exchange offer that were not accounted for as derivatives, no gain or loss will be recognized and the value of the shares exchanged will be recorded to common stock as additional paid in capital.

For eligible options exchanged for common stock in the exchange offer, no gain or loss will be recognized and the value of the shares exchanged will be recorded to common stock and additional paid in capital.

An extinguishment of liability will result from eligible notes exchanged for common stock in the exchange offer.  As such, a gain or loss will be recognized to the extent that the value of the shares exchanged is different than the value of the liability recorded at the time of the exchange.

Interests of Broadcast Executive Officers and Directors in the Exchange Offer

Certain of our directors and executive officers hold eligible securities and are eligible to participate in the exchange offer.  The terms of the exchange offer are equally applicable to such directors and officers.  The exchange offer was unanimously approved by our Board of Directors, upon the recommendation, after due deliberation, of all of those directors who do not hold eligible securities and are therefore disinterested with respect to the exchange offer.  We expect that all of our directors and officers who hold eligible securities will participate in the exchange offer.

No Recommendation; Questions

Neither we nor any of our directors, officers or employees are making any recommendation to you as to whether you should tender or refrain from tendering your eligible securities and we have not authorized any person to make any recommendation on our behalf.  You must make your own decision as to whether to tender all of your eligible securities.  You should rely only on the information contained in this prospectus or to which it or we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the exchange offer other than the information and representations contained in this prospectus or in the accompanying letters of transmittal.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

We cannot and will not provide you any advice regarding your decision whether to tender your eligible securities.  Any questions concerning this exchange offer or any other document accompanying or referred to in this prospectus, or to request additional copies of any such documents, may be directed to the Company at Broadcast International, Inc., Attn: James E. Solomon, 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772, or by telephone at (801) 562-2252.  See also “Where You Can Find More Information” on page 1.

Appraisal Rights

There are no appraisal rights or dissenters’ rights with respect to the exchange offer.

Regulatory Approvals

We may not complete the exchange offer until the registration statement, of which this prospectus is part, is declared effective by the SEC.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible securities for common stock as contemplated by the exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of common stock as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of eligible securities for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the exchange offer to accept eligible securities elected for exchange is subject to conditions, including the conditions described in “Conditions of the Exchange Offer” above.

The Merger

The exchange offer is being made in connection with the proposed merger.  In the merger, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast.  The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast that are not eligible warrants.  The exchange offer will close immediately prior to the consummation of the merger.  For a more complete description of the merger, please see the section entitled “The Merger and Related Matters” on page 44 of this prospectus.

Because the merger will result in material changes to our capitalization, business and financial condition, this prospectus includes information about the merger, Broadcast and AllDigital, and the combined company following the merger in which you will own stock if you participate in the exchange offer. See “The Merger and Related Matters” on page 44, “Unaudited Pro Forma Combined Financial Statements” on page 81, “Security Ownership” on page 87, “Business – Broadcast” on page 90, Management’s Discussion and Analysis of Financial Results of Operations – Broadcast” on page 96, “Business – AllDigital” on page 109, “Management’s Discussion and Analysis of Financial Results of Operations – AllDigital” on page 119, “Management” on page 124 and the financial statements included in this prospectus.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer.  We will pay all of the fees and expenses related to the exchange offer, other than any commissions or concessions of any broker dealer.

DESCRIPTION OF COMMON STOCK

As used in this section, “Broadcast” refers solely to Broadcast International, Inc. and does not include subsidiaries of Broadcast.

Holders of eligible warrants and eligible warrants currently hold, under the terms of such eligible warrants and eligible options, the right to acquire shares of Broadcast common stock at a stated exercise price and for a stated period of time, but do not have voting or other stockholder rights relating to the shares of Broadcast common stock for which their eligible warrants and eligible options may be exercised.  Holders of eligible notes currently hold, under the terms of such eligible notes, the right to be paid all principal and interest outstanding under such eligible notes or, on the terms and conditions and at the price set forth therein, to convert such outstanding principal and interest into shares of Broadcast common stock.  Holders of eligible notes do not have voting or other stockholder rights relating to the shares of Broadcast common stock into which their eligible notes may be converted.

Holders of eligible warrant, eligible options and eligible notes who exchange their eligible securities for shares of Broadcast common stock in the exchange offer, will receive shares of Broadcast common stock.  The information set forth below highlights a number of the material terms of the Broadcast common stock under the Broadcast charter documents (as defined below) and applicable Utah law.  This discussion is summary in nature and does not constitute a complete discussion of these maters.  We urge you to read our Amended and Restated Articles of Incorporation (which were filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2006), our proposed Amended and Restated Articles of Incorporation which will be filed prior to the closing of the exchange offer and the merger (the form of which was filed as Exhibit 3.3 and Annex D to our Registration Statement on Form S-4, File No. 333-189869, filed with the SEC on July 9, 2013), our Amended and Restated Bylaws (which were filed as Exhibit 3.2 to our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2006) (collectively, the “Broadcast charter documents”) and the balance of this prospectus and the registration statement of which this prospectus is part for additional information regarding the common stock of Broadcast.

Authorized Capital Stock

           The authorized capital stock of Broadcast, upon closing of the merger with AllDigital and after giving effect to the reverse stock split, will consist of 120,000,000 shares of common stock, no par value per share, and 20,000,00 shares of preferred stock, no par value.   Each share of the common stock of Broadcast will have one vote per share, and the right to notice of shareholders' meetings and to vote upon the election of directors or upon any other matter as to which approval of the common shareholders is required or requested. Shareholders will not have a right to cumulate their votes for the election of directors.  Holders of the Broadcast common stock have the right to participate pro rata in dividends declared by the Broadcast board of directors and to receive a pro rata share of  any distribution in liquidation, subject to any preferences and participation rights of any series of preferred stock.

Voting with Respect to Extraordinary Corporate Transactions

           Under Utah law, a merger, share exchange, or sale of all or substantially all of the assets of a corporation (other than a sale in the ordinary course of the corporation's business) requires the approval of a majority of the outstanding shares of the corporation (voting in separate voting groups, if applicable), unless the articles of incorporation, the bylaws or a resolution of the corporation's board of directors requires a greater number. In addition, when merging with a foreign corporation, the laws of the state in which that corporation is incorporated must also permit the merger. No vote of the shareholders of the surviving corporation in a merger is required if: (i) the articles of incorporation of the surviving corporation will not be changed; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent of the total number of voting shares of the surviving corporation outstanding immediately before the merger; and (iv) the number of participating shares (shares that entitle their holder to participate without limitation in distributions) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger (either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger), will not exceed by more than twenty percent the total number of participating shares of the surviving corporation outstanding immediately before the merger. Utah law requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets, unless otherwise provided by the corporation's articles of incorporation or bylaws. With certain exceptions, Utah law also requires that certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding, if applicable. In contrast, Nevada law generally does not require class voting, except in certain transactions involving an amendment to the articles of incorporation that adversely affects a specific class of shares.

Shareholders Consent Without a Meeting

           Utah law provides that, unless otherwise provided in the articles of incorporation, actions requiring the vote of shareholders may be taken without a meeting and without prior notice by one or more written consents of the shareholders having not less than the minimum number of votes that would be necessary to take such actions at a meeting at which all shares entitled to vote thereon were present and voted. If shareholder action is by less than unanimous written consent, notice shall be provided to the shareholders who did not consent at least ten days before the consummation of the transactions, actions or event authorized by the shareholders (unless the bylaws provide that the notice may be provided after the closing of the transaction, in which case, the notice must be provided within 10 days of the later of the date the last consent was received and the closing of the transaction). The shareholders of any corporation in existence prior to July 1, 1992 may act by written consent only if such consent is unanimous, unless the shareholders adopt a resolution providing otherwise. Broadcast's original Charter pre-dates July 1, 1992.  The Broadcast charter documents currently allow shareholders to approve, ratify and affect actions of the company by majority written shareholder consent as permitted under Utah law.  Written consent for the election of directors of corporations in existence both before and after July 1, 1992 must be unanimous.

Shareholder Voting Requirements

Utah law provides that, unless otherwise provided in a corporation's articles of incorporation and except with respect to major corporate transactions or events, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that group for actions on that matter. The Broadcast charter documents provide that the presence, in person or by proxy, of the holders of a majority of the voting power of all shareholders constitutes a quorum. Major corporate transactions or events, such as mergers, sales of substantially all assets and amendments to articles of incorporation, require the affirmative approval of the outstanding shares entitled to vote.  Under Utah law, once a share is represented for any purpose at a meeting, including the purpose of determining that a quorum exists, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting, unless a new record date is or must be set for that adjourned meeting. Unless the articles of incorporation provide otherwise, if a quorum exists, actions (on a matter other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the actions exceed the votes cast within the voting group opposing the actions. Unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, at a meeting of shareholders at which a quorum is present. Shareholders do not have a right to cumulate their votes for the election of directors unless the articles of incorporation provide for such cumulation of votes. Shares entitled to vote cumulatively may be voted cumulatively at each election of directors unless the articles of incorporation provide alternative procedures for the exercise of cumulative voting.

Dissenters’ Rights

           In connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business) or in the event of any other corporate action for which the corporate documents provide for dissenters' rights, a dissenting shareholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the shareholder's shares under Utah law. The fair value is estimated by the corporation. However, if the shareholder is unwilling to accept the corporation's estimate, the shareholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, bylaws or a resolution of the board of directors provides otherwise, shareholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the National Market System of NASDAQ, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate actions, the shareholder will receive anything except (i) shares of the surviving corporation; (ii) shares of a corporation that is or will be listed on a national securities exchange, the National Market System of NASDAQ, or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

Dividends

           Utah law provides that a corporation is prohibited from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights, unless the articles of incorporation provide otherwise).

Anti-Takeover Statutes

           The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated (the “Control Shares Act”), provides, among other things, that, when any person obtains shares (or the power to direct the voting shares) of “an issuing public corporation” such that the person's voting power equals or exceeds any of three levels (twenty, thirty-three and one-third or fifty percent), the ability to vote or to direct the voting of the “control shares” is conditioned on approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the “interested shares.” Shareholder approval may occur at the next annual or special meeting of the shareholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the shareholders held for that purpose (to be held within fifty days of the corporation's receipt of the request by the acquiring person unless the acquiring person agrees in writing to another date). If authorized by the articles of incorporation or the bylaws before a control share acquisition, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the shareholders do not grant voting rights to control shares. If the shareholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, shareholders may be entitled to dissenters' rights under Utah law, unless otherwise provided in the corporation's articles of incorporation or bylaws before a control share acquisition has occurred. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation or bylaws provide that the Control Shares Act does not apply, (ii) the acquisition is consummated pursuant to a merger or share exchange in accordance with Utah law and the issuing public corporation is a party to the merger or share exchange or (iii) under certain other specified circumstances.  Broadcast’s articles of incorporation or bylaws do not include provisions opting out of the Control Shares Act.

Derivative Suits

           Under Utah law, a shareholder may not commence a derivative action unless the shareholder (i) was a shareholder of the corporation at the time when the transactions complained of occurred (unless the person became a shareholder through transfer by operation of law from a person who was a shareholder at the time) and (ii) fairly and adequately represents the interests of the corporation. The complaint must be verified and allege with particularity the demand made upon the board of directors. If a court finds that the proceeding was commenced without reasonable cause or for an improper purpose, the court may require the plaintiff to pay the defendant's reasonable expenses, including counsel fees. If a court finds that the proceeding has resulted in a substantial benefit to the corporation, the court may order the corporation to pay the plaintiff's reasonable expenses, including counsel fees.

Special Meetings of Shareholders

           Special meetings of the shareholders may be called by: (i) the board of directors, (ii) the person or persons authorized by the bylaws to call a special meeting or (iii) the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the special meeting, if such holders deliver to the corporation's secretary one or more written demands for such meeting. The corporation shall give notice of the date, time, place and purpose(s) of the special meeting no fewer than ten and no more than sixty days before the meeting. The Broadcast bylaws provide that the Secretary must call a special meeting upon written request by any director or any shareholder or shareholders holding at least twenty percent of the voting power of all shareholders.

Notice, Adjournment and Place of Shareholders Meetings

           Utah law requires that notice of any shareholders' meeting be given to shareholders entitled to vote at the meeting between ten and sixty days before a meeting unless the shareholders waive or reduce the notice period by unanimous consent in writing and provides for adjournments of shareholders' meetings. Utah law requires notice of the adjournment to the shareholders entitled to vote at the meeting if the adjournment is for thirty days or more or if a new record date is fixed. Utah law permits meetings of shareholders to be held at such place as is designated by or in the manner provided in a corporation's bylaws. Utah law and the Broadcast Bylaws provide that the place of the meeting shall be the principal office of the corporation if no other place is designated.

Amendments to Charter

           Utah law permits a corporation's board of directors to adopt without shareholder action, charter amendments relating to certain secretarial matters. The board may propose amendments to the articles of incorporation relating to other corporate matters for submission to the shareholders. Notice of a regular or special meeting at which a proposed amendment is to be considered must include a notice of such purpose and be accompanied by a discussion or copy of the proposed amendment. For an amendment to be adopted, the board must recommend the amendment to the shareholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the shareholders). Moreover, unless the articles of incorporation, the bylaws or a board resolution require a greater number, the amendment must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (ii) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain forward splits), and (iii) a majority of the votes cast for all other voting groups (voting separately, as applicable, with shares constituting a quorum present for each voting group).

 Required Number and Quorum of Directors

           Utah law requires that a corporate board of directors consist of at least three individuals unless there are fewer than three shareholders. A quorum of the board of directors consists of a majority of the fixed number of directors if the corporation has a fixed board size, or if the corporation's bylaws provide for a variable board size, a majority of the number of directors prescribed, or if no number is prescribed, the number in office. Utah law permits a corporation's articles of incorporation or bylaws to establish a higher or lower number of directors to constitute a quorum, but in no event may the number be less than one-third of the number of directors. The Broadcast bylaws provide that the business of the corporation shall be managed by a board of at least three directors or of such other number as maybe determined from time to time by the Board of Directors, but in any case not less than three nor more than seven. Broadcast currently has six directors, but expects to reduce the number of directors to five upon closing of the merger. The Broadcast Bylaws also provide that a majority of the members of its Board of Directors constitutes a quorum.

Election and Removal of Directors

The Broadcast bylaws provide that each director shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified, unless he resigns or is removed at any time by the shareholders. Directors are elected by a plurality of the votes cast.  A corporation's directors or its shareholders may fill vacancies on the board; however, Utah law provides that if the vacant office was held by a director elected by a voting group, only the directors elected by the same voting group, or the shareholders within that voting group, may fill the vacancy.

Inspection of books and Records

           Utah law provides that, upon providing the company with a written demand at least five business days before the date the shareholder wishes to make an inspection, a shareholder and his agent and attorneys are entitled to inspect and copy, during regular business hours, (i) the articles of incorporation, bylaws, minutes of shareholders meetings for the previous three years, written communications to shareholders for the previous three years, names and business addresses of the officers and directors, the most recent annual report delivered to the State of Utah, and financial statements for the previous three years; and (ii) if the shareholder is acting in good faith and directly connected to a proper purpose, and the shareholder describes with reasonable particularity his purpose and the records he desires to inspect, excerpts from the records of the board of directors and shareholders (including minutes of meetings, written consents and waivers of notices), accounting records and shareholder lists.

Transactions with Officers and Directors

Utah law provides that every director who, directly or indirectly, is party to, has beneficial interest in or is closely linked to a proposed corporate transaction that is financially significant to the director will not be liable to account to the corporation for any profit made as a consequence of the corporation entering into such transactions if such person (i) disclosed his or her interest and all material facts at the meeting of directors where the proposed transaction was considered and thereafter the transaction was approved by a majority of the disinterested directors on the board or on a duly empowered committee of the board; (ii) disclosed his or her interest prior to a meeting or written consent of shareholders and thereafter the transaction was approved by a majority of the disinterested shares; or (iii) can show that the transactions was fair and reasonable to the corporation.

Limitation on Liability of Directors; Indemnification of Officers and Directors

           Utah law permits a corporation, if so provided in its articles of incorporation, its bylaws or in a resolution properly approved by the shareholders, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any actions taken or any failure to take actions as a director, except liability for the following: (i) improper financial benefits received by a director; (ii) intentional inflictions of harm on the corporation or its shareholders; (iii) payment of dividends to shareholders that render the corporation insolvent; and (iv) intentional violations of criminal law. Under Utah law, a corporation may indemnify its current and former directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and reasonably believed his conduct to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Utah law also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation against expenses actually and reasonably incurred by such person in connection with the proceeding. Utah law prohibits the indemnification of a director, officer, employee or agent in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent was adjudged liable to the corporation, or in connection with any other proceeding in which the director, officer, employee or agent is adjudged liable on the basis that he derived an improper personal benefit. The Broadcast charter documents permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under Utah law and provide that its directors shall have no personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except in the case of (i) breach of the duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) certain actions enumerated in Utah law including improper distributions and the intentional infliction of harm on the corporation or shareholders; and (iv) any transaction from which the director derived an improper personal benefit. Utah law permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if (i) that person provides a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) that person on someone on his behalf provides a written undertaking to repay the advance if it is ultimately determined that such person's conduct did not meet the statutory standard required for indemnification; and (iii) the corporation determines under the facts then known that indemnification would not be precluded. The Broadcast charter documents permit such advances.

THE MERGER AND RELATED MATTERS

The Companies

Broadcast

Broadcast is a provider of managed video solutions, including digital signage, OTT (Over the Top) networks, IPTV, and live/on-demand content distribution for the enterprise. Broadcast’s CodecSys software is a breakthrough, multi-codec video compression technology that cuts video bandwidth requirements over satellite, cable, IP and wireless networks. By slashing bandwidth needs, CodecSys enables a new generation of media applications, and offers unprecedented price/ performance benefits for existing applications such as HD video distribution.

Broadcast was incorporated in Utah in 1983 under the name “Laser Corporation,” but did not commence its current business until the year 2000. Broadcast is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, Alta Acquisition Corporation, a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.  On October 1, 2003, Broadcast acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  Effective January 13, 2004, Broadcast changed its name from Laser Corporation to Broadcast International, Inc. Broadcast’s common stock trades on the OTC Bulletin Board under the symbol “BCST.”  Broadcast’s principal executive offices are located at 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772.

Merger Sub

Alta Acquisition Corporation is a wholly owned subsidiary of Broadcast that was incorporated in Nevada in December 2012. Alta Acquisition Corporation does not engage in any operations and exists solely to facilitate the merger.

AllDigital

AllDigital was founded to become the leading provider of digital broadcasting solutions to enterprises, media and entertainment companies and non-profit/government organizations.  Today, AllDigital is actively providing its digital broadcasting technology and services to a growing number of such companies, enterprises and organizations.  Its AllDigital Cloud platform enables high definition quality live, VOD and other media assets to be uploaded, broadcast, and rebroadcast to tens, hundreds, or thousands of locations, devices, and channels.

AllDigital was incorporated in August 2006 in the State of Nevada as “Aftermarket Enterprises, Inc.”  Its name was changed to “AllDigital Holdings, Inc.” in August 2011.  AllDigital, Inc. was incorporated in the August 2009 in the State of California.  On July 29, 2011, AllDigital Inc. merged with and into a subsidiary of AllDigital Holdings, Inc. and became a wholly owned subsidiary of AllDigital Holdings. Shares issued in the transaction constituted approximately 74% of the outstanding shares of common stock post-closing, and the officers and directors of AllDigital became the officers and directors of AllDigital Holdings.

AllDigital common stock is traded on the OTC Bulletin Board under the symbol “ADGL.”  AllDigital’s principal executive offices are located at 220 Technology Drive, Suite 100, Irvine, California 92618

General Description of the Merger

At the effective time of the merger, Alta Acquisition Corporation, or merger sub, will be merged with and into AllDigital. AllDigital will be the surviving corporation and will continue as a wholly owned subsidiary of Broadcast. In the merger, each share of AllDigital common stock outstanding at the effective time will automatically be converted into the right to receive its pro rata share of a number of shares of equal to 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).  The number of shares of Broadcast share allocable to a single share of AllDigital common stock is referred to as the “exchange ratio” in this prospectus.  The aggregate AllDigital merger consideration will be calculated immediately prior to the effective time of the merger based on the number of shares of Broadcast common stock then outstanding and will result in AllDigital stockholders receiving a number of shares of Broadcast common stock in the merger that will represent 58% of the outstanding shares of Broadcast immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).  No fractional shares of Broadcast common stock will be issued in the merger.  Instead, all shares of Broadcast common stock issuable to each AllDigital stockholder will be aggregated and rounded down to the nearest whole share. In limited circumstances related to the failure to satisfy state securities law requirements, holders of up to 1% of the common stock of AllDigital may receive cash for their shares of AllDigital common stock in an amount per share equal to the exchange ratio multiplied by the average closing price of a share of Broadcast common stock on the OTC Bulletin Board for the ten trading days ending one day prior to the effective time of the merger.

Background

In early March of 2012 James Childs, a sales account representative for Broadcast, contacted Kon Wilms, AllDigital’s chief architect, to learn more about AllDigital’s business.  That initial contact was followed by a subsequent call with Tim Napoleon, AllDigital’s chief strategist, and a personal conversation between Mr. Napoleon and Mr. Childs at AllDigital’s exhibit at the OTT Convention in San Jose, California on March 20, 2012.  On April 17, 2012, and April 19, 2012, each of Mr. Childs and Mr. Napoleon met again in Las Vegas, Nevada during a trade show to further explore how AllDigital and Broadcast could help one another with technical needs.

From April 19, 2012, to July 12, 2012, Lisa Hart, AllDigital’s Director of Sales, facilitated (through Tim Napoleon) a dialogue between Mr. Childs and Dave DeGroff, AllDigital’s Vice President of Sales, regarding the potential set-up of a CodecSys POC on AllDigital’s hardware. However, due primarily to both AllDigital and Broadcast being occupied with other projects and activities, communications between the parties were sporadic.

On July 30, 2012, Mr. Napoleon and John Wallin, AllDigital’s chief people officer, joined a sales call with Mr. Childs and a Broadcast sales engineer to review installation of Broadcast’s CodecSys technology, and following that call an in-person demo of Broadcast’s CodecSys platform and technology was scheduled for August 8, 2012.

On August 8, 2012, Mr. Childs, Steven Jones, general manager of Broadcast’s video software division, and a sales engineer visited AllDigital’s offices in Irvine, California and did an in-person demo of the CodecSys technology and platform and also discussed the complementary nature of the company’s technologies and potential synergies.  During this visit the team from Broadcast was introduced to Paul Summers, AllDigital’s CEO.

On August 9, 2012, Mr. Summers and Mr. Wallin were introduced to Bob Fisk, Broadcast’s investment banker, by email.  The following day Mr. Summers, Mr. Wallin and Mr. Fisk had a conference call to discuss the background of the parties generally and potential opportunities for each of Broadcast and AllDigital to work with one another.

On August 24, 2012, another conference call was convened between Mr. Fisk, Mr. Wallin, Mr. Summers and other executives of AllDigital and Broadcast for purposes of reviewing both companies’ businesses in depth.  On the subsequent day, Mr. Fisk contacted Mr. Summers, expressing his view that a potential strategic relationship between the parties would be advantageous.

On August 25, 2012, Mr. Napoleon, Mr. Childs, Mr. Wilms, Mr. Wallin and Marty Cole, Broadcast’s CodecSys lead software developer, met for further discussions about the companies’ respective businesses as well as discussions regarding the technical nature of their respective platforms and potential go-to-market/joint venture strategies.

On September 4, 2012, Rodney Tiede, Broadcast’s President, and Kevin Lawrence, AllDigital’s VP of Enterprise Sales, met at AllDigital’s offices.  During the meeting, Mr. Tiede made a presentation regarding Broadcast’s managed media services and the parties further discussed potential joint venture and strategic relationship opportunities.

On September 7, 2012, the executive committee of Broadcast’s board of directors met to discuss a potential relationship with AllDigital.

On September 17, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s relationship with AllDigital as a joint venture partner was discussed, including discussions that had arisen between the parties in which a possible merger of the two companies was discussed.  The board requested that Merriman Capital, Inc., its investment banker, pursue further discussions with AllDigital’s principals and report back to the board at its next meeting.

On September 25, 2012, AllDigital’s board of directors held a meeting at which the directors discussed the potential of a business combination transaction with Broadcast.

On October 1, 2012, AllDigital’s and Broadcast’s management, as well as each of their respective investment bankers, discussed the companies’ respective capital structures and then current valuations.

On October 15, 2012, each of Mr. Summers and Mr. Walpuck had an additional call with Mr. Fisk to discuss the potential merger of the companies, and the same individuals met on October 17, 2012, in Newport Beach, California to discuss the business prospects of both companies as well as the business reasons for the potential merger.  Mr. Summers also gave Mr. Fisk a term sheet for a proposed transaction at that meeting.

On October 22, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s investment banker reported on his recent discussions with AllDigital management regarding a potential merger with Broadcast.  He also provided Broadcast’s board with background information on AllDigital and described the merger framework AllDigital had proposed.  The directors and other participants at the meeting were encouraged to explore merger/acquisition opportunities, including with AllDigital.

On October 25, 2012, Mr. Fisk had a call with AllDigital management and AllDigital’s counsel to further discuss the term sheet and disclosure obligations related to the term sheet.

On October 30, 2012, Mr. Fisk confirmed with Mr. Walpuck that Broadcast’s board had authorized Broadcast counsel to being drafting a merger agreement for the potential combination of AllDigital and Broadcast.

On November 6, 2012, Broadcast’s board of directors held a meeting at which they approved entering into an engagement letter with Broadcast’s investment banker on the condition that Broadcast’s legal counsel review the advisability of obtaining a fairness opinion on any merger transaction from an independent firm other than Broadcast’s investment banker.

On November 7, 2012, AllDigital’s board of directors had a meeting at which they were updated on the status of a potential merger with Broadcast.  The directors generally expressed support for the transaction and recommended that management continue negotiations.

Between November 27, 2012, and December 2, 2012, members of AllDigital’s management travelled to Salt Lake City, Utah for in person discussions with Broadcast and to conduct due diligence and have further discussions regarding platform integration.

On December 7, 2012, Broadcast’s board of directors held a meeting at which they were informed that Broadcast’s largest customer had decided not to continue with Broadcast as its vendor for digital signage services beyond April 30, 2013.  The directors asked Broadcast’s investment banker to contact AllDigital’s management to inform them of this development and to determine their interest in continuing to pursue the merger.  The meeting was adjourned and reconvened later in the day where Broadcast’s investment banker reported that AllDigital management considered the loss of the customer significant, but not catastrophic, and agreed to discuss further with Broadcast’s investment banker after they had reviewed the operational and financial impact of this development on the potential merger.

On December 11, 2012, Broadcast’s board of directors held a meeting at which Broadcast’s investment banker reported on ongoing negotiations with AllDigital about the potential merger.  He again stated that notwithstanding the loss of the digital signage contract with Broadcast’s largest customer, AllDigital expressed interest in continuing to pursue a merger.  Broadcast’s board agreed, after further discussion, that Broadcast should continue pursuing the potential merger with AllDigital.

On December 20, 2012, Excel Management Systems, Inc., or Excel, delivered its preliminary fairness opinion to the board of directors of Broadcast to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the exchange ratio is fair, from a financial point of view, to Broadcast.

On December 21, 2012, Broadcast’s board of directors held a meeting at which Excel’s preliminary fairness opinion, and its conclusion that the exchange ratio is fair, from a financial point of view, was presented to Broadcast.  In addition, the directors authorized Broadcast to enter into the professional services agreement discussed under “The Merger and Related Matters – Professional Services Agreement” below.

On January 3, 2013, AllDigital’s board of directors held a meeting at which the directors reviewed the proposed merger, the merger agreement and the transactions contemplated thereby and unanimously approved the merger.

On January 3, 2013, Broadcast’s board of directors executed a unanimous written consent approving the merger, the merger agreement and the other actions and transactions contemplated thereby.  On January 6, 2013, the parties to the merger agreement executed and delivered the merger agreement.  In addition, the parties to the voting agreements executed and delivered the same and each of Rodney Tiede, James E. Solomon and Steve Jones each executed an amendment and settlement agreement with Broadcast modifying the terms of their employment agreements with Broadcast.

Before the stock market opened on January 7, 2013, AllDigital and Broadcast issued a joint press release announcing the execution of the merger agreement.

On February 6, 2013, after having conducted further due diligence, AllDigital notified Broadcast that it believed certain of the intellectual property representations and warranties made by Broadcast in the merger agreement were inaccurate when made.  AllDigital also outlined its requirements for curing such matters and notified Broadcast that AllDigital may terminate the merger agreement in accordance with its terms if Broadcast fails to cure within thirty days of such notice, or earlier if it became apparent that such matters could not be cured.

On February 8, 2013, Excel Management Systems delivered a supplemental opinion to the board of directors of Broadcast to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the exchange ratio is fair, from a financial point of view, to Broadcast.

Between February 6, 2013 and June 30, 2013, management of Broadcast and AllDigital, primarily Mr. Walpuck and Cameron Francis, Sales Engineer of Broadcast, developed a checklist of issues to be resolved and met by teleconference several days each week for updates on the status of open issues and related discussions.

Between February 6, 2013 and April 10, 2013, Mr. Fisk and Jon Merriman, AllDigital’s financial advisor, had numerous phone calls to discuss how to move the transaction forward.  These discussions and discussions between management of Broadcast and AllDigital, culminated in the first amendment to the merger agreement on April 10, 2013.

On March 6, 2013, AllDigital notified Broadcast that it was extending the time to cure the matters outlined in its February 6, 2013 notice until April 7, 2013.

On April 7, 2013, AllDigital notified Broadcast that it was extending the time to cure the matters outlined in its February 6, 2013 notice further to May 7, 2013.

On April 10, 2013, Broadcast and AllDigital entered into a first amendment to the merger agreement giving both parties the ability to terminate the merger agreement without cause on three days advance written notice and with no further liability to the other party and suspending the no-shop restrictions and certain obligations of the parties to move forward with certain aspects of the merger, such as filing a registration statement and holding shareholder meetings, all pending the mutual decision of the parties to move forward.  The purpose of this amendment was to permit additional time for the parties to work on curing the issues raised in AllDigital’s February 6, 2013 notice, to suspend temporarily certain obligations and restrictions on the parties until it became more certain that they intend to move forward with the merger and to give both parties the flexibility to terminate the merger agreement.

Between April 10, 2013 and June 30, 2013, management of Broadcast and AllDigital and Mr. Fisk and Mr. Merriman continued to discuss the progress on issues to be resolved and on the business aspects of the transaction.  Based on AllDigital’s view that the value of Broadcast had declined since the signing of the merger agreement, it was agreed by both parties to further amend the merger agreement to increase the percentage of Broadcast’s outstanding common stock AllDigital’s shareholders would receive in the merger from 54% to 58%.

On June 30, 2013, Broadcast and AllDigital entered into a second amendment to the merger agreement.  The second amendment increased the percentage of Broadcast’s outstanding common stock AllDigital’s shareholders would receive in the merger from 54% to 58%, modified a number of the closing conditions of the merger, including the working capital and net cash flow required, and added a new closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million, of Broadcast common stock.  The second amendment to the merger agreement also extended the “end date” (a date upon which either party may terminate the merger agreement if the merger has not been consummated) from July 31, 2013 to October 31, 2013, eliminated one of the existing Broadcast directors from the post-closing board of directors such that the post-closing directors are expected to be Donald A. Harris, Paul Summers, David Williams and up to two additional directors mutually approved by Broadcast and AllDigital prior to the closing of the merger and changed the reverse stock split ratio from a 10 to 1 reverse stock split to a 15 to 1 reverse stock split.  The purpose of the second amendment to the merger agreement was to memorialize changes to the merger agreement required by the parties as a condition of moving forward with the transaction.

Between June 30, 2013 and August 26, 2013, management of Broadcast and AllDigital and Mr. Fisk and Mr. Merriman continued to discuss the progress on issues to be resolved and on the business aspects of the transaction.  These parties also agreed to raise capital for AllDigital by issuing combined convertible notes that convert into Broadcast common stock if the merger is consummated by November 30, 2013 or into AllDigital common stock if the merger agreement is terminated or the merger is not consummated by November 30, 2013 (the “combined convertible notes”).  The parties also agreed that the principal amount of any combined convertible notes issued would reduce the obligations of Broadcast under the condition to closing added in the second amendment to the merger agreement requiring that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million.  On August 26, 2013, AllDigital closed on the sale and issuance of $1.325 million in combined convertible notes.

On August 26, 2013, Broadcast and AllDigital entered into a third amendment to the merger agreement which (i) amends the closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million to provide that the minimum commitments will instead be the difference between $1.5 million and the principal amount of the combined convertible notes, (ii) excludes shares issuable upon conversion of the combined convertible notes from the calculation of fully diluted capital stock for both Broadcast and AllDigital for purposes of determining relative ownership upon closing of the merger (iii) adds a condition that no one but Broadcast shall have any ownership interest in any intellectual property or intellectual property rights at any time owned or supplied by Broadcast, as determined by AllDigital in its reasonable discretion, and (iv) eliminates the ability of either party to terminate the merger agreement without cause on three days advance written notice and with no further liability to the other party.

Reasons for the Merger

Mutual Reasons for the Merger

The boards of directors of Broadcast and AllDigital identified and considered many factors in evaluating the merger, including the following:

•	The complimentary technology of the two companies is expected to provide a unique and revolutionary way to create digital broadcast networks capable of reaching billions of connected devices.

•
Integration of Broadcast’s content management system and AllDigital’s cloud services platform and connected device frameworks is expected to enable the combined company to provide a highly scalable, flexible and secure digital broadcasting platform where virtually any form of digital media can target and reach a global audience across mobile, desktop and digital televisions.

•
It is expected that the combination will result in synergies and upsell opportunities from existing and prospective customers and partners and that the combined operational costs will be significantly reduced from economies of scale and the elimination of redundant cost centers.

•	The management team provided for in the merger agreement is a team with decades of collective experience in digital media distribution.

Broadcast’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the Broadcast board of directors consulted with senior management, outside legal counsel and its financial advisor, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that Broadcast stockholders approve the merger, the merger agreement, the issuance of shares of Broadcast common stock pursuant to the merger agreement, the amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, increase the number of authorized shares of Broadcast common stock and change the name of Broadcast to AllDigital Broadcasting, Inc. and to elect directors, all of which it viewed as generally supporting its decision to approve the business combination with AllDigital:

•	the strategic rationale for the merger and the potential benefits of the contemplated transactions;

•	the possible alternatives to the merger, including the difficulties of continuing to operate as an independent entity given the financial condition and prospects of Broadcast;

•	management's assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from the merger;

•	the potential business, operational and financial synergies that may be realized over time by the combined company following the merger;

•	the current financial condition of Broadcast, including its ability to raise needed capital, replace the loss of most of the revenue from its largest customer and continue operations;

•	its knowledge of the business, operations, financial condition and earnings of AllDigital;

•	current financial market conditions and historical market prices, volatility and trading information relating to Broadcast’s and AllDigital’s stock;

•
the current and prospective environment in which Broadcast operations, including the competitive environment, loss of revenue from Broadcast’s largest customer, the importance of scale in competitive markets, the potential for the merger to enhance Broadcast’s ability to compete effectively, raise capital, increase value to stockholders and the anticipated effect of the merger on Broadcast’s potential growth, development, productivity, profitability and strategic options;

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

•
the exchange ratio resulting in Broadcast stockholders owning 42% of the combined company and the fact that such ownership percentage represents a premium over then-current value implied by the trading price of Broadcast’s common stock; and

•	the likelihood that the merger will be completed.

The Broadcast board of directors also considered the potential risks of the merger, including the following:

•
the risks, challenges and costs inherent in combining the operations of two public companies and the substantial expenses to be incurred in connection with the merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the merger;

•	the possible volatility, at least in the short term, of the trading price of Broadcast’s common stock resulting from the merger announcement;

•
the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	the risk to Broadcast’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the Broadcast board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Broadcast board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Broadcast board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Broadcast board of directors may have given different weight to different factors. The Broadcast board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Broadcast’s management and Broadcast’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

AllDigital’s Reasons for the Merger

In addition to considering the strategic factors outlined above, the AllDigital board of directors consulted with senior management and outside legal counsel, reviewed a significant amount of information, and considered the following factors in reaching its conclusion to approve the merger and to recommend that AllDigital adopt the merger agreement and approve the AllDigital stock plan increase, each of which it viewed as generally supporting its decision to approve the business combination with Broadcast:

•	•	the strategic rationale for the merger and the potential benefits of the contemplated transactions;

•	management's assessment of the potential competitive advantages and operational and other synergies that potentially could be realized from the merger;

•
the potential business, operational and financial synergies that may be realized over time by the combined company following the merger, including with respect to prospective clients of each of AllDigital and Broadcast;

•	the current financial condition of AllDigital, including its ability to raise needed capital and continue operations;

•	the condition to closing requiring Broadcast to have raised or have commitments for additional capital;

•	Broadcast’s shareholder base and its value in eventually being able to list on an exchange;

•	the enhanced technology platform and intellectual property portfolio of the combined company; and

•	the nature of the combined company’s business as viewed in light of AllDigital’s management team’s prior experience scaling technology companies.

The AllDigital board of directors also considered the potential risks of the merger, including the following:

•	the possible volatility, at least in the short term, of the trading price of AllDigital’s common stock resulting from the merger announcement;

•
the possible loss of key management, technical or other personnel of either of the combining companies as a result of the management and other changes that will be implemented in integrating the businesses;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the potential loss of one or more large customers or partners of either company as a result of any such customer’s or partner’s unwillingness to do business with the combined company;

•	the possibility that the reactions of existing and potential competitors to the combination of the two businesses could adversely impact the competitive environment in which the companies operate;

•	the risk that the merger might not be consummated in a timely manner, or that the merger might not be consummated at all;

•	Broadcast’s liquidity situation and conditions to closing related to net cash flow and working capital;

•	risks associated with the intellectual property ownership identified during due diligence;

•	the risk to AllDigital’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk that the anticipated benefits of product integration and interoperability and cost savings will not be realized;

•	the potential incompatibility of business cultures; and

•	various other applicable risks associated with the combined company and the merger, including those described in the section of this prospectus entitled “Risk Factors.”

The foregoing information and factors considered by the AllDigital board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the AllDigital board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the AllDigital board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the AllDigital board of directors may have given different weight to different factors. The AllDigital board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, AllDigital’s management and AllDigital’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of AllDigital’s Financial Advisor

AllDigital did not obtain a fairness opinion in connection with the merger or the merger agreement.  Due the early stage of the companies and the size of the transactions contemplated by the merger agreement, the board of directors of AllDigital determined that obtaining a fairness opinion was not economical and that using company funds was not in the best interests of AllDigital.

Opinions of Broadcast’s Financial Advisor

Excel Management Systems, Inc., or Excel, delivered to the Broadcast board of directors a fairness opinion, dated December 20, 2012, or “preliminary fairness opinion,” and a fairness opinion, dated February 8, 2013, or “supplemental fairness opinion,” each to the effect that as of that date and based on and subject to the assumptions, limitations, qualifications and other matters set forth therein, the exchange ratio pursuant to the merger agreement that, at the time these opinions were issued, would result in stockholders of Broadcast owning approximately 46%  of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast) is fair to the stockholders of Broadcast from a financial point of view.  The exchange ratio was later modified such that stockholders in Broadcast prior to the merger will hold approximately 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast).  This percentage still falls within the range of fairness set forth in the opinions.

Excel provided its opinions to the Broadcast board of directors for the information and assistance of the Broadcast board of directors (in its capacity as such) in connection with and for purposes of the Broadcast board of directors’ evaluation of the exchange ratio from a financial point of view. Excel’s opinions do not address any other aspect of the merger and do not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any other matter.  The discussion of the fairness opinions below is qualified in its entirety by reference to the complete copies of the fairness opinions which are filed as exhibits to this registration statement and incorporated herein by reference.

Excel is a professional services firm that is regularly engaged in the valuation of businesses and securities in connection with acquisitions, private placements, estates, stock option plans and valuations for corporate boards for other purposes.  Excel’s president is an accredited valuation analyst licensed by the National Association of Certified Valuation Analysts.  Broadcast selected Excel as a result of its experience in preparing fairness opinions and the competitive cost of its services as compared to other firms.  Broadcast paid Excel a total of $20,500 in fees to prepare and deliver the fairness opinions.  No other compensation was paid or is owing to Excel in connection with its preparation of the fairness opinions or the merger.

Preliminary Fairness Opinion

In its preliminary opinion, Excel noted that multiple valuation methods are typically used in rendering a fairness opinion, but given the significant time constraints under the circumstances, Broadcast requested that Excel limit the preliminary fairness opinion to a single method.  As a result, the preliminary fairness opinion is based on one valuation method, the management supplied expected case projection income value method.  In connection with rendering its preliminary fairness opinion, Excel:

•	reviewed expected case projections provided by Broadcast and AllDigital for fiscal years 2013, 2014, 2015;

•	assumed all data received from Broadcast and others was reliable;

•	did not analyze the financial statements of Broadcast or AllDigital;

•	did not consider the asset based method or market method of valuation or any income method of valuation except for the management supplied expected case projections income method;

•	considered each of Broadcast and AllDigital to be on-going enterprises with rational management operating the respective businesses with an owner goal to maximize value; and

•	had conversations with Broadcast and AllDigital management, Broadcast’s outside legal counsel and AllDigital’s investment banker.

In connection with the preliminary fairness opinion, Broadcast and AllDigital management each provided Excel with their expected case projections for fiscal years 2013, 2014 and 2015, which are provided below.
The expected case projections income method used in the preliminary fairness opinion is a discounted projected benefit stream analysis method in which the value of the respective companies was calculated by determining net income after tax benefit based on the management expected case projections provided by Broadcast and AllDigital, and then discounting the value of those amounts over the three year period covered by those projections.  Using this method, Excel calculated the values of the respective companies as follows:

Company Name	Calculation of Value	Percent of Combined Value
Broadcast	$10,350,000	36.9%
AllDigital	17,700,000	63.1
Combined company	$28,050,000	100.0%

Based on the foregoing calculations of value, Excel determined that a fair transaction would be one in which Broadcast stockholders would hold at least 37% of the combined company immediately following the merger.  Because the exchange ratio as determined by the calculations set forth in the merger agreement will result in Broadcast stockholders owning 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast), it was Excel’s opinion that the merger is fair to Broadcast’s stockholders.

Supplemental Fairness Opinion

Because the circumstances and time constraints under which the preliminary fairness opinion was issued necessarily limited the scope of the analysis used in that opinion, Broadcast requested that Excel prepare its supplemental fairness opinion in which multiple valuation methodologies are used and considered in evaluating the fairness of the merger to Broadcast’s stockholders.

In its supplemental fairness opinion, Excel used multiple valuation methods, specifically, the asset value method, market value method, management supplied expected case projection income value method, management supplied low case projection income value method and management supplied high case projection income value method.  In connection with rendering its supplemental fairness opinion, Excel:

•	reviewed expected, low and high case projections provided by Broadcast and AllDigital for fiscal years 2013, 2014, 2015;

•	assumed all data received from Broadcast and others was reliable;

•	did not analyze the financial statements of Broadcast or AllDigital;

•	used the methods of valuation listed above;

•	considered each of Broadcast and AllDigital to be on-going enterprises with rational management operating the respective businesses with an owner goal to maximize value; and

•	had conversations with Broadcast and AllDigital management, Broadcast’s outside legal counsel and AllDigital’s investment banker.

In connection with the supplemental fairness opinion, Broadcast and AllDigital management each provided Excel with their expected, low and high case projections for fiscal years 2013, 2014 and 2015, which are provided below.

The asset value method used in the supplemental fairness opinion values each component of a business separately and the sum of such values is used to derive the total value of the enterprise.  The market value method used in the supplemental fairness opinion estimates the value of the stock of the business using an analysis of prices paid by investors in the private, or most often due to the availability of information, the public markets for the stock of other companies in the same or similar lines of business. The income value method used in the supplemental fairness opinion is a discounted projected benefit stream analysis method in which the value of the respective companies was calculated by determining net income after tax benefit based on the management expected, low and high case projections provided by Broadcast and AllDigital, and then discounting the value of those amounts over the three year period covered by those projections.  Using these methods, Excel calculated the values of the respective companies as follows:

Company Name	Calculation of Value	Percent of Combined Value
Broadcast	$7,300,000	33.95%
AllDigital	14,200,000	66.05
Combined company	$21,500,000	100.00%

Based on the foregoing calculations of value, Excel determined that a fair transaction would be one in which Broadcast stockholders would hold at least 34% of the combined company immediately following the merger.  Because the exchange ratio as determined by the calculations set forth in the merger agreement, as originally executed, would result in Broadcast stockholders owning 46% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast), it was Excel’s opinion that the merger is fair to Broadcast’s stockholders.  Since the date of the supplemental fairness opinion, the merger agreement has been amended by the parties.  Pursuant to the terms of the merger agreement, as amended to date, the exchange ratio will result in Broadcast stockholders owning 42% of the combined company immediately following the merger (assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 warrants of Broadcast), Broadcast’s board of directors relied on the supplemental fairness opinion as a factor in determining the fairness of the amendments to the merger agreement.  Because the amended exchange ratio will result in Broadcast stockholders owning in excess of 34% of the combined company, the Broadcast board of directors believes the merger to be fair to Broadcast stockholders.

Certain Unaudited Prospective Financial Information of Broadcast

Broadcast does not make forecasts as to future performance, earnings or other results publicly available in the ordinary course of business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Broadcast is including certain unaudited prospective financial information in this prospectus to provide its stockholders access to a summary of certain non-public unaudited prospective financial information that was made available to AllDigital in connection with its evaluation of the merger and Excel in connection with its rendering of its opinion to the board of directors of Broadcast. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of such information should not be regarded as an indication that any of Broadcast, its financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to matters such as continuation and expansion of existing contracts, industry performance and competition, economic and geopolitical conditions and additional matters specific to Broadcast’s business, all of which are difficult to predict and many of which are beyond Broadcast’s control. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The stockholders are urged to review Broadcast’s most recent SEC filings for a description of risk factors with respect to Broadcast’s business. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 10 and “Risk Factors” beginning on page 11. The unaudited prospective financial information was not prepared with a view toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Broadcast’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Broadcast’s independent registered public accounting firm contained in Broadcast’s Annual Report on Form 10-K for the year ended December 31, 2012 relates to Broadcast’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events actually occurring after the date it was prepared.

The following table presents selected unaudited prospective financial information of Broadcast for the fiscal years ending 2013 through 2015, which information summarizes information that was provided by Broadcast’s management to AllDigital and Excel prior to the issuance by Excel of its preliminary fairness opinion:

Expected Case Projection	2013	2014	2015
Broadcast Revenue	$7,779,894	$10,530,404	$14,937,934
Broadcast EBITDA	373,401	2,931,593	4,293,224
Broadcast Net Income (Loss)	373,401	2,931,593	4,293,224

The following table presents selected unaudited prospective financial information of Broadcast for the fiscal years ending 2013 through 2015, which information summarizes information that was provided by Broadcast’s management to AllDigital and Excel prior to the issuance by Excel of its supplemental fairness opinion:

Expected Case Projection	2013	2014	2015
Broadcast Revenue	$5,087,062	$4,328,228	$7,222,813
Broadcast EBITDA	(147,445)	(395,934)	7,632
Broadcast Net Income (Loss)	(1,383,364)	(395,934)	7,632

Low Case Projection	2013	2014	2015
Broadcast Revenue	$2,840,062	$1,396,396	$1,715,376
Broadcast EBITDA	(1,345,262)	(2,058,681)	(2,862,006)
Broadcast Net Income (Loss)	(2,581,182)	(2,058,681)	(2,862,006)

High Case Projection	2013	2014	2015
Broadcast Revenue	$11,421,599	$40,467,935	$45,348,549
Broadcast EBITDA	743,052	10,319,767	11,903,848
Broadcast Net After Tax Benefit	(492,867)	10,319,767	11,903,848

Certain Unaudited Prospective Financial Information of AllDigital

AllDigital does not make forecasts as to future performance, earnings or other results publicly available in the ordinary course of business due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, AllDigital is including certain unaudited prospective financial information in this prospectus to provide its stockholders access to a summary of certain non-public unaudited prospective financial information that was made available to Broadcast in connection with its evaluation of the merger and Excel in connection with its rendering of its opinion to the board of directors of Broadcast. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of such information should not be regarded as an indication that any of AllDigital, its financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to matters such as continuation and expansion of existing contracts, industry performance and competition, economic and geopolitical conditions and additional matters specific to AllDigital’s business, all of which are difficult to predict and many of which are beyond AllDigital’s control. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The stockholders are urged to review AllDigital’s most recent SEC filings for a description of risk factors with respect to AllDigital’s business. See “Cautionary Statement Concerning Forward-Looking Information” beginning on page 10 and “Risk Factors” beginning on page 11. The unaudited prospective financial information was not prepared with a view toward complying with United States generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither AllDigital’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of AllDigital’s independent registered public accounting firm contained in AllDigital’s Annual Report on Form 10-K for the year ended December 31, 2012 relates to AllDigital’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events actually occurring after the date it was prepared.

The following table presents selected unaudited prospective financial information of AllDigital for the fiscal years ending 2013 through 2015, which information summarizes information that was provided by AllDigital’s management to Broadcast and Excel prior to the issuance by Excel of its preliminary fairness opinion:

Expected Case Projection	2013	2014	2015
AllDigital Revenue	5,110,992	19,261,709	63,191,532
AllDigital EBITDA	(1,797,479)	6,385,307	11,493,363
AllDigital Net Income (Loss)	(1,797,479)	6,307,154	7,470,686

The following table presents selected unaudited prospective financial information of AllDigital for the fiscal years ending 2013 through 2015, which information summarizes information that was provided by AllDigital’s management to Broadcast and Excel prior to the issuance by Excel of its supplemental fairness opinion:

Expected Case Projection	2013	2014	2015
AllDigital Revenue	5,110,922	19,261,709	63,191,532
AllDigital EBITDA	(1,797,479)	6,463,314	18,269,448
AllDigital Net Income (Loss)	(1,896,229)	6,295,814	11,381,568

Low Case Projection	2013	2014	2015
AllDigital Revenue	3,521,756	10,061,906	20,887,109
AllDigital EBITDA	(1,859,595)	1,986,730	5,493,825
AllDigital Net Income (Loss)	(1,958,345)	1,819,230	4,262,128

High Case Projection	2013	2014	2015
AllDigital Revenue	7,465,802	22,855,535	75,071,215
AllDigital EBITDA	565,659	9,800,838	31,333,073
AllDigital Net After Tax Benefit	(372,091)	6,298,708	13,795,079

Interests of Broadcast’s Directors and Executive Officers in the Merger

None of Broadcast’s executive officers or the members of its board of directors is party to an agreement with Broadcast, or participates in any Broadcast plan, program or arrangement that provides such executive officer or board member with financial incentives that are contingent upon the consummation of the merger except for the interests of Broadcast directors and executive officers in the exchange offer required by the merger agreement by virtue of the fact that they hold notes, options and/or warrants that will be subject to the exchange offer.

Other than continuing membership on the board of directors of Broadcast after the effective time of the merger as described in further detail below under the heading “The Merger Agreement – The Board of Directors and Executive Officers of Broadcast Following the Merger,” and interests in the exchange offer required by the merger agreement by virtue of the fact that they hold notes, options and/or warrants that will be subject to the exchange offer, the members of the Broadcast board of directors and the executive officers of Broadcast do not have any interests in the merger that are different from, or in addition to, the interests of Broadcast stockholders generally.

Broadcast’s directors and executive officers have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger.

Interests of AllDigital’s Executive Officers and Directors in the Merger

A number of AllDigital’s executive officers and directors have interests in the merger that are different from those of other AllDigital stockholders.  Specifically, each of Paul Summers, John Walpuck, Tim Napoleon, Konstantin Wilms and Steve Smith will be retained following consummation of the merger as executive officers of the combined company pursuant to existing employments agreements as described in further detail below under the heading “Executive Compensation Information - AllDigital.”

Dissenters’ Rights

In connection with the merger, stockholders of Broadcast have dissenters’ rights under Utah law and stockholders of AllDigital have dissenters’ rights under Nevada law.

Regulatory Approvals

Qualification or exemption from qualification of this registration statement in states in which stockholders of AllDigital holding at least 99% of the outstanding shares of AllDigital Common Stock have an address of record is a condition of the closing of the merger.  While Broadcast and AllDigital plan to aggressively pursue such qualification or exemption from qualification in all such states, Broadcast and AllDigital cannot assure you that such qualification or exemption will be obtained.  Failure to obtain all required approvals or waivers could result in the delay or abandonment of the merger and the failure of a condition of the closing of the merger.  Neither Broadcast nor AllDigital is aware of any foreign approvals that are required to complete the merger.  As of the date of this prospectus, AllDigital stockholders are located in the following states: Arizona, California, Colorado, Florida, Georgia, Maryland, New Jersey, Pennsylvania and Utah.

Investment Banking Fees

Broadcast

Pursuant to its engagement letter with Philadelphia Brokerage Corporation (“PBC”), Broadcast agreed to pay PBC a fee equal to 2.75% of the enterprise value of Broadcast and its subsidiaries on a consolidated basis if the merger is contemplated.  Broadcast and PBC have agreed that in lieu of paying such fee in cash, Broadcast will issue PBC 7,214,883 shares of Broadcast common stock if the merger is consummated.  Whether or not the proposed merger is consummated, Broadcast has agreed to reimburse PBC for its out-of-pocket expenses and the reasonable fees and expenses of its outside legal counsel up to $125,000 and to indemnify PBC against certain liabilities relating to or arising out of services performed by PBC in connection with the proposed merger.  The terms of the engagement letter were negotiated at arm’s-length between Broadcast and PBC, and the Broadcast board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.

AllDigital

Pursuant to its engagement letter with Merriman Capital, Inc., AllDigital has agreed to pay to Merriman a fee equal to 3% of the value of the consideration received by the shareholders and holders of AllDigital options, warrants and debt (but excluding the value of options and warrants assumed by Broadcast) in the merger if the merger is consummated.   If such fee exceeds more than 10% of the combined current assets of Broadcast and AllDigital following the merger, AllDigital may pay the portion of such fee that exceeds 10% of the combined current assets of Broadcast and AllDigital in common stock.  Whether or not the proposed merger is consummated, AllDigital has agreed to reimburse Merriman for its out-of-pocket expenses up to $2,500 and to indemnify Merriman against certain liabilities relating to or arising out of services performed by Merriman in connection with the proposed merger.  The terms of the engagement letter were negotiated at arm’s-length between AllDigital and Merriman, and the AllDigital board of directors was aware of this fee arrangement at the time of its approval of the merger agreement.  AllDigital has negotiated, but not documented, an agreement with Merriman under which, in lieu of the fee required by the engagement letter, Merriman will receive a number of shares of AllDigital common stock that will exchange for 600,000 post-split shares of Broadcast common stock in the merger.

Restrictions on Resales

All shares of Broadcast common stock received by AllDigital stockholders in the merger and by participants in the exchange offer will be freely tradable, except that shares of Broadcast common stock received by persons who become affiliates of Broadcast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Broadcast generally include individuals or entities that control, are controlled by or are under common control with, Broadcast and may include the officers and directors as well as its principal stockholders.

Legal Proceedings Related to the Merger

As of the date of this prospectus, no legal proceedings relating to the merger have been filed or are pending.

The Merger Agreement

The following describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement and the amendments thereto which were filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on January 7, 2013, Exhibit 2.2 to our Current Report on Form 8-K filed with the SEC on April 10, 2013 and Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 30, 2013 and which are incorporated herein by reference.

The Merger

The merger agreement provides that at the effective time, Alta Acquisition Corporation, or merger sub, a wholly owned subsidiary of Broadcast, will be merged with and into AllDigital. Upon the consummation of the merger, AllDigital will continue as the surviving corporation and will be a wholly owned subsidiary of Broadcast.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger on a date designated by Broadcast and AllDigital within two business days after all the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada or at such later time as is agreed by Broadcast and AllDigital and specified in the articles of merger. Because the consummation of the merger is subject to the satisfaction of other conditions, Broadcast and AllDigital cannot predict the exact timing of the consummation of the merger.

Manner and Basis of Converting Shares

At the effective time of the merger, each share of AllDigital common stock will automatically be converted into the right to receive a set number of shares of Broadcast common stock based on a mathematical formula set forth in the merger agreement. This number is referred to in this prospectus as the exchange ratio and is subject to future adjustment for stock splits, reverse stock splits, recapitalizations, reclassifications or other similar changes occurring prior to the consummation of the merger.

The merger agreement also provides that if Broadcast and AllDigital jointly determine that the issuance of Broadcast common stock to any AllDigital stockholder would violate any applicable legal requirement that either cannot be eliminated or cannot be eliminated without unreasonable delay or expense (as determined by the boards of directors of Broadcast and AllDigital), then such stockholder will receive, in lieu of shares of Broadcast common stock, an amount of cash per share of AllDigital common stock equal to the product of the exchange ratio and the average closing price of a share of Broadcast common stock on the OTC Bulletin Board over the ten-day period ending on the trading day one day prior to the effective time of the merger.  In this prospectus, any such cash consideration is referred to as the alternative cash consideration, and the exchange ratio or, if applicable, the alternative cash consideration, are together sometimes referred to as the per share merger consideration.

No fractional shares of Broadcast common stock will be issued in the merger. Instead, all shares of Broadcast common stock issuable to each AllDigital stockholder will be aggregated and rounded down to the nearest whole share.

The merger agreement provides that, prior to the consummation of the merger, Broadcast will select Interwest Transfer Company, Inc., Broadcast’s transfer agent or another bank or trust company reasonably satisfactory to AllDigital to act as the exchange agent under the merger agreement and will enter into an agreement reasonably acceptable to AllDigital with such exchange agent relating the services to be performed by such exchange agent. The merger agreement provides that at or promptly after the effective time of the merger, Broadcast will deposit with the exchange agent stock certificates representing the shares of Broadcast common stock issuable in exchange for shares of AllDigital common stock and cash in the amount of the alternative cash consideration, if any.

The merger agreement contemplates that, promptly following the effective time of the merger, the exchange agent for the merger will mail to each record holder of AllDigital common stock immediately prior to the effective time of the merger a letter of transmittal and instructions for surrendering and exchanging the stockholder’s shares of AllDigital common stock represented by stock certificates or by book entry method (shares of AllDigital common stock represented by the book entry method will be referred as AllDigital book entry shares). The merger agreement provides that, upon surrender of an AllDigital common stock certificate or AllDigital book entry shares for exchange to the exchange agent, together with a duly signed letter of transmittal, and such other documents as the exchange agent or Broadcast may reasonably require, the holder of the AllDigital stock certificate or AllDigital book entry shares will be entitled to receive the following:

•	a certificate representing Broadcast common stock; or

•	the alternative cash consideration payable to such holder, if applicable.

The stock certificate and book entry shares so surrendered will be cancelled.

After the effective time of the merger, all holders of shares of AllDigital common stock represented by stock certificates or by book entry shares that were outstanding immediately prior to the effective time of the merger will cease to have any rights as stockholders of AllDigital. In addition, no transfer of AllDigital common stock after the effective time of the merger will be registered on the stock transfer books of AllDigital.

If any AllDigital stock certificate has been lost, stolen or destroyed, Broadcast may in its reasonable discretion, and as a condition to the issuance of any certificate representing Broadcast common stock in exchange therefor, require the owner of such certificate to deliver an affidavit certifying such certificate has been lost, stolen or destroyed and post a bond in such amount as Broadcast and AllDigital may reasonably agree to direct as indemnity against any claim that may be made with respect to that certificate against Broadcast, the surviving corporation or the exchange agent.

From and after the effective time of the merger, until it is surrendered and exchanged, each certificate that previously evidenced AllDigital common stock and each AllDigital book entry share will be deemed to represent only the right to receive the per share merger consideration.

Stock certificates and book entry shares should not be surrendered for exchange by AllDigital stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letters of transmittal which the merger agreement provides will be mailed to AllDigital stockholders promptly following the effective time of the merger. In all cases, the certificates representing shares of Broadcast common stock and cash in lieu of fractional shares will be delivered only in accordance with the procedures set forth in the letter of transmittal.

The merger agreement contemplates that, upon demand by Broadcast, the exchange agent will deliver to Broadcast any certificates representing Broadcast common stock and any funds which have not been disbursed to holders of AllDigital stock certificates or AllDigital book entry shares as of the first year anniversary of the effective time of the merger. Any holders of AllDigital stock certificates or AllDigital book entry shares who have not surrendered such certificates or book entry shares in compliance with the above-described procedures may thereafter look only to Broadcast for, and be entitled to receive from Broadcast, certificates representing shares of Broadcast common stock, or, if applicable, alternative cash consideration, and any dividends or distributions with respect to such Broadcast common stock.

AllDigital Stock Options and Stock Incentive Plan

The merger agreement provides that, at the effective time of the merger, each AllDigital stock option that is outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested, will be converted into an option to purchase Broadcast common stock and Broadcast will assume such stock option in accordance with the terms of the AllDigital stock plan and the stock option agreement evidencing that AllDigital stock option as in effect immediately prior to the effective time of the merger. Each AllDigital stock option assumed by Broadcast may be exercised solely for shares of Broadcast common stock. The number of shares of Broadcast common stock subject to each assumed AllDigital stock option will be determined by multiplying the number of shares of AllDigital common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio and rounding down to the nearest whole number of shares of Broadcast common stock. The per share exercise price for shares of Broadcast common stock under each assumed AllDigital stock option will be determined by dividing the per share exercise price for the AllDigital common stock subject to the stock option immediately prior to the effective time of the merger by the exchange ratio and rounding up to the nearest whole cent. Except for the foregoing adjustments to the assumed stock options to reflect the application of the exchange ratio, all terms of the assumed stock options, including the term, exercisability, vesting schedule, acceleration and all other provisions, will remain subject to the same terms and conditions set forth in the AllDigital stock plan and the applicable stock option agreement, employment agreement or other agreement evidencing such stock options immediately prior to the effective time of the merger, except that the Broadcast board of directors or a committee thereof will succeed to the authority and responsibility of the AllDigital board of directors or a committee thereof with respect to such stock options. For more information as it relates to AllDigital’s executive officers who hold AllDigital stock options, please see “The Merger and Related Matters — Interests of AllDigital’s Executive Officers and Directors in the Merger.”

The merger agreement provides that Broadcast will assume the AllDigital Second Amended and Restated 2011 Stock Incentive Plan, or the AllDigital stock plan, at the effective time of the merger.  Following the effective time of the merger, Broadcast may grant awards pursuant to the AllDigital stock plan so assumed using the share reserves under such plan at the effective time, including any shares returned to such plan as a result of the termination of AllDigital stock options assumed by Broadcast in the merger.  Stock covered by all such awards will be Broadcast common stock and all references to a number of shares of common stock in the AllDigital stock plan so assumed will be deemed to refer to a number shares of Broadcast common stock determined by multiplying such number of shares by the exchange ratio and rounding down to the nearest whole share.  Following assumption of the AllDigital stock plan by Broadcast, the Broadcast board of directors or a committee thereof will succeed to the authority formerly held by the AllDigital board of directors with respect to the administration of such plan.

The merger agreement provides that Broadcast will file a registration statement on Form S-8 (if available for use by Broadcast) within 15 days after the effective time of the merger for the shares of Broadcast common stock issuable upon exercise of the assumed stock options and assumed AllDigital stock plan.

AllDigital Warrants

The merger agreement provides that, at the effective time of the merger, Broadcast will assume all duties and obligations of AllDigital under each warrant to purchase AllDigital common stock outstanding immediately prior to the effective time.  Promptly following the effective time of the merger, Broadcast will provide a letter of transmittal to each holder of an AllDigital warrant providing for the manner in which such warrants will be replaced by warrants to acquire Broadcast common stock on the same terms and conditions as the AllDigital warrants, other than the exercise price and number of shares of Broadcast common stock subject to such warrants, which will be equitably adjusted to reflect the exchange ratio. For more information as it relates to AllDigital’s directors and executive officers who hold AllDigital warrants, please see “The Merger and Related Matters — Interests of AllDigital’s Executive Officers and Directors in the Merger.”

Representations and Warranties

The merger agreement contains customary representations and warranties that Broadcast and AllDigital have made to, and solely for the benefit of, each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in the representations and warranties are qualified by information in disclosure schedules that Broadcast and AllDigital have exchanged in connection with signing the merger agreement. While Broadcast and AllDigital do not believe that these disclosure schedules contain information that securities laws require the parties to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied upon as characterizations of the actual state of facts, since such representations and warranties are qualified in important respects by the disclosure schedules and since facts may have changed or may change in the future. The disclosure schedules exchanged by Broadcast and AllDigital contain information that has been included in the companies’ general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. In addition, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Broadcast and AllDigital rather than establishing matters as facts. The customary representations and warranties of each of AllDigital and Broadcast in the merger agreement relate to following subject matters, among other things:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	ownership of subsidiaries’ capital stock;

•	capitalization;

•	documents filed with the SEC;

•	disclosure controls and procedures and internal controls over financial reporting;

•	financial statements and off-balance sheet arrangements;

•	compliance with and certain Sarbanes-Oxley requirements with respect to auditors;

•	absence of certain changes and events since September 30, 2012;

•	title to assets and leasehold interests;

•	customers and loans made to employees and other service providers;

•	real and personal property;

•	intellectual property;

•	material contracts;

•	the effect on material contracts of entering into and completing the transactions contemplated by the merger agreement and other matters relating to material contracts;

•	absence of certain liabilities;

•	compliance with applicable laws;

•	possession of and compliance with material permits and other governmental authorizations required for the operation of the business;

•	taxes;

•	employee benefit plans and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	litigation;

•	stockholder vote needed to approve the transactions contemplated by the merger agreement;

•
absence of any violation of any applicable legal requirements or the charter documents, or certain other effects, as a result of entering into and completing the transactions contemplated by the merger agreement;

•	brokerage, finder’s or other fees or commissions payable to brokers, finders or financial advisors in connection with the merger;

•	arrangements with a financial advisor and, for Broadcast only, an opinion of a special financial advisor;

•	merger sub (made only by Broadcast);

•	the valid issuance of Broadcast common stock to be issued in the merger (made only by Broadcast);

•	no ownership of AllDigital common stock (made only by Broadcast); and

•	the accuracy of the information provided in connection with the proxy statement/prospectus/consent solicitation pertaining to the merger.

Covenants; Conduct of Business Prior to the Merger

Affirmative Covenants of AllDigital. AllDigital has agreed that before the effective time of the merger, it will, and it will cause its subsidiaries to, among other things:

•
provide Broadcast and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by Broadcast;

•
provide Broadcast and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to AllDigital and its subsidiaries as reasonably requested by Broadcast;

•
permit Broadcast’s senior officers to meet, upon reasonable notice and during normal business hours, with officers of AllDigital responsible for AllDigital’s financial statements and internal controls in order to discuss certain matters;

•
provide Broadcast with copies of any notice, report or other document filed with or sent to any governmental body on behalf of AllDigital or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify Broadcast of any claim or legal proceeding against, relating to, involving or otherwise affecting AllDigital or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to AllDigital’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify Broadcast of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to Broadcast’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on AllDigital and its subsidiaries;

•	Cause, prior to the effective time of the merger, the increase to the number of shares of AllDigital common stock authorized for issuance under the AllDigital stock plan;

•	use commercially reasonable efforts to obtain and deliver to Broadcast at or prior to the effective time of the merger the resignation of each director of AllDigital other than Paul Summers;

•	take such action so as to cause the termination of any 401(k) plans maintained by AllDigital effective no later than the day prior to the effective time of the merger;

•
promptly notify Broadcast of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of AllDigital’s internal control over financial reporting identified by AllDigital or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies; and

•
notify Broadcast within two business days of becoming aware of an indication from an AllDigital stockholder that such stockholder has or intends to exercise dissenters’ rights with regard to the merger.

Negative Covenants of AllDigital. AllDigital has agreed that before the effective time of the merger, except as otherwise consented to in writing by Broadcast, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to Broadcast pursuant to the merger agreement or contemplated by the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of AllDigital’s equity plan or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the AllDigital disclosure schedule, accelerate the vesting under, any provision of AllDigital’s equity plan or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents);

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditures other than (a) those that are provided for in AllDigital’s capital expense budget; and (b) if not provided for in AllDigital’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in AllDigital’s capital expense budget, do not exceed $5,000 in the aggregate;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of AllDigital and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, or adopt or agree to any retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 6, 2013;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; and

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Broadcast. Broadcast has agreed that before the effective time of the merger, it will, among other things:

•
provide AllDigital and its representatives with reasonable access during normal business hours to its personnel, tax and accounting advisers, assets, books, records, tax returns, work papers and other documents, in each case as reasonably requested by AllDigital;

•
provide AllDigital and its representatives with copies of existing books, records, tax returns, work papers and other documents and information relating to Broadcast and its subsidiaries as reasonably requested by AllDigital;

•
provide AllDigital with copies of any notice, report or other document filed with or sent to any governmental body on behalf of Broadcast or any of its subsidiaries in connection with the merger or the other transactions contemplated by the merger agreement;

•
conduct its business and operations in the ordinary course and in accordance in all material respects with past practices, use its commercially reasonable efforts to attempt to preserve intact the material components of its current business organization, keep available the services of its current officers and key employees and maintain its relations and goodwill with all material suppliers, material customers, material licensors and governmental bodies;

•
promptly notify AllDigital of any claim or legal proceeding against, relating to, involving or otherwise effecting Broadcast or its subsidiaries that relates to the transactions contemplated by the merger agreement commenced or, to Broadcast’s knowledge, overtly threatened by a governmental body or threatened in writing by any other person;

•
promptly notify AllDigital of any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of the conditions to AllDigital’s obligation to close the merger impossible or that has had or would reasonably be expected to have or result in a material adverse effect on Broadcast and its subsidiaries;

•	use commercially reasonable efforts to obtain and deliver to Broadcast at or prior to the effective time of the merger the resignation of each director of Broadcast other than Donald A. Harris;

•
promptly notify AllDigital of any material weaknesses (or a series of control deficiencies that collectively are deemed to constitute a material weakness) in the effectiveness of Broadcast’s internal control over financial reporting identified by Broadcast or its auditors and use its commercially reasonable efforts to rectify such material weakness or series of control deficiencies;

•
use commercially reasonable efforts to cause, prior to the closing of the merger, the termination and cancellation, whether by way of exercise, conversion, surrender or exchange, all outstanding Broadcast stock options, notes and warrants (except for certain warrants specified in the merger agreement);

•
obtain, prior to the effective time of the merger, all regulatory approvals needed to ensure that the Broadcast common stock to be issued in the merger is registered, qualified or exempt from registration or qualification of every state in which stockholders of AllDigital reside, provided that Broadcast shall not be required to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified;

•
notify AllDigital within two business days of becoming aware of an indication from a Broadcast stockholder that such stockholder has or intends to exercise dissenters’ rights with regard to the merger; and

•	cause merger sub to perform its obligations under the merger agreement.

Negative Covenants of Broadcast. Broadcast has agreed that before the effective time of the merger, except as otherwise consented to in writing by AllDigital, which consent may not be unreasonably withheld, conditioned or delayed, or as previously disclosed to AllDigital pursuant to the merger agreement or contemplated by the merger agreement, it will not, will not agree to, and will not permit any of its subsidiaries to, among other things:

•
subject to limited exceptions, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

•
subject to limited exceptions, sell, issue, grant or authorize the sale, issuance or grant of any capital stock or other security or any option, call, warrant, stock appreciation right or right to acquire any capital stock or other security or any security convertible into any capital stock or other security;

•
amend or waive any of its rights under, or, except as contemplated by the terms of Broadcast’s equity plans or the relevant award or employment agreements as in effect as of the date of the merger agreement and described on the Broadcast disclosure schedule, accelerate the vesting under, any provision of Broadcast’s equity plans or any agreement evidencing any outstanding equity award or otherwise modify the terms of any outstanding equity award, warrant or other security or related contract;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws (or other charter or organizational documents) other than as contemplated herein;

•
acquire an equity interest or other interest in any other entity or form any subsidiary, in each case except in the ordinary course of business and consistent with past practices, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

•
make any capital expenditures other than (a) those that are provided for in Broadcast’s capital expense budget; and (b) if not provided for in Broadcast’s capital expense budget, those that, when added together with all other capital expenditures made since the date of the merger agreement that are not provided for in Broadcast’s capital expense budget, do not exceed $5,000 in the aggregate;

•
other than in the ordinary course of business and consistent with past practices, enter into or become bound by any material contract or amend, terminate or waive any material right or remedy under any material contract;

•
acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person other than assets that are acquired, leased, licensed or disposed of in the ordinary course of business consistent with past practices or assets that are immaterial to the business of Broadcast and its subsidiaries (taken as a whole);

•	make any pledge of any material asset or permit any material asset to become subject to any encumbrances other than certain encumbrances expressly permitted under the merger agreement;

•	subject to limited exceptions, lend any money to any person, or incur or guarantee any indebtedness;

•
subject to limited exceptions, establish, adopt, enter into or amend any employee plan or employee agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or any of its officers or other employees;

•
hire any employee at the level of vice president or above or with an annual base salary in excess of $100,000, or promote any employee to vice president or above, except in order to fill a position vacated after January 6, 2013;

•	subject to limited exceptions, change any of its methods of accounting or accounting practices in any respect;

•	make any material tax election;

•	subject to limited exceptions, commence any legal proceeding or settle any legal proceeding; or

•
take any action that would be reasonably expected to cause the merger to fail to qualify as a “reorganization” for federal income tax purposes under the Code or fail to take any reasonable action necessary to cause the merger to so qualify.

Affirmative Covenants of Broadcast and AllDigital. Both Broadcast and AllDigital have agreed, among other things:

•
as promptly as practicable after the date of the merger agreement (but in any event within 30 days after the date of the merger agreement), both Broadcast and AllDigital will prepare and cause to be filed with the SEC a proxy statement/prospectus/consent solicitation and Broadcast will prepare and cause to be filed with the SEC a registration statement on Form S-4, of which such proxy statement/prospectus/consent solicitation is a part and will use reasonable best efforts:

•	to cause the registration statement and the joint proxy statement/prospectus to comply with all applicable rules and regulations promulgated by the SEC;

•	to promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff;

•	to have the registration statement declared effective as promptly as practicable after it is filed with the SEC; and

•	to keep such registration statement effective through the consummation of the merger in order to permit the consummation of the merger;

•	each party will use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the merger and the other transactions contemplated by the merger agreement;

•	each party will make all filings and give all required notices required to be made or given by such party in connection with the merger and the other transactions contemplated by the merger agreement;

•	each party will use reasonable best efforts to obtain each consent required to be obtained by such party in connection with the merger or the other transactions contemplated by the merger agreement;

•	each party will use its commercially reasonable efforts to lift any restraint, injunction or other legal bar to the merger;

•
each party will promptly notify the other in writing of any fact or circumstance that would cause any of the disclosing party’s representations, warranties or covenants to be untrue or incomplete in any respect, and the disclosing party shall promptly deliver to the other party an updated version of any applicable section of the disclosing party’s disclosure schedules or a new section of such disclosure schedules reflecting such fact or circumstance; and

•
each party will take all actions necessary to ensure that, effective immediately following the effective time of the merger, Broadcast’s board of directors is composed as described in the merger agreement (unless otherwise agreed to by the parties in writing).

Indemnification and Insurance

The merger agreement provides that, for a period of six years after the merger, Broadcast will cause the surviving corporation and its subsidiaries to indemnify their respective current or former directors and officers and any person who becomes a director or officer of AllDigital (or any of its subsidiaries) prior to the effective time of the merger (such officers and directors are referred to collectively as the AllDigital indemnified D&O) to the fullest extent that applicable legal requirements permit a company to indemnify its own officers and directors and in compliance with applicable indemnification agreements in effect as of the date of the merger agreement, including any provision relating to advancement of expenses.

In addition, the merger agreement provides that prior to the effective time of the merger, Broadcast will arrange for, and immediately following the effective time, will purchase and pay for, a six-year “tail” prepaid policy on AllDigital’s existing D&O policy with coverage of no less than $5 million.

Obligations of the Broadcast Board of Directors and AllDigital Board of Directors with Respect to Their Recommendations and Stockholder Approvals

The Broadcast board of directors has agreed to take all actions necessary to call, give notice of and hold a stockholder meeting to approve the merger, merger agreement and the issuance of Broadcast common stock in the merger, along with the other proposals listed in the meeting notice in the proxy statement/prospectus/consent solicitation pertaining to the merger.  The AllDigital board of directors has agreed to take all actions necessary to obtain the written consent of AllDigital’s stockholders to the merger agreement and the increase to the shares reserved under the AllDigital stock plan.

Both AllDigital and Broadcast have agreed to include a statement in the proxy statement/prospectus/consent solicitation pertaining to the merger to the effect that the respective boards of directors of Broadcast and AllDigital recommend that the stockholders of Broadcast and AllDigital, as the case may be, approve and adopt all proposals to be voted on in the Broadcast special meeting and approved in the AllDigital stockholder consent.  The merger agreement provides that neither the board of directors of AllDigital nor the board of directors of Broadcast may withdraw its recommendation or modify its recommendation in a manner adverse to the other company except in certain circumstances.

The merger agreement provides that each of the boards of directors of AllDigital and Broadcast is entitled to withdraw or modify its recommendation that its stockholders vote in favor of the transaction, or alternatively that each of AllDigital and Broadcast may terminate the merger agreement (and pay a termination fee of $100,000 shares of such party’s common stock representing  4% of its fully diluted capitalization to the other party), in connection with an unsolicited written acquisition proposal for such company if the following requirements are met:

•
such company has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 66);

•
an unsolicited bona fide written acquisition proposal for such company is made after January 6, 2013 and the board of directors of such company determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this offer is more favorable from a financial point of view to such company’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal such company engages in good faith negotiations with the other party to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
such company’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the withdrawal or change in its recommendation is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of such company under applicable law.

The merger agreement provides that, if either company withdraws or modifies the recommendation of its board of directors, such company may be required to pay a fee of $100,000 and shares representing 4% of its fully diluted capitalization to the other company under certain circumstances. See the section entitled “The Merger Agreement — Expenses and Termination Fees.”

Unless the merger agreement is terminated beforehand in accordance with the termination provisions of the merger agreement, both AllDigital and Broadcast have agreed to submit the adoption of the merger agreement, in the case of AllDigital, and the issuance of shares of Broadcast common stock pursuant the merger agreement and the amendment and restatement of Broadcast’s articles of incorporation, among other proposals, to their stockholders, regardless of any withdrawal or modification of the respective recommendation by the board of directors of AllDigital or Broadcast.

Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals

The merger agreement contains detailed provisions prohibiting AllDigital and Broadcast from seeking or entering into an alternative transaction to the merger. Under these “no solicitation” and related provisions, subject to specific exceptions described in the merger agreement, each of AllDigital and Broadcast has agreed that, prior to the earlier of consummation of the merger or the termination of the merger agreement, it will not, directly or indirectly (and that it will (a) cause the subsidiaries and the respective officers, directors and financial advisers of such company and its subsidiaries not to; and (b) use its reasonable best efforts to ensure that the other representatives of such company and its subsidiaries do not, directly or indirectly):

•	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any acquisition proposal or acquisition inquiry with respect to such company;

•
furnish any information regarding such company or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry with respect to such company;

•	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry with respect to such company;

•
approve, endorse or recommend any acquisition proposal with respect to such company or acquisition inquiry with respect to any person or group becoming the beneficial owner of more than 5% of the equity securities of such company; and

•	enter into any letter of intent or contract relating to any acquisition transaction with respect to such company.

Under the merger agreement, an “acquisition inquiry” is defined as an inquiry, indication of interest or request for nonpublic information (other than those made or submitted by Broadcast or AllDigital, as the case may be) that would reasonably be expected to lead to an acquisition proposal, and an “acquisition proposal” is defined as any offer or proposal with respect to AllDigital (other than those made or submitted by Broadcast) or Broadcast (other than those submitted by AllDigital) relating to any acquisition transaction.

Under the merger agreement, subject to limited exceptions, an “acquisition transaction” with respect to AllDigital or Broadcast, as the case may be, is defined as any transaction or series of related transactions (other than the one contemplated by the merger agreement or any bridge financing permitted by the merger agreement) involving :

•
any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or similar transaction involving such company or one of its material subsidiaries, in which a third party or group acquires more than a 30% interest in the total outstanding voting securities of such company or one of its material subsidiaries, or in which such company or one of its material subsidiaries issues more than 30% of the outstanding voting securities of such company or that significant subsidiary (as described below);

•
any sale, lease, exchange, transfer, license, acquisition or disposition of assets representing 30% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries; or

•	any liquidation or dissolution of such company or one of its material subsidiaries.

Under the merger agreement, a “significant subsidiary” of AllDigital or Broadcast, as the case may be, is defined as any subsidiary that accounts for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such company and its subsidiaries taken as a whole.

Under the merger agreement, AllDigital and Broadcast agreed to cease any existing discussions with any third party that relate to any acquisition proposal or acquisition inquiry with respect to such company.

Each of AllDigital and Broadcast has agreed to advise the other party, within 24 hours after receipt of any acquisition proposal or acquisition inquiry with respect to such company, of the identity of the person making the acquisition proposal or acquisition inquiry and the terms thereof. The merger agreement provides that each party receiving an acquisition proposal or an acquisition inquiry must keep the other party reasonably informed of the status of the acquisition proposal or acquisition inquiry and the status and terms of any material modifications or material proposed modifications thereto.

Each of AllDigital and Broadcast has also agreed not to release or waive any provision of any confidentiality, non-solicitation, no-hire, standstill or similar contract under which such company or any of its subsidiaries has any rights and to use commercially reasonable efforts to enforce such contracts at the request of the other party, unless the board of directors of such company determines in good faith (after consultation with outside counsel) that failure to take such action would be a breach of its fiduciary duties to such company’s stockholders under applicable law.

These limitations were suspended by the parties from April 10, 2013 to the date of the initial filing of the Registration Statement on Form S-4 of which the proxy statement/prospectus/consent solicitation pertaining to the merger is part.

Exception to the Limitation on the Discussion by AllDigital or Broadcast of Other Acquisition Proposals

The merger agreement provides that, if, prior to, in the case of AllDigital, the adoption of the merger agreement by the AllDigital stockholders, and in the case of Broadcast, the approval of the issuance of shares of Broadcast common stock pursuant to the merger agreement by the Broadcast stockholders, AllDigital or Broadcast, as the case may be, receives an acquisition proposal from any person with respect to such company, then such company may furnish nonpublic information to, and engage in discussions and negotiations with, the person making the acquisition proposal, as long as:

•
the acquisition proposal is not a result of any material breach of the “no solicitation” obligations of such company (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above);

•	such company’s board of directors concludes in good faith (after having consulted with its outside legal counsel) that such acquisition proposal is reasonably likely to lead to a superior offer;

•	such company has given the other party at least one business day’s prior notice of its intention to take such action and the identity of the person who made the acquisition proposal;

•
such company receives an executed confidentiality agreement from the person who made the acquisition proposal with terms at least as favorable to such company in the aggregate as the confidentiality agreement between AllDigital and Broadcast (except that no such confidentiality agreement need include a “standstill” provision); and

•
such company provides the other party with any nonpublic information to be furnished to the person who made the acquisition proposal (that has not previously been delivered to the other party) contemporaneously with furnishing such person with such nonpublic information.

For purposes of the merger agreement, the term “superior offer,” with respect to either Broadcast or AllDigital, as the case may be, is defined as an unsolicited bona fide written acquisition proposal by a third party that is determined by the board of directors of such company, in its good faith judgment (after consulting with an independent financial advisor and outside legal counsel and after taking into account the likelihood and anticipated timing of the consummation of the transaction contemplated by such offer) to be more favorable from a financial point of view to such company’s stockholders than the transactions contemplated by the merger agreement.

Material Adverse Effect

Several of the representations, warranties, covenants, closing conditions and termination provisions of Broadcast and AllDigital in the merger agreement use the phrase “material adverse effect.” The merger agreement provides that “material adverse effect” means, with respect to either Broadcast or AllDigital, as the case may be, any effect, change, claim, event or circumstance that, considered together with other effects, changes, claims, events and circumstances, has (or would reasonably be expected to have) a material adverse effect on the business, financial condition, operations or results of operations of the subject company and its subsidiaries taken as a whole; however, for purposes of this provision, no effect, change, claim, event or circumstance resulting from the following will be deemed to constitute, or be taken into account in determining whether there has occurred, a material adverse effect on the particular subject company:

•
conditions generally affecting the industries in which the subject company participates or the U.S. or global economy, to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•
general conditions in the financial markets and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the subject company and its subsidiaries taken as a whole, as compared to other industry participants;

•	changes in the trading price or trading volume of the subject company’s common stock in and of themselves;

•	changes in GAAP applicable to the subject company and its subsidiaries;

•
the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	any stockholder litigation directly resulting from the execution of the merger agreement or the consummation of the merger;

•	loss of employees, suppliers or customers resulting directly from the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement;

•	the taking of any action expressly required to be taken pursuant to the merger agreement;

•	the taking of any action requested by the other party pursuant to the terms of the merger agreement (to the extent taken in accordance with such request);

•	changes in applicable law after January 6, 2013; or

•	the ability of the subject company to consummate the transactions contemplated under the merger agreement.

Conditions to the Merger

Conditions to the Obligations of Broadcast.  The merger agreement provides that the obligations of Broadcast and merger sub to consummate the merger are subject to the satisfaction of each of the following conditions:

•
subject to the AllDigital disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by AllDigital in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization and authorization to enter into the merger agreement, among others;

•
subject to the AllDigital disclosure schedule, the accuracy of the remaining representations and warranties made by AllDigital in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on AllDigital;

•
the performance in all material respects by AllDigital of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which the proxy statement/prospectus/consent solicitation pertaining to the merger is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Broadcast common stock in the merger shall be exempt from qualification) in states in which AllDigital stockholders holding at least 99% of the outstanding shares of AllDigital common stock have an address of record;

•
AllDigital’s stockholders shall have adopted the merger agreement and approved the option plan increase by the required vote (collectively referred to as the AllDigital proposals) and Broadcast’s stockholders shall have approved the merger and the merger agreement, the amendment and restatement of Broadcast’s articles of incorporation to effectuate the reverse stock split, increase the authorized shares of Broadcast common stock and change the name of Broadcast to “AllDigital Broadcasting, Inc.”, the issuance of shares of Broadcast common stock pursuant to the merger agreement, the assumption of the AllDigital stock plan and the election of the directors specified in the merger agreement as the directors of Broadcast following the merger by the required vote (collectively referred to as the Broadcast proposals);

•	Broadcast shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	AllDigital’s chief executive officer and chief financial officer shall have delivered to Broadcast a certificate confirming that certain conditions have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on AllDigital which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on AllDigital;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•
there shall be no legal action by one or more AllDigital stockholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $1 million against, Broadcast or its subsidiaries or AllDigital;

•
the number of shares of AllDigital common stock dissenting from the merger shall be less than 1.5% of the outstanding AllDigital common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock; and

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger shall be equal to or greater than a deficit of $1 million.

Conditions to the Obligations of AllDigital.  The merger agreement provides that the obligation of AllDigital to consummate the merger is subject to the satisfaction of each of the following conditions:

•
subject to the Broadcast disclosure schedule, the accuracy in all material respects of a limited number of representations and warranties made by Broadcast in the merger agreement (disregarding all materiality qualifications limiting the scope of such representations and warranties), including those relating to capitalization and authorization to enter into the merger agreement, among others;

•
subject to the Broadcast disclosure schedule, the accuracy of the remaining representations and warranties made by Broadcast in the merger agreement in all respects (disregarding all materiality qualifications limiting the scope of such representations and warranties), provided that inaccuracies in such representations and warranties will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on Broadcast;

•
the performance in all material respects by Broadcast of its obligations and covenants set forth in the merger agreement that are required to be performed at or prior to the consummation of the merger;

•
the registration statement on Form S-4, of which the proxy statement/prospectus/consent solicitation pertaining to the merger is a part, shall have become effective in accordance with the provisions of the Securities Act, shall not be subject to any stop order or pending or threatened proceedings seeking such a stop order and shall be qualified (or the issuance of shares of Broadcast common stock in the merger shall be exempt from qualification) in states in which AllDigital stockholders holding at least 99% of the outstanding shares of AllDigital common stock have an address of record;

•	AllDigital’s stockholders shall have approved the AllDigital proposals by the required vote and Broadcast’s stockholders shall have approved the Broadcast proposals by the required vote;

•	AllDigital shall have received a legal opinion, dated as of the date of consummation of the merger, to the effect that the merger will constitute a “reorganization” for federal income tax purposes;

•	an executive officer of Broadcast shall have delivered to AllDigital a certificate confirming that certain conditions have been duly satisfied;

•
there shall not have occurred and be continuing any event that has a material adverse effect on Broadcast which has not been cured, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a material adverse effect on Broadcast;

•
there shall be no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger and no legal requirement making the consummation of the merger illegal;

•
there shall be no legal action by one or more Broadcast stockholders that has resulted or is reasonably likely to result in the issuance of any injunction binding on, or in any determination of liability in an amount in excess of $1 million against, AllDigital or its subsidiaries or Broadcast;

•
the reverse stock split shall have been effected or documentation shall have been filed with the Utah Division of Corporations and Commercial Code effecting the reverse stock split immediately prior to the merger;

•
Broadcast shall have delivered to AllDigital the resignations, effective as of the effective time of the merger, of all Broadcast and merger sub directors and officers who are not specified as directors and officers of Broadcast or merger sub following the merger and certified resolutions of the Broadcast and merger sub boards of directors causing such boards of directors to be comprised of the directors as specified in the merger agreement and appointing officers of Broadcast and merger sub as specified in the merger agreement;

•
the number of shares of AllDigital common stock dissenting from the merger shall be less than 1.5% of the outstanding AllDigital common stock and the number of shares of Broadcast common stock dissenting from the merger shall be less than 3% of the of the outstanding Broadcast common stock;

•
Broadcast shall have no indebtedness, determined in accordance with GAAP, other than indebtedness that by its terms converts into Broadcast common stock at the effective time of the merger and is included in the calculation of Broadcast’s fully diluted common stock;

•	the adjusted working capital of Broadcast immediately prior to the closing of the merger shall be equal to or greater than $0;

•
excluding specified Broadcast warrants and all Broadcast restricted stock units, the number of outstanding Broadcast warrants, options and other securities convertible or exchangeable into shares of Broadcast common stock shall not be convertible or exchangeable into more than 2 million shares of Parent Common Stock and shall in no event include any securities whose conversion or exercise price may decrease or be reset as a result of a subsequent event or whose terms provide for any redemption rights upon a change of control;

•	Broadcast’s monthly net cash flow for the preceding 30 days shall be equal to or greater than a $10,000 monthly deficit;

•
the pending legal proceedings specified in the merger agreement shall have been fully resolved, with any obligations associated therewith being paid or reflected on Broadcast’s balance sheet while still meeting the working capital and monthly net cash flow conditions above, or, if such matters have not been fully resolved, AllDigital shall have determined, in its sole discretion, that the aggregate unpaid liabilities associated with such matters will be less than $50,000;

•	all subsidiaries of Broadcast shall be wholly owned by Broadcast;

•	each of the executive officers specified in the merger agreement shall have executed employment agreements with Broadcast;

•
Broadcast shall have in place subscriptions or commitments for the purchase of the combined company’s common stock of no less than the difference between $1.5 million and the principal amount of the combined convertible notes and no more than $3.5 million on terms and with investors acceptable to AllDigital; and

•
No one but Broadcast shall have any ownership interest in any intellectual property or intellectual property rights at any time owned or supplied by Broadcast, as determined by AllDigital in its reasonable discretion.

Termination of the Merger Agreement

The merger agreement provides that, at any time prior to the consummation of the merger, either before or after the requisite approvals of the stockholders of Broadcast or AllDigital have been obtained, the merger agreement may be terminated:

•	by mutual written consent;

•
by either AllDigital or Broadcast if the merger shall not have been consummated by October 31, 2013; provided, however, that neither party will be permitted to terminate the merger agreement under this provision of the merger agreement if the failure to consummate the merger by October 31, 2013 is caused by a breach of an obligation to be performed prior to the effective time of the merger by the party seeking to terminate the merger agreement;

•
by either Broadcast or AllDigital if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order or taken other final and nonappealable action permanently prohibiting the consummation of the merger;

•	by either Broadcast or AllDigital if AllDigital’s stockholders do not approve the AllDigital proposals by the required vote pursuant to the AllDigital stockholder consent;

•
by either Broadcast or AllDigital if the Broadcast special meeting (including any postponements and adjournments thereof) has been held, a final vote on the issuance of shares of Broadcast common stock pursuant to the merger agreement has been taken, and Broadcast’s stockholders do not approve the Broadcast proposals by the required vote;

•	by Broadcast if, at any time prior to the adoption of the AllDigital proposals, any of the following events shall have occurred (which are referred to as AllDigital triggering events):

•
AllDigital shall have failed to include in the proxy statement/prospectus/consent solicitation pertaining to the merger its board of directors’ recommendation in favor of the approval of the AllDigital proposals, or AllDigital’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to Broadcast;

•	the board of directors of AllDigital shall have approved, endorsed or recommended any acquisition proposal with respect to AllDigital;

•	AllDigital shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to AllDigital; or

•
AllDigital shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above).

•	by AllDigital if, at any time prior to the approval of the Broadcast Proposals, any of the following events shall have occurred (which are referred to as Broadcast triggering events):

•
Broadcast shall have failed to include in the proxy statement/prospectus/consent solicitation pertaining to the merger its board of directors’ recommendation in favor of the approval of the Broadcast proposals, or Broadcast’s board of directors shall have withdrawn or modified its recommendation in a manner adverse to AllDigital;

•	the board of directors of Broadcast shall have approved, endorsed or recommended any acquisition proposal with respect to Broadcast;

•	Broadcast shall have entered into any letter of intent or contract relating to any acquisition proposal with respect to Broadcast; or

•
Broadcast shall have breached its “no solicitation” obligations (see the description of these obligations under the heading “— Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” above).

•
by Broadcast if AllDigital’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of AllDigital’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 68) or if AllDigital has breached any of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by AllDigital before October 31, 2013 and AllDigital is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, Broadcast may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•
by AllDigital if Broadcast’s representations and warranties are inaccurate such that the closing conditions relating to the accuracies of Broadcast’s representations and warranties would not be satisfied (see section “— Conditions to the Merger” on page 68) or if Broadcast has breach an of its covenants and obligations in any material respect; provided that if any such inaccuracy or breach is curable by Broadcast before October 31, 2013 and Broadcast is continuing to exercise its reasonable best efforts to cure such inaccuracy or breach, AllDigital may not terminate the merger agreement under this provision unless the inaccuracy remains uncured for a period of 30 days following notice thereof;

•	by AllDigital in connection with an unsolicited written acquisition proposal for AllDigital if the following requirements are met:

•
AllDigital has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 66);

•
an unsolicited bona fide written acquisition proposal for AllDigital is made after January 6, 2013 and the board of directors of AllDigital determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to AllDigital’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal Broadcast engages in good faith negotiations with AllDigital to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
AllDigital’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of AllDigital under applicable law.

•	by Broadcast in connection with an unsolicited written acquisition proposal for Broadcast if the following requirements are met:

•
Broadcast has not materially breached certain obligations under the merger agreement regarding non-solicitation of alternative transactions (see a description of such obligations under the section entitled “The Merger Agreement — Limitation on the Solicitation, Negotiation and Discussion by AllDigital and Broadcast of Other Acquisition Proposals” on page 66);

•
an unsolicited bona fide written acquisition proposal for Broadcast is made after January 6, 2013 and the board of directors of Broadcast determines in its good faith judgment (after having consulted with an independent financial advisor and outside legal counsel) that this acquisition proposal is more favorable from a financial point of view to Broadcast’s stockholders than the merger;

•
for a period of five business days after receipt of the new acquisition proposal Broadcast engages in good faith negotiations with AllDigital to amend the merger agreement in such manner that the new acquisition proposal that was determined to be favorable is no longer more favorable than the merger agreement; and

•
Broadcast’s board of directors determines in good faith (after having consulted with its outside legal counsel) that in light of the new acquisition proposal, the termination of the merger agreement is required in order for such board of directors to comply with its fiduciary obligations to the stockholders of Broadcast under applicable law.

Expenses and Termination Fees

The merger agreement provides that, subject to limited exceptions, all fees and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring such expenses.

The merger agreement provides that AllDigital will pay Broadcast a termination fee consisting of $100,000 in cash and 4% of AllDigital’s fully diluted common stock if any of the following events occurs:

•
the merger agreement is terminated by Broadcast under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the AllDigital triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the merger agreement is terminated by AllDigital to pursue an unsolicited, bona fide, written acquisition proposal for AllDigital that meets certain requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•
(i) the merger agreement is terminated by AllDigital or Broadcast under the provision of the merger agreement permitting such termination in the event that the stockholders of AllDigital have not approved the AllDigital proposals via the AllDigital stockholder consent, (ii) before such termination an acquisition proposal with respect to AllDigital shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to AllDigital is consummated or AllDigital (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to AllDigital;

•
(i) the merger agreement is terminated by Broadcast under the provision of the merger agreement permitting such termination in the event of AllDigital’s breach in any material respect of any of its representations and warranties or covenants in the merger agreement that is not cured by AllDigital in accordance with the terms of the merger agreement, (ii) before such termination an acquisition proposal with respect to AllDigital shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to AllDigital is consummated or AllDigital (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to AllDigital.

The merger agreement provides that Broadcast will pay AllDigital a termination fee consisting of $100,000 in cash and 4% of Broadcast’s fully diluted common stock if any of the following events occurs:

•
the merger agreement is terminated by AllDigital under the provision of the merger agreement permitting such termination in the event of the occurrence of any of the Broadcast triggering events described in “The Merger Agreement — Termination of the Merger Agreement;”

•
the merger agreement is terminated by Broadcast to pursue an unsolicited, bona fide, written acquisition proposal for Broadcast that meets the requirements set forth in the merger agreement. For a description of those requirements, see the relevant portion of the section entitled “The Merger Agreement — Termination of the Merger Agreement;”

•
(i) the merger agreement is terminated by AllDigital or Broadcast under the provision of the merger agreement permitting such termination in the event that the stockholders of Broadcast have voted not to approve the Broadcast proposals, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast; or

•
(i) the merger agreement is terminated by AllDigital under the provision of the merger agreement permitting such termination in the event of Broadcast’s breach in any material respect of any of its representations and warranties or covenants in the merger agreement that is not cured by Broadcast in accordance with the terms of the merger agreement, (ii) before such termination an acquisition proposal with respect to Broadcast shall have been publicly disclosed or announced and is not withdrawn, and (iii) on or prior to the first anniversary of the termination of the merger agreement, either an acquisition transaction with respect to Broadcast is consummated or Broadcast (or any of its subsidiaries) enters into a definitive agreement providing for an acquisition transaction with respect to Broadcast.

The Board of Directors and Executive Officers of Broadcast Following the Merger

The merger agreement provides that the parties will take all actions necessary to ensure that effective immediately following the effective time of the merger, the board of directors and the executive officers of Broadcast will consist of the following persons, each to hold office from and after the effective time of the merger until the earliest of appointment of his or her respective successor, resignation or proper removal in accordance with Broadcast’s charter documents and applicable legal requirements:

Board of Directors

•	Donald A. Harris

•	Paul Summers

•	David Williams

Executive Officers

•	Paul Summers, Chief Executive Officer and President

•	John Walpuck, Chief Operating Officer and Chief Financial Officer

•	Tim Napoleon, Chief Strategist

•	Konstantin Wilms, Chief Architect

•	Steve Smith, Vice President of Network Services

Voting Agreements

The following descriptions of the voting agreements describes the material terms of the voting agreements. The descriptions of the voting agreements are qualified in their entirety by reference to the forms of voting agreements (which were filed as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K filed with the SEC on January 7, 2013) and which are incorporated herein by reference.

Voting Agreement Relating to AllDigital Shares

Paul and Kristen Summers Family Trust DTD 4/22/0, a stockholder affiliated with Paul Summers, Chief Executive Officer of AllDigital, has entered into a voting agreement with Broadcast dated January 6, 2013. In the voting agreement, such stockholder has agreed to vote all shares of capital stock of AllDigital beneficially owned by it in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to AllDigital.  The outstanding shares of AllDigital common stock owned by such stockholder constitute approximately 24.3% of the total outstanding voting power of AllDigital on the date of such agreement excluding warrants held by such stockholder.  Such voting agreement will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger.

Voting Agreement Relating to Broadcast Shares

Moreland Family, LLC, Legends Capital Group, Steven Ledger, Ray Phillip Zobrist, R. Phil and Janet Zobrist Family Trust, Trust Investments, James E. Solomon, Rodney Tiede and 5 Star LLC, some of which are or are affiliated with directors and officers of Broadcast, have each entered into a voting agreement with AllDigital dated January 6, 2013. In the voting agreement, such stockholders have each agreed to vote all shares of capital stock of Broadcast beneficially owned by them in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to Broadcast.  The outstanding shares of Broadcast common stock owned by such stockholders constituted approximately 7.3% of the total outstanding voting power of Broadcast on the date of such agreement.  Such voting agreement will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger.

Amendment and Restatement of Broadcast’s Articles of Incorporation

Overview

The Broadcast board of directors has unanimously approved an amendment and restatement of Broadcast’s articles of incorporation that (i) effectuates the reverse stock split whereby each fifteen (15) pre-reverse-stock-split shares of common stock are combined into one post-reverse-stock-split share of Broadcast common stock, (ii) increases the number of authorized shares of Broadcast common stock to 120,000,000 shares (on a post-reverse-stock-split basis) and (iii) changes the name of Broadcast to “AllDigital Broadcasting, Inc.” In addition, the amendment and restatement will reduce the par value of a share of Broadcast common stock to no par value per share and will make certain technical changes to the provisions authorizing the Broadcast board of directors to designate series of preferred stock.  Broadcast’s board has declared this amendment and restatement to be advisable and recommended that this proposal be presented to Broadcast stockholders for approval. The form of such proposed amendment and restatement of Broadcast’s articles of incorporation was filed as Exhibit 3.3 and Annex D to our Registration Statement on Form S-4, File No. 333-189869, filed with the SEC on July 9, 2013, and is referred to in this prospectus as the “Broadcast amended and restated articles.”

The Reverse Stock Split

In the reverse stock split, each certificate representing shares of Broadcast common stock that are issued and outstanding immediately prior to the reverse stock split, shall thereafter for all purposes be deemed to represent one (1) share of Broadcast common stock for each fifteen (15) shares of Broadcast common stock represented by such certificate; and each holder of record of a certificate for fifteen (15) or more shares of Broadcast common stock as of such time shall be entitled to receive, as soon as practicable, upon surrender of such certificate to Broadcast’s transfer agent together with the form of transmittal letter provided by such transfer agent, a certificate or certificates representing one (1) share of Broadcast common stock for each fifteen (15) shares of Broadcast common stock represented by the certificate of such holder immediately prior to the reverse stock split. No fractional shares will be issued to the holders of presently issued and outstanding shares of Broadcast common stock as a result of the reverse stock split.  In lieu of fractional shares, Broadcast stockholders who would otherwise be entitled to receive a fractional share after the reverse stock split of all shares held by the stockholder will receive one (1) whole share of Broadcast common stock.

Reasons for the Reverse Stock Split

Broadcast and AllDigital believe that the existing capitalization of Broadcast and the capitalization of Broadcast after giving effect to the exchange offer and the merger, is comprised of more shares than is appropriate for an early stage business and that this unnecessarily reduces the per share trading price of Broadcast’s shares on the OTC Bulletin Board.  The purpose of the reverse stock split is to reduce the number of shares outstanding with the intention of increase the per share trading price of Broadcast common stock.  In addition, at present, Broadcast does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Broadcast common stock pursuant to the merger agreement or to participants in the exchange offer. Additionally, approval of the reverse stock split is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Broadcast stockholders fail to approve the Broadcast amended and restated articles, and the closing condition to the merger agreement is not waived, Broadcast will be unable to complete the merger.

Reasons for the Increase in Authorized Shares

The primary reason for the increase in authorized shares is to ensure there are available a sufficient number of shares of common stock to effect the merger, both because the merger agreement requires that shares of Broadcast common stock be issued in the merger to AllDigital stockholders and because the merger agreement requires the exchange of certain Broadcast warrants, notes and options for shares of Broadcast common stock which exchange will take place at the closing of the exchange offer. At present, Broadcast does not have sufficient authorized shares of its common stock in order to effect the merger and to issue the Broadcast common stock pursuant to the merger agreement or to participants in the exchange offer. Additionally, approval of an increase in authorized shares of Broadcast common stock is a closing condition to the obligations of the parties to consummate the merger pursuant to the merger agreement. If Broadcast stockholders fail to approve the Broadcast amended and restated articles, Broadcast will be unable to complete the merger.

Although at present, apart from the shares to be issued pursuant to the merger and pursuant to its equity incentive plans and outstanding warrants, notes and options, Broadcast has no commitments or agreements to issue additional shares of common stock, it desires to have additional shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. In this regard, in connection with Broadcast’s evaluation of its strategic and financing alternatives, Broadcast may determine to issue additional shares of its common stock at any time following the completion of the merger. In addition, the additional shares may be used for various purposes without further stockholder approval, except as may be required by applicable law, regulations promulgated by government agencies or, if applicable, the rules of a market or exchange on which Broadcast common stock is then listed. These purposes may include, among others:

•	raising capital;

•	providing equity incentives to employees, officers or directors;

•	establishing strategic relationships with other companies; and

•	expanding the business or product lines of the combined company through the acquisition of other businesses or products.

The terms of additional shares of common stock will be identical to those of the currently outstanding shares of Broadcast common stock. However, because holders of Broadcast common stock have no preemptive rights to purchase or subscribe for any unissued stock of Broadcast, the issuance of any additional shares of common stock authorized as a result of the increase in the number of authorized shares of common stock will substantially reduce the current stockholders’ percentage of ownership interest in the total outstanding shares of common stock.

Effects of the Increase in Authorized Shares

The proposed increase in the authorized number of shares of common stock could have a number of effects on the stockholders of Broadcast depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Broadcast difficult. For example, additional shares could be issued by Broadcast so as to dilute the stock ownership or voting rights of persons seeking to obtain control of Broadcast. Similarly, the issuance of additional shares to certain persons allied with Broadcast’s management could have the effect of making it more difficult to remove Broadcast’s management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

The proposed amendment and restatement of Broadcast’s articles of incorporation to increase the number of authorized shares of Broadcast common stock to 120,000,000 (on a post-reverse-stock-split basis) will be effective upon the filing of the Broadcast amended and restated articles with the Utah Division of Corporations and Commercial Code or such later date as specified in such filing. Notwithstanding stockholder approval of the proposed Broadcast amended and restated articles, Broadcast’s board of directors may abandon the proposed Broadcast restated articles without any further action by Broadcast stockholders at any time prior to its effectiveness. If the Broadcast stockholders approve the Broadcast amended and restated articles, Broadcast expects to file the Broadcast amended and restated articles with the Utah Division of Corporations and Commercial Code, among other things, to increase the number of authorized shares of common stock, immediately prior to the closing of the exchange offer and prior to the proposed merger. As previously noted, the amendment and restatement of Broadcast’s articles of incorporation, among other things, to increase the number of authorized shares of common stock, is a condition to the consummation of the merger.

Reasons for Changing the Name of Broadcast

Broadcast and AllDigital have agreed to change the name of Broadcast to “AllDigital Broadcasting, Inc.” so that the combined company following the merger will be known by a name that references both Broadcast and AllDigital.  In addition, the amendment and restatement of Broadcast’s articles of incorporation, among other things, to change the name of Broadcast to “AllDigital Broadcasting, Inc.,” is a condition to the consummation of the merger.

Reasons for Other Changes

The amendment and restatement reduces the par value of the Broadcast common stock from $.05 per share to no par value.  The Utah Revised Business Corporations Act does not recognize the concept of par value or give it any effect.  Because par value is not a meaningful concept for, and imposes no limits on, a Utah corporation, the Broadcast board of directors determined that elimination of par value would align provisions of the amended and restated articles of incorporation with the provisions of the governing corporation statute.

The amendment and restatement also makes certain technical changes to the description of the preferred stock and the provisions authorizing the Broadcast board of directors to create, and designate the rights and preferences of, new series of preferred stock.  The effect of the technical changes is primarily to clarify that, if set forth in the amendment to the articles of incorporation creating the series of preferred stock, a series of preferred stock may participate with the common stock in dividends and distributions upon liquidation.

Assumption of the AllDigital Stock Plan as Contemplated by the Merger Agreement

The merger agreement contemplates that Broadcast will assume the AllDigital Holdings, Inc. Second Amended and Restated 2011 Stock Incentive Plan, referred to as the “AllDigital stock plan”, in connection with the merger, and it is a condition of closing that Broadcast stockholders approve the same.  Broadcast’s board of directors unanimous approved the assumption of the AllDigital stock plan on January 3, 2013.  In connection with the merger, Broadcast anticipates terminating its current equity incentive plans, and while those plans will continue to govern any outstanding awards issued thereunder, no new awards will be granted under those plans following the merger.  If the assumption of the AllDigital stock plan approved by stockholders, it will become Broadcast’s primary plan for providing stock-based incentive compensation to its eligible employees and non-employee directors following the merger.

Broadcast firmly believes that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of its stockholders.  Use of long-term equity awards has been, and is expected to continue to be following the merger, a fundamental element of Broadcast’s compensation strategy as a public company because such awards tend to align the interests of its employees and directors with those of its stockholders as the value of the award increases with the appreciation of the market value of Broadcast common stock.  Without the ability to grant stock options or other forms of equity incentives like substantially all of Broadcast’s competitors, it may be at a competitive disadvantage in attracting, motivating and retaining talented employees responsible for its future success, and would likely be forced to increase the amount of cash compensation it offers to remain competitive.  Without an equity incentive plan, Broadcast also could be required to increase cash compensation to its non-employee directors to provide competitive compensation to retain their services. In addition, it is a condition of the merger that Broadcast’s stockholders approve the assumption of the AllDigital stock plan in the merger.

Shares Reserved

Immediately prior to the merger, it is expected that there will be 12,300,000 shares of AllDigital common stock available for issuance pursuant to awards granted under the AllDigital stock plan.  The number of shares of Broadcast common stock that will be issuable pursuant to awards granted under the AllDigital stock plan upon its assumption by Broadcast in the merger will be determined at the time of the merger based on the exchange ratio (which will be calculated at the time of the merger).  Based on Broadcast’s current estimate of what it expects the exchange ratio to be at the time of the merger, Broadcast expects that the number of shares of Broadcast common stock available for issuance pursuant to the AllDigital stock plan immediately following its assumption by Broadcast in the merger to be approximately 10,928,439 shares and would represent approximately 20.2 % of Broadcast’s fully diluted capitalization.

Key Terms

The following is a summary of the key provisions of the AllDigital stock plan.  This summary, however, does not purport to be a complete description of all of the provisions of the AllDigital stock plan, and is qualified in its entirety by references to the full text of the AllDigital stock plan, which is an exhibit to the registration statement of which this prospectus is a part.

Plan Term:	July 28, 2011 to the earliest of July 1, 2021, the date all shares available for issuance under the plan are issued and a date set by the board of directors.
Eligible Participants:

Employees, officers and directors of the company or any parent or subsidiary of the company and nonemployee agents, advisors and independent contractors of the company or any parent or subsidiary of the company who are selected by the board of directors to receive an award under the plan.

Shares Authorized:

8,500,000 shares of AllDigital common stock, provided that in connection with the merger, AllDigital stockholders are required to approve an increase to the shares authorized under this plan to 12,300,000 shares of AllDigital common stock.  Upon assumption by Broadcast in the merger, the shares authorized will be adjusted using the exchange ratio to represent shares of Broadcast common stock.

Award Types:	Incentive stock options, non-statutory stock options, stock bonuses, restricted shares and performance-based awards.
Vesting:	Vesting schedules will be determined by the board of directors when each award is granted.
Award Terms:
Stock options will have a term no longer than ten years, except in the case of incentive stock options granted to holders of more than 10% of Broadcast’s voting power, which will have a term no longer than five years.  Stock options must be granted at an exercise price of not less than 100% of fair market value on the date of grant.  The board of directors will otherwise have general discretion to determine the terms of stock option awards, stock bonuses, restricted stock awards and performance-based awards, subject to applicable legal requirements.

Anticipated Awards

Future awards under the AllDigital stock plan to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted pursuant to the policy described above, are discretionary and cannot be determined at this time.  Broadcast has therefore not included any such awards in the table above.

Performance-Based Awards

The board of directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, or the Code, and will be denominated at the time of grant either in common stock or dollar amounts.  Payment under performance-based awards will be made, at the discretion of the board of directors in common stock, cash or any combination thereof.  The award period shall be determined, and the performance goals shall be established in writing by, the board of directors for each performance-based award.  No participant may receive in any fiscal year stock performance-based awards in excess of 500,000 shares of common stock or dollar performance-based awards in excess of $1,000,000.

The performance goals applicable to a performance-based award shall be one or more targeted levels of performance with respect to one or more of the following objective measures: (i) earnings or earnings per share, (ii) stock price increase, (iii) total stockholder return, (iv) return on equity, (v) return on assets, (vi) return on capital, (vii) economic value added, (viii) revenues, (ix) operating income, (x) inventories or inventory turns, and/or (xi) cash flows, in each case before the effect of acquisitions, divestitures, accounting changes, restructuring and special charges.

Transferability of Incentive Stock Options

Each incentive stock option shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and during the optionee’s lifetime, shall be exercisable only by the optionee.

Administration

The board of directors of AllDigital or a committee to which such board of directors delegates administrative duties currently administers the AllDigital stock plan.  Following the assumption of the AllDigital stock plan in the merger, the board of directors of Broadcast or a committee thereof will administer the AllDigital stock plan.  As used in this section of the prospectus, “board of directors” refers to the applicable board of directors or committee performing such administrative function at a given time.  The board of directors selects the persons who receive awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the AllDigital stock plan, establishes the terms, conditions and other provisions of the awards granted.

Amendments

The board of directors may modify or amend the AllDigital stock plan at any time in any respect, except that no amendment that would cause the plan to cease to comply with governing law may be made and any change in an award already granted may not be made without the consent of the holder of the award if the change would adversely affect such holder.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or any similar event affecting AllDigital common stock, the board of directors shall adjust the number and class of shares available for grant under the AllDigital stock plan and the other share amounts set forth in the AllDigital stock plan.  In addition, the board of directors shall make adjustment to the number and class of shares subject to outstanding awards under the AllDigital stock plan.

Corporate Transactions

In the event of a corporate transaction, such as a merger, asset sale, or other change of control transaction, except in the case of awards held by non-employee directors, any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation, the board of directors shall select one of the following alternatives for treating outstanding options and awards under the plan: (i) options and awards shall remain in effect in accordance with their terms, (ii) options and awards shall be converted into options or awards for stock in another corporation surviving the corporate transaction, (iii) with respect to options, provide at least a 10-day period prior to the corporate transaction during which the options may be exercised, to the extent then exercisable, and upon expiration of such period, unexercised options shall terminate (provided that the board of directors may accelerate exercisability of options during such period), and (iv) for awards other than options, the board of directors may terminate or waive any applicable forfeiture provisions, performance thresholds and similar restrictions at any time prior to the consummation of the corporate transaction.

U.S. Tax Consequences

The following is a general summary as of the date of this prospectus of the United States federal income tax consequences to Broadcast and participants in the AllDigital stock plan following its assumption by Broadcast in the merger.  The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price.  Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares.  Broadcast will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Broadcast will not be entitled to any related deduction, at the time any incentive stock option is granted.  If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Broadcast will not be entitled to any deduction in connection with the exercise of such stock option.  Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Broadcast will not be entitled to a deduction in respect to such disposition.  While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item for individuals that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option.

Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively.  If a participant makes a “disqualifying disposition,” generally in the year of such “disqualifying disposition” Broadcast will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Restricted Stock and Stock Bonus

A participant receiving restricted stock that is subject to vesting may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made.  If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.  A participant receiving restricted stock or a stock bonus in which the shares are not subject to vesting, the participant will be taxed at grant.  At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares.  This value is taxed as ordinary income and is subject to income tax withholding.  Broadcast receives a tax deduction at the same time and for the same amount taxable to the participant.

Performance Shares or Cash

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred or cash is paid to him or her pursuant to the award.  The amount of such income will be equal to the fair market value of such transferred shares and/or cash paid on the date of transfer.  Broadcast will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The AllDigital stock plan is intended to enable Broadcast to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code.  Section 162(m) provides that, subject to certain exceptions, Broadcast may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year.  Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the proposed business combination of Broadcast and AllDigital in the merger.  In addition, the following unaudited pro forma condensed combined financial statements (a) assume that the exchange offer has occurred and that all but 2,430,980 warrants and options to purchase Broadcast common stock (162,065 post-reverse-split) have been exchanged for shares of Broadcast common stock on terms to be proposed by Broadcast, (b) give effect to a 15 into 1 reverse stock reverse-split of the AllDigital common stock after the completion of the exchange but prior to the merger, and (c) assume that Broadcast has closed a $1.65 million private placement of common stock immediately following the merger at a purchase price of $.27656 per share of post-reverse-split Broadcast common stock, representing a $15 million pre-money valuation.   The merger, the exchange, the reverse stock split and the financing are referred to collectively as the pro forma events.

Under the merger agreement, Alta Acquisition Corporation, a wholly owned subsidiary of Broadcast, will merge with and into AllDigital, with AllDigital surviving as a wholly owned subsidiary of Broadcast. The shares of Broadcast common stock issued to AllDigital stockholders in connection with the merger are expected to represent 58% of the outstanding shares of Broadcast common stock immediately following the consummation of the merger, assuming the exercise or conversion of warrants, options and other derivative securities of AllDigital and Broadcast except for 2,430,980 (162,065 post-reverse-split) warrants of Broadcast. The fraction of a share of Broadcast common stock to be received in the merger in exchange for each share of AllDigital common stock, referred to as the exchange ratio, is unknown at this time and will depend on the number of fully-diluted shares of capital stock outstanding for each of Broadcast and AllDigital at the time of closing.

In the merger, each outstanding option and warrant of AllDigital will be converted into an option or warrant, as applicable, to purchase, on the same terms and conditions as the existing option or warrant, a number of shares of Broadcast common stock that is equal to the number of shares of AllDigital common stock subject to the AllDigital option or warrant multiplied by the exchange ratio, at an exercise price per share of Broadcast common stock equal to the exercise price per share subject to the AllDigital stock option or warrant divided by the exchange ratio. Completion of the transactions is subject to various conditions.  For a more complete description of the merger, please see the section entitled “The Merger and Related Matters” beginning on page 44 of this prospectus.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of this prospectus.

The unaudited pro forma condensed combined balance sheet gives effect to the pro forma events as if they had occurred on June 30, 2013.  The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 are presented as if the pro forma events had occurred on the first day of the respective period.  The historical financial statements have been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the pro forma events, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial data should be read in conjunction with the historical consolidated financial statements and notes thereto of Broadcast and AllDigital, as well as the other information contained or incorporated by reference into this prospectus.

 Although Broadcast and AllDigital have structured the transactions as a merger of equals, the merger will be treated as a business combination for accounting purposes, and AllDigital is the deemed accounting acquirer and Broadcast is the deemed accounting acquiree based on a number of factors viewed at the time of the preparation of this prospectus. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, the value of the consideration will be determined using ASC 805-40-30. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Following completion of the transactions, final valuations will be performed and management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the transactions. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of Broadcast and AllDigital operating as a combined company or for liabilities resulting from integration planning. However, liabilities ultimately may be recorded for severance, relocation or retention costs in subsequent periods related to employees of both companies, as well as the costs of vacating certain leased facilities of either company or other costs associated with exiting or transferring activities between the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

PRO FORMA COMBINED BALANCE SHEET (UNAUDITED) AS OF JUNE 30, 2013
	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L, INC.	PRO FORMA ADJUSTMENTS	NOTE#	COMBINED

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$912,400	$686,347	$1,650,000	1F	$3,248,747
ACCOUNTS RECEIVABLE	107,728	93,379			201,107
INVENTORY	0	26,269			26,269
PREPAID EXPENSES AND OTHER CURRENT ASSETS	55,641	71,443			127,084

TOTAL CURRENT ASSETS	1,075,769	877,438	1,650,000		3,603,207

PROPERTY AND EQUIPMENT, NET	97,811	108,225			206,036
OTHER ASSETS
DEBT OFFERING COSTS	0	3,242	(3,242)	1B	0
PATENTS, NET	0	127,382			127,382
DEPOSITS	11,164	115,853			127,017
INTANGIBLES - DOMAIN NAME	19,750	0			19,750
GOODWILL	0	0	6,219,080	1G	6,219,080

TOTAL ASSETS	$1,204,494	$1,232,140	$7,865,838		$10,302,472

CURRENT LIABILITIES
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$603,099	$1,647,656	$(1,391,872)	1C, 1D, 1E	858,883
DEFERRED REVENUE	861,791	13,539			875,330
CURRENT PORTION OF NOTES PAYABLE (NET OF DISCOUNT OF $614,091)	0	5,032,471	(5,032,471)	1C	0
DERIVATIVE VALUATION	0	1,275,275	(1,191,745)	1A	83,530
TOTAL CURRENT LIABILITIES	1,464,890	7,968,941	(7,616,088)		1,817,743

STOCKHOLDERS' EQUITY
PREFERRED STOCK	0	0			0
COMMON STOCK	25,445	5,511,661	4,928,809	1A, 1C, 1D, 1F, 1G, 1H, 1I, 1J, 1K, 1L	10,465,915
ADDITIONAL PAID-IN-CAPITAL	2,364,811	99,681,351	(102,046,162)	1H, 1L	0
ACCUMULATED DEFICIT	(2,650,652)	(111,929,813)	112,599,279	1B, 1E, 1I, 1J, 1K	(1,981,186)
TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(260,396)	(6,736,801)	15,481,926		8,484,729

TOTAL CURRENT LIABILITIES AND STOCKHOLDERS EQUITY (DEFICIT)	$1,204,494	$1,232,140	$7,865,838		$10,302,472

Adjustments to Unaudited Pro Forma Combined Balance Sheet

1A.
Reflects purchase accounting adjustment to eliminate estimated portion of derivative valuation of $1,275,275  related to warrants that are expected to be exchanged to common shares in the exchange offer.  It is a condition to closing that all but 2,000,000 Broadcast warrants be converted to common shares.  Assumes, based on internal projections of Broadcast, that 2,311,418 warrants out of total of 2,473,483 warrants are to be exchanged for to common shares and that 162,065arrants are not to be  exchanged for common shares.

1B.	Reflects purchase accounting adjustment to eliminate debt offering costs of $3,242.

1C.	Reflects the assumed conversion of all notes payable of $5,032,471 and related accrued interest of $368,761 to 12,475,024 shares per the merger agreement.

1D.	Reflects the conversion of accrued vacation of $60,481 to 105,220 common shares per the merger agreement.

1E.	Reflects the reduction of accounts payable by $962,630 for discounts agreed to by Broadcast vendors.

1F.	Reflects 6,151,012 shares issued for investments of $1,650,000

1G.	Records excess of consideration ($6,283,294) over identifiable net assets, resulting in goodwill of $6,219,080.

1H.
Reflects the exchange pursuant to the merger agreement of 26,119,191 outstanding shares of AllDigital common stock for Broadcast  common shares, which number represents 25,44,728 outstanding shares as of June 30, 2013 and an estimated 674,463 shares committed to be issued at or before closing.

1I.	Reflects purchase accounting adjustment to reclassify Broadcast accumulated deficit of $111,929,813 to common shares.

1J.	Records $129,002 value of 480,992 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

1K.	Record estimated fee of $160,920 to investment banker Merriman.

1L.	Reflects the reclassification of additional paid-in-capital of $2,364,811 for AllDigital and $99,681,351 Broadcast to common stock as Utah does not recognize additional paid-in-capital.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2012

	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L INC.	PRO FORMA ADJUSTMENTS	NOTE #	COMBINED

NET SALES	$3,307,167	$7,523,624			$10,830,791
COST OF SALES	2,486,388	4,819,624			7,306,012
GROSS PROFIT	820,779	2,704,000			3,524,779

OPERATING EXPENSES
SELLING, MARKETING, AND ADVERTISING	600,789	1,908,763			2,509,552
GENERAL AND ADMINISTRATIVE	1,587,445	5,104,760	289,922	2A, 2F	6,982,127
RESEARCH AND DEVELOPMENT	0	1,754,163			1,754,163
TOTAL OPERATING EXPENSES	2,188,234	8,767,686	289,922		11,245,842

LOSS FROM OPERATIONS	(1,367,455)	(6,063,686)	(289,922)		(7,721,063)

OTHER INCOME (EXPENSE)
INTEREST INCOME	1,237	0			1,237
INTEREST EXPENSE	(112)	(1,542,424)	570,697	2B	(971,839)
GAIN ON DERIVATIVE VALUATION	0	8,829,748	(8,829,748)	2C	0
NOTE CONVERSION OFFERING EXPENSE	0	(47,348)	47,348	2D	0
RETIREMENT OF DEBT OFFERING COSTS	0	(53,150)	53,150	2E	0
DEBT CONVERSION COSTS	0	(1,095,309)			(1,095,309)
GAIN ON EXTINGUISHMENT OF DEBT	0	1,578,914			1,578,914
GAIN ON DISPOSAL OF ASSETS	0	512			512
OTHER INCOME (EXPENSE)	195,521	(4,433)			191,088

TOTAL OTHER INCOME (EXPENSE)	196,646	7,666,510	(8,158,553)		(295,397)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,170,809)	1,602,824	(8,448,475)		(8,016,460)
PROVISION FOR INCOME TAXES	2,400	0			2,400
NET LOSS	$(1,173,209)	$1,602,824	$(8,448,475)		$(8,018,860)

Adjustments to Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2012

2A.	Records $129,002 value of 480,992 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

2B.	Reflects purchase accounting adjustment to eliminate part of 2012 interest expense.

2C.	Reflects purchase accounting adjustment to eliminate 2012 gain on derivative valuation.

2D.	Reflects purchase accounting adjustment to eliminate 2012 note conversion offering expense.

2E.	Reflects purchase accounting adjustment to eliminate 2012 retirement of debt offering costs.

2F.	Record estimated expense of $160,920 to investment banker Merriman.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30,
2013

	ALLDIGITAL HOLDINGS, INC.	BROADCAST INT’L, INC.	PRO FORMA ADJUSTMENTS	NOTE #	COMBINED

NET SALES	$2,038,294	$2,455,226			$4,493,520
COST OF SALES	1,217,977	1,573,902			2,791,879
GROSS PROFIT	820,317	881,324			1,701,641

OPERATING EXPENSES
SELLING, MARKETING, AND ADVERTISING	215,841	185,008			400,849
GENERAL AND ADMINISTRATIVE	900,023	1,778,205	289,922	3A, 3D	2,968,150
RESEARCH AND DEVELOPMENT	0	394,313			394,313

TOTAL OPERATING EXPENSES	1,115,864	2,357,526	289,922		3,763,312

LOSS FROM OPERATIONS	(295,547)	(1,476,202)	(289,922)		(2,061,671)

OTHER INCOME (EXPENSE)
INTEREST INCOME	284	0			284
INTEREST EXPENSE	0	(1,125,183)	1,125,183	3B	0
LOSS ON DERIVATIVE VALUATION	0	(25,606)	25,606	3C	0
GAIN ON EXTINGUISHMENT OF DEBT	0	414,484			414,484
LOSS ON DISPOSAL OF ASSETS	(194)	(136,621)			(136,815)
OTHER INCOME (EXPENSE)	66,847	4,356			71,203

TOTAL OTHER INCOME (EXPENSE)	66,937	(868,570)	1,150,789		349,156

LOSS BEFORE PROVISION FOR INCOME TAXES	(228,610)	(2,344,772)	860,867		(1,712,515)
PROVISION FOR INCOME TAXES	800	0			800
NET LOSS	$(229,410)	$(2,344,772)	$860,867		$(1,713,315)

Adjustments to Unaudited Pro Forma Combined Statement of Operations for the three Months Ended March 31, 2013

3A.	Records $129,002 value of 480,992 Broadcast common shares to be issued to investment banker Philadelphia Brokerage at closing.

3B.	Reflects purchase accounting adjustment to eliminate Q1 2013 interest expense.

3C.	Reflects purchase accounting adjustment to eliminate Q1 2013 loss on derivative valuation.

3D.	Records estimated expense of $160,920 to investment banker Merriman.

MATERIAL CONTRACTS WITH ALLDIGITAL

Merger Agreement

For a description of the merger agreement, please see the section entitled “The Merger Agreement” beginning on page 57.

Professional Services Agreement

On January 6, 2013, concurrently with the execution of the merger agreement, Broadcast and AllDigital entered into a professional services agreement pursuant to which AllDigital and Broadcast agreed, among other things, that AllDigital would provide management support services, deal desk services, platform management services, operations management services, and accounting services to Broadcast.  Broadcast agreed to a monthly fee to AllDigital in an amount to be determined following an initial evaluation period of 30 days for which AllDigital will be paid $60,000.  The executive committee of Broadcast’s board of directors agreed to monitor AllDigital’s performance under the professional services agreement and Broadcast has certain termination rights if AllDigital fails to perform its obligations.

After the initial evaluation period, AllDigital submitted a proposal to Broadcast, which proposal Broadcast has not accepted.  The current expectation is that no additional services will be provided under the professional services agreement.

Voting Agreements

Moreland Family, LLC, Legends Capital Group, Steven Ledger, Ray Phillip Zobrist, R. Phil and Janet Zobrist Family Trust, Trust Investments, James E. Solomon, Rodney Tiede and 5 Star LLC, some of which are or are affiliated with directors and officers of Broadcast and all of which are Broadcast stockholders, have each entered into a voting agreement with AllDigital dated January 6, 2013. In the voting agreement, such stockholders have each agreed to vote all shares of capital stock of Broadcast beneficially owned by them in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to Broadcast.  As long as the voting agreements remain in effect, approximately 7.3% of the Broadcast common stock outstanding as of the date of the merger agreement is committed to be voted in favor of the merger-related proposals and the issuance of the Broadcast common stock pursuant to the merger agreement.

Paul and Kristen Summers Family Trust DTD 4/22/0, a stockholder affiliated with Paul Summers, Chief Executive Officer of AllDigital, has entered into a voting agreement with Broadcast dated January 6, 2013. In the voting agreement, such stockholder, which holds approximately 24.3% of the outstanding common stock of AllDigital (excluding warrants held by such stockholder), has agreed to vote all shares of capital stock of AllDigital beneficially owned by it in favor of the merger, the adoption of the merger agreement, the approval of the transactions contemplated by the merger agreement and any actions required in furtherance thereof, and against any alternative transaction with respect to AllDigital.

Both voting agreements will terminate upon the earliest of: (a) the termination of the merger agreement in accordance with its terms; or (b) the effectiveness of the merger. For more information regarding the voting agreements, see the section entitled “Voting Agreements” on page 74 of this prospectus.

BROADCAST CAPITALIZATION

The following table presents Broadcast’s capitalization as of June 30, 2013. You should read this table in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Broadcast” and Broadcast’s consolidated financial statements and related notes included elsewhere herein.

June 30, 2013
Total liabilities	$7,968,941
Stockholders’ equity:
Common stock, par value $.05 per share, 180,000,000 shares authorized; 110,233,225 shares issued and outstanding	5,511,661
Preferred stock, no par value, 20,000,000 shares authorized, none issued and outstanding	--
Additional paid-in capital	99,681,351
Accumulated deficit	(111,929,813)
Total stockholders’ deficit	(6,736,801)
Total capitalization	$1,232,140

SECURITY OWNERSHIP

Beneficial Ownership of Broadcast Shares. The following table sets forth the beneficial ownership of the eligible securities and of Broadcast’s common stock at August 15, 2013, by each Broadcast director or executive officer, each person known by Broadcast to own beneficially more than 5% of its common stock, and all Broadcast directors and executive officers as a group.

Beneficial Owner	Beneficial Ownership of Eligible Warrants	Percent of Eligible Warrants	Beneficial Ownership of Eligible Options	Percent of Eligible Options	Beneficial Ownership of Eligible Notes	Percent of Eligible Notes	Total Beneficial Ownership (1)	Percent of Class
Gem Asset Management LC (2) 100 State Str. #2b Teaneck, New Jersey 07666	4,733,333	12.1%			2,000,000	9.5%	14,199,999	12.1%

Rodney M. Tiede (3) c/o Broadcast International, Inc. 6952 S. High Tech Drive, Suite C Midvale, UT 84047-3772			50,000	3.5%			3,518,541	3.2%

Leon Frenkel (4) 401 City Avenue, Suite 802 Bala Cynwyd, PA 19004					4,000,000	19.4%	6,982,276	6.1%

R. Phil Zobrist (5)	100,000	*	100,000	7.0%			2,079,919	1.9%
Donald Harris (6)	650,000	1.7%			4,200,000	20.0%	5,005,921	4.3%
James E. Solomon (7)			100,000	7.0%			662,500	*
William Boyd (8)	36,000	*	100,000	7.0%			641,553	*
Steven Ledger (9)	72,000	*					374,553	*
All directors and executive officers as a group (6 persons) (10)	5,591,333	14.2%	350,000	24.6%	10,200,000	49.0%	12,332,987	10.5%

* Represents less than 1% of Broadcast’s common stock outstanding.

(1)
Based on 110,233,225 shares of common stock outstanding, eligible warrants to purchase up to 39,243,956 shares of common stock outstanding, eligible options to purchase up to 1,422,033 shares of common stock outstanding and eligible notes to purchase up to 20,900,000 shares of common stock outstanding, in each case, as of August 15, 2013. Calculations for each holder include, as outstanding, all shares of common stock issuable pursuant to the exercise of derivative securities that are exercisable, convertible or subject to settlement within sixty days following August 15, 013 and held by such person but do not include shares subject to derivative securities held by others.

(2)
Includes 7,466,666 shares of common stock, warrants to purchase 4,733,333 shares of common stock and secured convertible notes convertible into 2,000,000 shares of common stock. The control person of Gem Asset Management LC is Daniel Lewis.

(3)
Includes 500,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Tiede’s retirement from Broadcast and options to acquire 50,000 shares of common stock.

(4)	Includes 2,643,517 shares of common stock, warrants to purchase a total of 338,759 shares of common stock and an unsecured convertible note that is convertible into 4,000,000 shares of common stock.

(5)
Includes 1,607,908 shares, options to acquire 100,000 shares, warrants to purchase 163,458 shares, and restricted stock units that may be settled by the issuance of 208,553 shares of common stock upon Mr. Zobrist’s retirement from the board of directors.

(6)
Includes 155,921 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Harris’s retirement from the Board of Directors, secured convertible notes convertible into 4,200,000 shares of common stock and warrants to purchase 650,000 shares of common stock.

(7)
Includes 12,500 shares of common stock, options to acquire a total of 100,000 shares of common stock and 550,000 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Solomon’s retirement from Broadcast.

(8)
147,000 shares of common stock, options to acquire a total of 100,000 shares of common stock, warrants to acquire 36,000 shares of common stock and 358,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Boyd’s retirement from the board of directors.

(9)
Includes 144,000 shares of common stock, warrants to acquire 72,000 shares of common stock and 158,553 restricted stock units, which are settled by the issuance of one share of common stock for each unit upon Mr. Ledger’s retirement from the board of directors.

(10)	Includes warrants, options and restricted stock units to acquire a total of 7,403,038 shares of common stock held by all Broadcast directors and executive officers.

Beneficial Ownership of AllDigital Shares.  The table below sets forth information, as of August 15, 2013, as to each person known to AllDigital who beneficially owns more than 5% of outstanding AllDigital common stock and information as to the ownership of AllDigital common stock by each named executive officer, each person serving as a director as of such date and all officers and directors as a group. Except as otherwise indicated in the footnotes to this table, all shares are owned directly, and the persons named in the table have sole voting and investment power with respect to shares shown as beneficially being owned by them.

Name of Officer or Director or	Amount and Nature of		Percentage of Class
5% Shareholder	Beneficial Ownership (1)		(1)

Paul Summers
(Chairman, Chief Executive Officer and 5% shareholder)	6,321,042	(2)	24.74%

Steve Smith
(Director, Vice President of Network Services and 5% shareholder)	6,320,877	(3)	24.74%

Timothy Napoleon
(Director, Chief Strategist and 5% shareholder)	6,000,000		23.58%

John Walpuck
(Chief Financial Officer and Chief Operating Officer and 5% shareholder)	1,668,958	(4)	6.20%

David Williams (Director)	150,000	(5)	0.59%

All officers and directors as a group (5 persons)	20,460,877		74.98%

(1)
Based on 25,444,728 shares of common stock outstanding as of August 15, 2013. Calculations for each holder include, as outstanding, all shares of common stock issuable pursuant to the exercise of options and warrants that are exercisable on or before October 15, 2013, and held by such person but do not include shares subject to options, warrants and other convertible or exercisable securities held by others.

(2)
All such shares held of record by Paul and Kristen Summers Family Trust, Dated April 22, 2002. Mr. and Mrs. Summers have authority to vote and dispose of such shares. Includes warrants to purchase 107,014 shares of common stock.

(3)
All such shares held of record by Steve James Smith Trust Dated October 24, 2002. Mr. Smith has the authority to vote and dispose of such shares. Includes warrants to purchase 106,959 shares of common stock.

(4)	Includes warrants to purchase 95,000 shares of common stock and options to purchase 1,383,958 shares of common stock vesting on or before October 15, 2013.

(5)	Includes options to purchase 150,000 shares of common stock vesting on or before October 15, 2013.

BUSINESS – BROADCAST

Broadcast International, Inc. is a communications services and technology company headquartered in Salt Lake City, Utah.  Broadcast operates two divisions – BI Networks and CodecSys.  Broadcast was incorporated in Utah in 1983 under the name “Laser Corporation,” but did not commence its current business until the year 2000.

Overview of BI Networks

Through BI Networks, Broadcast installs, manages and supports private communication networks for large organizations that have widely-dispersed locations or operations.  Broadcast’s enterprise clients use these networks to deliver digital signage solutions, training programs, product announcements, entertainment and other communications to their employees and customers.  Broadcast uses a variety of delivery technologies, including satellite, Internet streaming and WIFI, depending on the industry standard products and equipment sold by other companies.

In July 2009, Broadcast entered into a $10.1 million, three-year contract with Bank of America (“BofA”) to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America.  This digital signage network grew to approximately 2,500 retail banking sites.   For the past three years this has been Broadcast’s largest customer, but in December, 2012, Broadcast was notified that a new vendor would begin servicing the customer.  Broadcast’s contract with this customer expired on May 31, 2013.  Because Broadcast will not continue with its largest customer, it must replace those revenues with new customers or significantly scale back its operations.    Broadcast has developed certain media management software used in conjunction with supplying its BI Networks services which Broadcast believes has value aside from the customers served using the software.

BI Networks Products and Services

Following are some of the ways in which businesses utilize Broadcast’s products and services.

Internal Business Applications

•	Deliver briefings from the CEO or other management

•	Launch new products or services

•	Present new marketing campaigns

•	Train employees

•	Announce significant changes or implement new policies and procedures

•	Respond to crisis situations

External Business Applications

•	Display advertising in public areas utilizing digital signage

•	Make promotional presentations to prospective customers or recruits

•	Provide product/service training to customers

•	Train and communicate with sales agents, dealers, VARs, franchisees, association members, etc.

•	Sponsor satellite media tours

•	Provide video/audio news releases

Network-Based Services

Broadcast utilizes satellite technology for various business training and communication applications.  The list that follows describes the comprehensive offering of products and services that attracts companies in need of a satellite solution.

•	Network design and engineering

•	Equipment and installation

•	Network management

•	24/7 help desk services

•	On-site maintenance and service

•	Full-time or occasional satellite transponder purchases (broadcast time)

•	Uplink facilities or remote SNG uplink trucks

Streamed Video Hosting Services

With the advancement of streaming technologies and the increase of bandwidth, the Internet provides an effective platform for video-based business training and communications.  Broadcast management believes that the Internet will become an increasing means of broadband business video delivery.  Consequently, Broadcast has invested in the infrastructure and personnel needed to be a recognized provider of Internet-based services.  Following are the services Broadcast currently provides:

•	Dedicated server space

•	High-speed, redundant Internet connection

•	Secure access

•	Seamless links from client's website

•	Customized link pages and media viewers

•	Testing or self-checks

•	Interactive discussion threads

•	Participation/performance reports for managers/administrators

•	Notification of participants via email

•	Pay-per-view or other e-commerce applications

•	Live events

•	24/7 technical support

Production and Content Development Services

To support both satellite and Internet-based delivery platforms, Broadcast employs professional production and content development teams and operates full service video and audio production studios.  A list of support services follows:

•	In-studio or on-location video/audio production

•	Editing/post-production

•	Instructional design

•	Video/audio encoding for Internet delivery

•	Conversion of text or PowerPoint to HTML

•	Alternative language conversion

•	Access to “off-the-shelf” video training content

Service Revenue

Broadcast generates revenue by charging fees for the services it provides, and/or by selling equipment and satellite time.  A typical satellite network generates one-time revenues from the sale and installation of satellite receivers and antennas and monthly revenues from network management services.  On-site maintenance/service, production fees, and occasional satellite time are charged as they are used.

For Internet-based services, Broadcast charges customers monthly fees for hosting content, account management, quality assurance and technical support, if requested.  For delivery of content, Broadcast generally charges a fee every time a person listens to or watches a streamed audio or video presentation.  Encoding, production and content creation or customization are billed as these services are performed.  Broadcast has also entered into content development partnerships with professional organizations that have access to subject matter experts.  In these cases, Broadcast produces web-based training presentations and sells them on a pay-per-view basis, sharing revenues with the respective partner.

In the process of creating integrated technology solutions, Broadcast has developed proprietary software systems such as its content delivery system, incorporating site, user, media and template controls to provide a powerful mechanism to administer content delivery across multiple platforms and to integrate into any web-based system.  Broadcast uses its content delivery system to manage networks of thousands of video receiving locations for enterprise clients.

The percentages of revenues derived from Broadcast’s different services fluctuate depending on the customer contracts entered into and the level of activity required by such contracts in any given period.  Of Broadcast’s net sales in 2012 and 2011, and for the six months ended June 30, 2013, approximately 90% were derived from network management related services and approximately 10% were derived from product and content development and all other services.

Broadcast’s network management and support services are generally provided to customers by Broadcast operations personnel located at corporate headquarters.  Broadcast’s production and content development services are generally provided by personnel from Broadcast’s production studio.  Broadcast generally contracts with independent service technicians to perform installation and maintenance services at customer locations throughout the United States.

Overview of Video Compression

Video compression is the process by which video content is converted into a digital data stream for transmission over satellite, cable, Internet or wireless networks.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  As more and more video content is broadcast and streamed to a rapidly expanding based of new video receivers, such as cell phones, tablets, and notebook computers, the need to stream the video content with the highest possible quality and at the lowest possible bandwidth expands exponentially.  At the same time traditional media desires to keep pace with the new media by transmitting higher and higher quality video to enhance the viewing experience of the consumer and we will experience the expansion of “smart televisions”, movies streamed in high definition and 3D, and entertainment streaming services to the home and computer, all of which increase the need to transmit video using the least amount of bandwidth possible without affecting the quality of the experience.

CodecSys Technology

Broadcast has patented its video compression technology and has trademarked it as “CodecSys.”  Initially, Broadcast developed this technology for delivering video content for its network customers. However, this proprietary technology has expanded into a much wider application.

Video compression is generally accomplished by using a single technique or computer formula to create a particular data stream.  Broadcast’s patented CodecSys technology is a software-based video operating system that uses multiple techniques or computer formulas to create a particular data stream.  With CodecSys, video content may be transmitted over substantially decreased bandwidth while maintaining media quality.  Broadcast believes that its CodecSys technology offers significant efficiencies and cost savings over traditional hardware solutions associated with video content transmission and storage.

Broadcast has developed a video encoding software product based upon its CodecSys technology that operates on multiple hardware platforms and is easily upgradable. In September 2009, CodecSys video encoding technology was certified by Microsoft as an approved software encoding system for use by IPTV providers that use Microsoft operating platforms.  Broadcast’s CodecSys technology is the only software video encoding system certified by Microsoft.

In July 2010, Broadcast released CodecSys version 2.0, which has been installed in more than 30 large telecoms and labs for evaluation by potential customers. Up until the beginning of 2013, Broadcast continued to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations have been made with Broadcast’s technology and sales channel partners, which include IBM, HP, Fujitsu and Microsoft, and others which are suppliers of hardware and software for video transmission applications. Because CodecSys is a software encoding and transcoding system, it is also ideal for “cloud-based” initiatives.  In October 2011, CodecSys was selected as the compression technology to be used by Fujitsu for its NuVolo cloud based product offering.

In today's market, any video content to be distributed via satellite, cable, the Internet and other methods must be encoded into a digital stream using any one of numerous codecs.  The most commonly used codecs are now MPEG2, MPEG4, and H.264.  When new codecs are developed that perform functions better than the current standards, all of the video content previously encoded in the old format must be re-encoded to take advantage of the new codec.  Broadcast’s CodecSys technology eliminates obsolescence in the video compression marketplace by integrating new codecs into its library.  Using a CodecSys switching system to utilize the particular advantages of each codec, Broadcast may utilize any new codec as it becomes available by including it in the application library.  Codec switching can happen on a scene-by-scene or even a frame-by-frame basis.

Broadcast believes the CodecSys technology represents an unprecedented shift from currently used technologies for two important reasons.  First, CodecSys allows a change from using only a single codec to compress video content to using multiple codecs and algorithms in the compression and transmission of content.  The CodecSys system selects dynamically the most suitable codecs available from the various codecs stored in its library and matches the codecs with various video settings to compress a single video stream.  As a video frame, or a number of similar frames (a scene), is compressed, CodecSys applies the optimized codec from the library that best compresses that content and matches the codec with the appropriate setting to then perform the compression.  CodecSys repeats the selection throughout the video encoding process, resulting in the use of numerous codecs on a best performance basis.  The resulting file is typically substantially smaller than when a single codec compression method is used.

The second important distinction is that CodecSys is a software encoding system that can be upgraded and improved without changing the hardware on which it is resident, much as a personal computer can have its application software upgraded and changed without replacing the equipment.  In addition, CodecSys software can run equally efficiently on different manufacturers’ equipment.  For example, using the Intel chip currently employed by Broadcast, the CodecSys encoding system can run equally as well on IBM equipment and HP equipment, which expands Broadcast’s potential market of customers and opens the possibility of different sales channels as Broadcast software can be sold by IBM sales people as well as HP sales people.  In addition, most video encoders currently utilize an application specific integrated circuit (ASIC) chip as the encoding engine and when new developments are made, the customer must purchase new hardware to take advantage of the changes.  Having a software based encoding system means that new changes in technology and encoding algorithms can be downloaded remotely to upgrade the encoding system on the customers already resident hardware.  Broadcast believes that having a software based encoding product will slow hardware obsolescence for the customer and be a competitive advantage for CodecSys.

CodecSys Products and Services

In November 2007, Broadcast entered into a two-year license agreement with IBM pursuant to which Broadcast licensed its patented CodecSys technology for use by IBM in selling video encoding solutions using IBM’s Cell-BE processing chip.  The IBM agreement was Broadcast’s first significant license of the CodecSys technology for use in a commercial application.  In connection with this license, Broadcast increased its engineering staff, acquired additional equipment to facilitate the development process, purchased additional codecs for use in its encoding system and engaged outside engineering firms to perform development services.  The initial version of a video encoder running on the IBM platform was completed in a commercially deployable form for sales in 2009, although additional development work was required.

After Broadcast had completed substantially all of its development work on the IBM Cell-BE processor chip in the first half of 2009, IBM sales efforts using the Cell-BE processor chip were redirected to products not employing the Cell-BE processor chip.  At approximately the same time, Intel released a newly developed operating chip with sufficient processing capacity to perform the multiple functions required by CodecSys to which Broadcast redirected its development efforts.  This chip is based on x86 architecture, which is the standard in the industry acceptable to almost all users, and it is easier to program applications to this architecture.  Although Broadcast’s license agreement with IBM has expired, IBM made hardware sales presentations utilizing CodecSys technology based upon the Intel chip. The initial version of the CodecSys video encoding system utilizing the Intel chip was first ready for sales presentations and testing in the fourth quarter of 2009, but the CodecSys version 2.0, the first commercial version of the software hardened for sales and deployment was not ready for sales installation until July 1, 2010.  All sales anticipated in the future will be made using the Intel chip.

The IBM media room products consist of servers and control and management software used by broadcasters and other distributors of video content over a variety of delivery platforms.  Using CodecSys as an integral part of the product offering gives IBM and other hardware providers an additional product that is sold in the same process as its media room offering.  Currently, IBM has installed CodecSys based software in “proof of concept” systems at customer locations for the customers to test and evaluate the quality, speed, and bandwidth requirements of Broadcast’s software encoding solution.

Because Broadcast now has its CodecSys technology resident on the Intel chip, it is able to market with other manufacturers of computer equipment such as HP.  Broadcast has made sales presentations to HP customers in conjunction with HP, which has also selected Broadcast’s video encoding solution as a solution that it will present to its customers.  This has occurred primarily because CodecSys is the only software based encoding system available that will operate on HP hardware platforms and is the only solution that will operate in a cloud computing environment.

In September 2009, Broadcast’s CodecSys encoding system was certified by Microsoft as an approved software encoding system for use by IPTV providers, which use Microsoft Media Room software in their delivery and management of their IPTV systems.  It was the only software video encoding system certified by Microsoft that can be used on a variety of hardware platforms.  The certification has been a source of sales and marketing leads from Microsoft customers desiring encoding solutions for their projects.

In October 2011, Fujitsu North America, after fully testing and evaluating CodecSys and its competitors, selected CodecSys as the compression technology to be employed by Fujitsu in its NuVolo cloud based initiative.  The first sale of CodecSys resident on Fujitsu hardware was completed in November 2011.  The customer is a small cable company that desired to launch an over the top (OTT) network for its cable customers to allow the subscribers to get the cable company content not only through the hardwired cable network, but also through the Internet and wirelessly to cell phones.  The network was launched in December 2011.  Although the customer is relatively small and the revenues generated on a monthly basis are not significant, the sale was important for two reasons.  The first is that, although CodecSys has been tested in labs and at potential customers’ locations for two years without material deficiencies being noted by the customers or the channel partners, this is the first time it has been installed and is operational for the benefit of end users.  The second is that the pricing structure put in place as Broadcast has gone to market has been validated as a reasonable and cost effective product offering that is competitive with the traditional encoding hardware products currently sold in the video distribution marketplace.  The relationship between Broadcast and Fujitsu was terminated during the first quarter of 2013.

In December 2011, IBM introduced its video encoding and transcoding service that is accomplished through the Internet cloud.  The encoding engine for this service is CodecSys.  Broadcast will derive revenue from the service based on the amount of the video encoded by IBM’s customers, although to date Broadcast has received no revenue from this new application of its technology.

Until the beginning of 2013, Broadcast continued to develop the CodecSys technology for a variety of applications, including Internet streaming, cable and satellite broadcasting, IPTV and transmitting video content to cellular phones and other hand-held electronic devices.  Commercialization and future applications of the CodecSys technology are expected to require additional development capital estimated to be approximately $2.0 million annually.  This estimate may increase or decrease depending on specific opportunities and available funding.  Because Broadcast has not had access to the necessary capital, it has had to curtail its development activities.

Research and Development

Broadcast has spent substantial amounts in connection with its research and development efforts.  These efforts have been dedicated to the development and commercialization of the CodecSys technology.  Because the majority of the development work for CodecSys has been completed, Broadcast has steadily decreased those expenditures from $2,711,933 for the year ended December 31, 2010 to $2,410,249 for the year ended December 31, 2011 to $1,754,163 for the year ended December 31, 2012.  Broadcast’s development expenses continued to decrease from $464,847 for the three months ended June 30, 2012 to $168,939 for the three months ended June 30, 2013.  Broadcast’s cash resources are not sufficient to support future research and development activities unless it raises additional capital or succeeds in generating revenues from sales of CodecSys products.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Broadcast  – Liquidity and Capital Resources”.

Intellectual Property Protection

Broadcast’s patent and intellectual property strategy is of critical importance.  Two provisional patents describing the technology were filed on September 30, 2001.  Broadcast has filed for patent protection in the United States and various foreign countries.  Broadcast’s initial U.S. patent related to the CodecSys technology was granted by the U.S. Patent and Trademark Office, or PTO, in August 2007.  Four additional patents have been issued by the PTO.  As of June 30, 2013, Broadcast also had eleven patents issued in foreign countries and 20 pending patent applications, including U.S. and foreign counterpart applications and continuations.

Broadcast has identified additional applications of the technology, which represent potential patents that further define specific applications of the processes that are covered by the original patents.  Broadcast intends to continue building its intellectual property portfolio as development continues and resources are available.

Broadcast has registered the “CodecSys” trademark with the PTO, and seeks to protect its know-how, trade secrets and other intellectual property through a variety of means, including confidentiality agreements with its employees, customers, vendors, and others.

Major Customers

A small number of customers account for a large percentage of Broadcast’s revenue.  For the six months ended June 30, 2012 and 2013, 86% and 87%, respectively, of Broadcast’s revenues were from its largest customer.  For the year ended December 31, 2012, 85% of Broadcast’s revenues were from its largest customer compared to 89% from this customer for the year ended December 31, 2011. Broadcast’s contract with this customer expired on May 31, 2013.  As a result, Broadcast’s revenues from this customer will be substantially reduced during 2013.

Any material reduction in revenues generated from this customer could harm Broadcast’s results of operations, financial condition and liquidity.  Broadcast’s largest customer has elected not continue to purchase Broadcast services, decreasing its annual  level of purchases from Broadcast from approximately $6,300,000 to approximately $0 on an ongoing basis. This decrease in revenues will materially affect Broadcast’s business unless it can replace that customer with other significant customers.

Competition

The communications industry is extremely competitive.  In the private satellite network market, there are many firms that provide some or all of the services Broadcast provides.  Many of these competitors are larger than Broadcast and have significantly greater financial resources.  In the bidding process for potential customers, many of Broadcast’s competitors have a competitive advantage in the satellite delivery of content because many own satellite transponders or otherwise have unused capacity that gives them the ability to submit lower bids than Broadcast is able to make.  In the satellite network and services segment, Broadcast competes with Convergent Media Systems, Globecast, IBM, Cisco, TeleSat Canada and others.  With respect to video conferencing, Broadcast competes with Sony, Polycom and others.

There are several additional major market sectors in which Broadcast plans to compete with its CodecSys technology, all with active competitors.  These sectors include the basic codec technology market, the corporate enterprise and small business streaming media market, and the video conferencing market.  These are sectors where Broadcast may compete by providing direct services.  Competition in these new market areas will also be characterized by intense competition with much larger and more powerful companies, such as Microsoft and Yahoo, which are already in the video compression and transmission business.  Many of these competitors already have an established customer base with industry standard technology, which Broadcast must overcome to be successful.

The video encoders to be sold by IBM and HP will compete directly against video encoders manufactured and sold by a number of competitors, including  Erickson/Cisco, Harmonic Scientific Atlanta, Motorola, and Thomson. Neither IBM nor HP have ever produced a video encoder to compete in this market.  Broadcast’s marketing partners have not been successful in entering this new market, and Broadcast has not derived the amount of licensing revenue originally anticipated by management.

On a technology basis, CodecSys competition varies by market sector, with codecs and codec suppliers like Microsoft Windows Media Player, Real Networks’ Real Player, Apple, QuickTime, MPEG2, MPEG4, On2, DivX and many others.  There are several companies, including Akamai, Inktomi, Activate and Loudeye, that utilize different codec systems.  These companies specialize in encoding, hosting and streaming content services primarily for news/entertainment clients with large consumer audiences.  Broadcast competes directly with the two companies in the broadcast media encoding market that have the largest market share, Erickson/Cisco and Harmonic. In addition, Broadcast competes with Cisco, Harris Corporation, and with many other smaller companies.  Most are larger than Broadcast and most have greater financial resources than it has.

Competition in the digital signage business is extremely widespread with competitors in almost every pricing strata.  The industry is fragmented with many providers as there is a relatively low cost of entry into the market with many companies developing a new piece of software and immediately there is another competitor. Large companies such as Harris Corporation and Cisco have digital signage offerings among there many other products.  Scala and Fourwinds Interactive are among the many smaller digital signage companies that offer are primarily digital signage software and service to the general business community and with which Broadcast most often competes.

Employees

Broadcast currently employs 6 full-time personnel at its executive offices and studio facilities in Salt Lake City, Utah  Broadcast engages independent contractors and employs the services of independent sales representatives as well as voice and production talent on an “as needed” basis at its recording studios.

Government Regulation

Broadcast has seven licenses issued by the Federal Communications Commission for satellite uplinks, Ethernet, radio connections and other video links between Broadcast facilities and third-party uplinks.  Notwithstanding these licenses, all of Broadcast’s activities could be performed outside these licenses with third-party vendors.  All material business activities are subject to general governmental regulations with the exception of actual transmission of video signals via satellite.

Properties

Broadcast’s executive offices are located at 6952 S. High Tech Drive, Suite C, Midvale, Utah  84047-3772, which consists of approximately 1,200 square feet of space leased under a lease, the term of which ends on December 31, 2013, at a rate of approximately $4,000 per month plus utilities.  Broadcast has no other properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – BROADCAST

The following discussion of Broadcast’s financial condition and results of operations should be read together with its consolidated financial statements and related notes that are included elsewhere in this prospectus.  This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties.  Broadcast’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the caption “Risk Factors” or in other parts of this prospectus.  See “Cautionary Note Regarding Forward-Looking Statements.”

Critical Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

Broadcast considers all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2012 and 2011, and at June 30, 2013 and 2012, Broadcast had bank balances in the excess of amounts insured by the Federal Deposit Insurance Corporation. Broadcast has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  Broadcast does not believe, however, that these conditions will materially affect its business or its ability to meet its obligations or pursue its business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  Broadcast has filed patent applications in the United States and foreign countries. As of June 30, 2013, the U.S. Patent and Trademark Office or PTO had approved six patents and a seventh has been approved awaiting a patent number.  Additionally, eleven foreign countries had issued patents and Broadcast had 20 pending patent applications, including U.S. and foreign counterpart applications.  While Broadcast is unsure whether it can develop the technology in order to obtain the full benefits of the issued patents, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward and in 2011 Broadcast abandoned two foreign patent applications and incurred a charge of $26,180.

Long-Lived Assets

Broadcast reviews its long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations.

After Broadcast’s review at June 30, 2013, it was determined that no adjustment was required.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

Broadcast accounts for income taxes in accordance with the asset and liability method of accounting for income taxes.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

Broadcast recognizes revenue when evidence exists that there is an arrangement between it and its customers, delivery of equipment sold or service has occurred, the selling price to customers is fixed and determinable with required documentation, and collectability is reasonably assured. Broadcast recognizes as deferred revenue, payments made in advance by customers for services not yet provided.

When Broadcast enters into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, it recognizes this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If Broadcast installs, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where Broadcast has entered into license agreements with a third parties to use its technology within their product offering, it recognizes any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.

Concentration of Credit Risk

Financial instruments, which potentially subject Broadcast to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, Broadcast provides credit terms to its customers. Accordingly, Broadcast performs ongoing credit evaluations of its customers and maintains allowances for possible losses which, when realized, have been within the range of management’s expectations.

In the six months ended June 30, 2013, Broadcast had one customer that individually constituted 87% of its total revenues compared to 86% for the same customer for the six months ended June 30, 2012 and for the full years 2012 and 2011, that customer  individually constituted 85% and 89%, respectively of Broadcast’s total revenues, with no other single customer representing more than 5% of total revenues.  Broadcast’s contract with this largest customer expired on May 31, 2013 after Broadcast was notified that the customer had chosen a new vendor for all of the services Broadcast had been providing.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common stockholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

Advertising Expenses

Broadcast follows the policy of charging the costs of advertising to expense as incurred.

Off-Balance Sheet Arrangements

Broadcast has no off-balance sheet arrangements.

Executive Overview

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges.

Because Broadcast has not been successful in deploying its CodecSys technology with customers sufficient to achieve a breakeven and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  Accordingly, Broadcast sought a merger partner that has compatible video broadcasting products and services, with which it could integrate its CodecSys encoding system.  In January 2013, Broadcast entered into the merger agreement with AllDigital. On February 8, 2013, AllDigital notified Broadcast that Broadcast was in breach of certain covenants regarding unencumbered ownership or potential claims against its technology, and gave Broadcast 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified Broadcast that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the merger agreement which (i) provides that either party may terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) removes the “No Shop” provision preventing Broadcast from contacting other potential purchasers or merger partners.  On June 30, 2013, Broadcast entered into a second amendment to the merger agreement which (i) increases the percentage of our outstanding common stock AllDigital’s shareholders would receive in the merger from 54% to 58%, (i) modifies a number of the closing conditions of the merger, including the working capital and net cash flow require, (iii) adds a new closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million, of Broadcast’s common stock, (iv) extends the “end date” (a date upon which either party may terminate the merger agreement if the merger has not been consummated) from July 31, 2013 to October 31, 2013, (v) eliminates one of Broadcast’s existing directors from the post-closing board of directors such that the post-closing directors are expected to be Donald A. Harris, Paul Summers, David Williams and up to two additional directors mutually approved by Broadcast and AllDigital prior to the closing of the merger and (vi) changes the reverse stock split ratio from a 10 to 1 reverse stock split to a 15 to 1 reverse stock split.  On July 9, 2013, Broadcast filed a Registration Statement on Form S-4 (File No. 333-189869) with the SEC in connection with the anticipated merger. On August 26, 2013, Broadcast and AllDigital entered into a third amendment to the merger agreement which (i) amends the closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million to provide that the minimum commitments will instead be the difference between $1.5 million and the principal amount of the combined convertible notes, (ii) excludes shares issuable upon conversion of the combined convertible notes from the calculation of fully diluted capital stock for both Broadcast and AllDigital for purposes of determining relative ownership upon closing of the merger, (iii) adds a condition that no one but Broadcast shall have any ownership interest in any intellectual property or intellectual property rights at any time owned or supplied by Broadcast, as determined by AllDigital in its reasonable discretion, and (iv) eliminates the ability of either party to terminate the merger agreement without cause on three days advance written notice and with no further liability to the other party.

During 2009, Broadcast decreased certain of its development activities and expenses notwithstanding the need to refocus and develop its CodecSys technology on a different platform using a newly announced Intel operating chip.  Even with decreased engineering staff and certain related development employees, Broadcast was able to complete its video encoding system utilizing the Intel chip, prepare its CodecSys technology for installation on both the IBM and HP equipment platforms, and become certified by Microsoft as an approved software video encoding system for use by IPTV providers using Microsoft operating platforms.  On July 1, 2010, Broadcast released CodecSys 2.0, which has been installed in various large telecoms and labs for evaluation by potential customers. In 2011 Broadcast continued development of additional sales channel partners by integrating CodecSys on hardware manufactured and sold by Fujitsu, which, before termination of the relationship between Broadcast and Fujitsu, adopted CodecSys as its compression technology for use in its NuVolo cloud initiative.  Until the beginning of 2013, Broadcast continued to make sales presentations and respond to requests for proposals at other large telecoms, cable companies and broadcasting companies.  These presentations were made with Broadcast’s technology partners which are suppliers of hardware and software for video transmission applications in media room environments such as IBM, HP and Microsoft. In October 2011, Broadcast completed its first sale of CodecSys to a small cable operator in Mexico as part of its OTT product offering operating on Fujitsu hardware.  The sale demonstrates that the CodecSys product offering does operate to its operating specifications in a working environment, which Broadcast believes will help in its sales and marketing efforts.

On July 31, 2009, Broadcast entered into a $10.1 million, three-year contract with Bank of America, a Fortune 10 financial institution, to provide technology and digital signage services to approximately 2,100 of its more than 6,000 retail and administrative locations throughout North America. For the year ended December 31, 2012, Broadcast realized approximately $6,386,903 from this contract, which constituted approximately 85% of its revenues for the period.  For the year ended December 31, 2011, Broadcast realized approximately $7,540,025 in revenue from this contract, which contributed approximately 89% of its revenues for the year.  For the six months ended June 30, 2013, Broadcast realized approximately $2,148,313 in revenue compared to $3,212,332 for the six months ended June 30, 2012, which constituted 87% and 86% of its total revenues respectively. The contract with Broadcast’s largest customer expired in May 2013, and Broadcast expects that its revenues will be substantially less going forward unless it can secure contracts which can replace the revenue lost from this largest customer.

Broadcast’s revenues for the three months ended March 31, 2013 decreased by approximately $264,528 compared to the three month period ended March 31, 2012. Even with the decrease in its revenues, Broadcast realized an increase of approximately $203,395 in its gross margin for the three months ended March31, 2013 compared to the same period in 2012 due primarily to cost cutting efforts, but it continues to deplete its available cash and needs future equity and debt financing because it continues to spend more money that it generates from operations.  To fund operations, Broadcast has engaged in the transactions described below under the heading “Liquidity and Capital Resources.”

Results of Operations for the Six Months ended June 30, 2013 and June 30, 2012

Net Sales

Broadcast generated $2,455,226 in net sales during the six months ended June 30, 2013.  During the same six-month period in 2012, Broadcast generated net sales of $3,745,085.  The decrease in revenue of $1,289,859 was due primarily to the loss of Broadcast’s largest customer.  Revenues from Broadcast’s largest customer decreased by $1,061.550, which accounted for 82% of the total decrease in revenues.  In addition, web hosting and streaming revenues from one other customer of $132,000 in 2012 were not repeated in 2013.

Sales revenues from Broadcast’s largest customer, which it will no longer service in the future, accounted for approximately 87% of total revenues for the six months ended June 30, 2013 and approximately 86% for the six months ended June 30, 2012.  Broadcast will no longer be servicing this customer in the future, which makes restructuring its costs imperative until the merger with AllDigital is completed or Broadcast secures new customers to replace lost revenues.

Cost of Sales

Costs of sales decreased by approximately $1,017,556 to $1,573,902 for the six months ended June 30, 2013, from $2,591,458 for the six months ended June 30, 2012.  The gross margin from operations decreased $272,303 from a gross margin of $1,153,627 in the sex months ended June, 2012 to a gross margin of $881,324 for the six months ended June 30, 2013.  The decrease in cost of sales was primarily due to less installation activity for our largest customer’s digital signage network and other smaller customers, which accounted for approximately $432,500 of the total decrease in the cost of revenues and a decrease in the general operations department costs of $189,704, due to cost savings measures including reducing the number of Broadcast’s employees.  Although the sales and cost of sales decreased, the gross margin from operations increased primarily due to cost reduction measures implemented.

Expenses

General and Administrative expenses for the six months ended June 30, 2013 were $1,628,325 compared to $2,588,601 for the six months ended June 30, 2012.  The decrease of $960,276 resulted primarily from decreases totaling $432,101 in employee and related expenses due to a reduction in the number of employees and a reduction in salaries for some executives, $217,528 in consulting fees, , 205,260 in temporary help, $190,979 in trade show and convention related expenses, $119,956 in granted option and warrant expenses and a reduction of $76,000 in director fees.. Most of these reductions were the result of the reduction in activity due to the loss of Broadcast’s largest customer for which Broadcast ceased performing any material services at the end of May.  The total reductions were partially offset by an increase of $170,412 in legal and other professional expenses related primarily to the proposed merger with AllDigital. Research and development in process decreased by $627,100 for the six months ended June 30, 2013 to $394,313 from $1,021,414 for the six months ended June 30, 2012.  The development expenditures have been significantly curtailed in view of the proposed merger and cessation of sales efforts of the CodecSys products.  the decrease resulted primarily from a decrease of $197,649 in employee related expenses reflecting a decrease in the number of employees, a decrease of $197,034 in tradeshow and convention related expenses, and a decrease of $124,447 in consulting fees.  Sales and marketing expenses decreased $930,232 to $185,008 for the six months ending June 30, 2013 from $1,115,240 for the six months ending June 30, 2012.  The decrease was primarily a result of decreased employee related expenses of $495,661 and a decrease in conventions and related travel expenses of $281,184, which were the result of reducing staff and sales efforts of the CodecSys products and services.

Even with the reduced revenue, due to a reduction of operating expenses as explained above, Broadcast’s operating loss decreased $2,422,101 from an operating loss of $3,898,303 for the six months ended June 30, 2012 to an operating loss of $1,476,202 for the six months ended June 30, 2013.

Interest Expense

For the six months ended June 30, 2013, Broadcast incurred interest expense of $1,125,183 compared to interest expense for the six months ended June 30, 2012 of $606,211.  The increase of $518,972 resulted primarily from interest expense of approximately $202,825 related to the interest on Broadcast’s senior secured convertible notes, most of which were outstanding for the first six months of 2013, and note accretion of $832,799 on Broadcast’s senior secured convertible notes and its unsecured convertible note.

Net Loss

Broadcast realized a net loss for the six months ended June 30, 2013 of $2,344,772 compared with net income for the six months ended June 30, 2012 of $661,715 resulting in an aggregate reduction of $3,006,487. The increase in net loss resulted primarily from a reduction of $4,614,086 in income related to Broadcast’s derivative valuation gain calculation.  In addition, the gain from the extinguishment of debt decreased by $1,258,091.  These elements that increased the net loss were partially offset by a decrease in Broadcast’s operating loss of $2,422,101 as explained above due to cost reduction efforts and the expense of $1,095,309 incurred for costs related to the issuance of warrants for the six months ended June 30, 2012 that were not repeated in 2013.

Results of Operations for the Three Months ended June 30, 2013 and June 30, 2012

Net Sales

Broadcast generated $974,656 in revenue during the three months ended June 30, 2013.  During the same three-month period in 2012, Broadcast generated revenue of $1,999,987.  The decrease in revenue of $1,025,331, or approximately 51%, was due primarily to the expiration of the contract with Broadcast’s largest customer and the general reduction of services provided for that customer after the expiration of the contract on May 31, 2013.  The revenue generated for this customer aggregated $800,893 for the three months ended June 30, 2013 compared to $1,692,029 for the three months ended June 30, 2012.  The decrease of $891,135 in revenues from this customer was due to the expiration of Broadcast’s service contract with the customer. In addition, web hosting and streaming revenues from one other customer of $132,000 in 2012 were not repeated in 2013.

Broadcast’s largest customer accounted for approximately 82% of its revenues for the three months ended June 30, 2013 compared to 85% of its revenues for the three months ended June 30, 2012.  Broadcast will no longer being servicing this customer in the future, which makes restructuring and reducing of its costs imperative until it merges with AllDigital or secures new customers to replace the lost revenues.

Cost of Sales

Costs of sales decreased by $549,633 to $796,333 for the three months ended June 30, 2013, from $1,345,966 for the three months ended June 30, 2012.  The decrease was primarily due to a reduction of $218,706 in costs related to a reduction in services for Broadcast’s largest customer, a reduction of $132,712 in costs of Broadcast’s production department, of which $100,420 was due to a reduction of staff, and a reduction of $198,215 in depreciation expense due to the fact that Broadcast’s equipment providing services to its largest customer was fully depreciated for the entire quarter.

Expenses

General and administrative expenses for the three months ended June 30, 2013 were $642,116 compared to $1,259,320 for the three months ended June 30, 2012.  The net decrease of $617,204 resulted primarily from a reduction in employee and related costs of $233,500 reflecting a reduction in staff, a decrease in temporary help expenses of $176,077, a decrease of $105,899 in tradeshow and convention expenses, a decrease of $13,346 in legal expenses and smaller decreases in a number of expenses all reflecting the reduction of business activity in the quarter.  Research and development in process decreased by $295,907 for the three months ended June 30, 2013 to $168,940 from $464,847 for the three months ended June 30, 2012, which resulted primarily from a decrease of $147,628 in employee and related expenses and a decrease of $82,688 in expenses for tradeshows and related travel.  Sales and marketing expenses decreased by $551,302, which decrease was composed mainly of decreases of $289,847 in employee related expenses, $153,582 in tradeshow and related travel expenses and $66,504 in consulting expenses.  All of these reductions reflect the discontinuation of active marketing expenses pending the consummation of the proposed merger with AllDigital.

Even with the reduced revenue, due to a reduction of operating expenses, Broadcast’s operating loss decreased $1,098,743 from an operating loss of $1,833,028 for the three months ended June 30, 2012 to an operating loss of $734,286 for the three months ended June 30, 2013.

Results of Operations for the Years Ended December 31, 2012 and December 31, 2011

Net Sales

Broadcast realized net sales of $7,523,624 for the year ended December 31, 2012 compared to net sales of $8,446,082 for the year ended December 31, 2011 which represents a decrease of approximately 11% for the year.  The net decrease in revenues of $922,458 was primarily the result of a decrease of $1,588,227 in system sales and installation revenue, of which $1,514,456 was a decrease in system sales and installation revenue for Broadcast’s largest digital signage network customer, which was partially offset by an increase in license fee revenue of $396,847, principally from Broadcast’s largest customer, and an increase in streaming revenue of $142,388 made up of many smaller customers.

Cost of Sales

The cost of revenues for the year ended December 31, 2012 aggregated $4,819,624 as compared to the cost of sales of $5,868,601 for the year ended December 31, 2011, which represents a decrease in cost of sales of 18%.  The decrease in cost of sales of $1,048,977 was primarily a result of decreased activity in sales and installation of new digital signage locations for Broadcast’s largest customer.  Costs of sales related to installation activity decreased by $599,285 and costs of employee expenses related to the decreased activity decreased by $111,110.  In addition, depreciation expense decreased by $332,071, which resulted from the digital signage equipment used for Broadcast’s largest customer being fully depreciated.

Operating Expenses

Broadcast incurred total operating expenses of $8,767,686 for the year ended December 31, 2012 compared to total operating expenses of $10,572,042 for the year ended December 31, 2011.  The decrease of $1,804,356 was primarily due to a decrease in general and administrative expenses of $1,626,182, a decrease of $656,086 in development expenses and a decrease of $127,043 in depreciation expense.  These decreases were partially offset by an increase of $631,134 sales and marketing expenses.

General and administrative expenses decreased $1,626,182 from $6,172,794 for the year ended December 31, 2011 to $4,546,612 for the year ended December 31, 2012.  The decrease of $1,857,908 in option and warrant expense accounted for the largest single decrease in expenses due to fewer options being granted consultants, employees and directors. In addition, directors’ fees decreased by $59,500.  These decreases were partially offset by increased expenses for legal services of $144,311, temporary help of $129,661, and consulting fees of $69,683.

Research and development expenses decreased by $656,086 primarily due to a decrease in outside consulting expenses of $340,469, a decrease of $171,626 in travel and tradeshow expenses, a decrease of $117,196 for temporary help, and a decrease of $120,939 in for expenses related to the issuance of options and warrants.  These decreases were partially offset by an increase of $91,363 in licenses, permits and fees and an increase of $90,965 for expenses incurred for addition consulting services.

Sales and marketing expenses for the year ended December 31, 2012 were $1,908,763 compared to sales and marketing expenses of $1,277,629 for the year ended December 31, 2011.  The increase of $631,134 is due primarily to an increase of $319,126 in employee and related expenses, an increase of $166,962 in advertising, promotion and tradeshow expenses, and an increase of $176,100 in other professional services.

Interest Expense

Broadcast recorded an increase in interest expense of $542,352 from interest of $1,000,072 in 2011 to $1,542,424 in 2012. The increase in interest expense resulted primarily from issuance of secured convertible promissory notes during 2012 in a principal amount of approximately $3,050,000, for which Broadcast expensed a total of $650,393, which included accretion of the notes for accounting purposes.  Of the total amount of interest expense incurred in 2012, $1,047,030 was for non cash expenses related to accretion on Broadcast’s unsecured convertible note that was extended in December 2010 to December 31, 2013 and for the secured convertible notes issued in 2012 and other related expenses incident to the notes.

Net Income

Broadcast had net income of $1,602,824 for the year ended December 31, 2012 compared to net income of $1,304,446 for the year ended December 31, 2011.  The increase in net income of $298,378  resulted primarily from recording a gain on extinguishment of debt of Broadcast’s 6.25% Senior Secured Notes of $2,173,033 together with a decrease in loss from operations of $1,930,876 , all of which was partially offset by a decrease of $2,894,652 in the amount of derivative valuation gain recorded related to Broadcast’s convertible notes and investor warrants, an increase in expense of $619,075 related to issuance of warrants issued during the year and the increase of $542,352 in interest expense as discussed above.

Quarterly Financial Data

Summarized unaudited quarterly financial data for 2011, 2012 and 2013 is as follows:

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,687,264	$2,357,157	$2,277,074	$2,124,587
Gross margin (loss)	411,727	736,602	758,764	670,388
Net income (loss)	(746,965)	442,324	4,034,154	(2,425,067)
Basic income (loss) per share	(0.01)	0.01	0.05	(0.03)
Diluted income (loss) per share	(0.01)	0.01	0.05	(0.03)

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,745,097	$1,999,988	$2,045,278	1,733,261
Gross margin (loss)	499,605	654,022	779,054	771,319
Net income (loss)	(185,477)	847,192	(711,072)	1,652,181
Basic income (loss) per share	(0.00)	0.01	(0.01)	0.02
Diluted income (loss) per share	(0.00)	0.01	(0.01)	0.02

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net sales	$1,480,569	$974,657	$	$
Gross margin (loss)	703,000	178,324
Net income (loss)	(1,887,563)	(457,209)
Basic income (loss) per share	(0.02)	(0.00)
Diluted income (loss) per share	(0.02)	(0.00)

Contractual Obligations

The following table summarizes Broadcast’s contractual obligations as of December 31, 2012:

	Payments Due
	Within One Year	One Year to Three Years	Three Years to Five Years	After Five Years	Total

Long-term debt obligations	$-	$-	$-	$-	$-
Capital lease obligations	-	-	-	-	-
Operating lease obligations	284,447	301,600	-	-	586,047
Purchase obligations	-	-	-	-	-
Other obligations	4,050,000	-	-	-	4,050,000
Total contractual obligations	$4,334,447	$301,600	$-	$-	$4,636,047

Liquidity and Capital Resources

At June 30, 2013, Broadcast had a cash balance of $686,347, total current assets of $877,438, total current liabilities of $7,968,941 and total stockholders' deficit of $6,736,801.  Included in current liabilities is $1,275,275 relating to the value of the embedded derivatives for Broadcast’s senior secured convertible notes, unsecured convertible note and warrants issued in connection with Broadcast’s 2012 Equity Financing and notes.  All of Broadcast’s notes mature within the next six months and must either be refinanced or otherwise retired.  Broadcast does not have the liquidity to do so nor does it have the ability to raise additional equity to retire the notes.

Cash used in operations during the six months ended June 30, 2013 was $1,052,472 compared to cash used in operations for the six months ended June 30, 2012 of $1,773,339. Although the net cash used in operations decreased, it was primarily due to a decrease in accounts receivable of $763,461 and a decrease in accounts payable of $246,738.  The negative cash flow was sustained by cash reserves from the issuance of Broadcast’s senior secured convertible notes and the sales of accounts receivable to a related party, which has been treated as debt in Broadcast’s financial statements.  Broadcast expects to continue to experience negative operating cash flow until it consummates the proposed merger with AllDigital or until it secures additional customers that replace the revenue no longer realized from Broadcast’s former largest customer.
Broadcast has initiated discussions with various of its accounts payable vendors to settle some of its accounts payable for less than face value in exchange for a payment in cash and/or issuance of common stock.  During the three months ended June 30, 2013, Broadcast entered into agreements to discount its payables by approximately $962,630 through the payment of cash and/or issuance of stock and return of equipment to a vendor.  Broadcast paid cash of $66,646, issued 2,240,852 shares of its common stock valued at $153,860, from which it recognized a $414,484 gain from the reduction of these obligations. At June 30, 2013, Broadcast’s accounts payable included $76,409 which it owed to vendors as part of these settlements. Additionally, Broadcast returned equipment to a vendor for which it had been invoiced $327,640.

In April 2013, Broadcast entered into an accounts receivable purchase agreement with one of its directors pursuant to which he agreed to purchase $750,000 of Broadcast’s accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and Broadcast received net proceeds from the accounts receivable factoring of $705,000.  On August 8, 2013, Broadcast entered into a consent to convert accounts receivable agreement with this director whereby he agreed to accept a convertible promissory note in a principal amount of $750,000 in full satisfaction of Broadcast’s obligations under the accounts receivable purchase agreement.  The note bears interest of 12% per annum, is due October 31, 2013 and is convertible into shares of Broadcast common stock at a rate of $0.25 per share at the option of the holder.

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  Broadcast continues to be affected by prevailing economic and market conditions, which present considerable risks and challenges.

Because Broadcast has not been successful in deploying its CodecSys technology with customers sufficient to achieve a breakeven and is finding it difficult to raise additional investment capital, Broadcast determined that it should seek an alternative to continuing to commercialize CodecSys by itself.  Accordingly, Broadcast sought a merger partner that has compatible video broadcasting products and services, with which it could integrate its CodecSys encoding system.  In January 2013, Broadcast entered into the Merger Agreement with AllDigital. On February 8, 2013, AllDigital notified Broadcast that Broadcast was in breach of certain covenants regarding unencumbered ownership or potential claims against its technology, and gave Broadcast 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified Broadcast that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the Merger Agreement which (i) provides that either party may terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) removes the “No Shop” provision preventing Broadcast from contacting other potential purchasers or merger partners.  On June 30, 2013, Broadcast entered into a second amendment to the merger agreement which (i) increases the percentage of our outstanding common stock AllDigital’s shareholders would receive in the merger from 54% to 58%, (i) modifies a number of the closing conditions of the merger, including the working capital and net cash flow require, (iii) adds a new closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million, of Broadcast’s common stock, (iv) extends the “end date” (a date upon which either party may terminate the merger agreement if the merger has not been consummated) from July 31, 2013 to October 31, 2013, (v) eliminates one of Broadcast’s existing directors from the post-closing board of directors such that the post-closing directors are expected to be Donald A. Harris, Paul Summers, David Williams and up to two additional directors mutually approved by Broadcast and AllDigital prior to the closing of the merger and (vi) changes the reverse stock split ratio from a 10 to 1 reverse stock split to a 15 to 1 reverse stock split.  On July 9, 2013, Broadcast filed a Registration Statement on Form S-4 (File No. 333-189869) with the SEC in connection with the anticipated merger.  On August 26, 2013, Broadcast and AllDigital entered into a third amendment to the merger agreement which (i) amends the closing condition that Broadcast have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million to provide that the minimum commitments will instead be the difference between $1.5 million and the principal amount of the combined convertible notes, (ii) excludes shares issuable upon conversion of the combined convertible notes from the calculation of fully diluted capital stock for both Broadcast and AllDigital for purposes of determining relative ownership upon closing of the merger, (iii) adds a condition that no one but Broadcast shall have any ownership interest in any intellectual property or intellectual property rights at any time owned or supplied by Broadcast, as determined by AllDigital in its reasonable discretion, and (iv) eliminates the ability of either party to terminate the merger agreement without cause on three days advance written notice and with no further liability to the other party.

To fund operations, Broadcast engaged its investment banker to raise funds through the issuance of convertible promissory notes.  Broadcast anticipates issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before October 31, 2013.  As of June 30, 2013, Broadcast has issued notes with an aggregate principal value of $3,475,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to common stock at a $.25 per share conversion price.  Broadcast also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of its common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of Broadcast’s assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for Broadcast’s largest customer’s digital signage network.  On July 13, 2012, Broadcast entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  Broadcast realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of its common stock and paid $76,825 in investment banking fees and costs of the offering.  Broadcast has continued sales of convertible debt under the 2012 Convertible Debt Offering and as of January 31, 2013 has issued additional short term debt with a principal amount of $1,225,000, from which it realized cash of $1,176,624 after payment of investment banking fees of $48,376.  Broadcast has, however, paid no investment banking fees on sales of its 2012 Convertible Debt Offering since August 2012 and does not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. Broadcast has issued warrants to acquire a total of 6,950,000 shares of its common stock pursuant to the 2012 Convertible Debt Offering.  On August 6, 2013, Broadcast and the requisite parties executed an amendment of the notes issued pursuant to the 2012 Convertible Debt Offering whereby, effective as of July 13, 2013, the maturity date of the notes was extended to October 31, 2013.

On March 16, 2012, Broadcast closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of its outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction its senior indebtedness.

Broadcast entered in to an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of Broadcast on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of Broadcast’s securities, subject to a minimum gross consideration of $3,000,000.  Broadcast agreed to pay to MDB a commission of 10% of the gross offering proceeds received by it, to grant to MDB warrants to acquire up to 10% of the shares of Broadcast’s common stock issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, Broadcast entered into a Securities Purchase Agreement (“SPA”) dated March 13, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of its securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $.35 per share; and (2) The “B” Warrant, which has now been extinguished as described below, would not have been exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, granted the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event were the number of shares to be issued under the B Warrant to cause Broadcast to exceed the number of authorized shares of its common stock.  The holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants may now be extinguished by notice to the holders of the B Warrants.

Proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6,950,000.  Coincident to the closing of the 2012 Equity Financing, Broadcast also closed on the 2012 Debt Restructuring.  In connection therewith, Broadcast paid $2.75 million to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock valued at $760,000 in full and complete satisfaction of the $5.5 million senior convertible note and all accrued interest then owing.  As a result of the foregoing, Castlerigg forgave $2,670,712, which included $680,816 in accrued but unpaid interest. In consideration of negotiating the 2012 Debt Restructuring, Broadcast paid to one of its placement agents compensation equal to 10% of the savings realized through the 2012 Debt Restructuring, which consisted of paying cash of $275,041 and issuing 586,164 shares of Broadcast common stock valued at $222,742.  As a result of the foregoing, Broadcast recognized a gain on settlement of debt of $2,173,032.

In December 2011, Broadcast entered into a loan with 7 accredited individuals and entities under the terms of which it borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date Broadcast closes on an additional sale of its securities that results in gross proceeds to Broadcast of $12 million.  In consideration of the Bridge Loan, Broadcast granted to lenders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of Broadcast common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, Broadcast granted the lenders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of Broadcast’s common stock at an exercise price of $.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by Broadcast for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

During 2010 Broadcast sold 1,601,666 shares of its common stock to 19 separate investors at a purchase price of $1.00 per share together with a warrant to purchase additional shares of its common stock for $1.50 per share. The warrant expires at the end of three years. The net proceeds from the sale of these shares were used for general working capital purposes. Each of the investors was given the right to adjust their purchase in the event Broadcast sold additional equity at a price and on terms different from the terms on which their equity was purchased.  Upon completion of the 2010 Equity Financing described below, each of the investors converted their purchase to the terms contained in the 2010 Equity Financing.  This resulted in the issuance of an additional 2,083,374 shares of common stock and the cancellation of 2,495,075 warrants with an exercise price of $1.50 and the issuance of 2,079,222 warrants with an exercise price of $1.00 and an expiration date of five years from the conversion.

On December 24, 2010, Broadcast closed on an equity financing (the “2010 Equity Financing”) as well as a restructuring of its outstanding convertible indebtedness (the “2010 Debt Restructuring”).  The 2010 Equity Financing and the 2010 Debt Restructuring are described below.

Broadcast entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act Broadcast’s exclusive agent on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of Broadcast’s securities, subject to a minimum gross consideration of $10,000,000.  The Units consisted of two shares of Broadcast common stock and one warrant to purchase a share of Broadcast common stock.  Broadcast agreed to pay PBC a commission of 8% of the gross offering proceeds received by Broadcast, to issue PBC 40,000 shares of Broadcast common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  Broadcast also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the 2010 Equity Financing and the simultaneous 2010 Debt Restructuring.

Pursuant to the Placement Agency Agreement, Broadcast entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of its securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and an exercise price of $1.00 per share.

Net proceeds from the 2010 Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  Broadcast used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, Broadcast entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the 2010 Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the 2010 Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

On December 24, 2010, Broadcast also closed on the 2010 Debt Restructuring.  In connection therewith, Broadcast (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which Broadcast paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.  The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  Broadcast paid the first year’s interest of approximately $344,000 at the closing.

 In connection with the 2010 Debt Restructuring, Broadcast amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  Broadcast also issued 150,000 shares to the holder of this note and a warrant to acquire up to 75,000 shares of Broadcast common stock as consideration to extend the term of the note. The warrant is exercisable for $0.90 per share and has a five year life.

During 2010, Broadcast entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. In these agreements, Broadcast pledged certain outstanding accounts receivable in exchange for an advance payment and a commitment to remit to the purchaser the amount advanced upon collection from Broadcast’s customer.  Terms of the first agreement under which Broadcast was advanced $275,000 include a 3% discount with a 3% interest fee for every 30 days the advances remain outstanding.  Terms of the second agreement under which Broadcast was advanced $500,000 include a 10% discount with a 0.5% interest fee for every 30 days the advances remain outstanding.

During 2010, Broadcast entered into a $500,000 line of credit for equipment financing to purchase equipment for its largest customer’s digital signage network.  The terms of the line of credit include a 3% interest fee for every 30 days the advances on the line of credit remain outstanding.  Broadcast received total advances on the line of credit of $500,000 and subsequent to the completion of the Equity Financing repaid the line of credit.  Broadcast used the proceeds to purchase and install the equipment at its customer’s locations.

In August 2009, Broadcast entered into a sale and leaseback agreement which financed the purchase and installation of equipment to retrofit its new customer’s approximately 2,100 retail sites with Broadcast’s digital signage product offering.  Broadcast received approximately $4,100,000 from the sale of the equipment in exchange for making lease payments over a 36 month period of approximately $144,000 per month.

On December 24, 2007, Broadcast entered into a securities purchase agreement in connection with its senior secured convertible note financing in which it raised $15,000,000 (less $937,000 of prepaid interest).  Broadcast used the proceeds from this financing to support its CodecSys commercialization and development and for general working capital purposes.  The senior secured convertible note has been retired as described above.  During 2010, Broadcast capitalized interest of $1,491,161 related to the senior secured convertible note.

On November 2, 2006, Broadcast closed on a convertible note securities agreement dated October 28, 2006 with an individual that provided Broadcast issue to the convertible note holder (i) an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by Broadcast from an affiliate of the convertible note holder on September 29, 2006, and (ii) four classes of warrants (A warrants, B warrants, C warrants and D warrants) which gave the convertible note holder the right to purchase a total of 5,500,000 shares of Broadcast common stock.  The holder of the note no longer has any warrants to purchase any of Broadcast’s stock.  The unsecured convertible note was due October 16, 2009 and was extended to December 22, 2010 and the annual interest rate was increased to 8%, payable semi-annually in cash or in shares of Broadcast common stock if certain conditions are satisfied  The unsecured convertible note was convertible into shares of Broadcast common stock originally at a conversion price of $1.50 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights, pursuant to which the note is now convertible at a conversion price of $.25 per share.  The term of the convertible note has been extended and now is due December 31, 2013.  In connection with the extension of the note, Broadcast issued to the holder of the note 150,000 shares of common stock and a five year warrant to acquire up to 75,000 shares of Broadcast common stock at an exercise price of $.90 per share to extend the term of the note.  In addition, Broadcast committed to pay accrued interest due on the convertible note through the issuance of common stock and warrants on the same terms as the Equity Financing.

The conversion feature and the prepayment provision of Broadcast’s $5.5 million Amended and Restated Note and its $1.0 million unsecured convertible note have been accounted for as embedded derivatives and valued on the respective transaction dates using a Black-Scholes pricing model.  The warrants related to the $1.0 million unsecured convertible notes have been accounted for as derivatives and were valued on the respective transaction dates using a Black-Scholes pricing model as well.  At the end of each quarterly reporting date, the values of the embedded derivatives and the warrants are evaluated and adjusted to current market value.  The conversion features of the convertible notes and the warrants may be exercised at any time and, therefore, have been reported as current liabilities.  Prepayment provisions contained in the convertible notes limit Broadcast’s ability to prepay the notes in certain circumstances.  For all periods since the issuance of the senior secured convertible note and the unsecured convertible note, the derivative values of the respective prepayment provisions have been nominal and have not had any offsetting effect on the valuation of the conversion features of the notes.  For a description of the accounting treatment of the senior secured convertible note financing, see Note 6 to the Notes to Condensed Consolidated Financial Statements included elsewhere herein.

On March 21, 2011, Broadcast converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the 2010 Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, Broadcast issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share.  Broadcast’s objective for converting the short-term debt into equity was to conserve cash.

Broadcast’s monthly operating expenses, since its expense reductions including that for CodecSys technology research and development expenses, no longer exceed its monthly net sales.  The contract with Broadcast’s former largest customer expired in May of 2013 and Broadcast expects that its revenues will be significantly reduced to the point where if it does not locate new customers, its ability to continue without additional adjustments and expense reductions will be negatively impacted.  The foregoing estimates, expectations and forward-looking statements are subject to change as Broadcast makes strategic operating decisions from time to time and as its expenses and sales fluctuate from period to period.

The amount of Broadcast’s operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting Broadcast’s need for additional capital.  Broadcast expects that its operating expenses will continue to outpace its net sales until it is able to generate additional revenue.  Broadcast’s business model contemplates that sources of additional revenue include (i) sales from private communication network services, (ii) sales resulting from new customer contracts, (iii) sales, licensing fees and/or royalties related to commercial applications of CodecSys technology, and (iv) operational efficiencies to be realized through the merger with AllDigital.

Broadcast’s long-term liquidity is dependent upon execution of Broadcast’s business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital estimated to be approximately $2.0 million annually for the foreseeable future.  This estimate will increase or decrease depending on specific opportunities and available funding.

To date, Broadcast has met its working capital needs primarily through funds received from sales of common stock and from convertible debt financings.  Until its operations become profitable, Broadcast will continue to rely on proceeds received from external funding.  Broadcast expects additional investment capital may come from (i) the exercise of outstanding warrants to purchase capital stock currently held by existing warrant holders; (ii) additional private placements of common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Off-Balance Sheet Arrangements

Broadcast has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact Broadcast’s financial position due to adverse changes in financial market prices and rates.  Broadcast does not issue financial instruments for trading purposes.  As discussed above, however, the embedded conversion feature and prepayment option of Broadcast’s convertible notes and related warrants are deemed to be derivatives and are subject to quarterly “mark-to-market” valuations.

Broadcast’s cash and cash equivalents are also exposed to market risk.  However, because of the short-term maturities of its cash and cash equivalents, Broadcast does not believe that an increase in market rates would have any significant impact on the realized value of its cash and cash equivalent investments.  Broadcast currently does not hedge interest rate exposure and is not exposed to the impact of foreign currency fluctuations.

BUSINESS – ALLDIGITAL

Throughout this Section, AllDigital Holdings, Inc. and AllDigital, Inc., as a consolidated entity, are referred to as “AllDigital”.  To the extent there is a need to distinguish AllDigital Holdings, Inc. from AllDigital, Inc., AllDigital Holdings, Inc. is referred to as “AllDigital Holdings” and AllDigital, Inc. is referred to as “AllDigital, Inc.” AllDigital has registered or are is the process of registering the following trademarks: AllDigital® and Cablebox™. Any other trademarks and service marks used in this section are the property of their respective holders.

AllDigital’s Digital Broadcasting Solutions Business

Certain Technical Terms

In this Section, certain technical terms are used to describe AllDigital’s business, which terms are important to an understanding of AllDigital’s business, including the following:

●	“Apps” are software applications that operate on a Device, and which can act as the front-end of a remotely hosted, cloud-based Digital Service.

●
“Devices” are Internet-connected devices, including without limitation smartphones, tablet computers, desktop and laptop computers, gaming consoles, digital televisions, home theatre systems, streaming players, “smart” appliances, and digital signage.

●
“Digital Broadcasting Workflow” is a series of interconnected processes to ingest, store, prepare, secure, manage, monetize, convert and distribute live media feeds and video-on-demand assets, as well as real-time data and other information to and from Apps on Devices.

●
“Digital Services” are remotely hosted, cloud-based software applications intended for use on, interactivity with, and the delivery of digital media to or from, one or more Devices, through a Digital Broadcasting Workflow. Examples of well-known Digital Services include NetFlix’s Movies On-Demand, Hulu, Pandora Radio, Instagram, Twitter, MLB.com, Match.com, Pinterest and Facebook.

●
“Pairing” is the process of setting-up, managing and maintaining the ongoing data exchange between a Digital Service and a Device through the applicable Digital Broadcasting Workflow. Pairing includes not only the initial process of ensuring the compatibility of the Digital Service with one or more Devices operating on one or more Device platforms, but may also include any or all of the following:

●
Managing various elements of and processes related to the ongoing data exchange between a Digital Service and a Device, including Device compatibility, security, quality of service, data and signal flows, and dynamic updates;

●
Applying business rules (e.g., subscriber eligibility and authentication) and processing to live media feeds, video-on-demand (e.g., converting master video files into formats compatible with the target Devices), real-time data and other data assets, and Digital Services; and

●	Acting as the origin for data exchange between the Digital Services, through the Digital Broadcasting Workflow, to the Devices.

General Overview

AllDigital provides digital broadcasting solutions. AllDigital’s digital broadcasting solutions consist of the technology and related services required to develop, operate and support a variety of App and Digital Service implementations, through a Digital Broadcasting Workflow, across a large and diverse market of Devices. AllDigital’s business model targets a variety of organizations and existing providers of Digital Services, such as media and entertainment companies, enterprises, government agencies, and nonprofits.

There are a number of technical, financial, personnel, and management challenges for media and entertainment companies, enterprises, and organizations wanting to successfully develop, operate and support a Digital Service through a Digital Broadcasting Workflow to target Devices. As demand continues to increase from both end-users and their Devices requesting growing amounts of cloud-based digital media, data processing, services, and quality of service levels, these challenges will similarly increase.

AllDigital’s cloud platform addresses a significant number of these challenges. AllDigital Cloud is a unified digital broadcasting and cloud services platform. It is dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. AllDigital Cloud enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. It also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

Market Opportunity

Industry analysts have predicted that, over the next few years, potentially several hundred thousand different Apps will be developed that enable new and innovative functionality to a growing universe of Devices. The creators and providers of these Apps, many of which will act as the front-end of a Digital Service, will come from a number of different market segments. These market segments, representing AllDigital’s existing and target customers, include:

●	Media and entertainment companies;

●	Enterprises (i.e., small, medium and Fortune 500 corporations);

●	Educational institutions;

●	Interactive gaming companies;

●	Government / non-profit organizations;

●	Faith-based organizations; and

●	Hardware manufacturers.

High-definition video, broadband wireless access, the proliferation of Devices, consumer convenience and other factors are driving demand and creating new markets for Digital Services. Examples of Digital Services include:

●	Watching live television (e.g. Hulu, MLB.com) on a tablet or desktop computer;

●	Social networking through your smartphone;

●	Selecting and watching an on-demand movie on your connected television;

●	Ordering a pizza or lunch using your smartphone during an office meeting;

●	Participating in corporate training from a home office desktop computer;

●	Receiving an electronic coupon from an interactive digital signage display and system while shopping at a retail store where you are a registered customer; and

●	Connecting a group of 50 individuals, each at a separate physical location with their own gaming console, to execute a military campaign online.

AllDigital believes Digital Services are: rapidly proliferating; implemented to achieve a wide variety of objectives; driving new business models and strategies; increasingly critical to enterprise core business applications; and changing the way organizations store, originate, and distribute digital media and software applications.

Developing, operating and supporting a successful Digital Service through a Digital Broadcasting Workflow, however, presents a series of challenges for any organization. The financial, personnel, management and technical challenges generally involve investing in, project managing and integrating a combination of complex, proprietary, incompatible, and costly software and equipment, across multiple vendor solutions. Successfully developing, operating and supporting a Digital Service across a set of target Devices will generally require: hiring a team of specialized software engineers and other personnel; procuring the broadcasting, data management, and networking software and equipment required; and a combination or all of the following technical challenges:

●
Managing various elements of and processes related to the ongoing data exchange between a Digital Service and a Device, including Device compatibility, security requirements, high levels of quality of service, data and signal flows, and dynamic updates;

●
Applying real-time business rules (e.g., subscriber eligibility and authentication) and processing to live media feeds, video-on-demand (e.g., converting master video files into formats compatible with the target Devices), real-time data and other data assets, and Digital Services;

●	Acting as the origin for data exchange between the Digital Service and target Devices in a rapid and cost-effective manner across multiple transport partners;

●
Procuring and managing a series of integrated, cost-effective and scalable cloud-based services, through a cloud services platform that enables and supports the storage, processing (e.g., encoding, transcoding), and transit of Digital Services to a diverse market of Devices;

●
Developing and managing a cloud-based services platform that supports a range of Digital Media delivery formats and protocols, including: H.264/AAC, HTTP Dynamic Streaming (HDS), HTTP Live Streaming (HLS), Real-Time Messaging Protocol (RTMP) and Progressive;

●
Developing and managing a digital broadcasting platform that provides data processing, content and channel management, business logic, and publishing capabilities between broadcasting endpoints (i.e., Devices), as well as the cloud services and back-end business systems (e.g., account and user management) supporting the Digital Service, which platform should include the following services: channel ingest, mapping and metadata; user, account, and eligibility entitlements; digital media and data management and transformation; Pairing and publishing digital media to eligible and authenticated subscribers/users; and application processing interface (“API”) management;

●
Rapidly resolving any of a series of service incidents that could “break” one or more of the App(s) and/or materially adversely affect the functioning of the Digital Service, such as: operating system updates, software bugs and patches, problems with upstream vendor systems and/or source feeds, or other incidents anywhere within the Digital Broadcasting Workflow; and

●
Managing complex user and Device entitlements (e.g., conditional access, tokenization, policy management modules, types of encryption, digital rights management) to restrict access to content to authenticated subscribers/users of a Digital Service, across targeted Device types and operating system platforms, in accordance with customer or media and entertainment studio requirements.

Designing and developing the App that supports the Digital Service on the target Device types and platforms is another significant challenge. Device manufacturers currently operate in a highly competitive marketplace where Devices based on many different operating systems (e.g., Apple OS / iOS, Windows / RT, Google Android, Blackberry and others) compete for market share. Many of the operating systems powering these Devices have different or incompatible features such as user interface standards, security protocols, audio / video decoders, embedded services and screen resolutions. In addition, the complexity of operating system differences is compounded as they occur over four fundamentally different Device platforms (i.e., mobile, desktop, gaming and digital television), causing the barriers to successfully develop, operate and support a cross-platform Digital Service to increase significantly.

As a result of these challenges and others, the overall investment required to develop, operate and support a Digital Service, through a Digital Broadcasting Workflow, to a series of target Devices can be prohibitive and/or intimidating for many of AllDigital’s customers. Many lack the technical expertise, time and/or resources to cost-effectively distribute their Digital Services beyond a traditional desktop computer Web-page experience. Digital Service and App pioneers (such as Facebook, Netflix, Pandora and MLB.com) have made, and must continue to make, significant, ongoing investments in order to maintain the Pairing of their services to hundreds of different types of Devices. Smaller and emerging companies typically lack the scale and expertise to compete.

AllDigital was founded to enable its customers to outsource the complex processes of developing, operating and supporting Digital Services on a large and diverse market of Devices, through Digital Broadcasting Workflows, to a trusted, third party service provider.

Industry Overview

The Internet plays a crucial role in the way organizations and individuals conduct business and communicate internally and externally. The development of various Internet-based technologies has enabled fundamental and structural changes in the way digital media, Digital Services and/or Apps are published, combined, operated, implemented, broadcast and retrieved. Over the past few years, this includes the ability to develop, deliver and remotely manage a wide variety of Digital Services, through various Digital Broadcasting Workflows, from and to various Device broadcasting endpoints.

AllDigital expects that the need for digital broadcasting solutions will continue to accelerate significantly over the next 2-3 years, which it anticipates will be driven by the convergence of the following key market dynamics:

The market for Devices is substantial and rapidly growing

●	According to CNET, there will be approximately 24.45 billion Devices connected to the Internet in use by 2020.

●	According to Chetan Sharma Consulting, there are currently more than 10 billion connected Devices in the world today.

●	According to IMS Research, the global shipment of televisions that connect to the Internet is expected to increase from 25% in 2011 to 70% in 2016.

●
According to Apple, Inc.: more than 400 million iOS devices (iPhones, iPod Touches, and iPads) have been sold through June 2012; over 700,000 apps were in the Apple Store as of September 2012, with the average customer using more than 100 apps; the company shipped 47.8 million iPhones in 4Q12, the biggest volume ever in one quarter and a year-to-year increase of 29%.

●	According to Google in September 2012, 500 million Android devices had been sold worldwide, with 1.3 million Android activations made per day.

Digital Services are increasingly critical to enterprise core business applications, are implemented to achieve a wide variety of objectives, and are rapidly proliferating.

●	According to comScore, almost 180 million Americans (83.5% of the US Internet audience) watched 36.2 billion videos online in January 2013, and 9.1 billion video ads.

●
According to Cisco’s VNI dated February 6, 2013, video streaming and communications applications such as YouTube, Hulu and Netflix use 45% of data consumption on smartphones and 50% of data consumption on tablets.

●
According to Netflix, as of the period ending December 31, 2012, Netflix’ Internet-based video streaming service has grown to over 33 million global subscribers. Internet-based video services are now available on seven different device types (smartphones, tablets, HDTVs, home theatre systems, etc.), more than 50 different Device platform manufacturers and hundreds of Devices in the U.S.

●	According to Facebook, in September 2012 the site has 604 million mobile users per month, with 470 million users per month accessing the site via the smartphone app.

●	According to Vertic, by 2015 mobile app development projects will outnumber native PC projects by a ratio of 4:1.

AllDigital expects that Digital Services will continue to proliferate as media and entertainment companies, individual media brands, commercial enterprises, government agencies, nonprofits, and entrepreneurs continue to create new applications for, and subsequently develop and launch a wide variety of Digital Services.

Over the past few years, certain of AllDigital’s target customers have attempted to address Digital Service and Digital Broadcasting Workflow initiatives through: custom software development projects with companies like AllDigital; establishing new internal departments (i.e., cost centers); reorganizing or temporarily assigning internal personnel on a project basis; or a hybrid approach of the foregoing. These approaches generally do not harness the cost efficiencies, economies of scale, development and integration time, and performance benefits, related to working with a vendor dedicated to providing digital broadcasting solutions for numerous clients. As the total investment required, technical complexity and other challenges of successfully developing, operating and maintaining a Digital Service continue to grow, AllDigital believes these considerations must be increasingly addressed. AllDigital also believes the growth of the Digital Services market will not be sustainable without the creation of trusted third party providers of digital broadcasting solutions.

Target Market Segments

AllDigital has targeted several industry segments that AllDigital believes to be responsive to a comprehensive offering of digital broadcasting solutions. AllDigital’s business strategy is to provide the technology and services that enable its target customers to cost-effectively and securely distribute, with a high quality of service, a wide range of Digital Services to a wide variety of Devices without requiring significant in-house technical resources.

Adoption of Digital Service business models has seen significant growth in recent years among AllDigital’s target customers, in part because media and entertainment companies, individual media brands, social networking sites and communication companies are typically the earliest adopters of such new technologies. AllDigital is not only targeting new market opportunities, but also is attempting to capture the outsourcing of Digital Service and Digital Broadcasting Workflow implementations by early adopters. AllDigital believes that its technology and services offerings can provide significant performance improvements, cost efficiencies, time to market, new features and capabilities, and the ability to Pair Digital Services with greater numbers and types of Devices than earlier digital media distribution models.

Examples of AllDigital’s targeted industry segments include:

Media Content and Services. There are a number of companies of various sizes and specializations, with media content, online services and/or other business and software application needs that can be distributed to Devices via Digital Services. Examples include:

Media and Entertainment: This sub-segment includes movie studios, filmmakers, news broadcasters, talk-show hosts, sports broadcasters and communications services providers. Targeted media brands in this sub-segment generally require a broad range of platform capabilities and services for originating, transporting and selling or otherwise monetizing their media content on Devices via Digital Service offerings. They generally also require assistance with generating revenues from media distribution, increasing audience size, gathering market data, payment processing, providing dynamic updates, and managing entitlements, including conditional access.

Social Networking: Some of the most widely used Digital Service applications are through popular established brands such as Facebook, Instagram, Pinterest, LinkedIn, Match.com and Twitter. Each of these established brands is continuously evolving their Digital Services applications to include: the integration and “on-boarding” of partner Digital Services; the expansion of their Digital Service business models for both recurring and event-based purposes, and; expanding their reach and footprint to additional Devices and Device platforms. New social networking sites are also emerging, developing and launching Digital Services dedicated to the creation of on-demand content, originated from Devices, delivered to and stored in a centralized repository, and available for viewing, sharing, fundraising, and other purposes. There are also many smaller and more vertical social networking websites that could be converted to either a mobile and/or digital television experience via a Digital Service. Each of the examples above could be supported by the digital broadcasting solutions offered by AllDigital.

Music and Radio: Radio stations, musicians and Digital Service Providers benefit from increasing the distribution of their content. Through Internet-based broadcasting of their programming content, they can increase the size of their potential listening audience to a variety of Devices and into areas not reachable by their conventional broadcast signal, effectively allowing their content to be available to a much larger and more diverse audience. There are a growing number of online radio stations and services utilizing Digital Services to reach various Devices, such as Pandora Radio, FreeStreams, and similar websites.

Education: Community colleges, universities and other educational organizations can expand upon current course offerings with live or recorded audio and video webcasting. Many of these institutions are already equipped with wireless broadband access and have an Internet savvy student population. Internet-based digital broadcasting allows educational institutions to give students and teachers access to classes whenever and wherever they want. Dedicated online services that enable teaching to those who are remotely located or physically disabled (such as an Amazon “Kindle” for education) could benefit greatly from AllDigital’s products and services. For example, using AllDigital’s publishing features and capabilities, educators could use its platform to bring needed revenue to their learning institutions.

Interactive Gaming : Interactive gaming has become increasingly popular, with many new computer games offering online functionality that enables players to interact with other players, play against other players over the Internet, or stream or download new scenes or worlds for their games, each a Digital Service. This includes the availability of games on a growing number of Device platforms. Examples include some of the most popular games currently on the market, such as League of Legends and Halo 4. League of Legends is available on various PC desktop and laptop Devices, and was recently released in beta format for Apple OS X desktop and laptop Devices. Halo 4 is available via Microsoft’s Xbox gaming console. Another interactive game, Call of Duty: Black Ops, is available via Microsoft’s Xbox and Sony’s PS3 gaming consoles, as well as various PC desktop Devices and tablets such as Apple’s iPad.

Enterprise/Government/Nonprofit. While consumer adoption of Digital Service applications and business models has already seen significant growth, many corporations, government agencies and nonprofits appear to be at the early stages of a similar paradigm shift. For example, companies are seeking new and creative ways to cut travel costs by offering live, high-quality, reliable, and secure corporate training on Devices. Corporate communications such as presentations, public relations campaigns, quarterly earnings reports or company news, are also increasingly frequently being delivered broadly to and managed through multiple Devices. Secure voting and polling among international employees is another example of a Digital Service application. As companies develop and launch unique and successful Digital Services, AllDigital expects that this target market will provide significant growth opportunities. Government agencies for example may want to develop and implement Digital Service applications for streaming military training and time sensitive news videos to military bases and troop deployments globally, which also result in significant cost savings.

Faith-Based Organizations. Digital broadcasting to Devices or Digital Service applications have also seen penetration and growth within a variety of faith-based organizations such as churches and ministries, as well as affiliate organizations and service providers dedicated to supporting their missions. Live broadcasts and on-demand re-broadcasts of various forms of video and audio content, including online libraries of worship services, specialized teachings, instructional courses, daily devotions and other key messages, can be facilitated through an array of Digital Service models and implementations.

Hardware Manufacturers. Hardware manufacturers produce a broad spectrum of products that target both business and consumer markets. Examples of products by category include: digital signage at financial institutions, retail stores, and restaurants; medical devices; robotics and artificial intelligence; business and home security Devices; “smart” appliances; business / home automation and resource conservation; toys; and consumer electronics. As smartphones and tablet products such as the iPhone and iPad continue to demonstrate new and unique capabilities through a wide array of innovative Apps being developed and made available for download from Apple’s App Store, AllDigital believes that a similar evolution and economic ecosystem will occur with Devices outside of traditional consumer electronics.

Products and Services

AllDigital provides digital broadcasting solutions. Its digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of Digital Service implementations, through a Digital Broadcasting Workflow, across a large and diverse market of Devices. AllDigital’s business model targets a variety of organizations and existing providers of Digital Services, such as media and entertainment companies, enterprises, government agencies, and nonprofits.

The core of its solutions is AllDigital Cloud. AllDigital Cloud is a unified digital broadcasting and cloud services platform dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. It enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. AllDigital Cloud also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

AllDigital’s customers have the option to contract the following digital broadcasting solutions, or purchase a combination of technology and service elements: (i) AllDigital Broadcast (i.e., AllDigital Cloud, App Frameworks, Integration Services, collectively branded “AllDigital Broadcast”); (ii) AllDigital Cloud (i.e., AllDigital Cloud Platform, AllDigital Cloud Storage, AllDigital Cloud Processing, AllDigital Origin Transit); (iii) Integration Services (i.e., including App Frameworks); and (iv) Technical Support and App Maintenance.

AllDigital typically charges monthly recurring platform (AllDigital Broadcast or AllDigital Cloud) fees, as well as monthly recurring fees for its storage, processing, and origin transit cloud-based services. AllDigital also typically charges monthly recurring fees for the technical support and maintenance of Apps that it develops (i.e., Technical Support and App Maintenance), and that act as the front-end of a Digital Service. Non-recurring revenues typically come from platform customization and integration services, sometimes referred to as “platform on-boarding”, as well as professional services related to custom App development for targeted Devices and Device platforms (i.e., Integration Services), leveraging its App Frameworks. The term of AllDigital’s customer contracts currently range from a two-month (paid) trial to two years.

Since AllDigital’s inception, because of the complex and evolving nature of Apps, Digital Services, Digital Broadcasting Workflows, and Devices, AllDigital’s customer requirements have varied widely. Many of its customers have specific functional requirements or a specific concept to develop and manage a Digital Service to one or more target Device types and platforms. Other customers, including large enterprises, begin with only a general concept to distribute their digital media assets through a software application as a service to achieve certain objective(s). These customers typically require some level of professional services support to initially define and discover functional requirements prior to the development and launch of their Digital Services.

AllDigital Cloud

AllDigital Cloud is a unified digital broadcasting and cloud services platform. It is dedicated to ingesting, storing, preparing, securing, managing, monetizing, converting and distributing digital media across Devices. AllDigital Cloud enables and supports a variety of complex Digital Broadcasting Workflow and Digital Service implementations. It also maximizes the performance of, and offers significant scale and pricing advantages related to, the cloud-based storage, cloud processing and origin transit of digital media to and from Devices.

AllDigital Cloud Platform

The AllDigital Cloud platform contains a multi-layered integrated service model. Modular service layers directly support the following: digital asset management; content management; data management; workflow services (e.g., publishing, content subscription, service automation); Application Programming Interface (“API”) management (e.g., customized data ingest/retrieval, authentication); content ingest services; cloud processing services; storage services; and media delivery services. The platform also contains service layer capabilities related to channel and account management, entitlements (e.g., eligibility) and conditional access (e.g., digital rights management). Service layer capabilities require platform customization and integration with customer and/or customer third party vendor feeds and systems. A role-based management portal serves as a control panel for customers and AllDigital to: manage their accounts; view reporting, logging, analytics, and billing statistics; and view other capabilities and information.

A series of other AllDigital Cloud platform features and capabilities also enable: (i) “plug and play” with multiple 3rd party systems and service providers; (ii) virtualized or hardware-based deployments with minimal customization, resulting in the ability to support the steady or rapid growth and scale of a Digital Service without significant manual or other system re-configuration requirements; (iii) operating efficiencies and robust service-level / system performance; and (iv) customer-driven configurations to match the needs and requirements of their specific offering.

AllDigital intends to continue to develop and mature its AllDigital Cloud platform and roadmap to add additional features and capabilities in response to customer requirements, industry trends, and overall market demand.

AllDigital Cloud Storage

AllDigital provides centralized, fault-tolerant, replicated, asset storage. Its storage platform and capabilities are based on the “cloud storage” methodology where data is stored on multiple servers located in one or more data centers typically shared by more than one customer.

The asset storage capability in AllDigital’s AllDigital Cloud Storage service layer is specifically tailored to deliver robust performance and availability for large media libraries, among other attributes. For example, the storage repository can independently scale beyond traditional storage systems in both capacity and performance. The platform also contains a parallel computing approach that overcomes common input/output bottlenecks present in other cloud storage offerings. AllDigital also offers customers standards-based access using dedicated or managed computing resources, providing AllDigital’s customers the unique ability to integrate custom features and applications into their Digital Broadcasting Workflows. AllDigital’s storage platform may be accessed through an API or a Web-based user interface.

AllDigital Cloud Processing

Cloud processing (e.g., encoding and transcoding) is a form of Internet-based computing, whereby shared resources, software and data are provided to computers, servers and other Devices on demand. In order to provide services such as the encoding and transcoding of digital media (e.g., convert a master file into a format compatible for a specific Device), AllDigital provides cloud-computing assets on the same network as its cloud-storage platform. The advantage of this model is to provide AllDigital’s customers with a low latency and cost-effective platform to execute business rules, as well as to operate and support their Digital Service.

AllDigital Cloud includes a range of content processing tools to prepare and convert digital media for multiplatform delivery. The system’s transcoding technology applies industry-standard audio and video codecs to ensure that assets will be delivered in the required output formats for all target Device platforms.

AllDigital Origin Transit

Origin transit is the service of allowing network traffic to cross or “transit” a computer network. AllDigital’s transit model focuses on optimizing the two-way delivery of data to and from a Device. Customers, or Devices, can send a single transit of data (e.g., a large file) to AllDigital’s storage platform. AllDigital refers to that transit as the “ingress” of data. Once the data is stored or prepared for targeted or widespread delivery over the Internet to one or more content delivery networks (“CDNs”), Internal Service Providers (“ISPs”), or other transport models, AllDigital “egresses” (or sends) the data to these upstream partners.

As end-user demand increases for data intensive Digital Services (e.g., hi-definition video distribution), certain ISPs are demanding extra fees from Digital Service providers for access to their network to offset the cost of providing massive spikes of data to their subscribers. AllDigital’s Origin Transit models allows its customers to send data intensive files once to the ISP as opposed to millions of ISP subscribers potentially downloading the same file directly from the Digital Service provider. The ISP can then distribute the file multiple times to their subscribers at a far lower cost of delivery and distribution since they generally own their own network.

Integration Services

Integration Services refers to the varying levels of professional services required to customize and integrate the AllDigital Cloud platform to support a Digital Service with a customer’s proprietary systems and/or other specific requirements. This is sometimes referred to as “platform on-boarding.” Integration Services also refers to custom App development for targeted Devices. With each App serving as the front-end of a Digital Service, professional services associated with custom App development also involves integrating and Pairing each App with the AllDigital Cloud platform, or applicable platform components.

App Frameworks

AllDigital has developed a series of proven mobile, desktop, and connected television advanced App frameworks. It has developed and continually improved these App frameworks through a variety of customer experiences, and as a byproduct of its learning related to the complex and evolving nature of Apps, Digital Services, Digital Broadcasting Workflows, and Devices. AllDigital’s library of App frameworks enables the highly cost-effective and timely development of high quality, secure, and reliable Apps and Digital Services across a large and fragmented market of Devices types and platforms.

Technical Support and App Maintenance

Technical Support and App Maintenance generally refers to support services, as well as AllDigital Cloud Platform support. AllDigital’s App support services generally include: level three support; quality of service monitoring and alerting; application and system maintenance; and service incident reporting and project management. AllDigital’s App maintenance services include performing ongoing software maintenance releases containing bug fixes and/or enhancements, as well as rapidly modifying and upgrading the Apps to support Device OS updates shortly after the final release of such Device OS. Technical Support also refers to supporting agreed upon platform quality of service levels throughout the term of the customer contract. AllDigital has the experience and capabilities to support a broad range of digital broadcasting solutions at the highest quality of service levels, leveraging from its robust AllDigital Cloud platform, highly scalable cloud services, and digital broadcasting infrastructure.

Sales and Marketing

AllDigital has provided and/or is actively providing services to a variety of media and entertainment, enterprise, and organization (government/non-profit) customers since it began operations in August 2009. All of AllDigital’s customers to date, through its earliest stages of operations, have largely been a result of direct sales, word of mouth or partner referrals.

To attract customers going forward, AllDigital has formulated, but only partially implemented, a marketing strategy that employs multiple channels to get its message out to likely users of its digital broadcasting solutions. These channels include highly scalable online marketing, direct business development among the target market segments, advertising through highly targeted print and electronic media, recruitment of resellers, adoption into OEM software such as content management system offerings and authoring tools, bundling and referral arrangements with industry partners that offer complementary products and services, and participation in trade shows, seminars and other educational forums directed to AllDigital’s target market segments.

AllDigital’s business will primarily depend on aggressive business development efforts. This will require a persistent and sustained effort to maintain relationships and communication lines with the key decision makers at AllDigital’s target customers.

Competition

The Digital Media Stack

The process of transferring data to and from a Device generally involves the origin, conversion, management, transport and delivery of that data through a distribution process. The major components of the data distribution process are collectively referred to as the digital media “stack.” Data may originate from a Digital Service or a Device, and that data must be routed over the Internet. AllDigital’s customers require a place to store, run and manage their Digital Service. They require a method to transport data to and from the target Devices and Device platforms that they support. AllDigital’s customers also frequently require technical support services, including software application maintenance and support, and data management services, to manage the ongoing Pairing of their Digital Service to one or more Devices.

Examples of companies that provide services related to, or operating within, the digital media stack include ISPs, CDNs, content management systems (“CMS”), utility computing providers, systems integrators and vertical solutions providers.

An ISP is a company that offers access to the Internet. The ISP connects to its customers using a data transmission technology appropriate for delivering Internet Protocol data over dial-up, DSL, cable modem, wireless or dedicated high-speed connections. Examples include: AT&T, Quest and Verizon.

A CDN is a system of computers containing copies of data, placed at various points in a network so as to maximize bandwidth for access to the data from clients throughout the network. A client accesses a copy of the data near to the client, as opposed to all clients accessing the same central server, to avoid bottlenecks near that server. Content types include web objects, downloadable objects (media files, software, documents), applications, real time media streams and other components of Internet delivery (DNS, routes, and database queries). Examples include: Akamai, Level 3 Communications and Limelight Networks.

CMS companies typically provide website authoring and administration tools designed to allow users to manage their media assets (such as hi-definition video files) prior to distribution over the Internet or other content delivery mechanisms. Examples include: Brightcove, Kaltura and Ooyala.

Utility computing companies provide cloud-based services such as data storage and processing. Examples include 3Par, Amazon and IBM. These companies typically focus on providing “raw” storage and processing capacity.

A systems integrator is a person or company that specializes in bringing together component subsystems into a whole and ensuring that those subsystems function together efficiently to achieve their intended objectives. Systems integrators work within and across a wide variety of industries, applications, and subsystems, and typically target as their customers Fortune 500 companies, major media brands, as well as hardware and Device manufacturers. Examples of large systems integrators include: IBM, PWC, EDS and Accenture.

Vertical solution providers are typically smaller companies that provide individual or multiple technical solutions targeted towards customer support, field services or mobile environments.

AllDigital’s Competitors

AllDigital’s core business is digital broadcasting solutions, which is an evolving business offering. AllDigital is not aware of any direct competitors offering and/or providing its comprehensive portfolio of digital broadcasting solutions. Various components of AllDigital’s product and service offering, however, are provided by several companies which operate in the digital media “stack.” For example, a CMS platform may provide tools for managing the distribution of video files, which overlaps with a subcomponent of AllDigital Cloud Platform capabilities. CMS providers now also offer certain professional services and digital media to Device solutions that directly compete with certain subcomponents of AllDigital’s offerings and capabilities. A CDN may be AllDigital’s partner, hosting video files or other data in various data centers for a mutual client, but that CDN may also provide professional services that include ensuring the compatibility of a Digital Service with a Device, which overlaps with a subcomponent of AllDigital’s offerings and capabilities. AllDigital also competes with certain vertical solution providers and system integrators that provide individual implementations of a Digital Service to a Device.

Dependence on Certain Customers

AllDigital has served and/or is actively serving a variety of media and entertainment, enterprise, and organization (government/non-profit) customers since it began operations in August of 2009. As of December 31, 2012, AllDigital had 10 direct customers. AllDigital also acted as subcontractors for certain of these customers, servicing and supporting a total of 19 accounts. Through the year ending December 31, 2012, AllDigital’s three largest billing relationships accounted for approximately 85% of its total billings. C2 Hosting accounted for approximately 22%, Rogers Communications accounted for approximately 21%, Cox Media Group accounted for approximately 17%, Ooyalla accounted for approximately 13% and Chideo accounted for approximately 12%.

Intellectual Property

AllDigital depends on its ability to develop and maintain the proprietary aspects of its technology. AllDigital also seeks to protect its copyrights, trade secrets and other proprietary information through a combination of contractual provisions, confidentiality procedures and common law copyright and trademark principles.

AllDigital has not sought or obtained registered copyright or patent protection for any of its intellectual property. AllDigital has applied for federal registration of certain trademarks in order to develop a trademark portfolio and protect its brand. Two applications related to the registration of the word mark for ALLDIGITAL were filed on October 16, 2009. As of April 2011, both of AllDigital’s applications were approved as registered marks. AllDigital plans to explore applying for additional trademarks in 2013.

AllDigital believes that elements of its existing AllDigital Cloud platform, certain components of its advanced App frameworks, and certain new technologies under development may have patent potential. As AllDigital raises additional capital, it expects to investigate such potential, and if appropriate, commence a provisional patent application filing process.

Government Regulation

Other than business license requirements, laws and regulations applicable to substantially all business entities in the jurisdictions in which AllDigital operates, AllDigital does not need any material government approvals in connection with its businesses and is not subject to material government regulation.

Research and Development

AllDigital did not spend material amounts on research and development during fiscal years ending December 31, 2012 and 2011.

Environmental Laws

AllDigital does not use hazardous substances in its operations and has not incurred, and does not expect to incur, material costs associated with compliance with environmental laws at the federal, state and local levels.

Employees

AllDigital has twenty-two full time employees, including its five-person executive management team identified below. None of AllDigital’s employees is represented under a collective bargaining agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS – ALLDIGITAL

This discussion contains statements that constitute forward-looking statements.  Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend” or “expect” “will” or similar words.  When considering such forward-looking statements, you should keep in mind the risk factors noted in the section of this prospectus entitled “Risk Factors” beginning on page 11 and other cautionary statements throughout this prospectus.  You should also keep in mind that all forward-looking statements in this section are based on AllDigital management’s existing beliefs about present and future events outside of AllDigital management’s control and on assumptions that may prove to be incorrect.

General Outlook

AllDigital expects that the need for digital broadcasting solutions will accelerate significantly over the next 2-3 years, which acceleration it anticipates will be driven by the convergence of the following two key market dynamics: (1) The market for Devices is substantial and rapidly growing, and, (2) Digital Services are increasingly critical to enterprise core business applications, are implemented to achieve a wide variety of objectives, and are rapidly proliferating. AllDigital believes that the growth of the Digital Services market will not be sustainable, however, without the creation of third party service providers that offer the digital broadcasting solutions required to successfully develop, operate and support Digital Services to a large and diverse market of Devices.

AllDigital’s ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain its proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize its portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non-profits, and (iii) its ability to attract and retain key sales, business and product development, and other personnel as its business and offerings continue to mature. AllDigital may encounter setbacks related to these activities.

 Results of Operations – Three Months Ended June 30, 2013 and 2012

The following discussions are based on the consolidated balance sheets as June 30, 2013 (unaudited) and December 31, 2012 and statement of operations for the three months ended June 30, 2013 and 2012 (unaudited) and notes thereto.

The tables presented below, which compare AllDigital’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change.  The columns present the following:

•	The first two data columns in each table show the dollar results for each period presented.
•
The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns.  Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Three Months Ended June 30, 2013 (Unaudited) Compared to Three Months Ended June 30, 2012 (Unaudited)

	For the three months ended June 30,		Dollar variance favorable	% variance favorable
	2013	2012	(unfavorable)	(unfavorable)
Net sales	$1,026,187	$646,427	$379,760	58.7%
Cost of sales	607,792	599,696	(8,096)	(1.4%)
Gross profit	418,395	46,731	371,664	795.3%

Operating expenses
Selling, marketing and advertising	99,741	201,054	101,313	50.4%
General and administrative	440,900	359,415	(81,485)	(22.7%)
Total operating expenses	540,641	560,469	19,828	3.5%

Loss from operations	(122,246)	(513,738)	391,492	76.2%

Other income (expense)
Interest income	125	407	(282)	(69.3%)
Interest expense	-	(85)	85	100.0%
Other income	-	521	(521)	(100.0%)
Total other income (expense)	125	843	(718)	(85.2%)

Loss from operations before provision for income taxes	(122,121)	(512,895)	390,774	76.2%
Provision for income taxes	-	-	-	-
Net loss	$(122,121)	$(512,895)	$390,774	76.2%

Net Sales.  Net sales increased by $379,760, or 59% in the second quarter of 2013 compared to the second quarter of 2012, primarily due to $279,149 increase in non-recurring projects and a $100,611 increase in recurring monthly maintenance and support contracts with new and existing customers.

Gross Profit.  Gross profit increased by $371,664, or 795%, in the second quarter of 2013 compared to the second quarter of 2012. The increase in gross profit resulted from an increase of $379,760 in net sales and $16,179 decrease in 3rd party contracted resources as AllDigital transitioned to more in-house personnel and $7,770 in salaries and related expenses for new engineering and software development resources for current and upcoming projects, offset by increases of $24,201 in travel and $7,844 increase in other costs of sales.

Selling, Marketing and Advertising Expenses. Selling, marketing and advertising expenses decreased by $101,313, or 50%, in the second quarter of 2013 compared to the second quarter of 2012. The decrease resulted from decreases of $78,770 in salary and payroll related expenses, primarily due to two fewer employees in 2013 as compared to 2012, $11,050 in consultants and outside services, $10,592 in advertising, and $901 in other expenses.

General and Administrative Expenses. General and Administrative expenses increased by $81,485, or 23%, in the second quarter of 2013 compared to the second quarter of 2012. The increase was primarily due to increases of $52,252 in legal expense, $39,989 in salary and payroll related expenses, $8,275 in business insurance expense, $4,989 in public reporting expense, and $10,348 in other expenses, offset by decreases of $12,500 in software expenses, $9,446 in equipment expenses, $7,307 audit expenses, and $5,115 in outside services.

Results of Operations – Six Months Ended June 30, 2013 and 2012

The following discussions are based on the consolidated balance sheets as June 30, 2013 (unaudited) and December 31, 2012 and statement of operations for the six months ended June 30, 2013 and 2012 (unaudited) and notes thereto.

The tables presented below, which compare AllDigital’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change.  The columns present the following:

•	The first two data columns in each table show the dollar results for each period presented.
•
The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns.  Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Six Months Ended June 30, 2013 (Unaudited) Compared to Six Months Ended June 30, 2012 (Unaudited)

	For the six months ended June 30,		Dollar variance favorable	% variance favorable
	2013	2012	(unfavorable)	(unfavorable)
Net sales	$2,038,294	$1,598,276	$440,018	27.5%
Cost of sales	1,217,977	1,242,975	24,998	2.0%
Gross profit	820,317	355,301	465,016	130.9%

Operating expenses
Selling, marketing and advertising	215,841	387,533	171,692	44.3%
General and administrative	900,023	828,910	(71,113)	(8.6%)
Total operating expenses	1,115,864	1,216,443	100,579	8.3%

Loss from operations	(295,547)	(861,142)	565,595	65.7%

Other income (expense)
Interest income	284	852	(568)	(66.7%)
Interest expense	-	(85)	85	100.0%
Other income	66,653	521	66,132	12,693.3%
Total other income (expense)	66,937	1,288	65,649	5,097.0%

Loss from operations before provision for income taxes	(228,610)	(859,854)	631,244	73.4%
Provision for income taxes	(800)	(2,400)	1,600	66.7%
Net loss	$(229,410)	$(862,254)	$632,844	73.4%

Net Sales.  Net sales increased by $440,018, or 28% in the first six months of 2013 compared to the first six months of 2012, due to $311,464 increase in recognition of percentage of completion related to its contracts and completion of projects with new customers, and $128,554 in recurring monthly maintenance and support contracts with new and existing customers.

Gross Profit.  Gross profit increased by $465,016, or 131%, in the first six months of 2013 compared to the first six months of 2012. The increase in gross profit resulted from an increase of $440,018 in net sales and $103,607 decrease in 3rd party contracted resources as AllDigital transitioned to more in-house personnel, offset by $45,338 increase in salaries and related expenses for new engineering and software development resources for current and upcoming projects, $20,255 travel, $5,011 operating leases, $4,837 licenses, and $3,168 increase in other costs of sales.

Selling, Marketing and Advertising Expenses. Selling, marketing and advertising expenses decreased by $171,692, or 44%, in the first six months of 2013 compared to the first six months of 2012.  The decrease resulted from decreases of $133,177 in salary and payroll related expenses, primarily due to three fewer employees in 2013 as compared to 2012, $24,060 in advertising expense, $7,603 in travel expense, and $8,497 in other selling expenses, offset by an increase of $1,645 in consultants and outside services expenses.

General and Administrative Expenses. General and Administrative expenses increased by $71,113, or 9%, in the first six months of 2013 compared to the first six months of 2012. The increase was primarily due to increases of $70,029 in salary and payroll related expenses, $50,383 in legal expense, $17,207 in business insurance, $12,132 in travel expense, $6,681 in public reporting expense, $5,855 in depreciation and amortization expense, and $2,399 in other expenses, offset by a decrease of $34,072 in bad debt expense, $26,955 in consultants and outside services, $19,893 in software maintenance and support, and $12,653 in equipment expense.

Other Income. Other income was $66,653 in the first six months of 2013 compared to $521 in the first six months of 2012.  $66,847 was the result of a settlement with a former customer.

Results of Operations 2012 and 2011

The following discussions are based on AllDigital’s consolidated balance sheets as of December 31, 2012 and 2011, and statement of operations and cash flows for the years ended December 31, 2012 and 2011, and notes thereto.

The tables presented below, which compare AllDigital’s results of operations from one period to another, present the results for each period and the change in those results from one period to another in both dollars and percentage change. The first two data columns in each table show the dollar results for each period presented.

The columns entitled “Dollar variance” and “% variance” show the change in results, both in dollars and percentages. These two columns show favorable changes as positive and unfavorable changes as negative. For example, when net sales increase from one period to the next, that change is shown as a positive number in both columns. Conversely, when expenses increase from one period to the next, that change is shown as a negative in both columns.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

	For the years ended December 31,		Dollar variance favorable (unfavorable)	% variance favorable (unfavorable)
	2012	2011
Net sales	$3,307,167	$2,852,350	$454,817	15.9%
Cost of sales	2,486,388	1,702,670	(783,718)	(46.0)%
Gross profit	820,779	1,149,680	(328,901)	(28.6)%

Operating expenses
Selling, marketing and advertising	600,789	267,637	(333,152)	(124.5)%
General and administrative	1,587,445	1,164,941	(422,504)	(36.3)%
Total operating expenses	2,188,234	1,432,578	(755,656)	(52.7)%

Loss from continuing operations	(1,367,455)	(282,898)	(1,084,557)	(383.4)%

Other income (expense)
Interest income	1,237	932	305	32.7%
Interest expense	(112)	(26,070)	25,958	99.6%
Other income	195,521	–	195,521	–
Organization costs write-off	–	(790,840)	790,840	100.0%

Total other income (expense)	196,646	(815,978)	1,012,624	124.1%

Loss from continuing operations before provision for income taxes	(1,170,809)	(1,098,876)	(71,933)	(6.5)%
Provision for income taxes	2,400	2,400	–	–
Net loss from continuing operations	(1,173,209)	(1,101,276)	(71,933)	(6.5)%
Income from discontinued operations	-	5,000	(5,000)	(100.0)%
Net Loss	$(1,173,209)	$(1,096,276)	$(76,933)	(7.0)%

Net Sales. Net sales increased by $454,817, or 16% for the year 2012 compared to the year 2011, due to a $341,772 increase in recurring monthly maintenance and support contracts with new and existing customers, and a $113,045 increase in recognition of percentage of completion revenue related to AllDigital’s contracts with existing and new customers.

Gross Profit. Gross profit decreased by $328,901, or 29%, for the year 2012 compared to the year 2011. The decrease in gross profit resulted from increases of $651,589 in salaries and related expenses for new engineering and software development resources for current and upcoming projects, $57,512 in 3rd party contracted resources as AllDigital transitioned to more in-house personnel, $34,548 in operating leases, $29,644 in equipment expenses, and $20,364 in licenses expenses, offset by a decrease of $9,939 in other cost of sales and an increase of $454,817 in net sales.

Selling, Marketing and Advertising Expenses. Selling, marketing and advertising expenses increased by $333,152, or 125%, for the year 2012 compared to the year 2011. The increase resulted from increases of $218,432 in salary and payroll related expenses, primarily due to the addition of one new employee in August 2011 and one in September 2011, $46,380 in advertising, $31,499 in travel, $24,480 in consultants and outside services, and the remaining $12,361 in other selling expenses.

General and Administrative Expenses. General and Administrative expenses increased by $422,504, or 36%, for the year 2012 compared to the year 2011. The increase was due to increases of $250,318 in salary and payroll related expenses, $81,844 in rent, $47,446 in software maintenance and support, $34,072 in bad debts expense, $27,747 in legal expense, $22,284 in depreciation and amortization expense, $16,078 in phone expenses, $12,800 in dues and subscriptions, $10,458 in accounting expenses, and $26,553 in other expenses, offset by decreases of $85,806 in consulting and outside services and $21,290 in travel expenses.

Interest Expense. Interest expense decreased by $25,958, or 100%, for the year of 2012 as compared to the year 2011. The decrease was due to $25,616 in interest expense that accrued on the principal balance of the outstanding notes during 2011 compared to $0 in 2012 as the notes were converted to equity in 2011.

Organization Costs Writeoff. Organization costs writeoff was $790,840 for 2011 compared to $0 for 2012. These costs were incurred in connection with AllDigital’s merger with Aftermarket Enterprises, Inc. (“Aftermarket”) in the third quarter of 2011. AllDigital determined that the value of the intangible assets identified and unidentified was $0. As such, AllDigital recorded a charge of $790,840 to its consolidated statement of operations in 2011 relating to the reverse acquisition because the value of the consideration given was in excess of the value of the assets acquired and was akin to organization costs.

Other Income. $195,000 of other income was the result of a settlement with a former client.

Discontinued Operations. Income from discontinued operations was $5,000 for 2011 compared to $0 for 2012. Income from discontinued operations during 2011 was generated from the post-merger operations of Aftermarket and the gain on the sale of the Aftermarket business to the former president of Aftermarket, which occurred on September 27, 2011.

 Liquidity and Capital Resources

As of June 30, 2013, AllDigital had current assets of $1,075,770, including $912,400 in cash and cash equivalents.  As of December 31, 2012, AllDigital had current assets of $638,187, including $462,761 in cash and cash equivalents.

Cash increased $449,639 from $462,761 at December 31, 2012 to $912,400 at June 30, 2013, due primarily to net cash provided by operating activities of $490,083 in the first six months of 2013.  Net cash provided by operating activities consisted of increases of $514,018 in deferred revenue, $82,791 in accounts payable and accrued expenses, and $110,628 in noncash adjustments and a decrease in accounts receivable of $14,335, offset by $229,410 operating loss and an increase of $2,279 in prepaid expenses and other current assets.  Net cash used in operating activities was $351,529 for the six months ended June 30, 2012.

$41,444 of cash was used in investing activities in the first six months of 2013 for the purchase of computer equipment.  $26,760 was used in investing activities for the purchase of computer equipment, furniture and fixtures, and signs, and $8,500 was used for the purchase of a domain name in the first six months of 2012.  $1,000 in cash was provided by financing activities in the first six months of 2013 as 4,000 common stock options were exercised by a former employee in the first quarter of 2013.  No cash was provided by financing activities in the first six months of 2012.

AllDigital monitors its financial resources on an ongoing basis and may adjust planned business activities and operations as needed to ensure that it has sufficient operating capital. AllDigital evaluates its capital needs, and the availability and cost of capital on an ongoing basis and expects to seek capital when and on such terms as deemed appropriate based upon an assessment of then-current liquidity, capital needs, and the availability and cost of capital. Given AllDigital’s early stage of operations, its does not expect that bank or other institutional debt financing will be available. AllDigital expects that any capital it raises will be through the issuance of equity securities, warrants or similar securities. AllDigital believes that it will be able to obtain financing when and as needed, but may be required to pay a high price for capital.

MANAGEMENT

Executive Officers and Directors of AllDigital

The following table sets forth the names, ages and positions of AllDigital’s current executive officers and directors.  For information on the directors expected to serve as directors of the combined company effective as of the effective time of the merger, see “Executive Officers and Directors of Broadcast.”

Name	Age	Position
Paul Summers	47	Chairman of the Board of Directors and Chief Executive Officer
Timothy Napoleon	38	Chief Strategist
Stephen Smith	45	Vice President of Network Services and Director
John Walpuck	51	COO and CFO
David Williams	49	Director
Konstantin Wilms	41	Chief Architect

Executive Officers and Directors of Broadcast

The following table sets forth the names, ages and positions of Broadcast’s current executive officers and directors as well as the executive officers and directors of Broadcast who will be appointed at the effective time of the merger.

Name	Age	Position
William Boyd	71	Chairman of the Board
Rodney M. Tiede	51	President and Director
James E. Solomon	62	Chief Financial Officer and Secretary
R. Phil Zobrist	66	Director
Steven Ledger	53	Director
Donald A. Harris	60	Director
Paul Summers	47	Chief Executive Officer, President and Director*
John Walpuck	51	Chief Operating Officer, Chief Financial Officer*
Tim Napoleon	38	Chief Strategist*
Konstantin Wilms	41	Chief Architect*
Steve Smith	45	Vice President of Network Services*
David Williams	49	Director*
*Effective as of the effective time of the merger.

William A. Boyd has been a director since November 2007.  Mr. Boyd has served as the Chairman of the Board of Agility Recovery Solutions, a privately held disaster recovery and business continuity company since 2006.  He was CEO of Muzak Corporation from 1996 to 2000 and continued with Muzak in an advisory executive position and on the Board until August 2006.  He became associated with Muzak Corporation in 1968 as a sales representative and continued as a manager and franchise owner until he became CEO in 1996.  Mr. Boyd received a Bachelor of Arts degree in political science in 1963 from Beloit College in Wisconsin.  Mr. Boyd’s CEO level experience with Muzak and his overall experience in satellite networks, management, operations and financing matters are qualities and expertise that were determined to be particularly useful as a member of Broadcast’s board of directors.

Rodney M. Tiede has been Broadcast’s president and a director since October 2003 and was Broadcast’s chief executive officer from October 2003 until July 2012.  From August 2000 to the present, Mr. Tiede has been the president, chief executive officer and a director of BI, a wholly-owned subsidiary of Broadcast.  From April 2003 to the present, Mr. Tiede has also been the chief executive officer and a director of Interact Devices, Inc., or IDI, a consolidated subsidiary of Broadcast.  From November 1987 to August 2000, Mr. Tiede was employed as director of sales, vice president and general manager of Broadcast.  Mr. Tiede received a Bachelor of Science Degree in Industrial Engineering from the University of Washington in 1983.  Mr. Tiede has been a part of Broadcast’s operations for more than 20 years and as a result has significant knowledge, insight and understanding that he provides as a director.

James E. Solomon has been Chief Financial Officer and Secretary of Broadcast from September 2008.  From 1995 to January 2002, Mr. Solomon was a business consultant primarily for emerging growth companies.  In January 2002, he formed Corporate Development Services, Inc., a business consulting firm, and has served as President since its formation.  From June 1993 to the present, Mr. Solomon has been an adjunct professor at the Graduate School of Business at the University of Utah.  Mr. Solomon served on the Board of Directors of Nevada Chemicals, Inc., a public company, until October 2008, as well as several privately-held companies. Mr. Solomon received a Bachelor of Science Degree in Finance from the University of Utah in 1972.  Mr. Solomon became a Certified Public Accountant in 1974.  Mr. Solomon’s experience in finance, accounting and business consulting, together with his role as Broadcast’s CFO and prior public company directorship, provide Mr. Solomon with expertise enabling critical input to Broadcast’s decision-making processes.

R. Phillip Zobrist has been a director of Broadcast since June 2009.  He currently manages his own investments and since 1996 has been President and Chairman of the Board of Valley Property Management, a privately held real estate management company headquartered in Las Vegas, Nevada, which he founded.  He also serves as an independent consultant for Sundance Builders, LLC, a privately held real estate construction company and serves on the board of directors of Greffex, Inc., a start up bio-technology company in Aurora, Colorado.  Mr. Zobrist was the president and CEO of a $150 million enterprise for more than ten years and gained valuable business experience in dealing with financing, employee relations, and sales and marketing that make his advice and counsel valuable for Broadcast.

Steven Ledger has been a director of Broadcast since May, 2011.  He is the Founder of, and from September, 2002 to the present has been the Managing Partner at, Tamalpais Partners LLC, a privately held company that acts as a principal investor in, and advisor to, emerging growth companies.  From August, 1999 to December, 2002 he served as co-founder and managing partner of eCompanies Venture Group, a privately held company that managed an Internet focused, strategic venture capital fund whose investors included Sprint, Disney, Earthlink and Sun America. From January, 1994 to December, 1999, Mr. Ledger served as the co-founder and managing partner of Storie Partners, L.P., a technology focused investment fund that provided early lead investment capital to Earthlink Networks and SeeBeyond Technologies Corporation (acquired by Sun Microsystems). From September, 1989 to October, 1993 Mr. Ledger was a managing partner with Kayne Anderson Investment Management. Mr. Ledger graduated from the University of Connecticut in 1982 with a BA in Economics.  Mr. Ledger’s experience with technology companies and their financing was deemed valuable to Broadcast.

Donald A. Harris was appointed to Broadcast’s board of directors in June, 2012.  He has been President of 1162 Management, the General Partner of 5 Star Partnership, a private equity firm, since June 2006.  Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September, 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997.  Mr. Harris serves on the Board of Directors of Westower Corporation, a privately held company in the wireless communications industry.  Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding qualify him as a director.

Paul Summers has served as AllDigital’s Chairman and Chief Executive Officer since late July 2011. Mr. Summers is a co-founder of AllDigital, and has served as the Chief Executive Officer and Chairman of the Board of AllDigital since its inception in August 2009. Prior to AllDigital, Mr. Summers was a co-founder of VitalStream Holdings, Inc. where he served as President and CEO from 2000 to 2004. Prior to VitalStream, Mr. Summers founded AnaServe, Inc., in 1995. Anaserve was a privately held Web hosting company that sold to Concentric Network Corporation in 1998. During the periods from 1998 – 2000 and 2004 – 2009, Mr. Summers was self-employed, managing his investments. He has over 20 years of executive management and digital media services experience. He is an alumnus of the University of Southern California where he earned a Bachelor of Science degree.  Mr. Summers was appointed as a director of AllDigital in light of his executive management experience with small public companies, his experience in the industry and his knowledge of the Company and its markets and products.

 John Walpuck has served as AllDigital’s Chief Operating Officer and Chief Financial Officer since July 2011. Mr. Walpuck began serving as a consultant to AllDigital in July 2010, and was appointed the Chief Operating Officer and Chief Financial Officer of AllDigital in December 2010. Mr. Walpuck brings over 25 years of experience in finance and general management to AllDigital. Prior to AllDigital, Mr. Walpuck served as the President and CEO of Disaboom, Inc., where he worked from 2007 to 2010. Disaboom is an online business and social network dedicated to people with disabilities. Prior to Disaboom, from 2005 to 2007, he served as the Senior Vice President and Chief Financial Officer of Nine Systems Corporation, a digital media services company acquired by Akamai (NYSE: AKAM) in 2007. Mr. Walpuck has an MBA from the University of Chicago. He is a CMA, CPA and holds other professional certifications.

Tim Napoleon has served as AllDigital’s Chief Strategist since February 2012 and a director since July 2011. Mr. Napoleon is a co-founder of AllDigital, Inc. and served as Vice President of Media Services of AllDigital, Inc. from its inception in August 2009 until July 2011 and in the same position for AllDigital Holdings until February 2012. In February 2012, he was appointed Chief Strategist of AllDigital Holdings, and no longer serves in the capacity of Vice President of Media Services. Prior to AllDigital, Mr. Napoleon was the Chief Strategist, Media and Entertainment, for Akamai Technologies, Inc. (NYSE: AKAM), where he worked from 2005 until August 2009. Prior to Akamai, Mr. Napoleon was the Vice President of Business Development at VitalStream Holdings, Inc., where he worked from 2000 to 2005. Mr. Napoleon’s career background thus far has been as a digital media product architect, as well as a marketing and business development executive in the online media and entertainment industries for the past 10 years. Mr. Napoleon received his MBA from the University of Southern California’s Marshall School of Business after earning a Bachelor of Arts degree in Communications from the California State University at Fullerton.

Konstantin Wilms has served as AllDigital’s Chief Architect since July 2011. Mr. Wilms has over 16 years of experience in the design, development and deployment of media delivery systems in a range of markets including mobile, satellite, content delivery, encryption, and IPTV networks. Prior to AllDigital, Mr. Wilms served as Chief Architect at StreamingMediaHosting from 2008 through 2011, and was responsible for the architecture, design and development of the entire end-to-end service, which won multiple awards as the best American Content Delivery Network. Prior to this, he served in senior engineering roles at Logic Innovations and News Digital Systems amongst others. He has served on broadcast standards committees including OASIS-CAP (which defined the new post-9/11 Emergency Alerting Standard for the USA), and the ATSC A/92 (which defined the Data Broadcast standard for digital delivery of IP data over terrestrial networks for the USA, Canada, Mexico, South Korea, and Honduras). Mr. Wilms earned his Bachelor of Science degree (Hons) from Nelson Mandela University.

Steve Smith has served as AllDigital’s Vice President of Network Services and a director since July 2011. Mr. Smith is a co-founder of AllDigital, and has served as the Vice President of Network Services and a Director of AllDigital since September 2009. Mr. Smith has over 25 years of highly specialized experience in a wide variety of storage technologies, hosting applications and digital broadcasting solutions delivery technologies. From October 2006 to September 2009, Mr. Smith was the Founder and President of HCI, which provided specialized technical and security-intensive management services for a variety of Internet-based companies. Prior to HCI, Mr. Smith served as the CTO of VitalStream Holdings, Inc.'s integrated content services business unit, where he worked from 2000 through October 2006.

David Williams has been a director of AllDigital since September 2011.  Mr. Williams is presently the president and owner of Advanced Dental Designs, a specialty manufacturer of precision dental equipment, where he has worked since 2009.  Prior to this, from 2006 to 2009, he was the Manager of Affiliate Operations for Google, where he oversaw a national team managing 1,600 radio stations as part of Google’s ad network.  From 2005 to 2006, Mr. Williams was the Manager of Affiliate Operations at dMarc Broadcasting (acquired by Google for $475M cash).  From 2001 to 2005, he was the VP of Operations at VitalStream, where he managed several teams responsible for solutions deployment, customer service and network operations.  Before VitalStream, Mr. Williams had co-founded SiteStream along with Steve Smith, which was later acquired by VitalStream.  Mr. Williams received his MBA in Finance from Wharton Business School and received his Bachelor of Science degree in Business Administration with an accounting major from the University of Southern California.  Mr. Williams was appointed as a director of AllDigital in light of his experience in of the industry.

Broadcast’s directors generally serve until the next annual or special meeting of stockholders held for the purpose of electing directors.  Broadcast’s officers generally serve at the discretion of the board of directors.

In connection with the merger and as required by the merger agreement, it is anticipated that Messrs. Tiede and Solomon will resign as officers, and Messrs. Boyd, Tiede, Zobrist and Ledger will resign as directors, effective as of the effective time of the merger.  At the same time, it is anticipated that Messrs. Summers, Walpuck, Napoleon, Wilms and Smith will be appointed as executive officers of Broadcast and Messrs. Summers and Williams will be appointed to serve as directors of Broadcast.

Board and Committee Matters

During 2012, Broadcast’s board of directors held twelve meetings and took four separate actions by unanimous written consent resolution.  Each serving director attended at least 75% of the board meetings .  The board of directors is accountable to Broadcast stockholders to build long-term financial performance and value.  The board of directors’ responsibilities include overseeing the business and affairs of Broadcast, hiring and evaluating its chief executive officer; providing guidance, counsel and direction to management in formulating and evaluating operational strategies; monitoring company performance and capital requirements; and ensuring adherence to ethical practices and compliance with federal and state laws, including providing full and fair disclosure to stockholders pursuant to SEC regulations.  Broadcast encourages, but does not require, directors and director nominees to attend stockholder meetings.

Broadcast maintains an audit committee and a compensation committee of the board, each of which is discussed below.  Broadcast’s board of directors has determined that each of its current directors is “independent” under the Marketplace Rules of the NASDAQ listing standards, except for Mr. Tiede, Broadcast’s president.  The board has made no determination with regard to the three new directors to be appointed at the effective time of the merger, but Paul Summers will not be an independent director as the terms of the merger agreement require that he be appointed as the Chief Executive Officer and President of Broadcast effective as of the effective time of the merger.

Broadcast does not have a nominating committee of the board.  Because all Broadcast directors participate in the consideration of director nominees, Broadcast’s board believes that such a committee is not necessary at this time.  Broadcast does not have a formal policy concerning stockholder recommendations of candidates for board of director membership.  Broadcast’s board believes that a formal policy is not necessary at the present time given the board’s willingness to consider candidates recommended by stockholders.  Broadcast stockholders may recommend candidates by writing to Broadcast’s Secretary at its principal offices: 6952 S. High Tech Drive, Suite C, Midvale, Utah 84047-3772 , giving the candidate’s name, contact information, biographical data and qualifications.  A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.  Stockholders who wish to nominate a director for election are generally advised to submit a shareholder proposal no later than December 31 for the next year’s annual meeting of shareholders.

Audit Committee and Financial Expert

Broadcast’s audit committee currently includes Messrs. Boyd and Zobrist.  Mr. Boyd serves as chairman of the audit committee.  The functions of the audit committee include engaging an independent registered public accounting firm to audit Broadcast’s annual financial statements, reviewing the independence of Broadcast’s auditors, the financial statements and the auditors’ report, and reviewing management’s administration of Broadcast’s system of internal control over financial reporting and disclosure controls and procedures.  The board of directors has adopted a written audit committee charter.  A current copy of the Broadcast audit committee charter is available to security holders on Broadcast’s website at www.brin.com.  The board has determined that each of the current members of the audit committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards and Section 10A(m)(3) under the Exchange Act.

Broadcast’s board of directors has determined that Mr. Boyd meets the requirements of an “audit committee financial expert” as defined in applicable SEC regulations.

Membership in the Broadcast audit committee following the merger will be determined following the merger by Broadcast’s post-merger board of directors.

Compensation Committee

Broadcast’s compensation committee currently includes Messrs. Boyd and Zobrist.  Mr. Zobrist serves as chairman of the compensation committee.  The functions of the compensation committee include reviewing and approving corporate goals relevant to compensation for executive officers, evaluating the effectiveness of Broadcast’s compensation practices, evaluating and approving the compensation of Broadcast’s executive officers, recommending compensation for board members, and reviewing and making recommendations regarding incentive compensation and other employee benefit plans.  Broadcast’s board of directors has adopted a written compensation committee charter.  A current copy of the compensation committee charter is available to security holders on Broadcast’s website at www.brin.com.  The board has determined that each of the members of the compensation committee is “independent” under the definition of independence in the Marketplace Rules of the NASDAQ listing standards.

Membership in the Broadcast audit committee following the merger will be determined following the merger by Broadcast’s post-merger board of directors.

Board Leadership

The role of chairman of the board of directors and principal executive officer are held by separate people at Broadcast.  Mr. Boyd, who is not an officer of Broadcast, serves as the chairman of Broadcast’s board of directors while Mr. Tiede is Broadcast’s principal executive officer.

Communication with the Board

Broadcast has not, to date, developed a formal process for stockholder communications with the board of directors.  Broadcast believes that its current informal process, in which any communication sent to the board of directors, either generally or in care of the chief executive officer, secretary or other corporate officer or director, is forwarded to all members of the board of directors, has served the board’s and the stockholders’ needs.

Conflicts of Interests

On an annual basis, each Broadcast director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcast, including related person transactions reportable under SEC rules, in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Under Broadcast’s standards of conduct for employees, all employees, including the executive officers, are expected to avoid conflicts of interest.  Pursuant to Broadcast’s code of ethics for the chief executive officer and senior finance officers (as discussed below), such officers are prohibited from engaging in any conflict of interest unless a specific exception has been granted by the board.  All of Broadcast’s directors are subject to general fiduciary standards to act in the best interests of Broadcast and its stockholders.  Conflicts of interest involving an executive officer or a director are generally resolved by the board.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires Broadcast’s directors and executive officers, and persons who own more than 10% of its common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Broadcast common stock and other equity securities.  Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To Broadcast’s knowledge, during the year ended December 31, 2012, its directors, executive officers and greater than 10% shareholders complied with all Section 16(a) filing requirements, although on two occasions filings for all of Broadcast’s directors’ filings were late.

Code of Ethics

Broadcast has adopted a code of ethics for its principal executive officer, principal financial officer, controller, or persons performing similar functions.  A copy of the code of ethics is included on Broadcast’s website at www.brin.com.

Compensation of Directors

For a discussion of the compensation of Broadcast directors, please see the section entitled “Director Compensation” beginning on page 135.

COMPENSATION DISCUSSION AND ANALYSIS – BROADCAST

Throughout this section, the individuals who served as Broadcast’s chief executive officer and/or president and chief financial officer during 2012 are collectively referred to as the “named executive officers.”

Broadcast’s compensation committee has overall responsibility to review and approve Broadcast’s compensation structure, policy and programs and to assess whether the compensation structure establishes appropriate incentives for management and employees.  The compensation committee annually reviews and determines the salary and any bonus and equity compensation that may be awarded to Broadcast’s chief executive officer and/or president, or CEO/President and its chief financial officer, or CFO.  The compensation committee oversees the administration of Broadcast’s long-term incentive plan and employee benefit plans.

The compensation committee’s chairman regularly reports to Broadcast’s board on compensation committee actions and recommendations.  The compensation committee has authority to retain, at its expense, outside counsel, experts, compensation consultants and other advisors as needed.

2012 and 2011 Company Performance.  Because of the stage of Broadcast’s development, the compensation committee looks at various factors in evaluating the progress Broadcast has made and the services provided by the named executive officers.  In considering executive compensation, the compensation committee noted certain aspects of Broadcast’s financial performance and accomplishments in 2012 and 2011 including the following:

•
Operations.  Broadcast’s revenues decreased approximately 11% from $8,446,082 in 2011 to $7,523,624 in 2012, which was principally the result of decreased services provided for its largest customer in 2012.  This customer has more retail locations than all of Broadcast’s other existing customers combined.  Broadcast was able to install its proprietary digital signage delivery and management hardware and software, which incorporates portions of Broadcast’s CodecSys software, at approximately 2,500 locations and managed approximately 33,000 screens for this customer as of December 31, 2012.  For the first time, Broadcast did not receive a 100% vendor rating by the client.  During the twelve months ended December 31, 2012, Broadcast’s license fees revenue increased by $396,847, revenue from studio and production services increased by $137,606 and revenue from web services and other services increased by $142,388.  However, these increases in revenues were offset by a decrease in system sales and installation revenue of $1,588,277, almost all of which resulted from fewer work orders from Broadcast’s largest customer.

•
CodecSys Milestones.  Broadcast’s executive officers also made significant progress on the development of the CodecSys technology.  In 2011, Broadcast added Fujitsu North America to its list of technology partners and sales channel partners.  Broadcast trained salesmen and sales engineers for Fujitsu as an integral part of Fujitsu’s sales initiative for 2012, which has yielded no significant revenues.  Fujitsu joins IBM, Microsoft, and HP as large companies that have included Broadcast’s video compression technology as a video compression solution and have proceeded with sales presentations and testing with their large video customers, which include large broadcasters, cable companies, and satellite companies.

•
During 2011 and 2012, Broadcast expanded the installed base of test locations of its CodecSys version 2.0 to over 35 locations consisting principally of large international telecommunication companies and have moved toward contract with most of the test sites.

•
In December 2011, Broadcast entered into its first customer agreement with a cable company located in Mexico to utilize CodecSys technology in providing an “over-the-top” product offering to the cable company’s subscribers.  CodecSys was installed at the cable company and is operational in providing the service.  During 2012, Broadcast continued its development of this opportunity, and although there have not been material revenues generated from the contract, it is important because it represents the first commercial installation of Broadcast’s CodecSys product.

Compensation Philosophy. Broadcast’s general compensation philosophy is designed to link an employee’s total cash compensation with Broadcast’s performance, the employee’s department goals and individual performance.  Given Broadcast’s stage of operations and limited capital resources, it is subject to various financial restraints in its compensation practices.  As an employee’s level of responsibility increases, there is a more significant level of variability and compensation at risk.  The compensation committee believes linking incentive compensation to Broadcast’s performance creates an environment in which employees are stakeholders in Broadcast’s success and, thus, benefits all stockholders.

Executive Compensation Policy.  Broadcast’s executive compensation policy is designed to establish an appropriate relationship between executive pay and annual performance, long-term growth objectives, individual performance of the executive officer and ability to attract and retain qualified executive officers.  The compensation committee attempts to achieve these goals by integrating competitive annual base salaries with bonuses based on corporate performance and on the achievement of specified performance objectives, and to a lesser extent, awards through Broadcast’s long-term incentive plan.  The compensation committee believes that cash compensation in the form of salary and bonus provides executives with short-term rewards for success in operations.  The compensation committee also believes Broadcast’s executive compensation policy and programs do not promote inappropriate risk-taking behavior by executive officers that could threaten the value of the company.

Role of Executive Officers in Compensation Decisions

The compensation committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all other senior management personnel. The CEO/President annually reviews the performance of the CFO and other senior management.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the compensation committee.  The compensation committee is charged with the responsibility of ensuring a consistent compensation plan throughout the company and providing an independent evaluation of the proposed adjustments or awards at all levels of management.  As such, the compensation committee has determined that it have the discretion to modify or adjust any proposed awards and changes to management compensation to be able to satisfy these responsibilities.

2012 Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for the named executive officers were:

base salary; and

performance-based bonus compensation.

Base Salary.  The compensation committee determined that the executive officers had been compensated fairly relative to similarly situated executives, and approved decreases in 2012 to the base salary of the CEO/President and CFO.  In determining the base salary of each executive officer, the compensation committee relied on publicly available information gathered by the compensation committee related to salaries paid to executive officers of similarly situated small public companies.

Performance-based Incentive Compensation.  Annual incentives for the executive officers are intended to recognize and reward those employees who contribute meaningfully to an increase in shareholder value and move the company toward profitability. No cash bonuses were paid for 2012 due to fiscal restraints and no restricted stock units were issued to executive officers.

Long-term Equity Incentive Compensation.  Long-term incentive compensation encourages participants to focus on Broadcast’s long-term performance and provides an opportunity for executive officers and certain designated key employees to increase their stake in Broadcast through grants of options to purchase Broadcast common stock.  No stock options or restricted stock units were granted during 2012 to any of the named executive officers.  The board made awards of stock options to other employees under Broadcast’s equity incentive plan.

All awards made under Broadcast’s equity incentive plan are made at the market price at the time of the award.  Annual awards of stock options to executives are made at the discretion of the compensation committee at such times throughout the year at it deems most desirable.  Newly hired or promoted executives, other than executive officers, generally receive their award of stock options on the first business day of the month following their hire or promotion.  Grants of stock options to newly hired executive officers who are eligible to receive them are made at the next regularly scheduled compensation committee meeting following their hire date.

Perquisites and Other Personal Benefits.  Broadcast provides no perquisites to its named executive officers other than matching 401(k) contributions described below and other group benefits offered generally to all salaried employees.

Retirement and Related Plans.  Broadcast maintains a 401(k) profit sharing plan for all non-temporary employees.  Employee contributions are matched by Broadcast in an amount of 100% of employee contributions up to 3% of employee salaries and 50% of employee contributions up to an additional 2% of their salaries. Participants vest immediately in the company matching contributions.

Compensation of Chief Executive Officer/President.  For the fiscal year ended December 31, 2012, Broadcast paid Rodney M. Tiede, CEO/President, a salary of $225,690, representing a decrease from a salary of $250,690 paid to Mr. Tiede in the fiscal year ended December 31, 2011. The compensation committee met with Mr. Tiede twice during 2012 to review his performance and individual objectives and goals versus results achieved.  The compensation committee reviewed all components of the CEO’s compensation, including salary, bonus, and equity incentive compensation, and under potential severance and change-in-control scenarios.  Mr. Tiede’s compensation package was determined to be reasonable and not excessive by the compensation committee based on compensation surveys for chief executive officers of small public companies.  The compensation committee also considered the continuing economic recession and market conditions in determining the compensation of the CEO/President or other management personnel.

In April 2004, Broadcast and Mr. Tiede entered into an employment agreement covering Mr. Tiede’s employment for a term commencing upon the execution thereof and continuing until December 31, 2006.  The contract continues for additional terms of one year each until terminated by Broadcast or Mr. Tiede.  The agreement calls for payment of a gross annual salary of not less than $120,000, payable in equal bi-weekly installments for the year ended December 31, 2004, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Tiede shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Tiede during the previous fiscal year.  The agreement also provides for participation in Broadcast’s stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in Broadcast’s other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of Broadcast capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in Broadcast shareholders exchanging their shares for stock or other consideration, Mr. Tiede shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

In September 2008, Broadcast and Mr. Solomon entered into an employment agreement covering Mr. Solomon’s employment for a term commencing upon the execution thereof and continuing until December 31, 2011.  The contract continues for additional terms of one year each until terminated by Broadcast.  The agreement calls for payment of a gross annual salary of not less than $225,000, payable in equal bi-weekly installments for the year ended December 31, 2008, subject to such increases as the board of directors may approve.  The employment agreement further provides that Mr. Solomon shall receive a performance bonus on an annual basis equal to up to 100% of his base salary for the fiscal year then ended, the exact percentage to be determined in the sole discretion of the board of directors (or the compensation committee thereof) based upon an evaluation of the performance of Mr. Solomon during the previous fiscal year.  The agreement also provides for participation in Broadcast’s stock option plan, the payment of severance pay, and other standard benefits such as vacation, participation in Broadcast’s other benefit plans and reimbursement for necessary and reasonable business expenses.  In the event of a change in control of the company, defined as the purchase of shares of Broadcast capital stock enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Solomon shall have the right to terminate the employment agreement and receive severance pay equal to the base salary and a bonus equal to 50% of the salary for the remainder of the employment term or two years, whichever is longer.  In addition, if the change of control event results in Broadcast shareholders exchanging their shares for stock or other consideration, Mr. Solomon shall receive an amount equal to the per share price paid to the shareholders less the pre-announcement price multiplied by 50,000.

On January 6, 2013, Broadcast entered into an Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, modifying their respective existing employment agreements described above as follows:  the salary of each officer is reduced to $180,000 per year, each officer’s employment is terminable at will, each officer is to report to the executive committee of the board of directors, each officer’s termination and change of control benefits are terminated, each officer waives his accrued vacation benefits, each officer and Broadcast grant each other mutual releases, and Broadcast agrees to issue to each officer 529,100 shares of Broadcast common stock if such officer remains employed by Broadcast for 60 days following January 6, 2013, or if such officer is terminated by Broadcast at any time following January 6, 2013.

Stock Option Plans

Under Broadcast’s 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon the anniversary date of the grant.  Should an employee’s director’s or consultant’s relationship with the company terminate before the vesting period is completed, the unvested portion of each grant is forfeited.  Broadcast continues to maintain and grant awards under the 2004 Plan which will remain in effect until the earlier of its expiration by its terms or its termination as required by the merger agreement. The number of unissued stock options authorized under the 2004 Plan at December 31, 2012 was 3,779,508.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become Broadcast’s primary plan for providing stock-based incentive compensation to its eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 774,867 at December 31, 2012.

The purpose of Broadcast’s incentive plans is to advance the interests of Broadcast stockholders by enhancing Broadcast’s ability to attract, retain and motivate persons who are expected to make important contributions to the company by providing them with both equity ownership opportunities and performance-based incentives intended to align their interests with those of Broadcast’s stockholders.  These plans are designed to provide Broadcast with flexibility to select from among various equity-based compensation methods, and to be able to address changing accounting and tax rules and corporate governance practices by optimally utilizing stock options and shares of common stock.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers in their respective capacities for the fiscal years ended December 31, 2012, 2011 and 2010.  When setting total compensation for each of the named executive officers, the compensation committee reviewed tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.  Broadcast has omitted in this report certain tables and columns otherwise required to be included because there was no compensation made with respect to such tables and columns, as permitted by applicable SEC regulations. The amounts shown as salary in the following table for 2010 include an amount equal to 10% of total salary for each executive which had been accrued for 2009, but the payment was deferred and paid and included in 2010 compensation shown below.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Restricted Stock Unit Awards ($)	All Other Compensation ($)(1)	Total ($)

Rodney M. Tiede President & Chief Executive Officer*	2012 2011 2010	$225,690 250,690 273,078	-- -- --	-- -- --	-- $555,000 --	$4,841 7,333 7,333	$230,531 813,023 280,411

James E. Solomon Chief Financial Officer and Secretary	2012 2011 2010	$256,980 256,980 283,270	-- -- --	-- -- --	-- $333,000 --	$9,494 10,200 11,331	$240,974 600,180 294,601
(1)
The amounts shown in column (g) reflect for each named executive officer matching contributions made by Broadcast to its 401(k) employee retirement plan.  The amounts shown in column (g) do not reflect premiums paid by Broadcast for any group health or other insurance policies that apply generally to all salaried employees on a nondiscriminatory basis.

*	From and after July 16, 2012, Mr. Tiede served as Broadcast’s president and no officer held the title of chief executive officer.

Other Compensation

Broadcast does not have any non-qualified deferred compensation plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of shares or Units of Stock that have not Vested ($)	Number of Unearned shares, units or other rights that have not vested (#)	Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Rodney M. Tiede	50,000	--	2.25	04/28/2014	--	--	--	--
James E. Solomon	75,000 25,000	-- --	2.25 1.17	09/15/2015 12/27/2016	--	--	--	--

Potential Payments Upon Termination or Change of Control

The amount of compensation payable to the named executive officers upon voluntary termination, retirement, involuntary not-for-cause termination, termination following a change of control and in the event of disability or death of the executive of prior employment agreements is summarized below. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination if it were to occur as of such date. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

As discussed above, Broadcast entered into an Amendment and Settlement Agreement with each of the named executive officers on January 6, 2013, that terminated each officer’s change of control benefits as of such date.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive amounts earned during his term of employment.  Such amounts include:

•	salary;

•	grants under Broadcast’s stock option and equity plans, subject to the vesting and other terms applicable to such grants;

•	amounts contributed and vested under Broadcast’s 401(k) plan; and

•	unused vacation pay.

In addition to the amounts above, pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, modifying their respective employment agreements, Broadcast agreed to issue each of Mr. Tiede and Mr. Solomon 529,100 shares of common stock if such officer is terminated by Broadcast at any time following January 6, 2013.  All other termination benefits and severance benefits for Mr. Tiede and Mr. Solomon, except for those set forth in this section, were terminated as of January 6, 2013.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination,” the named executive officers will receive benefits under any group life or disability insurance plan, as appropriate, that Broadcast may have in effect from time to time.  Broadcast currently maintains a group term life insurance plan that generally pays a death benefit equal to two times base salary up to a maximum of $300,000.

Payments Made Upon a Change of Control

As of December 31, 2012, if there is a change of control, which is defined as the purchase of shares of capital stock of the company enabling any person or persons to cast 20% or more of the votes entitled to be voted at any meeting to elect directors, Mr. Tiede and Mr. Solomon may each elect to terminate employment and would receive under the terms of their employment agreements:

•	a lump sum severance payment up to the sum of two years of the base salary;

•	any bonus compensation earned, if any; and

•
If the change of control event results in Broadcast stockholders exchanging their shares for stock, the executive would receive an amount equal to the per share price paid to stockholders, less the pre-announcement share price, multiplied by 50,000.  For example and illustration purposes only, if the share price paid to stockholders were $3.00 and the pre-announcement share price were $1.50, Mr. Tiede and Mr. Solomon would receive an amount equal to $75,000 under this provision.

In the event of a change in control as defined above, Mr. Tiede would receive a lump sum payment of $500,000 and Mr. Solomon would receive a lump sum payment of $510,000.  In addition, they would be entitled to receive the share price differential, if any, as discussed above.

As discussed above, Broadcast entered into an Amendment and Settlement Agreement with each of the named executive officers on January 6, 2013, that terminated each such officer’s termination and change of control benefits as of such date.  As a result, neither Mr. Tiede nor Mr. Solomon will receive any payment upon consummation of a change of control.

Non-compete Agreement

Included in Mr. Tiede’s and Mr. Solomon’s employment agreements is a two year non-compete agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of Broadcast’s executive officers served as a member of the compensation committee or as a director of any other company during 2012.

Director Compensation

Broadcast uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its board of directors.  In setting director compensation, Broadcast considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required by Broadcast of members of the board.

Broadcast’s non-employee directors generally receive fees of $48,000 per year, paid quarterly, and an initial grant of stock options to purchase 100,000 shares (thereafter annual grants of 25,000 options or restricted stock units) of Broadcast common stock with an exercise price equal to the fair market value of the stock on the date of grant.  Given Broadcast’s financial condition in 2012, the board approved and the non-employee directors accepted the 2012 compensation set forth in the director summary compensation table below.  In addition, non-employee directors may be entitled to receive special awards of stock options from time to time as determined by the board.  The chairman of the board and the chairman of each of the audit and compensation committees receive no additional fees for serving in such capacities. There is no additional compensation for meeting attendance.  Directors who are employees of Broadcast receive no additional compensation for serving as directors. All stock options granted to outside directors are immediately exercisable and expire ten years from the date of grant.  All restricted stock units granted to outside directors are immediately vested and are settled by the issuance of Broadcast common stock upon their respective retirements from the board of directors.  Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings.  The directors voluntarily deferred a significant portion of their 2012 cash compensation and agreed to receive common shares of Broadcast in 2013 in payment of the accrued directors’ fees.

Director Summary Compensation Table

The table below summarizes the compensation paid by Broadcast to its directors for the fiscal year ended December 31, 2012.

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Options/Awards ($)	Restricted Stock Units ($) (2)	Total ($)
William Boyd	$27,000	--	$ 7,000	$34,000
Mark F. Spagnolo(3)	27,000	--	7,000	34,000
Rodney M. Tiede (4)	--	--	--	--
R. Phil Zobrist	27,000	--	7,000	34,000
Steven Ledger	27,000		7,000	34,000
Donald A. Harris (5)	6,500	--	37,500	44,000

(1)	Of the fees earned, $15,000 was accrued and remained unpaid to each of Messrs. Boyd, Spagnolo, Zobrist and Ledger and $6,500 was accrued and remained unpaid to Mr. Harris at December 31, 2012.
(2)
Each of Messrs. Boyd, Spagnolo, Zobrist and Ledger were granted a total of 58,553 restricted stock units with an estimated value of $7,000.  Mr. Harris was granted a total of 155,921 restricted stock units with an estimated value of $37,500, including 100,000 restricted stock units upon his appointment to Broadcast’s board of directors.

(3)	Mr. Spagnolo resigned from the board of directors effective February 12, 2013.

(4)	Mr. Tiede receives no compensation for serving as a director, but is compensated in his capacity as Broadcast’s CEO/President.
(5)	Mr. Harris was appointed to Broadcast’s board of directors in June 2012.

EXECUTIVE COMPENSATION INFORMATION – ALLDIGITAL

Compensation Processes and Procedures

Because of AllDigital’s early stage of operations and limited resources, its process for determining compensation is informal. AllDigital does not have a compensation committee or a compensation committee charter. AllDigital has not, and in the near future does not expect to, engage a compensation consultant with respect to compensation. Compensation decisions are made by the entire board of directors of AllDigital, including Paul Summers, its Chief Executive Officer, based upon the board of directors’ subjective determination of what salaries AllDigital can afford with its limited resources and what level of equity-based compensation is necessary to attract and retain key personnel. Based upon the subjective knowledge of the industry and other public companies, AllDigital believes that its salaries currently in place or proposed for its executive officers are below market. In the future, particularly as AllDigital hires outside personnel without significant equity stakes, AllDigital expects that the cash portion of the compensation for new, and possibly existing, executives will increase.

Summary Compensation Table

The following table sets forth the total compensation of AllDigital’s “named executive officers”, which include (i) any person who served as AllDigital’s Chief Executive Officer during the most recent fiscal year, and (ii) the two most highly compensated other executive officers whose total compensation exceeded $100,000 during either of the last two fiscal years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)(2)	Total ($)
Paul Summers	2012	$144,000	$0		$0	$18,000	$26,468	$188,468
Chief Executive Officer(4)	2011	$130,000	$5,000		$0	$12,000	$28,238	$175,238
Tim Napoleon	2012	$144,000	$0	$0	$0	$18,000	$27,942	$189,942
Chief Strategist(4)	2011	$129,932	$5,000	$0	$0	$12,000	$27,442	$174,374
John Walpuck,	2012	$144,000	$0	$0	$84,079	$18,000	$0	$246,079
CFO and COO (4)	2011	$150,000	$5,000	$0	$90,313	$12,000	$0	$257,313

(1)	Information with respect to employment agreements is set forth in “Executive Employment Agreements, Termination of Employment and Change of Control Arrangements” below.

(2)
The value of equity awards was calculated based on the aggregate grant date fair value of $.17 per share and computed in accordance with FASB ASC Topic 718. For information on assumptions used in calculating such value, see the Financial Statements, Note 7 Stockholders’ Equity -- Stock Options.

(3)	Represents a reimbursement of health insurance costs.

(4)	Assumed office in July 2011 in connection with the Aftermarket Merger.

Executive Employment Agreements, Termination of Employment and Change of Control Arrangements

AllDigital entered into employment agreements with each of the named executive officers as of August 1, 2011, each of which was amended as of June 28, 2013.  Except for differences in the titles and duties of the executive officers and as otherwise described below, each of the employment agreements is in the same form.

The employment agreements provide for a minimum salary of $144,000 per annum for each of the executive officers.  As amended, the employment agreement provide that the base salaries of the executive officers will be increased by a minimum of 15% within 60 days of the date AllDigital and its consolidated affiliates achieves a cash and modified accounts receivable level of $3,500,000.

Pursuant to each the employment agreements, the executive officer is entitled to the minimum base salary specified in the prior paragraph and an annual bonus target opportunity equal to 50% of his base salary upon achievement of certain performance measures on a quarterly basis, and standard health and other benefits. The executive officer’s employment relationship is “at-will.” The employment agreement includes a provision relating to the protection of confidential information, a covenant by the executive officer to work and reside in Orange County, California, a non-competition covenant during the term of his employment and a 12-month non-solicitation covenant. Under the employment agreement, if the executive officer’s employment is terminated by him for good reason, which includes, (a) a material change in the terms and conditions of his employment, (b) a change in the principal place of employment materially increasing his commute time, or (c) any other event that is a functional equivalent of an involuntary termination and which falls within the safe-harbor provisions related to termination for good reason set forth in the regulations implementing Section 409A of the Internal Revenue Code, he is entitled to a severance benefit equal to his base salary and health benefits for one year. If the executive officer is terminated by AllDigital without cause, he is entitled to a severance benefit equal to his base salary and health benefits for one year. None of the executive officers are entitled to any severance if his employment is terminated at any time by AllDigital with cause or by the executive officer without good reason.

In addition to the foregoing, Mr. Walpuck’s employment agreement includes a provision under which the vesting of his unvested stock options automatically accelerates upon a change of control.  Mr. Walpuck has waived the application of this provision with respect to the proposed merger with Broadcast.

Change of Control Compensation

Golden Parachute Compensation -- AllDigital

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for AllDigital’s named executive officers based on the proposed merger, assuming that the merger is completed on May 31, 2013 and each of the named executive officers is terminated without cause on the same day.

Golden Parachute Compensation—AllDigital(1)

Named Executive Officer	Cash	Equity/ Performance Awards	Pension / NQDC	Perquisites / Benefits	Tax Reimburs- ement	Total(3)
Paul Summers, Chief Executive Officer	$ 0	$0	$0	$0	$0	$0
Tim Napoleon, Chief Strategist	$ 0	$0	$0	$0	$0	$0
John Walpuck, CFO and COO	$ 0	$0(2)	$0	$0	$0	$0

(1)
Represents amounts payable by AllDigital, Inc. under its existing agreements with the named executive officers.  None of the named executive officers has entered into an employment agreement with Broadcast.

(2)
Because Mr. Walpuck has waived the application of a provision in his employment agreement that would have caused certain unvested options to become exercisable upon closing of the merger, the value of such provisions is reported as zero.  Had Mr. Walpuck not waived the application of such accelerated vesting provision, the value would have been reported as $497,556, which represents the value of 695,208 unvested options to purchase AllDigital common stock held by Mr. Walpuck, the vesting of which is accelerated upon the closing of the merger.  The value of each such option is determined as the amount by which $1.01, the average closing market price for AllDigital’s common stock over five business days following the announcement of the merger on January 7, 2013 (during which period no actual trading occurred), exceeds the exercise price of the such option.  Any options that were not in the money using the average closing price for such five-day period are excluded.

(3)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns.

The tabular disclosure does not include information with respect to cash severance that the named executive officers may be entitled to upon termination of their employment without cause or for good reason because such provisions do not reference and are not affected by change of control events.  For information on the general severance benefits of the named executive officers if their employment is terminated under specified circumstances, see  “Executive Compensation Information – ALLDIGITAL–Executive Employment Agreements, Termination of Employment and Change of Control Arrangements”.   None of the named executive officers is entitled to any pension, perquisite, tax reimbursement of similar benefits in connection with the termination of their employment.

Non-Equity Incentive Plans

Under their employment agreements, each of AllDigital’s executive officers is entitled to an annual bonus target opportunity equal to 50% of his base salary (or $72,000) upon achievement of certain corporate-level performance criteria. The criteria are set in advance of each calendar quarter, and the independent director of AllDigital’s board of directors determines following each quarter whether the criteria have been met and bonuses should be paid. AllDigital’s board of directors approved Management Bonus Opportunity (MBO) bonus programs for the first, second, and third quarters of 2012 for the four executive officers. The MBO targets for the first quarter of 2012 were based upon current assets and current ratio targets to be realized at the end of the quarter. The MBO targets for the second and third quarters of 2012 were based upon cash equivalents and current ratio targets to be realized at the end of each quarter. The MBO targets were met for the first quarter of 2012, but were not met for the second and third quarters of 2012. Bonuses of $18,000 were paid to each of the executive officers with respect to 2012.

For 2013, AllDigital’s board of directors determined that, due to the manner in which expenses associated the merger may affect current ratio, cash equivalent and other possible targets, quarterly bonuses would be given in the discretion of the independent director on AllDigital’s board of directors. Quarter MBO plans will identify criteria that the independent director will consider in exercising his discretion, but he will have broad discretion in deciding whether to award, or not award, quarterly bonuses.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by AllDigital’s named executive officers as of December 31, 2012:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John Walpuck	906,250	593,750	(1)	-	$0.25	07/28/2021	-	-	-	-
John Walpuck	119,583	290,417	(2)	-	$0.25	11/02/2021	-	-	-	-

(1)	Vest at 31,250 per month through July 2014

(2)	25% vested in October 2011, the balance vest equally over the following 36 months

None of AllDigital’s named executive officers held any equity awards as of December 31, 2012.

Compensation of AllDigital Directors

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Williams	$0	$0	$12,750	$0	$0	$0	$12,750

(1)
The value of equity awards was calculated based on the aggregate grant date fair value of $.17 per share and computed in accordance with FASB ASC Topic 718. For information on assumptions used in calculating such value, see the Financial Statements, Note 7 Stockholders’ Equity -- Stock Options.

Paul Summers, Timothy Napoleon and Steve Smith did not receive any compensation as directors of AllDigital as they are compensated as executive officers.

In 2011, AllDigital granted David Williams a total of 150,000 options to purchase common stock at an exercise price of $0.25 per share during a ten-year term. 75,000 options vest one year after grant date and 75,000 options vested upon two years of service on AllDigital’s board of directors, provided that Mr. Williams is elected or re-elected at a shareholder meeting to continue to serve as a member of AllDigital’s board of directors through the two years after grant date. In the event Mr. Williams serves on AllDigital’s board of directors for a period between one and two years, the remaining 75,000 options will be vested pro-rata for the period between one and two years of service. The options have a fair value of $0.17 each.  David Williams received no AllDigital options in 2012.

RELATED PARTY TRANSACTIONS — BROADCAST

In January 2011, Broadcast granted options to Leon Frenkel, the holder of its $1.0 million unsecured convertible note and a greater-than-5% stockholder of Broadcast, to acquire up to 500,000 shares of Broadcast common stock for services performed pursuant to a consulting agreement with Mr. Frenkel.  The options were exercisable at $1.00 per share and were exercisable for five years.  These options were converted to 250,000 shares of Broadcast common stock in January 2012.

In April 2011, Broadcast issued 293,517 shares of its common stock and granted a warrant to acquire an additional 146,758 shares of its common stock in payment of accrued interest to Leon Frenkel, the holder of its $1.0 million unsecured convertible note and a greater-than 5% stockholder of Broadcast.  The warrant is exercisable at $.90 per share and expires five years from the date of issuance.

In March and April of 2012, R. Phillip Zobrist, a Broadcast director, invested a total of $50,000 in Broadcast as a part of the 2012 Equity Funding.  In exchange for his investment he received 200,000 shares of common stock and warrants to acquire an additional 100,000 shares of common stock at an exercise price of $.35 per share.  The warrant is currently exercisable and expires six years from the date of issuance.

In December of 2012, and January 2013, Donald A. Harris, a Broadcast director, loaned a total of $300,000 to Broadcast pursuant to a written securities purchase agreement and promissory note.  The notes bear interest at the rate of 12% per annum and are due and payable on October 31, 2013.  The notes are convertible to common stock at the rate of $.25 per share.  In addition, Mr. Harris received a warrant to acquire an additional 600,000 shares of common stock at an exercise price of $.25 per share.  The warrant is currently exercisable and expires six years after the date of issuance.

On February 21, 2013, Broadcast issued restricted stock units that may be settled by the issuance of 200,000 shares of its common stock to each of three of its directors and 86,667 shares to one of its directors for a total of 686,667 shares in consideration of unpaid director fees, which aggregated $51,500, or $0.075 per share.

In April 2013, Broadcast entered into an accounts receivable purchase agreement with Mr. Harris pursuant to which he agreed to purchase $750,000 of Broadcast’s accounts receivable generated over the next succeeding three months.  The $750,000 was discounted by $45,000 and Broadcast received net proceeds from the accounts receivable purchase agreement of $705,000.

In June 2013, Broadcast issued a promissory note in the principal amount of $20,000 to Mr. Frenkel in satisfaction of a portion of the interest owned to Mr. Frenkel for the last quarter.  The note is due on December 31, 2013 and bears interest at the rate of 12% per annum.

On August 8, 2013, Broadcast entered into a consent to convert account receivable agreement with Mr. Harris whereby he agreed to accept a senior secured convertible promissory note in a principal amount of $750,000 in full satisfaction of Broadcast’s obligations to him under the accounts receivable purchase agreement.  The note bears interest of 12% per annum, is due October 31, 2013 and is convertible into shares of its common stock at a rate of $0.25 per share at the option of the holder.

On August 26, 2013, AllDigital sold and issued, and Broadcast countersigned, a combined convertible note to Mr. Harris in a principal amount of $750,000.  Such combined convertible note bears interest at a rate of 9% per annum from and after December 1, 2013, is due on August 1, 2014 and, if the merger closes prior to November 30, 2013, automatically converts into shares of Broadcast common stock at a price equal to the lesser of (a) the lowest price per share at which Broadcast common stock is sold in an offering of capital stock for cash by Broadcast that closes, or in which firm commitments are received, on or about the closing date of the merger, and (b) the quotient of (i) $15,000,000 divided by (ii) the number of shares of Broadcast common stock issued and outstanding following the closing of the merger (assuming the exercise or conversion of all options or warrants to purchase, and all instruments convertible into, Broadcast common stock, other than the combined convertible notes and related agreements).  Upon the earlier to occur of (a) November 30, 2013, if the merger has not closed, or (b) the termination of the merger agreement (such earlier date, the “merger termination date”, such combined convertible note will automatically convert into shares of common stock of AllDigital at a conversion price equal to the lesser of (i) the lowest price per share at which AllDigital common stock is sold in an offering of capital stock for cash by AllDigital that closes, or in which firm commitments are received, after the date of the combined convertible note and prior to the merger termination date, and (ii) the quotient of (A) $6,750,000 divided by (B) the number of shares of AllDigital common stock issued and outstanding on the merger termination date (assuming the exercise or conversion of all options or warrants to purchase, and all instruments convertible into, AllDigital, other than the combined convertible notes and agreements on substantially similar terms).

RELATED PARTY TRANSACTIONS — ALLDIGITAL

Other than the employment and director compensation relationships discussed in EXECUTIVE COMPENSATION INFORMATION —ALLDIGITAL above and the transactions described below, there have been no material transactions between AllDigital and any executive officer, director, 5% stockholder or immediate family member of the same during the period commencing on January 1, 2012, through the date of this prospectus, and none are contemplated as of the date of this prospectus.

As of the date of this prospectus, AllDigital owes Mr. Summers a total of $45,324 in deferred compensation related to 2009, 2010, and 2011.

On June 28, 2013, AllDigital entered into an Escrow and Contribution Agreement (the “Escrow Agreement”) with Steve Smith, a director and its Vice President of Network Services, Tim Napoleon, a director and its Chief Strategist, and Parr Brown Gee & Loveless, P.C., acting as escrow agent.  Pursuant to the Escrow Agreement,  each of Steve Smith and Tim Napoleon have deposited with the escrow agent certificates representing 600,000 shares of AllDigital common stock, together with stock powers in favor of AllDigital.  At or about the same time as the Escrow Agreement was signed, AllDigital agreed to grant incentive stock options to each of John Walpuck, its Chief Financial Officer, and Konstantin Wilms, its Chief Architect, for the purchase of 600,000 shares of AllDigital common stock during a ten-year term at an exercise price equal to the closing price of the AllDigital common stock on July 8, 2013. These options vest over 30 months, with one-third becoming exercisable every ten months after the grant date.  As the options vest, the escrow agent is authorized under the Escrow Agreement to transfer an equivalent number of shares to AllDigital, pro rata from the shares contributed by Smith and Napoleon.  If the holders of the options leave AllDigital before the options vest, any shares remaining with the escrow agent are to be returned to Smith and Napoleon, with each receiving 50%.  The intent of the transaction is to provide additional incentives to John Walpuck and Konstantin Wilms without diluting the other stockholders of AllDigital.

On August 26, 2013, AllDigital sold and issued, and Broadcast countersigned, a combined convertible note to Mr. Smith in a principal amount of $50,000.  Such combined convertible note bears interest at a rate of 9% per annum from and after December 1, 2013, is due on August 1, 2014 and, if the merger closes prior to November 30, 2013, automatically converts into shares of Broadcast common stock at a price equal to the lesser of (a) the lowest price per share at which Broadcast common stock is sold in an offering of capital stock for cash by Broadcast that closes, or in which firm commitments are received, on or about the closing date of the merger, and (b) the quotient of (i) $15,000,000 divided by (ii) the number of shares of Broadcast common stock issued and outstanding following the closing of the merger (assuming the exercise or conversion of all options or warrants to purchase, and all instruments convertible into, Broadcast common stock, other than the combined convertible notes and related agreements).  Upon the earlier to occur of (a) November 30, 2013, if the merger has not closed, or (b) the termination of the merger agreement (such earlier date, the “merger termination date”, such combined convertible note will automatically convert into shares of common stock of AllDigital at a conversion price equal to the lesser of (i) the lowest price per share at which AllDigital common stock is sold in an offering of capital stock for cash by AllDigital that closes, or in which firm commitments are received, after the date of the combined convertible note and prior to the merger termination date, and (ii) the quotient of (A) $6,750,000 divided by (B) the number of shares of AllDigital common stock issued and outstanding on the merger termination date (assuming the exercise or conversion of all options or warrants to purchase, and all instruments convertible into, AllDigital, other than the combined convertible notes and agreements on substantially similar terms).

LEGAL PROCEEDINGS

On July 27, 2012, CTC Resources Inc. dba U.S. Media Capital (“CTC”) filed a lawsuit in the Third Judicial District Court in and for Salt Lake City, State of Utah against ACC Capital Corporation (“ACC”), Loni L. Lowder and Broadcast (the “CTCD Lawsuit”) asserting claims for relief for breach of contract against ACC, breach of fiduciary duty and fraud against ACC and Mr. Lowder and civil conspiracy against ACC, Mr. Lowder and Broadcast, and seeking injunctive relief and constructive trust as to all defendants as well as money damages.    This matter was settled and dismissed with prejudice on June 13, 2013 in exchange for Broadcast’s payment of $370,000, all of which had previously been deposited in escrow with the Court.

Broadcast was a judgment debtor in a lawsuit seeking payment for goods supplied to Broadcast, the total amount in dispute for which was approximately $130,000. The judgment was settled in April 2013 for the payment of $25,000.

In April 2013, Broadcast was named as defendant in a lawsuit filed in Los Angeles Superior court seeking payment for services rendered by the Plaintiff, Audio Visual Plus, Inc.  The total amount in dispute is approximately $29,235.  An answer was filed in the lawsuit and Broadcast has paid $14,617 to the Plaintiff to stay the proceedings until Broadcast has the funds to satisfy the debt.

In May 2013, Broadcast was named as defendant in a lawsuit filed in the Small Claims Court in the Third Judicial District, State of Utah, seeking payment for services rendered by the Plaintiff, Performance Audio.  The total amount in dispute for which is approximately $9,663.  Broadcast is attempting to negotiate with the plaintiff.

DESCRIPTION OF BROADCAST CAPITAL STOCK

Broadcast’s authorized capital stock presently consists of 180,000,000 shares of Broadcast common stock, par value $0.05 per share and 20,000,000 shares of preferred stock, no par value.  Upon the filing of the Broadcast amended and restated articles prior to the merger, the number of authorized shares of Broadcast common stock will be 120,000,000 shares, no par value (on a post-reverse-stock-split basis), and the number of shares of Broadcast preferred stock will be 20,000,000 shares, no par value (on a post-reverse-stock-split basis).  As of August 15, 2013, Broadcast had 110,233,225 shares of common stock outstanding, and no shares of preferred stock outstanding.  The following is a summary of the terms of Broadcast’s capital stock, which terms will not change as a result of the filing of the Broadcast amended and restated articles in connection with the merger except as set forth in the second sentence of this paragraph.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights.  Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.  Holders of common stock are entitled to receive ratably any dividends, as may be declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of preferred stock.  Upon the liquidation, dissolution or winding up of Broadcast, the holders of common stock, subject to the rights of the holders of preferred stock, are entitled to receive ratably Broadcast’s net assets available after the payment of its debts and other liabilities.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.  The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Broadcast’s board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, option, or special rights and the qualifications, limitations, or restrictions of those series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock.  The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.  The issuance of preferred stock may have the effect of decreasing the market price of Broadcast common stock and may adversely affect the voting and other rights of the holders of Broadcast common stock.  No shares of preferred stock are outstanding.

Unsecured Convertible Note

On November 2, 2006, Broadcast closed on a convertible note securities agreement, dated October 28, 2006, and issued to the convertible note holder thereunder an unsecured convertible note in the principal amount of $1,000,000 representing the funding received by Broadcast from an affiliate of the convertible note holder on September 29, 2006.   In connection with the 2010 Debt Restructuring, Broadcast amended this $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. The unsecured convertible note is convertible into shares of Broadcast common stock at a conversion price of $.25 per share, convertible any time during the term of the note, and is subject to standard anti-dilution rights.  Broadcast anticipates that this note will be terminated in exchange for shares of Broadcast common stock in the exchange offer.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Broadcast – Liquidity and Capital Resources.”

Secured Convertible Notes

Beginning on July 13, 2012, Broadcast issued secured convertible notes pursuant to a Note and Warrant Purchase and Security Agreement and referred to herein as the 2012 Convertible Debt Offering.  Up to $5,000,000 in secured convertible notes may be issued and as of June 30, 2013, secured convertible notes in the aggregate principal amount of $3,475,000 had been issued. The secured convertible notes issued in the 2012 Convertible Debt Offering are due October 31, 2013, are secured by all of Broadcast’s assets other than equipment and receivables secured by Broadcast’s equipment lessor and are convertible into shares of Broadcast common stock at a conversion price of $0.25 per share, convertible any time during the term of the such notes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Broadcast – Liquidity and Capital Resources.”

Equity Compensation Plans

The following table sets forth, as of March 31, 2013, information regarding Broadcast’s equity compensation plans under which shares of common stock are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding securities)
Equity compensation plans approved by security holders(1)	3,368,247	$0.92	88,200
Equity compensation plans not approved by security holders (2)	1,422,033	$1.45	4,290,578
Total	4,790,280	$1.06	4,378,778

(1)
Broadcast’s 2008 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units to Broadcast employees, directors and consultants.  The plan covers a total of 4,000,000 shares of Broadcast common stock.  As of June 30, 2013, restricted stock units covering 285,000 units had been settled through the issuance of common stock and 3,368,247 were outstanding.  The plan is administered by Broadcast’s board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.  Broadcast anticipates that a significant number of the options outstanding under the 2008 Plan will be terminated in exchange for shares of Broadcast common stock in the exchange offer.

(2)
Broadcast’s long-term incentive plan provides for the grant of stock options, stock appreciation rights and restricted stock to Broadcast employees, directors and consultants.  The plan covers a total of 6,000,000 shares of Broadcast common stock.  As of June 30, 2013, options to purchase 287,389 shares of common stock had been exercised.  All awards must be granted at fair market value on the date of grant.  The plan is administered by Broadcast’s board of directors or compensation committee of the board.  Awards may be vested on such schedules determined by the plan administrator.  Broadcast anticipates that a significant number of the options outstanding under the long-term incentive plan will be terminated in exchange for shares of Broadcast common stock in the exchange offer.

Warrants

Broadcast has previously issued additional warrants in several private transactions.  Under the terms of these warrants, as of June 30, 2013, an aggregate of 41,674,936 shares of Broadcast common stock may be purchased at exercise prices ranging from $0.25 to 1.18 per share.  The warrants may be exercised any time prior to their expiration dates which range from December 2014 to April 2018.  Broadcast anticipates that a significant number of these warrants will be terminated in exchange for shares of Broadcast common stock in the exchange offer.

Control Shares Act

Broadcast is subject to the Control Shares Act, and consequently, certain holders of Broadcast’s capital stock may be subject to the voting and/or other limitations set forth in the Control Shares Act.  For further information on the Control Shares Act, see “Description of Common Stock – Anti-Takeover Statutes” above.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Broadcast’s articles of incorporation as currently in effect and the proposed Broadcast amended and restated articles provide for limitation of liability of Broadcast’s directors and for indemnification of Broadcast’s directors and officers to the fullest extent permitted under Utah law.  Broadcast’s directors and officers may be liable for a breach or failure to perform their duties in accordance with Utah law only if their breach or failure to perform constitutes gross negligence, willful misconduct or intentional harm on Broadcast or its shareholders.  Broadcast’s directors may not be personally liable for monetary damages for action taken or failure to take action as a director except in specific instances established by Utah law.

In accordance with Utah law, Broadcast may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith, and believed that his or her conduct was in Broadcast’s best interest and that he or she had no reason to believe his or her conduct was unlawful.  Broadcast may not indemnify a director or officer if the person was adjudged liable to it or in the event it is adjudicated that the director or officer received an improper personal benefit.

Under Utah law, Broadcast is required to indemnify a director or officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

Broadcast maintains a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers its directors and officers for certain actions or inactions they may take or omit to take in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Broadcast pursuant to the foregoing provisions, or otherwise, Broadcast has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Broadcast will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXPERTS

Broadcast

HJ & Associates, LLC, an independent registered public accounting firm, has audited Broadcast’s consolidated financial statements for the years ended December 31, 2012 and 2011, as set forth in their report dated March 29, 2013, which is included in this prospectus.  Broadcast’s financial statements are included herein in reliance on HJ & Associates, LLC and its respective report, given its authority as an expert in accounting and auditing matters.

AllDigital

Rose, Snyder & Jacobs LLP, an independent registered public accounting firm, has audited AllDigital’s consolidated financial statements for the years ended December 31, 2012 and 2011, as set forth in their report dated March 28, 2013, which is included in this prospectus.  AllDigital’s financial statements are included herein in reliance on Rose, Snyder & Jacobs LLP and its respective report, given its authority as an expert in accounting and auditing matters.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for Broadcast by Reed L. Benson, Esq., Salt Lake City, Utah.

INDEX TO FINANCIAL STATEMENTS

Broadcast Financial Statements

AllDigital Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Broadcast International, Inc.
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheets of Broadcast International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcast International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/  HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 29, 2013

             BROADCAST INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	DEC 31, 2011	DEC 31, 2012
ASSETS:
Current Assets
Cash and cash equivalents	$961,265	$394,342
Restricted cash	--	140,700
Trade accounts receivable, net	1,239,903	821,608
Inventory	60,851	306,296
Prepaid expenses	203,973	90,067
Total current assets	2,465,992	1,753,013
Property and equipment, net	1,417,134	572,107
Other Assets, non current
Debt offering costs	123,278	42,176
Patents, net	131,079	120,928
Deposits and other assets	406,004	196,292
Total other assets, non current	660,361	359,396

Total assets	$4,543,487	$2,684,516

LIABILITIES AND STOCKHOLDERS DEFICIT
LIABILITIES:
Current Liabilities
Accounts payable	$1,252,538	$2,293,470
Payroll and related expenses	390,206	363,568
Other accrued expenses	175,008	299,728
Unearned revenue	10,449	51,335
Current portion of notes payable (net of discount of $103,859 and $947,994, respectively)	2,068,016	3,102,006
Other current obligations	1,067,649	--
Derivative valuation	3,760,200	1,191,269
Total current liabilities	8,724,066	7,301,376
Long-term Liabilities
Long-term portion of notes payable (net of discount of $659,496 and $0, respectively)	6,349,445	--
Total long-term liabilities	6,349,445	--
Total liabilities	15,073,511	7,301,376
Commitments and contingencies	--	--
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 75,975,656 and 107,473,820 shares issued as of December 31, 2011 and December 31, 2012, respectively	3,798,783	5,373,691
Additional paid-in capital	96,859,058	99,594,490
Accumulated deficit	(111,187,865)	(109,585,041)
Total stockholders’ deficit	(10,530,024)	(4,616,860)

Total liabilities and stockholders’ deficit	$4,543,487	$2,684,516

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended Dec 31, 2011	For the Year Ended Dec 31, 2012

Net sales	$8,446,082	$7,523,624
Cost of sales	5,868,601	4,819,624
Gross profit	2,577,481	2,704,000

Operating expenses:
Administrative and general	6,172,794	4,546,612
Selling and marketing	1,277,629	1,908,763
Research and development	2,410,249	1,754,163
Impairment of assets	26,180	--
Depreciation and amortization	685,191	558,148
Total operating expenses	10,572,043	8,767,686
Total operating loss	(7,994,562)	(6,063,686)

Other income (expense):
Interest income	2,327	--
Interest expense	(1,000,072)	(1,542,424)
Gain on derivative valuation	11,724,400	8,829,748
Note conversion offering expense	--	(47,348)
Retirement of debt offering costs	--	(53,150)
Debt conversion costs	(476,234)	(1,095,309)
(Loss) gain on extinguishment of debt	(954,017)	1,578,914
(Loss) gain on sale of assets	(362)	512
Other income, net	2,966	(4,433)
Total other income	9,299,008	7,666,510

Income before income taxes	1,304,446	1,602,824
Provision for income taxes	--	--
Net income	$1,304,446	$1,602,824

Income per share basic	$0.02	$0.02
Income per share diluted	$0.02	$0.02

Weighted average shares basic	75,416,916	100,798,223
Weighted average shares diluted	78,098,166	106,533,844

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock		Additional Paid-in	Retained Earnings	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)
Balance, December 31, 2010	74,078,153	$3,703,908	$92,867,561	$(112,492,311)	$(15,920,842)

Common stock issued on debt conversion, net of costs	1,307,153	65,357	1,230,790	--	1,296,147

Common stock issued for interest	135,369	6,768	74,453	--	81,221

Common stock issued for option exercises	55,098	2,755	15,549	--	18,304

Common stock issued for warrant exercises	372,272	18,614	241,386	--	260,000

Common stock issued in exchange for IDI shares	27,611	1,381	9,379	--	10,760

Equity issued for interest	--	--	157,400	--	157,400

Stock based compensation	--	--	2,262,540	--	2,262,540

Net Income	--	--	--	1,304,446	1,304,446

Balance, December 31, 2011	75,975,656	$3,798,783	$96,859,058	$(111,187,865)	$(10,530,024)

Common stock issued for 2012 equity financing and debt restructuring, net of issuance costs	25,402,164	1,270,108	837,726	--	2,107,834

Common stock issued on debt conversion	5,600,000	280,000	1,380,000	--	1,660,000

Common stock issued for services rendered	496,000	24,800	152,513	--	177,313

Amended and restated 6.25% note conversion feature	--	--	81,500	--	81,500

Stock based compensation	--	--	283,693	--	283,693

Net Income	--	--	--	1,602,824	1,602,824

Balance, December 31, 2012	107,473,820	$5,373,691	$99,594,490	$(109,585,041)	$(4,616,860)

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended Dec 31, 2011	For the Year Ended Dec 31, 2012
Cash flows from operating activities:
Net Income	$1,304,446	$1,602,824
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,483,868	1,024,754
Common stock issued for services	--	177,313
Common stock issued for interest	19,634	--
Common stock issued for in process research and development	10,760	--
Accretion of discount on convertible notes payable	340,377	941,225
Stock based compensation	2,262,540	283,693
Warrants issued for interest	157,400	--
Warrants issued for debt extinguishment costs	404,000	--
Warrants issued and expensed for issuance costs	--	1,095,309
Loss (gain) on extinguishment of debt	954,017	(1,578,914)
Expensed note conversion costs	--	47,348
Gain on derivative liability valuation	(11,724,400)	(8,829,748)
Loss (gain) on sale of assets	362	(512)
Retirement of debt offering costs	--	53,150
Loss on impairment of assets	26,180	--
Allowance for doubtful accounts	10,149	31,982
Changes in assets
Decrease (increase) in accounts receivable	(124,997)	386,313
Increase in inventories	(8,676)	(245,445)
Decrease (increase) in debt offering costs	(102,978)	105,805
Decrease in prepaid and other assets	205,498	323,618
Changes in liabilities
Increase (decrease) in accounts payable	(267,452)	1,040,932
Increase in accrued expenses	13,823	136,682
Increase (decrease) in deferred revenues	(128,988)	40,886
Net cash used in operating activities	(5,164,437)	(3,362,785)

Cash flows from investing activities:
Purchase of equipment	(472,505)	(172,825)
Proceeds from sale of assets	1,183	3,761
Net cash used by investing activities	(471,322)	(169,064)

Cash flows from financing activities:
Proceeds from the exercise of options and warrants	18,304	--
Proceeds from equity financing	--	6,150,000
Payments on principal on debt	(1,526,834)	(4,017,649)
Equity issuance costs	(24,078)	(776,483)
Proceeds from equipment financing	700,000	--
Payments for debt extinguishment costs	--	(275,041)
Increase in restricted cash	--	(140,700)
Proceeds from notes payable	1,300,000	2,024,799
Net cash provided by financing activities	467,392	2,964,926

Net decrease in cash and cash equivalents	(5,168,367)	(566,923)
Cash and cash equivalents, beginning of period	6,129,632	961,265

Cash and cash equivalents, end of period	$961,265	$394,342

Supplemental disclosure of cash flow information:
Interest paid	$357,246	$347,902
Income taxes paid	$--	$--

See accompanying notes to consolidated financial statements

BROADCAST INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1 – Organization and Basis of Presentation

Broadcast International, Inc. (the Company) is the consolidated parent company of BI Acquisitions, Inc. (BI), a wholly-owned subsidiary, and Interact Devices, Inc. (IDI), a 94% owned subsidiary.

BI was incorporated in Utah in December 1999 and began operations in January 2000.  It is a communications services and technology company headquartered in Salt Lake City, Utah.  The Company operates two divisions – BI Networks and CodecSys.

On October 1, 2003, the Company (formerly known as Laser Corporation) acquired BI by issuing shares of its common stock representing 98% of the total equity ownership in exchange for all of the issued and outstanding BI common stock.  The transaction was accounted for as a reverse acquisition, or recapitalization of BI, with BI being treated as the accounting acquirer. Effective January 13, 2004, the company changed its name from Laser Corporation to Broadcast International, Inc.

On May 18, 2004, the Debtor-in-Possession’s Plan of Reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation and subsequent share acquisitions, for the years ended December 31, 2012 and 2011, the Company owned, on a fully diluted basis, approximately 55,897,169 common share equivalents of IDI, representing approximately 94% of the equity of IDI.

The audited consolidated financial statements herein include operations from January 1, 2011 to December 31, 2012. IDI produced losses from operations during the period; therefore, 100% of the results from operations have been included in the Company’s consolidated statements.

Note 2 - Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At December 31, 2012 and 2011, we had bank balances of $38,847 and $909,182, respectively in excess of amounts insured by the Federal Deposit Insurance Corporation. In addition we have restricted cash of $140,700, which represents a deposit to the Utah District Court, which is held pending the outcome of our litigation with our equipment lessor.  We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Account Receivables

Trade account receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 90 days. After the receivable becomes past due, it is on non-accrual status and accrual of interest is suspended.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of December 31, 2012, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward. For the year ended December 31, 2011 we recorded a $26,180 valuation impairment related to two patent applications for areas outside the United States.

Amortization expense recognized on all patents totaled $10,151 for each of the years ended December 31, 2012 and 2011, respectively.

Estimated amortization expense, if all patents were issued at the beginning of 2013, for each of the next five years is as follows:

Year ending December 31:
2013	$11,343
2014	10,121
2015	10,121
2016	10,121
2017	10,121

Long-Lived Assets

We review our long-lived assets, including patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future un-discounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. After our review at December 31, 2012 it was determined that no adjustment was required.

Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, and satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold.  These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $1,754,163 and $2,410,249 of research and development costs for the years ended December 31, 2012 and 2011, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the years ended December 31, 2012 and 2011, we had the same customer that individually constituted 85% and 89%, of our total revenues, respectively.  Although the initial contract for this customer has expired, we received a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt. The computation of diluted earnings per share does not assume conversion or exercise of securities that would have an anti-dilutive effect on earnings.

The following table sets forth the computation of basic and diluted earnings per common share for the years ended December 31, 2011 and 2012:

	For the Year Ended 2011	For the year Ended 2012
Numerator
Net income	$1,304,446	$1,602,824
Denominator
Basic weighted average shares outstanding	75,416,916	100,798,223
Effect of dilutive securities:
Stock options and warrants	131,250	2,510,488
Restricted stock units	2,550,000	3,225,133
Diluted weighted average shares outstanding	78,098,166	106,533,844

Net income per common share
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Potentially dilutive securities representing 18,568,963 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2012, because their effect would have been anti-dilutive.

Potentially dilutive securities representing 24,597,134 shares of common stock were excluded from the computation of diluted earnings per common share for the year ended December 31, 2011, because their effect would have been anti-dilutive.

Advertising Expenses

We follow the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2012 and 2011 were $35,168 and $68,703, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In August 2012, the FASB issued ASU No 2012-03, Technical Amendments and Corrections to SEC Sections. This Update makes changes to several of the SEC guidance literature sections within the Codification.  The main focus is to update the SEC guidance as per SAB 114 to reference the codification sections rather than the old standards prior to the codification.  The changes were mainly references and were not intended to change guidance. The amendments in this Update are effective immediately.  This guidance didn’t have a significant impact on the Company’s financials since it was an update of SEC referenced guidance and didn’t change existing guidance.

In July 2012, the FASB issued ASU 2012-02, Intangibles - Goodwill and Other (Topic 350) - Testing Indefinite-Lived Intangible Assets for Impairment. The objective of this Update is to simplify how entities test indefinite-lived intangible assets for impairment and to have the testing be in-line with the updated guidance issued in 2011 related to impairment testing for goodwill. This Update allows entities to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative analysis. The more likely than not threshold is defined as having a likelihood of more than 50%.  The option to first assess qualitative factors can be bypassed and an entity can proceed directly to performing the quantitative impairment test and still be able to resume performing the qualitative assessment in subsequent years. Some examples of circumstances to consider are 1) cost factors that have a negative impact on earnings, 2) financial performance such as negative or declining cash flows, 3) legal, regulatory, contractual, political or business conditions, 4) other relevant entity specific events 5) industry and market conditions, and 6) macroeconomic conditions. The Update is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before July 27, 2012 if the financial statements have not been issued.  The Company doesn’t expect this Update to impact the Company’s financials since it currently has no indefinite-lived intangibles other than goodwill, but the Company will plan on utilizing the qualitative assessment options if any are acquired.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220) – Presentation of Comprehensive Income. This Update eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity in order to increase the prominence of other comprehensive income items and to facilitate convergence with IFRS. The Update requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (a statement of income and statement of other comprehensive income).  Additionally, adjustments for items reclassified from other comprehensive income to net income must be presented on the face of the financial statements.  This Update should be applied retrospectively. For public entities, the Update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the Update is effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. This impacts how items for Other Comprehensive Income are presented and the Company will follow the guidance starting in Q1 2012.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities. This Update is applicable to all entities that have financial instruments and derivative instruments that are either 1) offset in accordance with current guidance or 2) subject to an enforceable master netting arrangement.  The Update requires an entity with these types of instruments to disclose information about offsetting and related arrangements. Both net and gross information for these assets and liabilities is required to be disclosed. This Update is effective for fiscal years beginning on or after January 1, 2013. The Company doesn’t expect this Update to impact the Company’s financials since it does not currently have any financial instruments or derivative instruments that are offset.

In September 2011, the FASB issued ASU 2011-08, Intangibles - Goodwill and Other  (Topic 350)- Testing Goodwill for Impairment. The objective of this Update is to simplify how entities test goodwill for impairment. This Update now allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step process of (1) comparing the fair value of the reporting unit to its carrying value and (2) test to measure the amount of the impairment loss if the fair value is less than the carrying value.  The more likely than not threshold is defined as having a likelihood of more than 50%.  The option to first assess qualitative factors can be bypassed and an entity can proceed directly to performing the first step of the two-step goodwill impairment test. Some examples of circumstances to consider are 1) macroeconomic conditions, 2) industry and market conditions, 3) cost factors that have a negative impact on earnings, 4) overall financial performance such as negative or declining cash flows 5) other relevant entity specific events and 6) sustained decrease in stock price. The Update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011 if the financial statements have not been issued.  If necessary, the Company will evaluate whether or not it will utilize the qualitative assessment option prior to performing the first goodwill impairment test in 2012, typically done during the 4th quarter.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in US GAAP and IFRSs. The Amendments in this Update will improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with US GAAP and IFRSs.  The Boards of both organizations worked together to ensure fair value has the same meaning and the measurement and disclosures would be the same other than minor differences in wording. The Amendments explain how to measure fair value and do not require any additional fair value measurements. A couple of the more significant changes are 1) Clarification that quantitative information about unobservable inputs categorized as Level 3 should be disclosed, 2) Specifies that premiums and discounts should be applied in the absence of Level 1 input if market participants would do so, but that premiums or discounts related to size/quantity should not be considered, 3) Additional disclosure requirements for fair value measurements categorized as Level 3, an entity’s us of a nonfinancial asset in a way that differs from the asset’s highest and best use and the categorization by level for items not measured at fair value in the statement of financial position, but for which fair value disclosure is required. The amendments in this Update are to be applied prospectively. The Update is effective during interim and annual periods beginning after December 15, 2011.  The Company doesn’t expect this guidance to have a significant impact on its financials since the amount of items disclosed at fair value is minimal, but will ensure the guidance is followed for items disclosed at fair value.

Note 3 – Accounts Receivable

Included in our $821,608 and $1,239,903 net accounts receivable for the years ending December 2012 and 2011, respectively, were (i) $856,462 and $1,269,579 for billed trade receivables, respectively; (ii) $44,478 and $23,814 of unbilled trade receivables, respectively; (iii) $1,808 and $0 for employee travel advances and other receivables, respectively; less (iv) $81,140 and $53,490 for allowance for uncollectible accounts, respectively.

Included in the numbers above is our single largest customer for each year ended December 31, 2012 and, 2011, which provided 85% and 89% of total revenue and represented 71% and 79% of our trade receivables on December 31, 2012 and 2011, respectively.

Our largest customer initially signed a three-year agreement which has now expired, although we did receive a contract extension through May 31, 2013 to continue to provide services. Unless we can replace that customer with another similarly large customer or customers, revenues will decline substantially, which will harm our business.

Note 4 – Equity Financing and the Debt Restructuring

2012 Equity Financing and the Debt Restructuring

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction of our senior indebtedness.

We entered into an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock and warrants issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 23, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of our securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $0.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant. The holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants have now been extinguished.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.1 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2,750,000 to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest. In consideration of negotiating the 2012 Debt Restructuring, we issued to one of our placement agents 586,164 shares of our common stock and paid them $275,041.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The Company filed the registration statement on April 9, 2012 and it was declared effective on August 1, 2012.

On April 5, 2012 we secured an additional $154,000 from 1 company and 4 individuals (three of which are members of our Board of Directors) on the same terms and conditions as the investors of the 2012 Equity Financing. As a result of this funding we issued 616,000 shares of our common stock and A warrants totaling 400,400 of which 308,000 were issued to investors and 92,400 were issued to our investment banker.

All warrants listed below were issued with price protection provisions and were accounted for as derivative liabilities. The A Warrants were valued using the Black Scholes pricing model and the B Warrants were valued using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

	Common Shares Issued	Number of A Warrants	Value of A Warrants	Value of B Warrants	Total Warrant Value
Investors	24,816,000	12,408,000	$469,464	$39,387	$508,851
Bridge Loan Conversion	1,600,000	800,000	30,268	2,539	32,807
Equipment Finance Conversion	2,000,000	1,000,000	37,836	3,174	41,010
Agency	--	4,262,400	161,270	13,531	174,801
Total	28,416,000	18,470,400	$698,838	$58,631	$757,469

We recorded an aggregate derivative liability of $757,469 as of December 31, 2012, related to the reset feature of the A warrants and the B warrants mentioned above. A derivative valuation gain of $4,365,323 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants issued.  The aggregate derivative liability of $757,469 was calculated as follows: (1) $698,838 for the reset feature of the A warrants using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.72%, (ii) expected life (in years) of 5.2; (iii) expected volatility of 85.49%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08 and (2) $58,631 for the B warrants using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

2010 Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our then outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and had an exercise price of $1.00 per share which was reset to $0.78 pursuant to the 2012 Equity Financing.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. During the three and six months ended June 30 ,2011 the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and 75,000 warrants to acquire our common stock at $.90 per share to the holder of this note as consideration to extend the term of the note.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring therewith. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 to Castlerigg in satisfaction of the $5,500,000 senior convertible note and $680,816 of accrued interest.

Investor warrants totaling 12,499,980 issued under the Subscription  Agreements contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The exercise price has been reset to $0.7312 per share due to subsequent financings.

We recorded an aggregate derivative liability of $109,400 and $2,785,000 as of December 31, 2012 and 2011, respectively, related to the reset feature of the warrants issued under the Placement agency Agreement. A derivative valuation gain of $2,765,600 and $7,875,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $109,400 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 3.0; (iii) expected volatility of 85.10%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Note 5 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the years ending December 31, 2012 and 2011 was as follows:

	December 31, 2011	December 31, 2012
2012 Secured Convertible Notes	--	2,428,166
Unsecured Convertible Note	340,504	673,840
Amended and Restated Senior 6.25% Convertible Note	$6,180,816	$--
Bridge Loan Note Payable	1,196,141	--
Equipment Purchase and Sale Agreement	700,000	--
Total	8,417,461	3,102,006
Less Current Portion	(2,068,016)	(3,102,006)
Total Long-term	$6,349,445	$--

2012 Secured Convertible Notes

We engaged Philadelphia Brokerage Corporation to raise funds through the issuance of convertible promissory notes.  We anticipated issuing promissory notes with an aggregate principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”). As of December 31, 2012 we have issued notes having an aggregate principal value of $3,050,000 as explained below.  The notes are due and payable on or before July 13, 2013.  The notes bear interest at 12% per annum and may convertible to common stock at a $.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.

In July 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described above) to the 2012 convertible Debt Offering, which extinguished the Bridge Loan.  Of the $1,000,000 non-converted principal amount, we realized $923,175 of cash in the initial closing and issued warrants to acquire 3,800,000 shares of our common stock.  We paid $76,825 in investment banking fees and costs of the offering.

In August 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $900,000, issued warrants to acquire 1,800,000 shares of our common stock, from which we realized cash of $851,624 after payment of investment banking fees of $48,376.

In December 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $250,000, issued warrants to acquire 500,000 shares of our common stock to one member of our Board of Directors.

The notes and warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the dates issued using a Black-Scholes pricing model.

We recorded an aggregate derivative liability of $74,500 as of December 31, 2012, related to the conversion feature of the note. A derivative valuation gain of $423,500 was recorded to reflect the change in value of the aggregate derivative liability from the time the notes were issued.  The aggregate derivative liability of $74,500 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.11%, (ii) expected life (in years) of 0.50; (iii) expected volatility of 129.08%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Additionally, we recorded an aggregate derivative liability of $183,000 as of December 31, 2012, related to the warrant reset provision. A derivative valuation gain of $442,000 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $183,000 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.63%, (ii) expected life (in years) of 4.50; (iii) expected volatility of 85.75%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period. For the year ended December 31, 2011, the $157,400 value of the warrant was included in interest expense.

We recorded an aggregate derivative liability of $46,400 and $300,000 as of December 31, 2012 and 2011, respectively, related to the conversion feature of the note. A derivative valuation gain of $253,600 and $1,101,900, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $46,400 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.16%, (ii) expected life (in years) of 1.0; (iii) expected volatility of 112.04%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $333,336 was included in interest expense for each the years ended December 31, 2012 and 2011. The note bears an 8% annual interest rate payable semi-annually, and for each the years ended December 31, 2011 and 2010, $80,000, was included in interest expense.

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was extended to December 21, 2013 and has been subsequently retired. The senior secured convertible note bore interest at 6.25% per annum (which rate has been changed as discussed below) if paid in cash.  Interest for the first year was prepaid at closing.  Interest-only payments thereafter in the amount of $234,375 are due quarterly and commenced in April 2009.  Interest payments may be made through issuance of common stock in certain circumstances or may be capitalized and added to the principal.  The original principal of the note was convertible into 2,752,294 shares of our common stock at a conversion price of $5.45 per share, convertible any time during the term of the note.  We granted a first priority security interest in all of our property and assets and of our subsidiaries to secure our obligations under the note and related transaction agreements. In August 2009 we received a waiver from the note holder releasing their security interest for the equipment purchased under our sale lease back financing.

In connection with the 2007 financing, the senior secured convertible note holder received warrants to acquire 1,875,000 shares of our common stock exercisable at $5.00 per share.  We also issued to the convertible note holder 1,000,000 shares of our common stock valued at $3,750,000 and incurred an additional $1,377,000 for commissions, finder’s fees and other transaction expenses, including the grant of a three-year warrant to purchase 112,500 shares of our common stock to a third party at an exercise price of $3.75 per share, valued at $252,000.  A total of $1,377,000 was included in debt offering costs and is being amortized over the term of the note.

From March 26, 2010 through October 29, 2010, we entered into a series of amendments to the senior secured convertible note.  Each of these amendments is described below.

On March 26, 2010, we entered into an amendment and extension agreement with the holder of the senior secured convertible note.  The agreement conditionally amended the maturity date of the note to December 21, 2011.  If we are unsuccessful in raising at least $6.0 million in equity financing before September 30, 2010, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  In consideration of entering into the agreement, the note holder was issued 1,000,000 shares of our restricted common stock valued at $990,000.  In addition, we agreed to the inclusion of three additional terms and conditions in the note: (i) from and after the additional funding, we will be required to maintain a cash balance of at least $1,250,000 and provide monthly certifications of the cash balance to the note holder; (ii) we will not make principal payments on our outstanding $1.0 million unsecured convertible note without the written consent of the holder of the senior secured convertible note; and (iii) we will grant board observation rights to the note holder.  Given these additional terms, unless the senior secured convertible note holder provides consent, of which there can be no assurance, we will be precluded from repaying the $1.0 million unsecured convertible note when it becomes due on December 22, 2010.

On July 30, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note and warrant reset provisions.  The July 30, 2010 amendment conditionally amended the maturity date of the note to June 21, 2012.  If we are unsuccessful in raising the $6.0 million in equity financing referenced above, the maturity date of the note will automatically be restored to its original date of December 21, 2010.  The holder of the note agreed to a conversion price of the note of $1.80 per share instead of the price at which we sell equity between now and September 30, 2010 and reduced the required cash balance referenced in the March 26, 2010 amendment above from $1,250,000 to $950,000.  In addition, the number of warrants originally granted to the holder pursuant to the 2007 financing increased from 1,875,000 to 5,208,333 and were exercisable at $1.80 per share instead of $5.00 per share.  The warrants continued to be exercisable any time for the five years from the original date of grant.  In consideration of entering into the July 30, 2010 amendment the note holder was issued 2,000,000 shares of common stock and would be issued an additional 800,000 shares of our common stock contingent upon completion of the required equity raise.

On September 27, 2010, we entered into a further amendment agreement with the holder of the senior secured convertible note regarding the note.  Pursuant to this amendment, the due date for the required equity financing was extended to October 31, 2010.

On October 29, 2010, we entered into a fourth amendment agreement with the holder of the senior secured convertible note regarding the note and warrant provisions.  The fourth amendment (i) increased the amount of the required equity raise to $8.0 million, approximately $2.5 million of which had been raised or committed by investors at the time of the amendment; (ii) extended the time in which we can complete the equity financing to December 3, 2010; (iii) deleted the provision of the senior secured convertible note that granted the Company the option to redeem the note prior to its maturity date; (iv) changed the conversion price of the note upon successful completion of the required capital raise to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (v) changed the exercised price of the warrants to an amount equal to 150% of the lowest price at which Company common stock is sold during calendar year 2010; (vi) provides that if we are successful in completing the required capital raise the number of warrants will be increased as currently provided in the 6.25% senior secured convertible promissory note; and (vii) extended the expiration date of the warrants to December 31, 2013.

If the additional funding was not completed by December 3, 2010, certain provisions of the prior amendments became void in that the maturity date will revert back to December 21, 2010, the conversion price became the lowest price at which equity securities had been sold, the exercise price became the lowest price at which equity securities have been sold, the number of warrants then outstanding would be determined by the original purchase documents, and the Company would not have an obligation to maintain a balance of cash and marketable securities equal to $950,000.

On December 24, 2010, we closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents was issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest. The Debt Restructuring was considered a troubled-debt restructuring and a gain on debt restructuring of $3,062,457 was recorded during the year ended December 31, 2010, which was the difference between the adjusted carrying value of the original note and the carrying value of the Amended and Restated Note.

The Amended and Restated Note, dated December 23, 2010, is a senior, unsecured note that matures in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of approximately $344,000 at the closing.  The Amended and Restated Note is convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note is convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contains various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions were not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”), as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”), resulting in complete satisfaction of our senior indebtedness under the Amended and Restated Note.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 in satisfaction of the Amended and Restated Note and remaining interest value of $680,816. In consideration of negotiating the 2012 Debt Restructuring and amending our agreement with our placement agent, we paid $275,041 and issued 586,164 shares of our common stock valued at $222,742 to our placement agent, and recognized a $2,173,033 gain on extinguishment of debt as a result of this retirement.

With the retirement of the Amended and Restated Note we recorded no aggregate derivative liability at December 31, 2012, however at the date of retirement we recorded a derivative valuation gain of $203,700, related to the conversion feature of the Amended and Restated Note to reflect the change in value of the aggregate derivative from December 31, 2011 to the date of retirement. The derivative value of $81,500 at the date of retirement was recorded as additional paid in capital.

We recorded an aggregate derivative liability of $285,200 at December 31, 2011, related to the conversion features of the Amended and Restated Note and the conversion feature and warrants related to the Original Note.  A derivative valuation gain of $2,322,200 was recorded during the year ended December 31, 2011 to reflect the change in value of the aggregate derivative.

The $6,180,816 value of the Amended and Restated Note at December 31, 2011 consists of $5,500,000 for the principal due of the note plus $680,816 for aggregate future interest due of which $171,875 is payable in 2012 and has been included in current debt obligations at December 31, 2011 and was retired pursuant to the 2012 Debt Restructuring noted above.

Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. During the year ended December 31, 2011 we remitted $100,000 of the principal balance plus accrued interest of $8,360 and converted the remaining $675,000 of principal balance plus $109,292 of accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.  The current exercise price has been reset to $0.725 per share due to subsequent financings.

We recorded an aggregate derivative liability of $5,900 and $156,300 as of December 31, 2012 and 2011, respectively, related to the conversion feature of the note. A derivative valuation gain of $253,600 and $293,800, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2011 and December 31, 2010, respectively.  The aggregate derivative liability of $5,900 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.36%, (ii) expected life (in years) of 3.20; (iii) expected volatility of 83.16%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”) to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash.  Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65.  The note was due on February 28, 2012, but the term was subsequently extended to the earlier of the date nine months from the original maturity date or the date we closed on an additional sale of our securities that resulted in gross proceeds to us of $12 million.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share. This note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $0.65 per share and subsequently reset to $0.53, to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, reducing the outstanding principal balance to $900,000. The warrants issued had a total value of $222,426 which resulted in a loss on extinguishment of debt of $222,426. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued using a Black Scholes pricing model.

On July 13, 2012 the $900,000 principal balance was retired and was included as part of the 2012 Convertible Note (as described below) and recorded a (i) $93,661 loss on extinguishment of debt related to the remaining un-accreted portion of the note and (ii) $53,160 expense related to unrecognized offering costs, at the time of retirement.

At December 31, 2012 we recorded an aggregate derivative liability of $7,400 related to the reset provision for the original and placement warrants issued. A derivative valuation gain of $136,300 was recorded to reflect the change in value of the aggregate derivative liability from December 31, 2011.  The aggregate derivative liability of $7,400 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.54%, (ii) expected life (in years) of 4.0; (iii) expected volatility of 82.55%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

At December 31, 2012 we recorded an aggregate derivative liability of $7,200 related to the reset provision for the warrants issued for an extension of the maturity date.  A derivative valuation gain of $89,325 was recorded to reflect the change in value of the aggregate derivative liability from the time the warrants were issued.  The aggregate derivative liability of $7,200 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.54%, (ii) expected life (in years) of 4.0; (iii) expected volatility of 82.55%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

The principal value of the note was being accreted over the amended term of the obligation, for which $106,723 and 7,041 were included in interest expense for the years ended December 31, 2012 and 2011, respectively.  The note bore an 18% annual interest rate, and for the years ended December 31, 2012 and 2011, $100,899 and $2,564, respectively were included in interest expense.

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we use the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee is due each month the amount remains outstanding.  At December 31, 2011 we had an outstanding amount owed of $700,000 and had accrued two months of fees totaling $42,000 which was included as interest expense for the year ended December 31, 2011.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement the above described lender converted the principal balance of its portion of the loan in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, the remaining $200,000 principal balance plus $105,000 of interest due was paid in cash. The warrants issued had a total value of $278,032 which resulted in a loss on extinguishment of debt of $278,032. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

The 3% fee mention above was recorded as interest expense and or the years ended December 31 2012 and 2011, $63,000 and $42,000 were included, respectively.

Note 6 – Investment in Interact Devices, Inc (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became an initial part of the CodecSys technology.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI shares of our common stock and cash in exchange for approximately 50,127,218 shares of the common stock of IDI. Since May 18, 2004, we have acquired additional common share equivalents IDI. During the year ended December 31, 2012 we did not acquire any IDI share equivalents. During the year ended December 31, 2011 we acquired 414,172 IDI common share equivalents in exchange for 27,611 shares of our common stock valued at $10,760. As of December 31, 2012, we owned approximately 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of December 31, 2012 and 2011, we have advanced an aggregate amount of $3,347,255 and $3,126,772 respectively, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 7 – Operating Leases

Our executive offices are located at 7050 Union Park Avenue, Suite 600, Salt Lake City, Utah 84047.  We occupy the space at the executive offices under a 39-month lease, the term of which ends January 31, 2015.  The lease covers approximately 13,880 square feet of office space leased at a rate of $23,049 per month.  We occupy a production studio located at 6952 South 185 West, Unit C, Salt Lake City, Utah 84047, which consists of approximately 7,500 square feet on a month to month basis, at the rate of $7,000 per month plus utilities. We have no other properties.  We recognized rent expense of approximately $352,789 and $463,694, in 2012 and 2011, respectively.

We also lease copy machines on multi-year leases that expire in March 2014 at a minimum rate of $655 per month.

Future minimum payments under non-cancelable operating leases at December 31, 2012 are as follow:

2013	$284,447

2014	278,552
2015	23,049
$586,048

Note 8 – Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2011 and 2012:

	2011	2012

Deferred tax assets
NOL carry-forward	$23,862,500	$25,881,900
General business credit carry-forwards	1,147,000	1,158,900
Deferred compensation	83,500	78,500
Allowance for doubtful accounts	21,000	31,600
Deferred tax liabilities
Depreciation	(173,000)	61,700

Valuation allowance	(24,941,000)	(27,212,600)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2010 and 2011 due to the following:

	2011	2012

Federal income tax (expense) benefit at statutory rates	$1,902,500	$1,831,600
State income tax (expense) benefit at statutory rates	280,000	269,300
Change in valuation allowance	(2,182,500)	(2,100,900)
	$-	$-

At December 31, 2012, the Company had net operating loss carry-forwards of approximately $66,364,000 that may be offset against future taxable income from the year 2013 through 2032.  No tax benefit has been reported in the December 31, 2011 and 2012 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

Note 9 – Preferred and Common Stock

We have authorized two classes of stock, 20,000,000 shares of preferred stock with no par value and 180,000,000 shares of common stock with a $0.05 par value. No preferred stock has been issued, while 107,473,820 shares of common stock were issued and outstanding at December 31, 2012. Holders of shares of common stock are entitled to receive dividends if and when declared and are entitled to one vote for each share on all matters submitted to a vote of the shareholders.

During the year ended December 31, 2012, we issued 31,498,164 shares of our common stock as follows: (i) 24,816,000 related to our 2012 Equity Financing and Debt Restructuring, (ii) 5,600,000 for debt conversions and (iii) 1,082,164 for services rendered by consultants.

During the year ended December 31, 2011, we issued 1,897,503 shares of our common stock as follows: (i) 1,307,153 for debt to equity conversions, (ii) 372,272 for warrant exercises, (iii) 135,369 for interest instead of cash, (iv) 55,098 for employee option exercises and (v) 27,611 shares for conversion of IDI share equivalents.

Note 10 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at December 31, 2012 was 3,779,508.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 774,867 at December 31, 2012.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted in 2012 and 2011 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2012	2011
Risk free interest rate	1.65%	1.91%
Expected life (in years)	10.0	6.2
Expected volatility	78.97%	80.89%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of options granted during the years ended December 31, 2012 and 2011, was $0.27 and $0.61, respectively.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underling contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants granted in 2012 and 2011 were estimated at the date of grant using the Black Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2012	2011
Risk free interest rate	1.16%	2.07%
Expected life (in years)	5.7	5.0
Expected volatility	82.79%	85.37%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants granted during the years ended December 31, 2012 and 2011, was $0.23 and $0.67, respectively.

Results of operations for the years ended December 31, 2012 and 2011 includes $283,692 and $2,262,540, respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

For the year ended December 31, 2012 we recognized $283,692 of stock based compensation as follows: (i) $65,500 for 390,133 restricted stock units issued to 5 members of the board of directors, (ii) $833 for 50,000 options granted to 4 employees and (iii) $217,359 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2012.

For the year ended December 31, 2011 we recognized $2,262,540 of stock based compensation expense as follows: (i) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, (iii) $364,000 for 600,000 options issued to one individual and one corporation for consulting services, (iv) $96,489 for 909,200 options granted to 43 employees, (v) $15,000 for 50,000 options granted to one member of our advisory board, (vi) $4,263 for 8,700 options granted to 15 of our non-employee installation technicians and (vi) $114,788 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2011.  Additionally, we issued (i) 221,758 warrants to our unsecured convertible note holder, (ii) 653,576 warrants related to our accounts receivable purchase agreements, (iii) 422,500 warrants related to our Bridge Loan. See Note 5. There were 400,000 warrants exercised in the year ending December 31, 2011.

The following table summarizes option and warrant activity during the years ended December 31, 2012 and 2011.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2010	20,442,170	1.13
Options granted	1,567,900	0.91
Warrants issued	1,697,834	0.68
Expired	(302,054)	18.67
Forfeited	(2,510,201)	0.08
Exercised	(455,098)	-

Outstanding at December 31, 2011	20,440,551	1.10
Options granted	50,000	0.37
Warrants issued	24,817,900	0.33
Expired	(252,669)	1.31
Forfeited	(1,658,919)	1.31
Exercised	-	-

Outstanding at December 31, 2012	43,396,863	$0.54

The following table summarizes information about stock options and warrants outstanding at December 31, 2012.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.17-0.95	39,583,684	4.36	$0.47	39,207,017	$0.47
1.00-1.59	3,306,679	3.20	1.04	3,248,146	1.04
2.25-4.00	506,500	3.34	2.62	506,500	2.62
$0.17-4.00	43,396,863	4.26	$0.54	42,961,663	$0.54

There were no options exercised in the year ended December 31, 2012 and 55,098 options were exercised in the year ended December 31, 2011. There was no intrinsic value of options and warrants available and exercisable for the years ended December 31, 2012 or 2011.

Restricted Stock Units

For the years ended December 31, 2012 and 2011, 390,133 and 1,600,000 restricted stock units were awarded, respectively. The cost of restricted stock units is determined using the fair value of our common stock on the date of the grant and compensation expense is recognized in accordance with the vesting schedule.  All of the restricted stock units vested during the year they were awarded.

The following is a summary of restricted stock unit activity for the years ended December 31, 2012 and 2011:

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2010	950,000	1.61
Awarded at fair value	1,600,000	1.04
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at December 31, 2011	2,550,000	1.25
Awarded at fair value	390,133	0.17
Canceled/Forfeited	--	--
Settled by issuance of stock	--	--
Outstanding at December 31, 2012	2,940,133	$1.11
Vested at December 31, 2012	2,940,133	$1.11

Included in stock based compensation for the year ended December 31, 2012, was $65,500 for 390,133 restricted stock units issued to all 5 members of the board of directors, all of which were recorded in general and administrative expense.

Included in stock based compensation for the year ended December 31, 2011, was $1,668,000 as follows; (i) $1,544,000 for 1,400,000 restricted stock units issued to all 5 members of the board of directors, (ii) $124,000 for 200,000 restricted stock units issued to one employee, all of which were recorded in general and administrative expense.

The impact on our results of operations for recording stock-based compensation for the years ended December 31, 2012 and 2011 is as follows:

	For the years ended
	December 31,
	2012	2011
General and administrative	$185,478	$2,043,386
Research and development	98,214	219,154

Total	$283,692	$2,262,540

Total unrecognized stock-based compensation was $180,732 at December 31, 2012, which we expect to recognize over the next three years in accordance with vesting provisions as follows:

2013	$118,127
2014	62,038
2015	567
Total	$180,732

Note 11 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1,981 (subsequent additional locations have increased the customer’s network to an aggregate of approximately 2,100 locations) of our customer’s retail locations in exchange for a one-time payment of $4,100,670 by the financial institution. We paid to the financial institution 36 monthly lease payments of approximately $144,000 plus applicable sales taxes. We had the right to terminate the lease after making 33 payments for a termination fee of the higher of approximately 10% of the original equipment value (approximately $410,000) or the then “in-place fair market value” after which payment we would own all of the equipment. We gave timely notice of exercise of this option. We are currently a party to a lawsuit to determine if the “in-place fair market value” exceeds the 10% of the original lease value and by what amount.  We contend that the three payments made subsequent to the notice exercising our right to purchase constitute full payment for the equipment. The equipment broker contends that we owe an additional amount.  Our accounting records reflect that the capital lease has been retired and the equipment has been fully depreciated.

We also entered into a security agreement with the financial institution pursuant to which we granted a first priority security interest in the equipment, whether now owned or hereafter acquired, and in our customer service agreement and service payments thereunder during the term of the equipment lease.

During 2012 we had made lease payments totaling approximately $1,125,588 of which $1,067,649 was applied toward the outstanding lease and $57,939 was included in interest expense. Included in the $1,125,588 is approximately $422,100 paid toward the in place fair market value. Additionally during the year ended December 31, 2012 we made payments of $140,700 into an escrow account held by the court pending resolution of our dispute. For the year ending December 31, 2012, we expensed the final $33,512 of our lease acquisition fee of $150,792 which was being recognized over the life of the lease included in interest expense.

During 2011 we had made lease payments totaling approximately $1,688,382 of which $1,423,528 was applied toward the outstanding lease and $264,854 was included in interest expense. Additionally, we expensed $50,268 of our lease acquisition fee of $150,792 which is being recognized over the life of the lease included in interest expense for the year ended December 31, 2011.

Note 12 – Fair Value Measurements

We adopted ASC Topic 820 as of January 1, 2008 for financial instruments measured at fair value on a recurring basis.  ASC Topic 820 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2012:

Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
None	--	--	--	--
Total assets measured at fair value	$--	$--	$--	$--

Liabilities
Derivative valuation (1)	$1,191,269	$--	$--	$1,191,269
Total liabilities measured at fair value	$1,191,269	$--	$--	$1,191,269

(1) See Notes 4 & 5 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at December 31, 2012.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2011	$(3,760,200)
Total gains or losses (realized and unrealized)
Included in net income	8,829,748
Valuation adjustment	--
Purchases, issuances, and settlements, net	(6,260,817)
Transfers to Level 3	--
Balance at December 31, 2012	$(1,191,269)

Money Market Funds and Treasury Securities

The money market funds and treasury cash reserve securities balances are classified as cash and cash equivalents on our consolidated balance sheet.

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there hasn’t been a significant change in our operations and risk profile.

Note 13 – Retirement Plan

We have implemented a 401(k) employee retirement plan. Under the terms of the plan, participants may elect to contribute a portion of their compensation, generally up to 60%, to the plan, subject to IRS Code Section 415 limitations. We match contributions up to 100% of the first 3% of a participant’s compensation contributed to the plan and 50% of the next 2%. Employees are eligible to participate in the plan after three months of service as defined by the plan. For the years ended December 31, 2012 and 2011, we made matching contributions totaling $99,761 and $90,453, respectively.

Note 14 – Legal Proceedings

We have pending legal matters.  We have a judgment rendered against us in a lawsuit, the total amount in dispute in which is approximately $130,000.

On July 27, 2012, CTC Resources Inc. dba U.S. Media Capital (“CTC”) filed a lawsuit in the Third Judicial District Court in and for Salt Lake City, State of Utah against ACC Capital Corporation (“ACC”), Loni L. Lowder and the Company (the “CTCD Lawsuit”) asserting claims for relief for breach of contract against ACC, breach of fiduciary duty and fraud against ACC and Mr. Lowder and civil conspiracy against ACC, Mr. Lowder and the Company, and seeking injunctive relief and constructive trust as to all defendants as well as money damages.  On October 9, 2012, we filed our answer as well as a cross claim against ACC seeking declaratory relief as to the price to be paid by us for the leased equipment and specific performance against ACC.  On January 7, 2013 in a hearing relative to a temporary injunction previously granted by the Court, the Court took testimony and heard arguments from the parties on the matter and the Court and the parties agreed that a trial would be unnecessary.  Both parties submitted briefs regarding the law and summarizing the testimony elicited at the hearing.  The Court’s judgment rendered on February 25, 2013 vacated the parties’ joint appraisal and required that the parties jointly secure another appraisal for the equipment, the results of which will be binding on the parties.  We have paid $424,500 toward the purchase price of the equipment, which we believe satisfies our payment obligation, but pursuant to a restraining order we sought to prevent the lessor from contacting our customer as of March 26, 2013 we have escrowed an aggregate of $425,100 with the Court and have a current obligation to continue making monthly escrow payments in the amount of $141,700 pending a decision in the matter.

Note 15 – Liquidity

Broadcast experienced negative cash flow used in operations during the year of $3,362,785 compared to negative cash flow used in operations for the year ended December 31, 2011 of $5,164,437. Our current monthly excess of cash expenses over income is approximately $300,000 per month. During  2012 the decreased in negative cash flow was realized primarily through a reduction in the number of employees by approximately 40%, with more reductions scheduled, as well as additional  expense reduction actions including reducing sales and general and administrative expenses.  In addition, we have commenced an initiative designed to satisfy accounts payable through the issuance of common stock, which will further decrease our need for cash.  We have to date received verbal and/or written commitments to accept partial payments and/or stock in full satisfaction of at least $600,000 of current payables and indebtedness.

The negative cash flow was met by cash reserves from the completion of the 2012 Equity Financing and the issuance of the 2012 Convertible Debt in the total amount of $3,050,000, which included $900,000 of Bridge Loan indebtedness that was converted to the 2012 Convertible Debt. In addition, we received $400,000 in January, 2013. We have commitments from current debt holders to fund up to an additional $1.550 million of our 2012 Convertible debt to offset future negative cash flow.  We expect to continue to experience negative operating cash flow as long as we continue our current expenditures related primarily to bringing CodecSys products to market, continue our development of CodecSys or until we begin to receive licensing revenue from sales of CodecSys proprietary software or increase sales in our network division by adding new customers.  We are actively pursuing potential customers to replace lost revenues when the BofA contract expires.

Note 16 – Supplemental Cash Flow Information

2012

•
During the year ended December 31, 2012 we issued 586,164 shares our common stock, valued at $222,742 to a placement agency for services rendered related to our 2012 Equity Financing and Debt Restructuring agreement

•
During the year ended December 31, 2012, we issued 496,000 shares of our common stock valued at $177,313 to two consultants and one corporation of which (i) 250,000 shares was in consideration for cancellation of a warrant issued for consulting services rendered and (ii) 246,000 was for consulting services rendered.

•
During the year ended December 31, 2012, we recognized $1,024,754 in depreciation and amortization expense from the following: (i) $466,606 related to cost of sales for equipment used directly by or for customers, (ii) $547,997 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

•
For the year ended December 31, 2012, an aggregate non-cash expense of $941,225 was recorded for the accretion of our convertible notes of which (i) $501,166 was for the accretion of our 2012 Secured Convertible Note (ii) $333,336 was related to our unsecured convertible note and (iii) $106,723 was for our bridge loan.

2011

•
During the year ended December 31, 2011, we granted options to acquire up to 600,000 shares of our common stock valued at $389,000 to two consultants in consideration of consulting services to be rendered by the consultants over a one-year period pursuant to a written consulting agreement. For the year ended December 31, 2011, the value of options is being recognized over the contract period and $364,000 was included in stock based compensation.

•	During the year ended December 31, 2011 we issued 135,369 shares our common stock to an individual for interest owed on a debt obligation, valued at $81,221 which was accrued at December 31, 2010.

•
During the year ended December 31, 2011 we acquired 414,172 IDI common share equivalents in exchange for 27,611 shares of our common stock valued at $10,760 which was expensed to research and development.

•
During the year ended December 31, 2011, we recognized $1,483,868 in depreciation and amortization expense from the following: (i) $798,677 related to cost of sales for equipment used directly by or for customers, (ii) $675,040 related to equipment other property and equipment, and (iii) $10,151 for patent amortization.

•
For the year ended December 31, 2011, an aggregate non-cash expense of $340,377 was recorded for the accretion of our convertible notes of which (i) $333,336 was related to our unsecured convertible note and (ii) $7,041 was for our bridge loan.

•
On March 21, 2011, the Company, converted $784,292 of its short-term debt into equity through the issuance of common stock and warrants to two lenders at the same unit pricing as the Equity Financing. In consideration of converting the short- term loans on the basis of $1.20 for two shares of common stock plus one warrant at an exercise price of $1.00, the Company issued 1,307,153 shares of common stock and warrants to acquire up to 653,576 shares of common stock, which warrants have a five year term and are exercisable at $1.00 per share. The $784,292 above is net of expense and includes $109,292 of interest of which $89,658 was accrued in the year ended December 31, 2010 and $19,634 which was included as interest expense for the year ended December 31, 2011. The Company’s objective for converting the short-term debt into equity is to conserve cash for further market development.

•
In March 2011, we granted to the holder of our senior unsecured convertible note a warrant to acquire 400,000 shares of our common stock at an exercise price of $.05 per share in consideration of a waiver of the holder’s reset provision that allowed us to convert certain short terms loans to equity without causing an adjustment in the conversion price of our senior note.  The warrants had a 5-year life from the date of grant, contained full-ratchet anti-dilution price protection provisions and were valued at $404,000 using a Black Scholes pricing model on the date of grant. During the year ended December 31, 2011, the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock

We paid no cash for income taxes during the years ended December 31 2012 and 2011.

Note 17 – Subsequent Events

During January 2013, we sold additional convertible promissory notes in the principal amount of $425,000 on our 2012 Convertible Note offering due on July 13, 2013.  The notes are convertible at $.25 per share and are secured by all of our assets.  In addition, we issued warrants to acquire up to 850,000 shares of our common stock to the holders of the notes.  The warrants have a five year life and are exercisable at $.25 per share.

In March 2013 we issued 258,553 shares of common stock to a former director in settlement of his Restricted Stock Units.  In addition, we issued to him 200,000 shares of common stock in satisfaction of unpaid director’s fees of $15,000.

In March 2013 we granted Restricted Stock Units to four of our directors in satisfaction of unpaid director’s fees of $51,500.  The Restricted Stock Units may be settled by the issuance of 686,667 shares of our common stock at the time the directors retire from the board.

On January 7, 2013 we entered into a Merger Agreement with AllDigital, Inc., a Nevada corporation.  The merger is subject among other things to normal due diligence, approval of the shareholders of both companies, and the filing and effectiveness of a registration statement.  The registration statement requires year-end financial statements be included with the proxy statements furnished to the shareholders and will not be effective until at least the second quarter of 2013.  On February 8, 2013, All Digital notified us that we were in breach of certain covenants regarding unencumbered ownership or potential claims against our technology and intellectual property, which gave us 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 All Digital notified us that sufficient progress had been made that the cure period was extended to April 8, 2013 for the remainder of the alleged defects to be cured or waived

Pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede and Mr. Solomon, their respective employment agreements were modified and we agreed to issue each of Mr. Tiede and Mr. Solomon 529,100 shares of common stock if they were terminated by us at any time following January 6, 2013.  All other termination benefits and severance benefits for Mr. Tiede and Mr. Solomon, were terminated as of January 6, 2013. We had an obligation as of March 6, 2013 to issue to each of them 529,100 shares of common stock.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2012	June 30, 2013
		(Unaudited)
ASSETS:
Current Assets
Cash	$394,342	$686,347
Restricted cash	140,700	--
Trade accounts receivable, net	821,608	93,379
Inventory	306,296	26,269
Prepaid expenses	90,067	71,443
Total current assets	1,753,013	877,438
Property and equipment, net	572,107	108,225
Other Assets, non current
Debt offering costs	42,176	3,242
Patents, net	120,928	127,382
Deposits and other assets	196,292	115,853
Total other assets, non current	359,396	246,477

Total assets	$2,684,516	$1,232,140

LIABILITIES AND STOCKHOLDERS DEFICIT:

Current Liabilities
Accounts payable	$2,293,470	$1,038,464
Payroll and related expenses	363,568	138,924
Other accrued expenses	299,728	470,268
Unearned revenue	51,335	13,539
Current portion of notes payable (net of discount of $947,994 and $212,529, respectively)	3,102,006	5,032,471
Derivative valuation	1,191,269	1,275,275
Total current liabilities	7,301,376	7,968,941
Long-term Liabilities
Long-term liabilities	--	--
Total long-term liabilities	--	--
Total liabilities	7,301,376	7,968,941
Commitments and contingencies
STOCKHOLDERS’ DEFICIT:
Preferred stock, no par value, 20,000,000 shares authorized; none issued	--	--
Common stock, $.05 par value, 180,000,000 shares authorized; 107,473,820 and 110,233,225 shares issued as of December 31, 2012 and June 30, 2013, respectively	5,373,691	5,511,661
Additional paid-in capital	99,594,490	99,681,351
Accumulated deficit	(109,585,041)	(111,929,813)
Total stockholders’ deficit	(4,616,860)	(6,736,801)

Total liabilities and stockholders’ deficit	$2,684,516	$1,232,140

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2013	2012	2013

Net sales	$1,999,988	$974,657	$3,745,085	$2,455,226
Cost of sales	1,345,966	796,333	2,591,458	1,573,902
Gross profit	654,022	178,324	1,153,627	881,324

Operating expenses:
Administrative and general	1,259,320	642,116	2,588,601	1,628,325
Selling and marketing	598,841	47,539	1,115,240	185,008
Research and development	464,847	168,939	1,021,414	394,313
Depreciation and amortization	164,043	54,016	326,675	149,880
Total operating expenses	2,487,051	912,610	5,051,930	2,357,526
Total operating loss	(1,833,029)	(734,286)	(3,898,303)	(1,476,202)

Other income (expense):
Interest income	1	--	1	--
Interest expense	(263,483)	(591,398)	(606,211)	(1,125,183)
Gain (loss) on derivative valuation	2,959,155	709,509	4,588,480	(25,606)
Equity issuance costs related to warrants	(18,836)	--	(1,095,309)	--
Gain on extinguishment of debt	--	345,397	1,672,575	414,484
Loss on sale of assets	(1,799)	(186,621)	(1,640)	(136,621)
Other income , net	5,183	190	2,122	4,356
Total other income (expense)	2,680,221	277,077	4,560,018	(868,570)

Profit (loss) before income taxes	847,192	(457,209)	661,715	(2,344,772)
Provision for income taxes	--	--	--	--
Net profit (loss)	$847,192	$(457,209)	$661,715	$(2,344,772)

Net profit (loss) per share – basic	$0.01	$(0.00)	$0.01	$(0.02)
Net profit (loss) per share – diluted	$0.01	$(0.00)	$0.01	$(0.02)

Weighted average shares – basic	107,193,974	108,284,171	94,167,466	107,977,505
Weighted average shares –diluted	114,128,974	108,284,171	104,042,079	107,977,505

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30,
	2012	2013
Cash flows from operating activities:
Net income (loss)	$661,715	$(2,344,772)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	723,194	151,047
Common stock issued for services	137,500	4,200
Accretion of discount on convertible notes payable	265,636	793,865
Stock based compensation	193,586	272
Loss on sale of assets	1,640	136,621
Gain on extinguishment of debt	(1,672,575)	(414,484)
Gain (loss) on derivative liability valuation	(4,588,480)	25,606
Warrants issued and expensed for issuance costs	1,095,309	--
Allowance for doubtful accounts	(5,618)	(28,147)
Changes in assets and liabilities:
Decrease in accounts receivable	26,358	763,461
Decrease (increase) in inventories	(270,721)	17,915
Decrease in debt offering costs	58,907	38,934
Decrease in prepaid and other assets	195,030	87,534
Increase (decrease) in accounts payable and accrued expenses	1,414,189	(246,728)
Decrease in deferred revenues	(9,009)	(37,796)

Net cash used in operating activities	(1,773,339)	(1,052,472)

Cash flows from investing activities:
Purchase of equipment	(142,699)	--
Proceeds from the sale of assets	750	75,423

Net cash used by investing activities	(141,949)	75,423

Cash flows from financing activities:
Proceeds from equity financing	6,150,000	425,000
Proceeds from debt financing	--	770,000
Principal payments on debt	(3,741,194)	--
Equity issuance costs	(776,483)	--
Decrease in restricted cash	--	140,700
Payments for debt extinguishment and related costs	(275,041)	(66,646)

Net cash provided by financing activities	1,357,282	1,269,054

Net increase (decrease) in cash	(558,006)	292,005

Cash beginning of period	961,265	394,342

Cash end of period	$403,259	$686,347

Supplemental disclosure of cash flow information:
Interest paid	$248,643	$65,700
Income taxes paid	$--	$--

See accompanying notes to condensed consolidated financial statements.

BROADCAST INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2013

Note 1 – Basis of Presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Broadcast International, Inc. (“we” or the “Company”) contain the adjustments, all of which are of a normal recurring nature, necessary to present fairly our financial position at December 31, 2012 and June 30, 2013 and the results of operations for the three and six months ended June 30, 2012 and 2013, respectively, with the cash flows for each of the six months ended June 30, 2012 and 2013, in conformity with U.S. generally accepted accounting principles.

These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012.  Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2013.

Note 2 - Reclassifications

Certain 2012 financial statement amounts have been reclassified to conform to 2013 presentations.

Note 3 – Weighted Average Shares

Basic earnings per common share is computed by dividing net income or loss applicable to common shareholders by the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the dilutive common stock equivalents that would rise from the exercise of stock options, warrants and restricted stock units outstanding during the period, using the treasury stock method and the average market price per share during the period, plus the effect of assuming conversion of the convertible debt.

The following table sets forth the computation of basic and diluted earnings per common share for the three and six month periods ended June 30, 2012 and 2013:

	For the three months ended		For the six months ended
	June 30,		June 30,
	2012	2013	2012	2013
Numerator
Net income (loss)	$847,192	$(457,209)	$661,715	$(2,344,772)
Effect on earnings of dilutive convertible debt	(225,266)	--	233,068	--
Net income (loss) plus assumed conversions	621,926	(457,209)	894,783	(2,334,772)
Denominator
Basic weighted average shares outstanding	107,193,974	108,284,171	94,167,466	107,977,505
Effect of dilutive securities:
Stock options and warrants	--	--	2,939,613	--
Restricted stock units	2,935,000	--	2,935,000	--
Convertible debt	4,000,000	--	4,000,000	--
Diluted weighted average shares outstanding	114,128,974	108,284,171	104,042,079	107,977,505

Net income (loss) per common share
Basic	$0.01	$(0.00)	$0.01	$(0.02)
Diluted	$0.01	$(0.00)	$0.01	$(0.02)

As we experienced net losses during the three and six month periods ending June 30, 2013 no common stock equivalents have been included in the diluted earnings per common share calculations as the effect of such common stock equivalents would be anti-dilutive.

Options and warrants to purchase 43,291,969 shares of common stock at prices ranging from $0.25 to $4.00 per share were outstanding at June 30, 2013. Additionally we had restricted stock units of 3,368,247 outstanding at June 30, 2013.  Furthermore, the Company had convertible debt that was convertible into 17,900,000 shares of common stock at June 30, 2013.  All the above were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive.

Note 4 – Stock-based Compensation

In accordance with ASC Topic 718, stock-based compensation cost is estimated at the grant date, based on the estimated fair value of the awards, and recognized as expense ratably over the requisite service period of the award for awards expected to vest.

Stock Incentive Plans

Under the Broadcast International, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”), the board of directors may issue incentive stock options to employees and directors and non-qualified stock options to consultants of the company.  Options generally may not be exercised until twelve months after the date granted and expire ten years after being granted. Options granted vest in accordance with the vesting schedule determined by the board of directors, usually ratably over a three-year vesting schedule upon the anniversary date of the grant.  Should an employee terminate before the vesting period is completed, the unvested portion of each grant is forfeited. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimated stock price volatility, forfeiture rates, and expected life.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The number of unissued stock options authorized under the 2004 Plan at June 30, 2013 was 4,290,578.

The Broadcast International, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) has become our primary plan for providing stock-based incentive compensation to our eligible employees and non-employee directors and consultants of the company. The provisions of the 2008 Plan are similar to the 2004 Plan except that the 2008 Plan allows for the grant of share equivalents such as restricted stock awards, stock bonus awards, performance shares and restricted stock units in addition to non-qualified and incentive stock options. We continue to maintain and grant awards under our 2004 Plan which will remain in effect until it expires by its terms. The number of unissued shares of common stock reserved for issuance under the 2008 Plan was 88,200 at June 30, 2013.

Stock Options

We estimate the fair value of stock option awards granted beginning January 1, 2006 using the Black-Scholes option-pricing model. We then amortize the fair value of awards expected to vest on a straight-line basis over the requisite service periods of the awards, which is generally the period from the grant date to the end of the vesting period. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and expected option term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the stock option award was granted with a maturity equal to the expected term of the stock option award. The expected option term is derived from an analysis of historical experience of similar awards combined with expected future exercise patterns based on several factors including the strike price in relation to the current and expected stock price, the minimum vest period and the remaining contractual period.

The fair values for the options granted for the six months ended June 30, 2012 were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

Six Months Ended June 30, 2012
Risk free interest rate	1.82%
Expected life (in years)	10.0
Expected volatility	77.78%
Expected dividend yield	0.00%

The weighted average fair value of options granted during the six months ended June 30, 2012 was $0.37. There were no options granted during the six months ended June 30, 2013.

Warrants

We estimate the fair value of issued warrants on the date of issuance as determined using a Black-Scholes pricing model. We amortize the fair value of issued warrants using a vesting schedule based on the terms and conditions of each associated underlying contract, as earned. The Black-Scholes valuation model requires various judgmental assumptions including the estimated volatility, risk-free interest rate and warrant expected exercise term.  Our computation of expected volatility is based on a combination of historical and market-based implied volatility.  The risk-free interest rate was based on the yield curve of a zero-coupon U.S. Treasury bond on the date the warrant was issued with a maturity equal to the expected term of the warrant.

The fair values for the warrants issued for the six months ended June 30, 2012 and 2013 estimated at the date of issuance using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013
Risk free interest rate	1.32%	0.65%
Expected life (in years)	5.99	4.42
Expected volatility	85.65%	90.68%
Expected dividend yield	0.00%	0.00%

The weighted average fair value of warrants issued during the six months ended June 30, 2012 and 2013 was $0.27 and $0.05, respectively.

Results of operations for the six months ended June 30, 2012 and 2013 includes $193,585 and $272 respectively, of non-cash stock-based compensation expense. Restricted stock units and options issued to directors vest immediately. All other restricted stock units, options and warrants are subject to applicable vesting schedules. Expense is recognized proportionally as each award or grant vests.

Included in the $193,585 non-cash stock-based compensation expense for the six months ended June 30, 2012 are (i) $31,000 for 100,000 restricted stock units issued to one member of the board, (ii) $1,608 for 30,000 options granted to 2 employees and (iii) $160,977 resulting from the vesting of unexpired options and warrants issued prior to January 1, 2012.

The $272 non-cash stock-based compensation expense for the six months ended June 30, 2013 was from the vesting of unexpired options and warrants issued prior to January 1, 2013 which includes is a $2,552 net credit for the three months ended June 30, 2013 related to forfeited employee options.

The impact on our results of operations for recording stock-based compensation for the six months ended June 30, 2012 and 2013 is as follows:

	For the three months ended June 30,		For the six months ended June 30,
	2012	2013	2012	2013
General and administrative	$61,098	$(2,552)	$120,228	$272
Research and development	36,322	--	73,357	--

Total	$97,420	$(2,552)	$193,585	$272

Due to unexercised options and warrants outstanding at June 30, 2013, we will recognize an aggregate total of $58,959 of compensation expense over the next two years based upon option and warrant award vesting parameters as shown below:

2013	$28,334
2014	30,625
Total	$58,959

The following unaudited tables summarize option and warrant activity during the six months ended June 30, 2013.

	Options and Warrants Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2012	43,396,863	$0.54
Options granted	--	--
Warrants issued	850,000	0.25
Expired	(448,094)	1.05
Forfeited	(506,800)	1.41
Exercised	--	--

Outstanding at June 30, 2013	43,291,969	$0.48

The following table summarizes information about stock options and warrants outstanding at June 30, 2013.

	Outstanding			Exercisable
		Weighted Average Remaining	Weighted Average		Weighted Average
Range of Exercise Prices	Number Outstanding	Contractual Life (years)	Exercise Price	Number Exercisable	Exercise Price
$0.25-0.95	40,124,414	3.84	$0.42	39,957,747	$0.42
1.00-1.59	2,823,055	3.12	1.04	2,803,222	1.04
2.25-4.00	344,500	2.52	2.54	344,500	2.54
$0.25-4.00	43,291,969	3.78	$0.48	43,105,469	$0.48

Restricted Stock Units

The value of restricted stock units is determined using the fair value of our common stock on the date of the award and compensation expense is recognized in accordance with the vesting schedule.  During the six months ended June 30, 2013, 686,667 restricted stock units valued at $51,500 were awarded to five members of our board of directors for services rendered during the year ended 2012.  One member of our board of directors settled 258,553 restricted stock units at the conclusion of his board participation during the six months ended June 30, 2013.  The value of the units awarded had been expensed as directors fees in the year ended December 31, 2012.  For the six months ended June 30, 2012 100,000 restricted stock units were awarded to one member of our board of directors.

The following is a summary of restricted stock unit activity for the six months ended June 30, 2013.

	Restricted Stock Units	Weighted Average Grant Date Fair Value

Outstanding at December 31, 2012	2,940,133	$1.11
Awarded at fair value	686,667	0.08
Canceled/Forfeited	--	--
Settled by issuance of stock	(258,553)	0.82
Outstanding at June 30, 2013	3,368,247	$0.92
Vested at June 30, 2013	3,368,247	$0.92

Note 5 - Significant Accounting Policies

Cash and Cash Equivalents

We consider all cash on hand and in banks, and highly liquid investments with maturities of three months or less, to be cash equivalents. At June 30, 2013 and December 31, 2012, we had bank balances of $321,023 and $38,847, respectively, in excess of amounts insured by the Federal Deposit Insurance Corporation.  We have not experienced any losses in such accounts, and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Current financial market conditions have had the effect of restricting liquidity of cash management investments and have increased the risk of even the most liquid investments and the viability of some financial institutions.  We do not believe, however, that these conditions will materially affect our business or our ability to meet our obligations or pursue our business plans.

Accounts Receivable

Trade accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when collected.

Included in our $93,379 and $821,608 net accounts receivable for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively, were (i) $132,973 and $856,462 for billed trade receivables, respectively; (ii) $(3,113) and $44,478 of unbilled trade receivables less invoiced unearned revenue (iii) $1,479 and $1,808 for employee travel advances and other receivables, respectively; less (iv) ($37,960) and ($81,140) for allowance for uncollectible accounts, respectively.

The service contract with our largest customer expired May 31, 2013. The revenues from this customer accounted for 87% of our revenues for the six months ended June 30, 2013.

Inventories

Inventories consisting of electrical and computer parts are stated at the lower of cost or market determined using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the property, generally from three to five years.  Repairs and maintenance costs are expensed as incurred except when such repairs significantly add to the useful life or productive capacity of the asset, in which case the repairs are capitalized.

Patents and Intangibles

Patents represent initial legal costs incurred to apply for United States and international patents on the CodecSys technology, and are amortized on a straight-line basis over their useful life of approximately 20 years.  We have filed several patents in the United States and foreign countries. As of March 31, 2013, the United States Patent and Trademark Office had approved four patents.  Additionally, eleven foreign countries had approved patent rights.  While we are unsure whether we can develop the technology in order to obtain the full benefits, the patents themselves hold value and could be sold to companies with more resources to complete the development. On-going legal expenses incurred for patent follow-up have been expensed from July 2005 forward.

Amortization expense recognized on all patents totaled $2,538 and $5,075 for both the three and six months ended June 30, 2013 and 2012, respectively. Estimated amortization expense, if all patents were issued at the beginning of 2013, for each of the next five years is as follows:

Year ending December 31:
2013	$11,343
2014	$10,121
2015	$10,121
2016	$10,121
2017	$10,121

Long-Lived Assets

We review our long-lived assets, including patents, annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, then the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.  Fair value is determined by using cash flow analyses and other market valuations. For the six months ended June 30, 2013 we recorded a $136,621 loss on disposal of assets of which (i) $40,824 was for the abandonment of lease hold improvements related to our move from our 7050 Union Park location, (ii) $25,685 related to the retirement of furniture & fixtures, (iii) $70,112 related to equipment sold or no longer in use.

Income Taxes

We account for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by ASC Topic 740.  Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled.

Revenue Recognition

We recognize revenue when evidence exists that there is an arrangement between us and our customers, delivery of equipment sold or service has occurred, the selling price to our customers is fixed and determinable with required documentation, and collectability is reasonably assured. We recognize as deferred revenue, payments made in advance by customers for services not yet provided.

When we enter into a multi-year contract with a customer to provide installation, network management, satellite transponder and help desk, or combination of these services, we recognize this revenue as services are performed and as equipment is sold. These agreements typically provide for additional fees, as needed, to be charged if on-site visits are required by the customer in order to ensure that each customer location is able to receive network communication. As these on-site visits are performed the associated revenue and cost are recognized in the period the work is completed. If we install, for an additional fee, new or replacement equipment to an immaterial number of new customer locations, and the equipment immediately becomes the property of the customer, the associated revenue and cost are recorded in the period in which the work is completed.

In instances where we have entered into license agreements with a third parties to use our technology within their product offering, we recognize any base or prepaid revenues over the term of the agreement and any per occurrence or periodic usage revenues in the period they are earned.

Research and Development

Research and development costs are expensed when incurred.  We expensed $168,939 and $394,313 of research and development costs for the three and six months ended June 30, 2013, respectively.  We expensed $464,847 and $1,021,414 of research and development costs for the three and six months ended June 30, 2012, respectively.

Concentration of Credit Risk

Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of trade accounts receivable. In the normal course of business, we provide credit terms to our customers. Accordingly, we perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management’s expectations.

For the six months ended June 30, 2013 and 2012, we had the same customer that individually constituted 87% and 86%, respectively of our total revenues.

The service contract with our largest customer expired May 31, 2013. The revenues from this customer accounted for 87% of our revenues for the six months ended June 30, 2013.

Note 6 – Notes Payable

The recorded value of our notes payable (net of debt discount) for the six months ended June 30, 2013 and year ended December 31, 2012 was as follows:

	December 31, 2012	June 30, 2013

2012 Secured Convertible Notes	$2,428,166	$3,421,963
Unsecured Convertible Note	673,840	840,508
2013 Accounts Receivable Purchase Agreement	--	750,000
Interest Promissory Note	--	20,000
Total	3,102,006	5,032,471
Less Current Portion	(3,102,006)	(5,032,471)
Total Long-term	$--	$--

2012 Secured Convertible Notes

We engaged Philadelphia Brokerage Corporation to raise funds through the issuance of convertible promissory notes.  We anticipated issuing promissory notes with an aggregate principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”). As of June 30, 2013 we have issued notes having an aggregate principal value of $3,475,000 as explained below.  The notes were originally due and payable on or before July 13, 2013; however on August 6, 2013, we and the requisite parties executed an amendment of the notes whereby, effective as of July 13, 2013, the maturity date of the notes was extended to October 31, 2013.  The notes bear interest at 12% per annum and may convertible to common stock at a $0.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets with the exception of the equipment and receivables secured by the equipment lessor for equipment used in providing services for our largest customer’s digital signage network.

In July 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described above) to the 2012 convertible Debt Offering, which extinguished the Bridge Loan.  Of the $1,000,000 non-converted principal amount, we realized $923,175 of cash in the initial closing and issued warrants to acquire 3,800,000 shares of our common stock.  We paid $76,825 in investment banking fees and costs of the offering.

In August 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $900,000, issued warrants to acquire 1,800,000 shares of our common stock, from which we realized cash of $851,624 after payment of investment banking fees of $48,376.

In December 2012, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $250,000, issued warrants to acquire 500,000 shares of our common stock to one member of our Board of Directors.

In January 2013, we continued sales of convertible debt under the 2012 Convertible Debt Offering by issuing short term debt with a principal amount of $425,000, issued warrants to acquire 850,000 shares of our common stock to; (i) one member of our Board of Directors, (ii) three individuals and (iii) two companies.

Before June 30, 2013 we received oral assurance that the maturity date of our senior secured convertible notes would be extended to October 31, 2013 and the cumulative effect of that extension has been reflected in our financial statements for the period ending June 30, 2013.

The notes and warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued on the dates issued using a Black-Scholes pricing model.

We recorded an aggregate derivative liability of $60,660 as of June 30, 2013, related to the conversion feature of the note. A derivative valuation gain of $28,940 was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012.  The aggregate derivative liability of $60,660 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.04%, (ii) expected life (in years) of 0.34; (iii) expected volatility of 143.51%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

We recorded an aggregate derivative liability of $237,700 as of June 30, 2013, related to the warrant reset provision. A derivative valuation loss of $11,400 was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012.  The aggregate derivative liability of $237,700 was calculated as follows using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.57%, (ii) expected life (in years) of 4.10; (iii) expected volatility of 91.86%, (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

The principal value of the secured convertible notes is being accreted over the extended term of the obligation, for which $51,525 and $360,494 was included in interest expense for each the three and six months June 30, 2013, respectively.  The notes bear a 12% annual interest rate for which $103,964 and $202,825 was included in interest expense for the three and six months ended June 30, 2013, respectively.

Unsecured Convertible Note

On September 29, 2006, we entered into a letter of understanding with Triage Capital Management, or Triage, dated September 25, 2006.  The letter of understanding provided that Triage loan $1,000,000 to us in exchange for us entering into, on or prior to October 30, 2006, a convertible note securities agreement.  It was intended that the funding provided by Triage be replaced by a convertible note and accompanying warrants, as described below.  Effective November 2, 2006, we entered into securities purchase agreement, a 5% convertible note, a registration rights agreement, and four classes of warrants to purchase our common stock, all of which were with an individual note holder, the controlling owner of Triage, who caused our agreement with Triage to be assigned to him, which satisfied our agreement with Triage.

Pursuant to the securities purchase agreement, (i) we sold to the convertible note holder a three-year convertible note in the principal amount of $1,000,000 representing the funding received by us on September 29, 2006; (ii) the convertible note bears an annual interest rate of 5%, payable semi-annually in cash or shares of our common stock; (iii) the convertible note is convertible into shares of our common stock at a conversion price of $1.50 per share subject to full-ratchet anti-dilution price protection provisions ; and (iv) we issued to the convertible note holder four classes of warrants (A Warrants, B Warrants, C Warrants and D Warrants), which give the convertible note holder the right to purchase a total of 5,500,000 shares of our common stock as described below.  The A and B Warrants originally expired one year after the effective date of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), to register the subsequent sale of shares received from exercise of the A and B Warrants. The C Warrants and D Warrants originally expired eighteen months and twenty four months, respectively, after the effective date of a registration statement to be filed under the Securities Act.  The A Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.60 per share, the B Warrants grant the convertible note holder the right to purchase up to 750,000 shares of common stock at an exercise price of $1.75 per share, the C Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $2.10 per share, and the D Warrants grant the convertible note holder the right to purchase up to 2,000,000 shares of common stock at an exercise price of $3.00 per share.

During the year ended December 31, 2007, the convertible note holder exercised 454,000 A Warrants. We entered into an exchange agreement dated October 31, 2007 in which the convertible note holder received 650,000 shares of our common stock in exchange for cancellation of the C and the D Warrants.  The expiration date of the A Warrants and the B Warrants was extended from January 11, 2008 to December 3, 2008. During the year ended December 31, 2008, the convertible note holder exercised 64,400 A Warrants. On December 3, 2008, the remaining 231,600 A Warrants and 750,000 B Warrants were unexercised and expired.

On December 23, 2009 we entered into an amendment with the holder of our unsecured convertible note in the principal amount of $1.0 million which (i) extended the note maturity date to December 22, 2010 and (ii) increased the annual rate of interest from 5% to 8% commencing October 16, 2009. All other terms and conditions of the note remain unchanged.

On December 24, 2010 we closed on a Debt Restructuring as mentioned above, In connection with that Debt Restructuring the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013.  We issued 150,000 shares to the holder of this note as consideration to extend the term of the note.

During March 2011, we issued 135,369 shares of common stock to the holder of our unsecured convertible note in satisfaction of $81,221 of accrued interest on the unsecured convertible note.  Also in connection with the satisfaction of the accrued interest we granted to the holder a warrant to acquire up to 221,758 additional shares of our common stock at an exercise price of $0.96 per share.  The warrant is exercisable at any time for a five-year period.

We recorded an aggregate derivative liability of $34,600 and $326,400 as of June 30, 2013 and 2012, respectively, related to the conversion feature of the note. A derivative valuation gain of $11,800 and a derivative valuation loss of $26,400, respectively, was recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $34,600 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.10%, (ii) expected life (in years) of 0.5; (iii) expected volatility of 143.51%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

In connection with the amendment mentioned above, the principal value of the note is being accreted due to the difference in the value of the conversion feature before and after the amendment. The principal value of $1,000,000 of the unsecured convertible note was accreted over the amended term of the obligation, for which $83,334 and $166,668 was included in interest expense for each the three and six months ended June 30, 2013 and 2012, respectively. The note bears an 8% annual interest rate payable semi-annually, and for each the three and six months ended June 30, 2013 and 2012, $20,000 and $40,000, respectively was included in interest expense.

2013 Accounts Receivable Purchase Agreement

In April 2013 we entered into an accounts receivable purchase agreement with one of our directors under the terms of which he agreed to purchase $750,000 of our accounts receivable generated over the next succeeding three months.  Because our receivables are no longer in excess of the amount purchased, we have classified our obligation as short term debt in our financial statements.

Interest Promissory Note

On April 17, 2013 we entered into a $20,000 Promissory Note with the holder of our Unsecured Convertible Note for unpaid interest due at that time on the note The Promissory Note is due on December 31, 2013 and contains a 12% annual interest rate.

Senior Unsecured 6.25% Convertible Note

On December 24, 2007, we entered into a securities purchase agreement in which we raised $15,000,000 (less $937,000 of prepaid interest).  We used the proceeds from this financing to support our CodecSys commercialization and development and for general working capital purposes.  Pursuant to the financing, we issued a senior secured convertible note in the principal amount of $15,000,000 (which principal amount has been increased as discussed below).The senior secured convertible note was originally due December 21, 2010, but was amended, restated and extended to December 21, 2013 and was subsequently retired as discussed below.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”), as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”), resulting in complete satisfaction of our senior indebtedness under the Amended and Restated Note.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 in satisfaction of the Amended and Restated Note and remaining interest value of $680,816. In consideration of negotiating the 2012 Debt Restructuring and amending our agreement with our placement agent, we paid $275,041 and issued 586,164 shares of our common stock valued at $222,742 to our placement agent, and recognized a $2,173,033 gain on extinguishment of debt as a result of this retirement.

With the retirement of the Amended and Restated Note we recorded no aggregate derivative liability at June 30, 2012, however at the date of retirement we recorded a derivative valuation gain of $203,700, related to the conversion feature of the Amended and Restated Note to reflect the change in value of the aggregate derivative from December 31, 2011 to the date of retirement. The derivative value of $81,500 at the date of retirement was recorded as additional paid in capital.

2010 Accounts Receivable Purchase Agreements

During the year ended December 31, 2010 we entered into two Accounts Receivable Purchase Agreements with one individual for an aggregate amount of $775,000. During the year ended December 31, 2011 we remitted $100,000 of the principal balance and converted the remaining $675,000 of principal balance plus accrued and unpaid interest into 1,307,153 shares of our common stock and warrants to purchase an additional 653,576 shares of our common stock. The warrants contain anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than $1.00 per share.  The current exercise price has been reset to $0.725 per share due to subsequent financings.

We recorded an aggregate derivative liability of $7,700 and $50,200 as of June 30, 2013 and 2012, respectively, related to the warrant reset provision.  A derivative valuation loss of $1,800 and a derivative valuation gain of $106,100, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $7,700 was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.66%, (ii) expected life (in years) of 2.7; (iii) expected volatility of 96.68%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

2011 Bridge Loan

On December 28, 2011 we entered into a Note and Warrant Purchase and Security Agreement with seven individuals for an aggregate of $1,300,000 (“Bridge Loan”) to be used as working capital. The note bears an annual interest rate of 18%, payable monthly in cash.  Additionally, we granted to the holders of the Bridge Loan warrants with a five year term to purchase an aggregate of 357,500 shares of our common stock at an exercise price of $0.65.  The note was due on February 28, 2012, but the term was subsequently extended to the earlier of the date nine months from the original maturity date or the date we closed on an additional sale of our securities that resulted in gross proceeds to us of $12 million.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.  This note is collateralized by a security interest in all of our accounts receivable

In connection with the Bridge Loan, we paid an $84,500 placement fee and issued warrants to purchase 65,000 shares of our common stock at an exercise price of $0.65 per share and subsequently reset to $0.53, to our investment banker for services in completing the above transaction and paid a $3,000 escrow fee to the Escrow Agent in exchange for holding the funds prior to their disbursement to us.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, reducing the outstanding principal balance to $900,000. The warrants issued had a total value of $222,426 which resulted in a loss on extinguishment of debt of $222,426. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

All warrants mentioned above were issued with price protection provisions and were accounted for as derivative liabilities and valued using a Black Scholes pricing model.

On July 13, 2012 the $900,000 principal balance was retired and was included as part of the 2012 Convertible Note (as described below) and recorded a (i) $93,661 loss on extinguishment of debt related to the remaining un-accreted portion of the note and (ii) $53,160 expense related to unrecognized offering costs, at the time of retirement.

We recorded an aggregate derivative liability of $8,700 and $46,700 as of June 30, 2013 and 2012, respectively, related to the reset provision for the original and placement warrants issued.  A derivative valuation loss of $1,300 and a derivative valuation gain of $97,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $8,700 for the reset provision of the warrants and placement warrants issued was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.85%, (ii) expected life (in years) of 3.5; (iii) expected volatility of 92.74%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

We recorded an aggregate derivative liability of $7,700 and $34,700 as of June 30, 2013 and 2012, respectively, related to the reset provision for the warrants issued for an extension of the maturity date.  A derivative valuation loss of $500 and a derivative valuation gain of $61,825, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $7,700 for the reset provision of the warrants was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.85%, (ii) expected life (in years) of 3.5; (iii) expected volatility of 94.74%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

The principal value of the note was being accreted over the amended term of the obligation, for which $51,848 and $98,968 was included in interest expense for the three and six months ended June 30, 2012, respectively.  The note bore an 18% annual interest rate and for the three and six months ended June 30, 2012, $40,389 and $95,130, respectively was included in interest expense

Equipment Purchase and Sale Agreement

In October 2011, we entered into an Equipment Purchase and Sale Agreement with a Utah corporation whereby we use the funds advanced to purchase certain electronic receiving and digital signage equipment along with installation costs.  A 3% fee is due each month the amount remains outstanding.  At December 31, 2011 we had an outstanding amount owed of $700,000 plus accrued unpaid interest.

On March 26, 2012, we closed on the 2012 Equity Financing and under the terms of the associated securities purchase agreement the above described lender converted the principal balance of its portion of the loan in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing, the remaining $200,000 principal balance plus $105,000 of interest due was paid in cash. The warrants issued had a total value of $278,032 which resulted in a loss on extinguishment of debt of $278,032. The aggregate derivative liability and valuation gain or loss for the warrants issued for the converted portion of the principal balance are included in the aggregate of 2012 Equity Financing information.

The 3% fee mention above was recorded as interest expense for which $63,000 was included for the six months ended June 30, 2012.

Note 7 – Equity Financing and the Debt Restructuring

2012 Equity Financing and the Debt Restructuring

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction of our senior indebtedness.

We entered into an Engagement Agreement, dated October 28, 2011, with MDB Capital Group, LLC (“MDB”), pursuant to which MDB agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $6,000,000, subsequently verbally increased to $10,000,000, of the Company’s securities, subject to a minimum gross consideration of $3,000,000.  The Company agreed to pay to MDB a commission of 10% of the gross offering proceeds received by the Company, to grant to MDB warrants to acquire up to 10% of the shares of our common stock and warrants issued in the financing, and to pay the reasonable costs and expenses of MDB related to the offering.

Pursuant to the Engagement Agreement, we entered into a Securities Purchase Agreement (“SPA”) dated March 23, 2012 with select institutional and other accredited investors for the private placement of 27,800,000 units of our securities.  The SPA included a purchase price of $0.25 per unit, with each unit consisting of one share of common stock and two forms of Warrant: (1) The “A” Warrant grants the investors the right to purchase an additional share of common stock for each two shares of common stock purchased, for a term of six years and at an exercise price of $0.35 per share; and (2) The “B” Warrant will not be exercisable unless and until the occurrence of a future issuance of stock at less than $0.25 per share, but, in the event of such issuance, grants the investors the right to acquire additional shares at a price of $0.05 to reduce the impact of the dilution caused by such issuance, but in no event shall the number of shares to be issued under the B Warrant cause us to exceed the number of authorized shares of common stock. The shares in excess of our authorized shares that would have been issuable under the B Warrant shall be “net settled” by payment of cash in an amount equal to the number of shares in excess of the authorized common shares multiplied by the closing price of our common stock as of the trading day immediately prior to the applicable date of the exercise of such B Warrant.  A majority of the holders of the B Warrants agreed in December 2012 to amend the terms of the B Warrant to reduce the amount of subsequent financing required to extinguish the B Warrants with the result that the B Warrants may now be extinguished through notice to the Warrant Holders.

Net proceeds from the 2012 Equity Financing, after deducting the commissions and the estimated legal, printing and other costs and expenses related to the financing, were approximately $6.1 million.  Coincident to the closing of the 2012 Equity Financing, we also closed on the 2012 Debt Restructuring.  In connection therewith, the Company paid $2,750,000 to Castlerigg Master Investment Ltd. (“Castlerigg”), and issued to Castlerigg 2,000,000 shares of common stock in full and complete satisfaction of the senior convertible note and all accrued interest. In consideration of negotiating the 2012 Debt Restructuring, we issued to one of our placement agents 586,164 shares of our common stock and paid them $275,041.

In December 2011, we entered into a loan with 7 accredited individuals and entities under the terms of which we borrowed $1,300,000 to be used as working capital (“Bridge Loan”).  The Bridge Loan bears an interest rate of 18% per annum and had a maturity date of February 28, 2012, which was subsequently extended to the earlier of the date nine months from the original maturity date or the date we close on an additional sale of our securities that results in gross proceeds to us of $12 million.  In consideration of the Bridge Loan we granted to the holders of the Bridge Loan warrants with a five year term to purchase 357,500 shares of our common stock at an exercise price of $0.65 per share.  In consideration of the extension of the maturity date of the Bridge Loan, we granted the holders of the Bridge Loan warrants with a six year term to purchase 247,500 shares of our common stock at an exercise price of $0.35 per share.

In connection with the 2012 Equity Financing and under the terms of the SPA, two of the above described bridge lenders converted the principal balance of their portion of the bridge loan in the amount of $400,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing.  In addition, one other entity converted the amount owed by us for equipment purchases in the amount of $500,000 to common stock and warrants as part of and on the same terms as the 2012 Equity Financing. The proceeds from these conversions were treated as funds raised with respect to the financing.

In connection with the 2012 Equity Financing and under the terms of the SPA, the Company agreed to prepare and file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the Warrants.  The Company filed the registration statement on April 9, 2012 and it was declared effective on August 1, 2012.

On April 5, 2012 we secured an additional $154,000 from 1 company and 4 individuals (three of which are members of our Board of Directors) on the same terms and conditions as the investors of the 2012 Equity Financing. As a result of this funding we issued 616,000 shares of our common stock and A warrants totaling 400,400 of which 308,000 were issued to investors and 92,400 were issued to our investment banker.

All warrants listed below were issued with price protection provisions and were accounted for as derivative liabilities. The A Warrants were valued using the Black Scholes pricing model and the B Warrants were valued using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

	Common Shares Issued	Number of A Warrants	Value of A Warrants	Value of B Warrants	Total Warrant Value
Investors	24,816,000	12,408,000	$487,095	$39,387	$526,482
Bridge Loan Conversion	1,600,000	800,000	31,405	2,539	33,944
Equipment Finance Conversion	2,000,000	1,000,000	39,257	3,174	42,431
Agency	--	4,262,400	167,327	13,531	180,858
Total	28,416,000	18,470,400	$725,084	$58,631	$783,715

We recorded an aggregate derivative liability of $783,715 and $3,101,537 as of June 30, 2013 and 2012, respectively, related to the reset feature of the A warrants and the B warrants mentioned above. A derivative valuation loss of $26,246 and a derivative valuation gain of $1,659,855 were recorded to reflect the change in value of the aggregate derivative liability from December 31, 2012 and the time the warrants were first issued, respectively.  The aggregate derivative liability of $783,715 was calculated as follows: (1) $725,084 for the reset feature of the A warrants using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 1.41%, (ii) expected life (in years) of 4.7; (iii) expected volatility of 91.50%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08 and (2) $58,631 for the B warrants using the Geometric Brownian Motion methodology with a risk neutral Monte Carlo approach.

2010 Equity Financing and the Debt Restructuring

On December 24, 2010, we closed on an equity financing (the “Equity Financing”) as well as a restructuring of our then outstanding convertible indebtedness (the “Debt Restructuring”).  The Equity Financing and the Debt Restructuring are described as follows.

We entered into a Placement Agency Agreement, dated December 17, 2010, with Philadelphia Brokerage Corporation (“PBC”), pursuant to which PBC agreed to act as the exclusive agent of the Company on a “best efforts” basis with respect to the sale of up to a maximum gross consideration of $15,000,000 of units of the Company’s securities, subject to a minimum gross consideration of $10,000,000.  The units consisted of two shares of our common stock and one warrant to purchase a share of our common stock.  The Company agreed to pay PBC a commission of 8% of the gross offering proceeds received by the Company, to issue PBC 40,000 shares of its common stock for each $1,000,000 raised, and to pay the reasonable costs and expenses of PBC related to the offering.  The Company also agreed to pay PBC a restructuring fee in the amount of approximately $180,000 upon the closing of the Equity Financing and the simultaneous Debt Restructuring.

Pursuant to the Placement Agency Agreement, we entered into Subscription Agreements dated December 23, 2010 with select institutional and other accredited investors for the private placement of 12,500,000 units of our securities.  The Subscription Agreements included a purchase price of $1.20 per unit, with each unit consisting of two shares of common stock and one warrant to purchase an additional share of common stock.  The warrants have a term of five years and had an exercise price of $1.00 per share which was reset to $0.78 pursuant to the 2012 Equity Financing.

Net proceeds from the Equity Financing, after deducting the commissions and debt restructuring fees payable to PBC and the estimated legal, printing and other costs and expenses related to the financing, were approximately $13.5 million.  We used a portion of the net proceeds of the Equity Financing to pay down debt and the remainder was used for working capital.

On November 29, 2010, we entered into a bridge loan transaction with three accredited investors pursuant to which we issued unsecured notes in the aggregate principal amount of $1.0 million.  Upon the closing of the Equity Financing, the lenders converted the entire principal amount plus accrued interest into the same units offered in the Equity Financing and the proceeds from the bridge loan transaction were treated as funds raised with respect to the financing.

In connection with the Equity Financing and under the terms of the Subscription Agreements, the Company agreed to prepare and file, and did file, within 60 days following the issuance of the securities, a registration statement covering the resale of the shares of common stock sold in the financing and the shares of common stock underlying the warrants.  The registration statement was declared effective June 16, 2011 satisfying the obligation contained in the Subscription Agreements.

On December 24, 2010, we also closed on the Debt Restructuring.  In connection therewith, we (i) issued an Amended and Restated Senior Convertible Note in the principal amount of $5.5 million (the “Amended and Restated Note”) to Castlerigg Master Investment Ltd. (“Castlerigg”), (ii) paid $2.5 million in cash to Castlerigg, (iii) cancelled warrants previously issued to Castlerigg that were exercisable for a total of 5,208,333 shares of common stock, (iv) issued 800,000 shares of common stock to Castlerigg in satisfaction of an obligation under a prior loan amendment, (v) entered into the Letter Agreement pursuant to which we paid Castlerigg an additional $2.75 million in cash in lieu of the issuance of $3.5 million in stock and warrants as provided in the loan restructuring agreement under which the Amended and Restated Note and other documents were issued (the “Loan Restructuring Agreement”), and (vi) entered into an Investor Rights Agreement with Castlerigg dated December 23, 2010.  As a result of the foregoing, Castlerigg forgave approximately $7.2 million of principal and accrued but unpaid interest.

The Amended and Restated Note, dated December 23, 2010, was a senior, unsecured note that matured in three years from the closing and bore interest at an annual rate of 6.25%, payable semi-annually.  We paid the first year’s interest of $350,434 at the closing.  The Amended and Restated Note was convertible into shares of common stock at a conversion price of $1.35 per share, subject to adjustment.  The Amended and Restated Note was convertible in whole or in part at any time upon notice by Castlerigg to us.  The Amended and Restated Note also contained various restrictions, acceleration provisions and other standard and customary terms and conditions.  Two of our consolidated subsidiaries guaranteed our obligations under the Amended and Restated Note.

The Investor Rights Agreement provides Castlerigg with certain registration rights with respect to the Company’s securities held by Castlerigg.  These registration rights include an obligation of the Company to issue additional warrants to Castlerigg if certain registration deadlines or conditions are not satisfied.  The agreement also contains full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above.

During the three months ended March 31, 2011, we issued Castlerigg 400,000 warrants pursuant to a waiver agreement dated March 10, 2011 allowing the issuance of shares and warrants for the conversion of the AR Note Payable without adjusting the conversion price of the Amended and Restated Senior 6.25% Convertible Note.  These warrants contain full-ratchet anti-dilution price protection provisions in the event the Company issues stock or convertible debt with a purchase price or conversion price less than the conversion price described above and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. During the three and six months ended June 30 ,2011 the warrant holder exercised these warrants using a cashless provision resulting in the company issuing 372,272 shares of our common stock. A valuation gain of $144,000 was recorded to reflect the change in value of the aggregate derivative from the time of issue to the date of conversion.

In connection with the Debt Restructuring, the Company amended the note with the holder of a $1.0 million unsecured convertible note, pursuant to which the maturity date of the note was extended to December 31, 2013. We also issued 150,000 shares and 75,000 warrants to acquire our common stock at $.90 per share to the holder of this note as consideration to extend the term of the note.

On March 26, 2012, we closed on an equity financing (the “2012 Equity Financing”) as well as a restructuring of our outstanding senior convertible indebtedness (the “2012 Debt Restructuring”) resulting in complete satisfaction our senior indebtedness.

A portion of the net proceeds from the 2012 Equity Financing was used to close on the 2012 Debt Restructuring therewith. The Company paid $2,750,000 and issued 2,000,000 shares of common stock valued at $760,000 to Castlerigg in satisfaction of the $5,500,000 senior convertible note and $680,816 of accrued interest.

Investor warrants totaling 12,499,980 issued under the Subscription  Agreements contain price protection adjustments in the event we issue new common stock or common stock equivalents in certain transactions at a price less than $1.00 per share and were accounted for as embedded derivatives and valued on the transaction date using a Black Scholes pricing model. The exercise price has been reset to $0.7312 per share due to subsequent financings.

We recorded an aggregate derivative liability of $134,500 and $750,000 as of June 30, 2013 and 2012, respectively, related to the reset feature of the warrants issued under the Placement Agency Agreement. A derivative valuation loss of $25,100 and derivative valuation gain $2,125,000, respectively, were recorded to reflect the change in value of the aggregate derivative liability since December 31, 2012 and December 31, 2011, respectively.  The aggregate derivative liability of $134,500 for the conversion feature of the note was calculated using the Black-Scholes pricing model with the following assumptions: (i) risk free interest rate 0.51%, (ii) expected life (in years) of 2.5; (iii) expected volatility of 98.23%; (iv) expected dividend yield of 0.00%; and (v) stock trading price of $0.08.

Note 8 – Liquidity and Capital Resources

At June 30, 2013, we had cash of $686,347, total current assets of $877,438, total current liabilities of $7,968,941 and total stockholders' deficit of $6,736,801.  Included in current liabilities is $1,275,275 related to the value of the embedded derivatives for our senior secured convertible notes, our unsecured convertible note, and warrants issued in connection with our 2012 Equity Financing and notes.  All of our notes mature within the next six months and must either be refinanced or otherwise retired.  We do not have the liquidity to do so nor do we have the ability to raise additional equity to retire the notes.

Cash used in operations during the six months ended June 30, 2013 was $1,052,472 compared to cash used in operations for the six months June 30, 2012 of $1,773,339. Although the net cash used in operations decreased it was primarily due to a decrease in accounts receivable of $763,461 and a decrease in accounts payable of $246,738.  The negative cash flow was sustained by cash reserves from the issuance of our senior secured convertible notes and the sales of our accounts receivable to a related party, which has been treated as debt in our financial statements.  We expect to continue to experience negative operating cash flow until we consummate the merger with AllDigital or until we secure additional customers that replace the revenue no longer realized from our former largest customer.

We initiated discussions with various of our accounts payable vendors to settle some of our accounts payable for less than face value in exchange for a payment in cash and/or issuance of common stock.  During the three months ended June 30, 2013 we entered into agreements to discount our payables by approximately $962,630 through the payment of cash and/or issuance of stock and return of equipment to a vendor.  We paid cash of $66,646, issued 2,240,852 shares of our common stock valued at $153,860 from which we recognized a $414,484 gain from the reduction of these company obligations. At June 30, 2013 our accounts payable included $76,409 which we owed to vendors as part of these settlements. Additionally, we returned equipment to a vendor for which we had been invoiced $327,640.

In April 2013 we entered into an accounts receivable purchase agreement with one of our directors under the terms of which he agreed to purchase $750,000 of our accounts receivable generated over the next succeeding three months.

The current recession and market conditions have had substantial impacts on the global and national economies and financial markets.  These factors, together with soft credit markets, have slowed business growth and generally made potential funding sources more difficult to access.  We continue to be affected by prevailing economic and market conditions, which present considerable risks and challenges to it.

Because we have not been successful in deploying our CodecSys technology with customers sufficient to achieve a breakeven and are finding it difficult to raise additional investment capital, we determined that we should seek an alternative to continuing to commercialize CodecSys by ourselves.  Accordingly we sought a merger partner that has compatible video broadcasting products and services, with which we could integrate our CodecSys encoding system.  In January 2013 we entered into a Merger Agreement with AllDigital, Inc., a Nevada corporation.  The merger is subject among other things to normal due diligence, approval of the shareholders of both companies, and the filing and effectiveness of a registration statement.  The registration statement requires year-end financial statements be included with the proxy statements furnished to the shareholders and will not be effective until at least the third quarter of 2013.  On February 8, 2013, AllDigital notified us that we were in breach of certain covenants regarding unencumbered ownership or potential claims against our technology, which gave us 30 days to cure the alleged defects before the merger agreement could be terminated.  On March 8, 2013 AllDigital notified us that sufficient progress had been made that the cure period was extended to April 8, 2013 and later to May 8, 2013 for the remainder of the alleged defects to be cured or waived.  On April 10, 2013, the parties entered into an amendment to the Merger Agreement which provides that either party may (i) terminate the Merger Agreement upon 3 days notice, with or without cause, without liability, (ii) eliminates the cure period date requirement and (iii) that the “No Shop” provision preventing us from contacting other potential purchasers or merger partners was removed.  On June 30, 2013, we entered into a second amendment to the Merger Agreement which (i) increases the percentage of our outstanding common stock AllDigital’s shareholders would receive in the merger from 54% to 58%, (i) modifies a number of the closing conditions of the merger, including the working capital and net cash flow require, (iii) adds a new closing condition that we have post-merger financing commitments in place for the purchase of no less than $1.5 million, nor more than $3.5 million, of our common stock, (iv) extends the “end date” (a date upon which either party may terminate the Merger Agreement if the merger has not been consummated) from July 31, 2013 to October 31, 2013, (v) eliminates one of our existing directors from the post-closing board of directors such that the post-closing directors are expected to be Donald A. Harris, Paul Summers, David Williams and up to two additional directors mutually approved by us and AllDigital prior to the closing of the merger and (vi) changes the reverse stock split ratio from a 10 to 1 reverse stock split to a 15 to 1 reverse stock split.  On July 9, 2013, we filed a Registration Statement on Form S-4 (File No. 333-189869) with the SEC in connection with the anticipated merger.

To fund operations, we engaged our investment banker to raise funds through the issuance of convertible promissory notes.  We anticipate issuing promissory notes with a principal amount of up to $5,000,000 (“2012 Convertible Debt Offering”) due and payable on or before July 13, 2013.  As of June 30, 2013, we had issued notes with an aggregate principal value of $3,475,000 as explained below.  The notes bear interest at 12% per annum and may be convertible to common stock at a $0.25 per share conversion price.  We also granted holders of the notes warrants with a five year life to acquire up to 200,000 shares of our common stock for each $100,000 of principal amount of the convertible notes.  The notes are secured by all of our assets.  On July 13, 2012, we entered into a note and warrant purchase and security agreement with individual investors and broke escrow on the initial funding under the 2012 Convertible Debt Offering, the principal amount of which was $1,900,000, which included the conversion of $900,000 of previously issued short term debt (See Bridge Loan described below) to the 2012 Convertible Debt Offering, which extinguished the Bridge Loan.  We realized $923,175 of cash in the initial closing, issued warrants to acquire 3,800,000 shares of our common stock and paid $76,825 in investment banking fees and costs of the offering.  We have continued sales of convertible debt under the 2012 Convertible Debt Offering and as of March 31, 2013 have issued additional short term debt with a principal amount of $1,575,000, from which we realized cash of $1,526,624 after payment of investment banking fees of $48,376.  We have, however, paid no investment banking fees on sales of our 2012 Convertible Debt Offering since August 2012 and do not anticipate paying additional investment banking fees for the 2012 Convertible Debt Offering. We have issued warrants to acquire a total of 6,950,000 shares of our common stock pursuant to the 2012 Convertible Debt Offering.  On August 6, 2013, we and the requisite parties executed an amendment of the notes issued pursuant to the 2012 Convertible Debt Offering whereby, effective as of July 13, 2013, the maturity date of the notes was extended to October 31, 2013.

Our monthly operating expenses, since our expense reductions including that for CodecSys technology research and development expenses, no longer exceeds our monthly net sales.  However, at the end of May when our largest customer contract expired our revenues have been significantly reduced to the point where if we do not locate new customers our ability to continue without additional adjustments and expense reductions will be negatively impacted.  The foregoing estimates, expectations and forward-looking statements are subject to change as we make strategic operating decisions from time to time and as our expenses and sales fluctuate from period to period.

The amount of our operating deficit could decrease or increase significantly depending on strategic and other operating decisions, thereby affecting our need for additional capital. We expect that our operating expenses will continue to outpace our net sales until we are able to generate additional revenue.  Our business model contemplates that sources of additional revenue include (i) sales from private communication network services, (ii) sales resulting from new customer contracts, and (iii) sales, licensing fees and/or royalties related to commercial applications of CodecSys technology, and (iv) operational efficiencies to be obtained through the merger will AllDigital.

Our long-term liquidity is dependent upon execution of our business model and the realization of additional revenue and working capital as described above, and upon capital needed for continued commercialization and development of the CodecSys technology.  Commercialization and future applications of the CodecSys technology are expected to require additional capital for the foreseeable future.  The amount required will be determined based on specific opportunities and available funding.

To date, we have met our working capital needs primarily through funds received from sales of common stock and from convertible debt financings.  Until our operations become profitable, we will continue to rely on proceeds received from external funding.  We expect additional investment capital may come from (i) the exercise of outstanding warrants to purchase capital stock currently held by existing warrant holders; (ii) additional private placements of common stock with existing and new investors; and (iii) the private placement of other securities with institutional investors similar to those institutions that have provided funding in the past.

Note 9 – Fair Value Measurements

The Company has certain financial instruments that are measured at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy has been established which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).  These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at June 30, 2013:

Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets
None	$--	$--	$--	$--
Total assets measured at fair value	$--	$--	$--	$--

Liabilities
Derivative valuation (1)	$1,275,275	$--	$--	$1,275,275
Total liabilities measured at fair value	$1,275,275	$--	$--	$1,275,275

(1) See Notes 6 & 7 for additional discussion.

The table below presents our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) at June 30, 2013.  We classify financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model.

Derivative
Valuation
Liability
Balance at December 31, 2012	$(1,191,269)
Total gains or losses (realized and unrealized)
Included in net loss	(25,606)
Valuation adjustment	--
Purchases, issuances, and settlements, net	(58,400)
Transfers to Level 3	--
Balance at June 30, 2013	$(1,275,275)

Fair Value of Other Financial Instruments

The carrying amounts of our accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their immediate or short-term maturities.  The aggregate carrying amount of the notes payable approximates fair value as the individual notes bear interest at market interest rates and there has not been a significant change in our operations and risk profile.

Note 10 – Equipment Financing

On August 27, 2009, we completed an equipment lease financing transaction with a financial institution.  Pursuant to the financing, we entered into various material agreements with the financial institution. These agreements are identified and summarized below.

We entered into a Master Lease Agreement dated as of July 28, 2009 with the financial institution pursuant to which we sold to the financing institution certain telecommunications equipment to be installed at 1,981 (subsequent additional locations have increased the customer’s network to an aggregate of approximately 2,100 locations) of our customer’s retail locations in exchange for a one-time payment of $4,100,670 by the financial institution. We paid to the financial institution 36 monthly lease payments of approximately $144,000 plus applicable sales taxes. We had the right to terminate the lease after making 33 payments for a termination fee of the higher of approximately 10% of the original equipment value (approximately $410,000) or the then “in-place fair market value” after which payment we would own all of the equipment. We gave timely notice of exercise of this option. We are currently a party to a lawsuit to determine if the “in-place fair market value” exceeds the 10% of the original lease value and by what amount.  We contend that the three payments made subsequent to the notice exercising our right to purchase constitute full payment for the equipment. The equipment broker contends that we owe an additional amount.  Our accounting records reflect that the capital lease has been retired and the equipment has been fully depreciated.

During the year ended December 31, 2012 we included in our lease payments approximately $422,100 toward the in place fair market value. Additionally during the year ended December 31, 2012 and the five months ended May 31, 2013 we made payments of $140,700 and $284,400, respectively, into an escrow account held by the court pending resolution of our dispute.

On June 13, 2013 this matter was settled resulting in a $370,000 payment to the plaintiff which had previously been deposited in escrow with the Court.  For the three and six months ended June 30, 2013 we recorded this expense as part of our cost of sales as it was related to the equipment used by one of our customers.

During the three and six months ended June 30, 2012, we made lease payments totaling approximately $422,096 and $844,191 of which $402,614 and $791,195 was applied toward the outstanding lease with $19,482 and $52,996, respectively, included in interest expense. Additionally, we recognized amortization of the lease acquisition fee of $12,567 and $25,134 which was included in interest expense for the three and six months ended June 30, 2012, respectively.

Note 11 – Interact Devices Inc. (IDI)

We began investing in and advancing monies to IDI in 2001.  IDI was developing technology which became an initial part of the CodecSys technology.

On October 23, 2003, IDI filed for Chapter 11 Federal Bankruptcy protection. We desired that the underlying patent process proceed and that the development of CodecSys technology continue. Therefore, we participated in IDI’s plan of reorganization, whereby we would satisfy the debts of the creditors and obtained certain licensing rights.  On May 18, 2004, the debtor-in-possession’s plan of reorganization for IDI was confirmed by the United States Bankruptcy Court. As a result of this confirmation, we issued to the creditors of IDI shares of our common stock and cash in exchange for approximately 50,127,218 shares of the common stock of IDI. Since May 18, 2004, we have acquired additional common share equivalents IDI.  As of June 30, 2013, we owned approximately 55,897,169 IDI common share equivalents, representing approximately 94% of the total outstanding IDI share equivalents

Since May 18, 2004, we have advanced additional cash to IDI for the payment of operating expenses, which continues development and marketing of the CodecSys technology. As of June 30, 2013 we have advanced an aggregate amount of $3,393,149, pursuant to a promissory note that is secured by assets and technology of IDI.

Note 12 – Employment Amendment and Settlement Agreements

Pursuant to the January 6, 2013 Amendment and Settlement Agreement with each of Mr. Tiede, Mr. Solomon, and a Senior Vice President their respective employment agreements were modified and we agreed to issue each individual 529,100 shares of common stock if they were terminated by us at any time following January 6, 2013.  All other termination benefits and severance were terminated as of January 6, 2013. We had an obligation as of March 6, 2013 to issue to each of them 529,100 shares of common stock.  As of June 30, 2013 these shares had not been issued, however an aggregate of $60,481 has been accrued representing the value of the benefits which will be exchanged for the shares.

Note 13 – Recent Accounting Pronouncements

In March 2013, the FASB issued ASU 2013-05, Foreign Currency Matters (Topic 830) – Parents Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This Update indicates that when the reporting entity (parent) ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income. This should be done if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. Partial sale guidance for an equity method investment that is a foreign entity still applies resulting in a pro rata portion of the cumulative translation adjustment being released to net income upon a partial sale of the equity method investment. This Update is effective prospectively for fiscal years beginning after December 15, 2013 for public companies and after December 15, 2014 for non-public companies. The Company doesn’t expect this Update to significantly impact its financials since it does not have any foreign entities. However, the guidance will be applied if it does occur.

In February 2013, the FASB issued ASU 2013-04, Liabilities (Topic 405) – Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. The Update requires a company to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date as the sum of the following: 1) The amount the entity agreed to pay on the basis of its arrangement among its co-obligors and 2) Any additional amount the entity expects to pay on behalf of its co-obligors. This Update is effective retrospectively for fiscal years beginning after December 15, 2013 for public companies and after December 15, 2014 for non-public companies. The Company doesn’t expect this Update to impact its financials since it does not have any obligations from joint and several liability arrangements.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The main purpose of this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The Update requires that the effect of significant reclassifications out of accumulated other comprehensive income be reported on the respective line items in net income if the amount being reclassified in its entirety to net income. For those items not reclassified in its entirety to net income, a cross-reference to other disclosures providing information about those amounts.  Furthermore, information about amounts reclassified out of accumulated other comprehensive income must be shown by component. This Update is effective prospectively for reporting periods beginning after December 15, 2012 for public companies and after December 15, 2013 for non-public companies. The Company doesn’t expect this Update to impact its financials since it does not have any comprehensive income items.  However, if any are noted in the future, the appropriate disclosures will be incorporated.
.
In January 2013, the FASB issued ASU 2013-01, Balance Sheet (Topic 210) – Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. The main purpose of this Update is to clarify that the disclosures regarding offsetting assets and liabilities per ASU 2011-11 apply to derivatives including embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and lending transactions that are offset or subject to a master netting agreement. Other types of transactions are not impacted. This Update is effective for fiscal years beginning on or after January 1, 2013 and for all interim periods within that fiscal year. The Company doesn’t expect this Update to impact the Company’s financials since it does not have instruments noted in the Update that are offset.

Note 14 – Supplemental Cash Flow Information

2013
For the six months ended June 30, 2013 we issued 458,553 shares of our common stock to one former member of our board of directors for services rendered of which (i) 258,553 was for the settlement of previously awarded restricted stock units and (ii) 200,000 valued at $15,000 for unpaid services rendered in 2012, which had been expensed and included in our accounts payable at December 31, 2012.

For the six months ended June 30, 2013 we issued an aggregate of 60,000 shares of our common stock valued at $4,200 to six individuals for services rendered.

For the six months ended June 30, 2013 we awarded 686,667 restricted stock units issued valued at $51,500 to four members of our board of directors for services rendered in 2012. The value of these awards had been expensed and included in our Accounts Payable at December 31, 2012.

For the six months ended June 30, 2013 we recorded a $136,621 loss on disposal of assets of which (i) $40,824 was for the abandonment of lease hold improvements related to our move from our 7050 Union Park location, (ii) $25,685 related to the retirement of furniture & fixtures, (iii) $70,112 related to equipment sold or no longer in use. Additionally, we received cash proceeds net of costs from these sales of $75,423.

For the six months ended June 30, 2013 we recorded a $414,474 gain on extinguishment of debt resulting from the issuance of 2,240,852 shares of our common stock valued at $153,860 and the payment of $137,865 in cash, of which $66,646 had been paid at June 30, 2013, to 19 of our accounts payable vendors.

For the six months ended June 30, 2013 an aggregate non-cash expense of $527,162 was recorded for the accretion of notes payable as follows: (i) $166,668 for our unsecured convertible note and (ii) $360,494 for our 2012 secured convertible notes.

For the six months ended June 30, 2013, we recognized $151,047 in depreciation and amortization expense from the following: (i) $1,167 related to cost of sales for equipment used directly by or for customers, (ii) $144,805 related to other property and equipment, and (iii) $5,075 for patent amortization.

2012

During the six months ended June 30, 2012, we issued 250,000 shares of our common stock valued at $137,500 to one consultant in consideration for cancellation of a warrant issued for consulting services rendered.

For the six months ended June 30, 2012 an aggregate non-cash expense of $265,636 was recorded for the accretion of notes payable as follows: (i) $166,668 for the unsecured convertible note and (ii) $98,968 for the Bridge Loan.

For the six months ended June 30, 2012, we recognized $723,194 in depreciation and amortization expense from the following: (i) $396,520 related to cost of sales for equipment used directly by or for customers, (ii) $321,599 related to other property and equipment, and (iii) $5,075 for patent amortization.

Note 15 – Subsequent Events

On August 6, 2013, we and the requisite parties executed an amendment of the notes issued pursuant to the 2012 Convertible Debt Offering whereby, effective as of July 13, 2013, the maturity date of the notes was extended to October 31, 2013.

On August 8, 2013, we entered into a consent to convert accounts receivable agreement with one of our directors whereby he agreed to accept a convertible promissory note in a principal amount of $750,000 in full satisfaction of our obligations to him under an accounts receivable purchase agreement between us and him.  The note bears interest of 12% per annum, is due October 31, 2013 and is convertible into shares of our common stock at a rate of $0.25 per share at the option of the holder.

We evaluated subsequent events pursuant to ASC Topic 855 and have determined that there are no additional events that need to be reported.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
AllDigital Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AllDigital Holdings, Inc. (the “Company”) as of December 31, 2012 and 2011, and the consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AllDigital Holdings, Inc. as of December 31, 2012 and 2011, and the consolidated results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Rose, Snyder & Jacobs LLP

Encino, California

March 28, 2013

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$462,761	$998,853
Accounts receivable, net of allowance of $0 and $0	122,064	109,556
Deferred costs	-	11,680
Prepaid expenses and other current assets	53,362	38,999
Total current assets	638,187	1,159,088
Property and Equipment, net	80,311	88,467
Other Assets
Deposits	11,164	11,164
Intangibles – domain name	19,750	11,250
Total assets	$749,412	$1,269,969

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	$520,308	$289,302
Deferred revenue	347,773	212,781
Total current liabilities	868,081	502,083

Commitments and Contingencies (Note 6)

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none and none issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 90,000,000 shares authorized, 25,440,728 and 25,390,728 issued and outstanding, respectively	25,441	25,391
Additional paid-in capital	2,277,132	1,990,528
Accumulated deficit	(2,421,242)	(1,248,033)
Total stockholders’ equity (deficit)	(118,669)	767,886

Total liabilities and stockholders’ equity (deficit)	$749,412	$1,269,969

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
	2012	2011
Net sales	$3,307,167	$2,852,350
Cost of sales	2,486,388	1,702,670
Gross profit	820,779	1,149,680
Operating expenses
Selling, marketing, and advertising	600,789	267,637
General and administrative	1,587,445	1,164,941

Total operating expenses	2,188,234	1,432,578

Operating loss	(1,367,455)	(282,898)

Other income (expense)
Interest income	1,237	932
Interest expense	(112)	(26,070)
Organization costs writeoff	-	(790,840)
Other income	195,521	-

Total other income (expense)	196,646	(815,978)
Loss from continuing operations before provision for income taxes	(1,170,809)	(1,098,876)
Provision for income taxes	2,400	2,400
Net loss from continuing operations	(1,173,209)	(1,101,276)
Income from discontinued operations	-	5,000
Net loss	$(1,173,209)	$(1,096,276)
Basic and diluted net loss from continuing operations per share	$(0.05)	$(0.05)
Net income from discontinued operations per share	$0.00	$0.00
Basic and diluted net loss per share	$(0.05)	$(0.05)
Basic and diluted weighted-average shares outstanding	25,405,892	21,148,125

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(1,173,209)	$(1,096,276)
Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	40,812	18,527
Stock based compensation	271,604	132,154
Warrants issued for services	2,550	33,150
Provision for doubtful accounts	34,072	-
Stock and warrants issued for services	-	20,700
Organization costs	-	790,840
Changes in operating assets and liabilities:
Accounts receivable	(46,580)	(66,998)
Deferred costs	11,680	86,994
Prepaid expenses and other current assets	(14,363)	(27,943)
Other assets	-	(11,164)
Deferred revenue	134,992	69,658
Accounts payable and accrued expenses	231,006	199,424
Net cash provided by (used in) operating activities	(507,436)	149,066

Cash Flows From Investing Activities
Purchase of property and equipment	(32,656)	(101,522)
Payment for intangible – domain name	(8,500)	-
Cash received in acquisition	-	1,678
Net cash used in investing activities	(41,156)	(99,844)

Cash Flows From Financing Activities
Proceeds from issuance of notes payable – bridge	-	200,000
Issuance of common stock	-	481,650
Proceeds from exercise of stock options	12,500	-
Net cash provided by financing activities	12,500	681,650
Net Increase (Decrease) in Cash and Cash Equivalents	(536,092)	730,872
Cash and Cash Equivalents – beginning of period	998,853	267,981
Cash and Cash Equivalents – end of year	$462,761	$998,853

Supplemental disclosures of cash flow information:
Interest paid	$112	$453
Income taxes paid	$2,400	$2,400

See accompanying notes to these consolidated financial statements.

SUPPLEMENTAL INFORMATION OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the twelve months ended December 31, 2012, the Company entered into the following noncash transactions:

•	Issued 15,000 warrants for services valued at $2,550.

During the twelve months ended December 31, 2011, the Company entered into the following noncash transactions:

•	Issued 210,000 warrants for services valued at $33,150.
•	Converted $500,000 in bridge notes payable and $28,582 in accrued interest into 2,114,332 shares of common stock and 1,057,166 warrants.
•	Converted $10,700 in a note payable into 42,800 shares of common stock and 21,400 warrants.
•	Converted $10,000 in accrued expenses into 40,000 shares of common stock and 20,000 warrants.
•	Recorded $790,840 in organization costs in the Aftermarket Merger.
•	Converted $47,500 in accrued expenses into 190,000 shares of common stock and 95,000 warrants.

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – December 31, 2010	-	$-	18,000,000	$3,000	$-	$(151,757)	$(148,757)

Shares issued for conversion of pre- merger Aftermarket Enterprises shares, $0.001 per share	–	–	3,076,996	18,077	751,105	–	769,182
Shares issued for conversion of bridge notes and accrued interest, $0.25 per share	–	–	2,114,332	2,114	526,468	–	528,582
Shares issued in private placement, $0.25 share	–	–	1,926,600	1,927	479,723	–	481,650
Conversion of accrued expenses to officer, $0.25 per share	–	–	190,000	190	47,310	–	47,500
Conversion of note payable, $0.25 per share	–	–	42,800	43	10,657	–	10,700
Shares issued for services, $0.25 per share	–	–	40,000	40	9,960	–	10,000
Warrants issued for services	–	–	–	–	33,150	–	33,150
Stock based compensation	–	–	–	–	132,155	–	132,155
Net loss	–	–	–	–	–	(1,096,276)	(1,096,276)
BALANCE – December 31, 2011	–	$–	25,390,728	$25,391	$1,990,528	$(1,248,033)	$767,886

Warrants issued for services	–	–	–	–	2,550	–	2,550
Shares issued for exercise of options			50,000	50	12,450		12,500
Stock based compensation	–	–	–	–	271,604	–	271,604
Net loss	–	–	–	–	–	(1,173,209)	(1,173,209)
BALANCE – December 31, 2012	–	$–	25,440,728	$25,441	$2,277,132	$(2,421,242)	$(118,669)

The number of shares have been retroactively restated to present the pre-merger equity of AllDigital, Inc., using the capital structure of AllDigital Holdings, Inc.

See accompanying notes to these consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

AllDigital, Inc. (“AllDigital”) was incorporated in the State of California on August 3, 2009, with the primary purpose of providing digital broadcasting solutions dedicated to managing the complex pairing of cloud-based digital media and digital services with Internet-connected devices.

Our digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of complex Digital Service and Digital Broadcasting Workflow implementations across a diverse market of Devices. We accomplish this by enabling, and maximizing the performance of, the cloud-based storage, processing and transit of digital media and digital services to multiple devices simultaneously. Our business model targets a variety of entities and existing providers of Digital Services that need to develop, operate and support a cost-effective, high quality and secure Digital Service, through a Digital Broadcasting Workflow, across a large and diverse market of Devices.

Our ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain our proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize our portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non profits, and (iii) our ability to attract and retain key sales, business and product development, and other personnel as our business and offerings continue to mature. We may encounter setbacks related to these activities.

In November 2010, AllDigital commenced an offering of up to $500,000 in convertible promissory notes (“the Notes”) in a bridge financing in order to raise funds primarily to pay the legal, audit and other transaction costs directly related to a merger (the "Aftermarket Merger") with Aftermarket Enterprises, Inc. (“Aftermarket”), a fully reporting company quoted on the Over the Counter Bulletin Board (but not actively traded). Following consummation of the Aftermarket Merger, AllDigital’s shareholders held a majority of the outstanding capital stock of Aftermarket. In connection with the Aftermarket Merger, Aftermarket (which was the surviving company in the Aftermarket Merger and subsequently renamed AllDigital Holdings, Inc.), also conducted an offering to raise a minimum of $1,000,000 in aggregate proceeds (including the Notes). As of December 31, 2011, AllDigital raised $500,000 in Notes through the bridge financing (See Note 5). On July 29, 2011, the Aftermarket Merger was consummated and Aftermarket acquired all of the assets and operations of AllDigital (See Note 11), including the conversion of the $500,000 in Notes plus accrued interest.

Effective August 25, 2011, the name of Aftermarket was changed to AllDigital Holdings, Inc (together with AllDigital, “we,” “us” or “the Company”).  Immediately following closing of the Aftermarket Merger, Aftermarket had two business lines:  AllDigital’s digital services business and Aftermarket’s automotive accessories business. On September 27, 2011, the Company sold the automotive accessories business to the former president of Aftermarket.

Although from a legal perspective, Aftermarket acquired AllDigital in the Aftermarket Merger, from an accounting perspective, the Aftermarket Merger is viewed as a reverse acquisition whereby AllDigital acquired the assets of Aftermarket. The transaction is equivalent to the issuance of common stock by AllDigital for the net assets of Aftermarket. The Aftermarket Merger is viewed as a reverse acquisition because post-Merger AllDigital’s shareholders own approximately 73% of the outstanding shares of Aftermarket, AllDigital’s directors and officers now serve as the directors and officers of the Company, and the operations of AllDigital is the ongoing business of the Company. The statement of stockholders’ equity (deficit) has been restated to retroactively reflect the number of shares of AllDigital, using the capital structure of Aftermarket and to present the accumulated deficit of AllDigital as of the date of the Aftermarket Merger.  The value of the consideration transferred in the Aftermarket Merger ($769,182) was determined using the guidance of ASC 805-40-30.  Amounts acquired by the Company were comprised of $1,700 cash and the assumption of $23,270 of liabilities.   The Company determined that the value of the intangible assets identified and unidentified was $0. As such, the Company recorded a charge of $790,840 to its consolidated statement of operations relating to the reverse acquisition because the value of the consideration in excess of the value of the assets acquired was akin to organization costs.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The use of estimates may also affect the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, estimates of costs used in the calculation of percentage of completion contracts, realization of capitalized assets, valuation of equity instruments and other instruments indexed to the Company’s common stock, and deferred income tax valuation allowances. Actual results could differ from those estimates.  Following are discussion of the Company’s significant accounting policies.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting its business. Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability or classification of assets and liabilities that may result from the outcome of this uncertainty.  The Company has to date incurred recurring losses and has accumulated losses aggregating approximately $2.4 million as of December 31, 2012. The Company's business strategy includes attempting to increase its revenue through investing further in its product development and sales and marketing efforts, and expanding into international markets. The Company intends to finance this portion of its business strategy by using its current working capital resources and cash flows from operations. Management believes its cash flows from operations, together with its liquid assets will be sufficient to fund ongoing operations through at least December 31, 2013. The Company's business strategy also includes the possibility of engaging in strategic acquisitions or otherwise taking steps to more rapidly increase its growth rates.

Principles of Consolidation

The consolidated financial statements include the accounts of AllDigital, Inc. that are consolidated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).  AllDigital, Inc. is wholly-owned by AllDigital Holdings, Inc.  There are no intercompany transactions as all accounts are in the name of AllDigital, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

The Company recognizes recurring and nonrecurring service revenue in accordance with the authoritative guidance for revenue recognition, including guidance on revenue arrangements with multiple deliverables. In general, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Revenue from certain design and development contracts, where a solution is designed, developed or modified to a customer’s specifications, is recognized on a percentage of completion basis in accordance with ASC 605-35 based on the cost-to-cost method, provided such costs can be reasonably estimated. The Company’s revenue recognition practices related to such contracts include: developing an approved budget; comparing actual period costs to the budget as a percentage; recognizing revenue for the period based upon the percentage of actual costs incurred compared to total estimated costs, and; performing monthly budget-actual reviews, updates, and adjustments as needed. The impact on revenues as a result of these revisions is included in the periods in which the revisions are made.  For contracts for which the Company is unable to reasonably estimate total contract costs, the Company waits until contract completion to recognize the associated revenue.

Nonrecurring revenues also include “on-boarding” professional services that involve the development or integration of a customer’s software application, digital service, system, or Application Programming Interface (“API”) to connect with the AllDigital platform. On-boarding professional services projects are typically of a short duration and smaller revenue amounts. The Company recognizes revenue for on-boarding professional services upon project completion and acceptance.

Monthly recurring revenues are recognized ratably over the period in which they are delivered and earned. The Company typically charges monthly recurring platform fees, as well as monthly recurring charges for our back-end storage, cloud processing, origin transit, and maintenance and support services. These fees are generally billed based on a minimum commitment plus actual usage basis, and the term of such customer contracts vary typically from 12 to 24 months.

Rarely, a customer contract will include revenue arrangements that consist of multiple product and service deliverables. Such contracts are accounted for in accordance with ASC 605-25, as amended by ASU 2009-13. For the Company’s multiple-element arrangements, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis, and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is then allocated to each unit of accounting based on the estimated selling price determined using a hierarchy of evidence based first on Vendor-Specific Objective Evidence (“VSOE”) if it exists, based next on Third-Party Evidence (“TPE”) if VSOE does not exist, and finally, if both VSOE and TPE do not exist, based on the Company’s best estimate of selling price (“BESP”). If deliverables cannot be separated into more than one unit, then the Company does not recognize revenue until all deliverables have been delivered and accepted.

Accounts Receivable

Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The allowance for doubtful accounts was $0 at December 31, 2012, and December 31, 2011. The Company generally requires a deposit or advance services payments from its customers for certain contracts involving upfront capital investment, on-boarding, or development contracts to facilitate its working capital needs.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

At December 31, 2012, the Company had 3,892,274 warrants and 2,070,597 options that could potentially dilute the number of shares outstanding.  At December 31, 2011, the Company had 3,892,274 warrants and 670,139 options that could potentially dilute the number of shares outstanding.  These instruments were excluded from the computation of the diluted loss per share as their impact is anti-dilutive.

Fair Value of Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the accompanying consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets subject to this classification at December 31, 2012, and December 31, 2011, were cash and cash equivalents and are considered Level 1 assets.

For certain of the Company’s financial instruments, including accounts receivable, prepaid expenses, and accounts payable, the carrying amounts approximate fair value due to their short maturities. The carrying amount of the Company’s notes payable approximates fair value based on prevailing interest rates.

Income Taxes

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Repairs and maintenance of equipment are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 years
Computer equipment	3 years
Software	3 years
Signs	3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Gains or losses on dispositions of property and equipment are included in the results of operations when realized.

Impairment of Long-Lived and Intangible Assets

The Company accounts for long-lived assets, that include property and equipment and identifiable intangible assets with infinite useful lives, in accordance with FASB ASC 350-30, that requires that the Company review long-lived assets for impairment whenever events or changes in circumstances indicate that the Company may not recover the carrying amount of an asset.  The Company measures recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset.  If the Company determines that the asset may not be recoverable, the Company recognizes an impairment charge to the extent of the difference between the asset’s fair value and the asset’s carrying amount. The Company recorded $790,840 in organization costs writeoff related to the Aftermarket Merger during the twelve months ended December 31, 2011. The Company had no other impairment charges during the twelve months ended December 31, 2011, and had no impairment charges during the twelve months ended December 31, 2012.

Stock-Based Compensation

The Company accounts for share-based compensation arrangements in accordance with FASB ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards to be based on estimated fair values. We use the Black-Scholes option valuation model to estimate the fair value of our stock options at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of stock options. We use historical data among other information to estimate the expected price volatility and the expected forfeiture rate.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which amended the guidance in ASU 2011-08 to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. ASU 2012-02 becomes effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012 and earlier adoption is permitted. The Company does not expect this guidance to have any impact on its consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The amendments are effective during interim and annual periods beginning after December 31, 2012. The Company does not expect this guidance to have any impact on its consolidated financial position, results of operations or cash flows.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles—Goodwill and Other – Goodwill. ASU 2011-08 provides entities with the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, the entities are required to perform a two-step goodwill impairment test. ASU 2011-08 was effective for us beginning January 1, 2012. The adoption of ASU 2011-08 did not have a material effect on our condensed consolidated financial statements or disclosures.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 requires the presentation of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. ASU 2011-05 was effective for us beginning January 1, 2012. The adoption of ASU 2011-05 did not have a material effect on our condensed consolidated financial statements or disclosures.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-04, Fair Value Measurement (“ASU 2011-04”), which amended ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the disclosure requirements. ASU 2011-04 was effective for us beginning January 1, 2012. The adoption of ASU 2011-04 did not have a material effect on our condensed consolidated financial statements or disclosures.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2012, and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011

Furniture and fixtures	$11,618	$5,451
Computer equipment	80,771	56,332
Signs	2,050	-
Software	45,833	45,833
Less accumulated depreciation and amortization	(59,961)	(19,149)

	$80,311	$88,467

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2012, and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011

Accounts payable	$252,793	$108,222
Accrued personnel costs	155,243	170,365
Accrued professional fees	45,847	6,604
Other	66,425	4,111

	$520,308	$289,302

NOTE 5 - NOTES PAYABLE

Notes payable – bridge financing, related and unrelated parties

In November 2010, the Company commenced an offering of up to $500,000 in Notes in a bridge financing in order to raise funds primarily to pay the legal, audit and other transaction costs directly related to the Aftermarket Merger, and to address certain of the Company’s short-term working capital needs. At the holder’s option, the Notes were convertible into common stock of Aftermarket on the same terms as the simultaneous offering conducted by Aftermarket. The Notes bore interest at 10% per annum, and if not converted, would have had a one-year term.  On July 29, 2011, the Company successfully completed the proposed merger and related offering, which included the conversion of the $500,000 in Notes into the units of common stock and warrants offered in the offering. (See Note 7).

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

On August 28, 2009, the Company entered into a three-year Lease Agreement for the lease of office space at 2821 McGaw Avenue, Irvine, California, 92614, which was used as corporate offices. The lease commenced on September 15, 2009, and terminated on December 31, 2011, as the Company moved into another facility owned by the same landlord.  Pursuant to the terms of the lease, monthly rent paid was $3,826. Rent expense for the twelve months ended December 31, 2012 and 2011 was $128,997 and $47,154, respectively.

On October 10, 2011, the Company entered into a five-year Lease Agreement for the lease of office space at 220 Technology Suite 100, Irvine, California, 92618, which is used as corporate offices effective January 1, 2012.  The lease commenced on January 1, 2012, and terminates on December 31, 2016.  On November 18, 2011, the lease of office space at 220 Technology Drive Suite 100, Irvine, California 92618 was modified from a five year term to a three year term.  All other terms of the October 10, 2011, lease agreement remain the same.  Pursuant to the terms of the lease, monthly rent paid will be $10,297 in year one, $10,504 in year two, and $10,717 in year three.

Effective May 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $423 per month.

Effective June 1, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $892 per month.

Effective October 4, 2011, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $902 per month.

Effective December 21, 2011, the Company entered into a three-year Lease Agreement for the lease of a phone system.  The lease amount is $940 per month.

Effective February 4, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $767 per month.

Effective May 4, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $921 per month.

Effective October 15, 2012, the Company entered into a three-year Lease Agreement for the lease of computer servers.  The lease amount is $334 per month.

Future minimum lease payments under operating leases at December 31, 2012 are:

Year ended
December 31,

2013	$188,207
2014	$222,009
2015	$8,006
Total	$418,222

Legal Matters

The Company is involved from time to time in various legal proceedings in the normal conduct of its business.  In the opinion of management, the disposition of all such proceedings is not expected to have a material adverse effect on the Company's financial position, results of operations, or cash flows.

NOTE 7 - STOCKHOLDERS’ EQUITY

Preferred Stock

Our Board of Directors has the authority to issue Preferred Stock in one or more series and to, within the limits set forth by Nevada law and without shareholder action:

•	designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

•
create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

•	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

•
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The issuance of Preferred Stock by our Board of Directors could adversely affect the rights of holders of our common stock. The potential issuance of Preferred Stock may:

•	Have the effect of delaying or preventing a change in control of the Company;

•	Discourage bids for the common stock at a premium over the market price of the common stock; and

•	Adversely affect the market price of, and the voting and other rights of the holders of our common stock.

Common Stock

In July 2011, the Company converted 30,000,000 shares of outstanding $0.0001 par value common stock to 18,000,000 shares of $0.001 par value common stock in relation to the Aftermarket Merger. Aftermarket had 3,076,996 shares of common stock as of date of the Aftermarket Merger. 190,000 shares of common stock were issued in July 2011 to an officer in payment of an accrued liability to the officer. $500,000 in Notes and $28,582 in related accrued interest expense were converted to 1,057,166 units in the offering (the “Units”), consisting of 2,114,332 shares of common stock and 1,057,166 warrants, in July 2011 in connection with the offering (See Note 5).  963,300 Units, consisting of 1,926,600 shares of common stock and 963,300 warrants, were issued in July 2011 in the offering for $481,650 cash in connection with the Aftermarket Merger (see Note 12).  40,000 shares of common stock along with 20,000 warrants were issued in August 2011 for outside services of $10,000.  42,800 shares of common stock along with 21,400 warrants were issued in September 2011 to the former president of Aftermarket in payment of a note payable of $10,700.   50,000 shares of common stock were issued in September 2012 upon the exercise of stock options.

Stock Options

On July 28, 2011, AllDigital adopted, and in the Aftermarket Merger, the Company assumed the 2011 Stock Option and Incentive Plan (the “Plan”) for directors, employees, consultants and other persons acting on behalf of the Company, under which 4,500,000 shares of common stock are authorized for issuance. Options granted under the Plan vest on the date of grant, over a fixed period of time, or upon the occurrence of certain events and have a contractual term of up to ten years.  Effective January 3, 2012, a majority of shareholders approved an increase in the number of shares authorized from 4,500,000 to 8,500,000.

During the twelve months ended December 31, 2012, the Company issued 1,101,000 options under the Plan to certain employees, 50,000 options were exercised, and 791,000 options were forfeited by employees who resigned from the Company.   At December 31, 2012, there were 4,610,000 total options outstanding.

As of December 31, 2012, there were 3,840,000 shares of common stock available for grant under the Plan.

A summary of the status of the options granted is as follows:

	Shares		Weighted- average exercise price	Average remaining contractual term - years	Aggregate intrinsic value

Outstanding, December 31, 2010	-		$-	-	-
Granted	4,500,000		$0.25	9.64
Forfeited	(150,000)
Outstanding, December 31, 2011	4,350,000		$0.25	9.63	-
Granted	1,101,000		$0.43	9.32	-
Exercised	(50,000	)5	$0.25	9.63	-
Forfeited	(791,000)
Outstanding, December 31, 2012	4,610,000		$0.26	8.70	-
Exercisable: December 31, 2012	2,070,597		$0.25	8.66	-

At December 31, 2012, 2,070,597 options had vested and 2,539,403 options are expected to vested.

As of December 31, 2012, there was $498,028 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining weighted-average vesting period of 2.44 years. The total fair value of options vested during the twelve months ended December 31, 2012 was $257,760. The aggregate intrinsic value of the options expected to vest in the future was $579,727.

Stock-based compensation expense for the years ended December 31, 2012 and 2011 was $271,604 and $132,154, respectively.

The fair value of the options granted by AllDigital Holdings, Inc., for the years ended December 31, 2012 and 2011 is estimated at $446,550 and $730,838, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. The determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The assumptions used to value stock options are as follows:
	Year Ended December 31,
	2012	2011
Dividend yield	—	—

Risk-free interest rate	1.49% to 2.00%	1.88% to 2.98%

Volatility	196%	196%

Expected life (in years)	6 – 6.5	6 – 6.5

Weighted average grant date fair value per share of options granted	$0.41	$0.17

The dividend yield is zero as the Company currently does not pay a dividend.

The risk-free interest rate is based on the U.S. Treasury bond.

Volatility is estimated based on comparable companies in the industry.

Warrants

In July 2011, the Company issued 963,300 warrants as part of the Units sold in a $481,650 offering.  In July 2011, the Company issued 1,057,166 warrants as part of the Units in conversion of $500,000 of Notes and $28,582 related accrued interest expense. In July 2011, the Company issued 95,000 warrants to an officer as part of the Units as payment for $47,500 accrued expenses. In July 2011, the Company issued 60,000 warrants to a consultant as part of a payment for an accrued expense. In July 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In August 2011, the Company issued 20,000 warrants to a consultant as part of a payment for $10,000 of accrued expenses. In August 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In September 2011, the Company issued 21,400 warrants to the former owner of Aftermarket as part of a payment for a $10,700 note payable. In September 2011, the Company issued 45,000 warrants to a consultant as part of a payment for an accrued expense. In October 2011, the Company issued 1,525,408 warrants to the pre-merger Aftermarket Enterprises stockholders.  In October 2011, the Company issued 15,000 warrants to a consultant as part of a payment for an accrued expense.  As of December 31, 2012, no warrants had been exercised, and all warrants were outstanding.

A summary of the status of the warrants granted is as follows:
	Shares	Weighted-average exercise price

Outstanding – December 31, 2010	-	$-
Granted	3,892,274	0.49
Forfeited	-	-
Exercised	-	-
Outstanding – December 31, 2011	3,892,274	$0.49
Forfeited	-	-
Exercised	-	-
Outstanding – December 31, 2012	3,892,274	$0.49

Exercisable – December 31, 2012	3,892,274	$0.49

The following table summarizes information about warrants outstanding at December 31, 2012:

Outstanding				Exercisable
Range of exercise prices	Number of warrants outstanding	Weighted-average remaining contractual life (in years)	Weighted-average exercise price	Number of warrants exercisable	Weighted-average exercise price
$0.25	150,000	3.66	$0.25	150,000	$0.25
$0.275	60,000	3.58	$0.275	60,000	$0.275
$0.50	3,682,274	1.68	$0.50	3,682,274	$0.50
$0.25 - $0.50	3,892,274	1.78	$0.49	3,892,274	$0.49

NOTE 8 - INCOME TAXES

The components of the income tax provision for the years ended December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011

Current	$1,600	$1,600
Deferred	-	-
Total	$1,600	$1,600

Income tax expense (benefit) for the years ended December 31, 2012 and 2011 differed from the amounts computed applying the federal statutory rate of 34% to pre-tax income as a result of:

	December 31,
	2012	2011

Computed "expected" tax provision (benefit)	$(398,000)	$(369,000)
Income taxes resulting from expenses not deductible for tax purposes	4,700	3,000
Stock compensation	92,300	44,000
Org cost impairment	-	269,000
Change in the valuation allowance for deferred tax assets net of return to provision adjustment	301,600	53,600
State and local income taxes, net of tax benefit	1,000	1,000
Total	$1,600	$1,600

Significant components of the Company’s deferred tax assets and liabilities for federal income taxes at December 31, 2012 and 2011 consisted of the following:

	December 31,
	2012	2011
Current deferred tax assets
Accrued expenses	$30,400	$50,000
Deferred compensation	18,100	18,000
Other	700	500
Valuation allowance	(49,200)	(68,500)
Net current deferred tax assets	$-	$-

Long-term deferred tax assets
Net operating loss carryforward	$542,000	$210,000
Depreciation and amortization	300	(40,000)
Valuation allowance	(542,300)	(170,000)
Net deferred tax assets	$-	$-

The Company establishes a valuation allowance when it is more likely than not that the Company’s recorded net deferred tax asset will not be realized. In determining whether a valuation allowance is required, the Company must take into account all positive and negative evidence with regard to the utilization of a deferred tax asset. As of December 31, 2012 and 2011, the valuation allowance for deferred tax assets totaled approximately $591,500 and $238,500, respectively. For the year ended December 31, 2012, the increase in the valuation allowance was $353,000.

The Company plans to continue to provide a full valuation allowance on future tax benefits until it can sustain an appropriate level of profitability and until such time, the Company would not expect to recognize any significant tax benefits in its future results of operations.

As of December 31, 2012, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1,376,000 and $1,270,000, respectively, which expire through 2032. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

The Company has not recognized any liability for unrecognized tax benefits.  The Company expects any resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained; therefore the Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2012 and 2011, the Company had no accrual for the payment of interest or penalties.  All years for which income tax returns have been prepared are subject to examination.

NOTE 9 - CONCENTRATIONS

Major Customers

At December 31, 2012 and December 31, 2011, three and four customers accounted for 82% and 98% of the outstanding accounts receivable, respectively.

For the twelve months ended December 31, 2012 and 2011, three and three customers accounted for 67% and 74% of total revenue, respectively.

Major Vendors

At December 31, 2012 and December 31, 2011, four and four vendors accounted for 85% and 87% of the outstanding accounts payable, respectively.

For the twelve months ended December 31, 2012 and 2011, four and two vendors accounted for 75% and 53% of total purchases, respectively.

Concentrations of Credit Risk

Financial instruments that may subject the Company to credit risk include uninsured cash-in-bank balances. The Company places its cash with high quality financial institutions located in Southern California. From time to time, such balances exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to its cash balances. As of December 31, 2012, the Company’s uninsured cash was $100,423.

NOTE 10 – SEGMENT INFORMATION

The Company currently operates in one business segment, digital broadcasting solutions.  All fixed assets are located at the Company’s headquarters and data centers located in the United States.  All sales for the twelve months ended December 31, 2012, were in the United States and Canada.

NOTE 11 - SIGNIFICANT AGREEMENTS

Reverse Merger

On December 29, 2010, the Company entered into, and on April 29, 2011, subsequently agreed to extend, a Letter of Intent with Aftermarket, a fully reporting company quoted (but not actively traded) on the Over the Counter Bulletin Board, pursuant to which Aftermarket planned to acquire AllDigital in a reverse merger transaction. If the Aftermarket Merger were consummated, the Company’s stockholders would hold a majority of the outstanding capital stock of Aftermarket following the closing. In connection with the proposed Merger, Aftermarket, which would subsequently be renamed AllDigital Holdings, Inc., also conducted an offering to raise a minimum of $1,000,000 in aggregate proceeds, including those from the Notes (see Notes 5 and 7). On July 29, 2011, the Company successfully completed the proposed Merger and related offering in which Aftermarket acquired all of the assets and operations of AllDigital, Inc. Effective August 25, 2011, the name of Aftermarket was changed to AllDigital Holdings, Inc. As of the date of the Aftermarket Merger, the Company had two business lines:  AllDigital’s digital broadcasting solutions business and Aftermarket’s automotive accessories business.  On September 27, 2011, the Company paid $3,769 in connection with the sale of the automotive accessories business to the former president of Aftermarket, who assumed $9,494 in liabilities and $857 in receivables.  AllDigital Holdings, Inc. recognized $4,868 as a gain on the sale and recognized discontinued operations related to the operations of the automotive business in September 2011.  The Company recognized $132 in profit in discontinued operations from the month of July through September August 2011.

NOTE 12 - RELATED PARTIES

During the years 2010 and 2011, $475,000 in Notes were issued by the Company to two of the Company’s shareholders, who also serve as officers at the Company, an employee, and friends and family members of such shareholders (See Note 5). The Notes were converted to stock and warrants on July 29, 2011.

NOTE 13 - SUBSEQUENT EVENTS

On January 2, 2013, the Company issued an aggregate of 132,000 options to employees.

On January 6, 2013, we entered into an Agreement and Plan of Merger and Reorganization (the “Broadcast Merger Agreement”) with Broadcast International, Inc., a Utah corporation (“Broadcast International”) and Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Broadcast International (“Merger Sub”). Assuming conditions to closing are satisfied, Merger Sub will be merged with and into Company, and Company will survive as a wholly-owned subsidiary of Broadcast International (the “Broadcast Merger”). On February 6, 2013, after having conducted further due diligence, AllDigital provided written notice of its belief that certain material representations and warranties in the Broadcast Merger Agreement were inaccurate when made.  In the notice, AllDigital also identified its requirements for curing these alleged inaccuracies and notified Broadcast International that if such alleged inaccuracies are not cured or otherwise resolve within thirty (30) days of such notice, or if it earlier becomes apparent that such alleged inaccuracies cannot be cured, AllDigital may terminate the Broadcast Merger Agreement in accordance with its terms.   Broadcast International and AllDigital have been working together on the issues identified in the such notice. In light of progress made to date related to these issues, on March 6, 2013, AllDigital provided written notice to Broadcast International that it was extending the cure period identified in the Initial Notice to April 7, 2013.

On January 15, 2013, the Company issued 4,000 shares of common stock upon the exercise of options.

PART 1 – FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS

	June 30, 2013 (unaudited)	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$912,400	$462,761
Accounts receivable, net of allowance of $0 and $0	107,728	122,064
Prepaid expenses and other current assets	55,641	53,362
Total current assets	1,075,769	638,187
Property and Equipment, net	97,811	80,311
Other Assets
Deposits	11,164	11,164
Intangibles – domain names	19,750	19,750
Total assets	$1,204,494	$749,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$603,099	$520,308
Deferred revenue	861,791	347,773
Total current liabilities	1,464,890	868,081

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none and none issued and outstanding, respectively	-	-
Common stock, $0.001 par value, 90,000,000 shares authorized, 25,444,728 and 25,440,728 issued and outstanding, respectively	25,445	25,441
Additional paid-in capital	2,364,811	2,277,132
Accumulated deficit	(2,650,652)	(2,421,242)
Total stockholders’ equity	(260,396)	(118,669)

Total liabilities and stockholders’ equity	$1,204,494	$749,412

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$1,026,187	$646,427	$2,038,294	$1,598,276
Cost of sales	607,792	599,696	1,217,977	1,242,975
Gross profit	418,395	46,731	820,317	355,301
Operating expenses
Selling, marketing, and advertising	99,741	201,054	215,841	387,533

General and administrative	440,900	359,415	900,023	828,910
Total operating expenses	540,641	560,469	1,115,864	1,216,443

Loss from operations	(122,246)	(513,738)	(295,547)	(861,142)

Other income (expense)
Interest income	125	407	284	852
Interest expense	-	(85)	-	(85)
Other income	-	521	66,653	521
Total other income (expense)	125	843	66,937	1,288

Loss from operations before provision for income taxes	(122,121)	(512,895)	(228,610)	(859,854)
Provision for income taxes	-	-	(800)	(2,400)
Net loss	$(122,121)	$(512,895)	$(229,410)	$(862,254)
Basic and diluted net loss per share	$(0.00)	$(0.02)	$(0.01)	$(0.03)
Basic and diluted weighted- average shares outstanding	25,444,728	25,390,728	25,444,419	25,390,728

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net loss	$(229,410)	$(862,254)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,944	19,033
Stock based compensation	86,684	106,639
Provision for doubtful accounts	-	34,072
Warrants issued for services	-	2,550
Changes in operating assets and liabilities:
Accounts receivable	14,335	(56,042)
Deferred costs	-	11,680
Prepaid expenses and other current assets	(2,279)	(62,096)
Deferred revenue	514,018	170,672
Accounts payable and accrued expenses	82,791	284,217
Net cash provided by (used in) operating activities	490,083	(351,529)

Cash Flows From Investing Activities
Purchase of property and equipment	(41,444)	(26,760)
Payment for intangible - domain name	-	(8,500)
Net cash used in investing activities	(41,444)	(35,260)

Cash Flows From Financing Activities
Proceeds from exercise of stock options	1,000	-
Net cash provided by financing activities	1,000	-
Net Increase (Decrease) in Cash and Cash Equivalents	449,639	(386,789)
Cash and Cash Equivalents – beginning of period	462,761	998,853
Cash and Cash Equivalents – end of period	$912,400	$612,064

Supplemental disclosures of cash flow information:
Interest paid	$-	$85
Income taxes paid	$800	$2,400

See accompanying notes to these unaudited consolidated financial statements.

ALLDIGITAL HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

AllDigital, Inc. was incorporated in the State of California on August 3, 2009, with the primary purpose of providing digital broadcasting solutions dedicated to managing the complex pairing of cloud-based digital media and digital services with Internet-connected devices. AllDigital, Inc. merged with and into a subsidiary of Aftermarket Enterprises, Inc. (now known as AllDigital Holdings, Inc.) on July 29, 2011 (the “Aftermarket Merger”), and the business of Aftermarket was immediately terminated.  References to the “Company”, forms of “we” and “AllDigital” in this Report generally refer to AllDigital Holdings, Inc. and its consolidated subsidiaries, including AllDigital, Inc..

Our digital broadcasting solutions consist of the technology and services required to develop, operate and support a variety of complex Digital Service and Digital Broadcasting Workflow implementations across a diverse market of Devices. We accomplish this by enabling, and maximizing the performance of, the cloud-based storage, processing and transit of digital media and digital services to multiple devices simultaneously. Our business model targets a variety of entities and existing providers of Digital Services that need to develop, operate and support a cost-effective, high quality and secure Digital Service, through a Digital Broadcasting Workflow, across a large and diverse market of Devices.

Our ability to successfully generate future revenues is dependent on a number of factors, including: (i) the availability of capital to continue to develop, operate and maintain our proprietary AllDigital Cloud platform and services, (ii) the ability to commercialize our portfolio of digital broadcasting solutions to media and entertainment companies, enterprises, government agencies, and non profits, and (iii) our ability to attract and retain key sales, business and product development, and other personnel as our business and offerings continue to mature. We may encounter setbacks related to these activities.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. The use of estimates may also affect the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, among others, estimates of costs used in the calculation of percentage of completion contracts, realization of capitalized assets, valuation of equity instruments and other instruments indexed to the Company’s common stock, and deferred income tax valuation allowances. Actual results could differ from those estimates.  Following are discussion of the Company’s significant accounting policies.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting its business. Accordingly, the financial statements do not include any adjustments to reflect the possible future effects on the recoverability or classification of assets and liabilities that may result from the outcome of this uncertainty.  The Company has to date incurred recurring losses and has accumulated losses aggregating approximately $2.7 million as of June 30, 2013. The Company's business strategy includes attempting to increase its revenue through investing further in its product development and sales and marketing efforts, and expanding into international markets. The Company intends to finance this portion of its business strategy by using its current working capital resources and cash flows from operations. Management believes its cash flows from operations, together with its liquid assets will be sufficient to fund ongoing operations through at least June 30, 2014. The Company's business strategy also includes the possibility of engaging in strategic acquisitions or otherwise taking steps to more rapidly increase its growth rates.

Principles of Consolidation

The consolidated financial statements include the accounts of AllDigital, Inc. that are consolidated in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).  AllDigital, Inc. is wholly-owned by AllDigital Holdings, Inc.  There are no intercompany transactions as all accounts are in the name of AllDigital, Inc.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

The Company recognizes recurring and nonrecurring service revenue in accordance with the authoritative guidance for revenue recognition, including guidance on revenue arrangements with multiple deliverables. In general, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Revenue from certain design and development contracts, where a solution is designed, developed or modified to a customer’s specifications, is recognized on a percentage of completion basis in accordance with ASC 605-35 based on the cost-to-cost method, provided such costs can be reasonably estimated. The Company’s revenue recognition practices related to such contracts include: developing an approved budget; comparing actual period costs to the budget as a percentage; recognizing revenue for the period based upon the percentage of actual costs incurred compared to total estimated costs, and; performing monthly budget-actual reviews, updates, and adjustments as needed. The impact on revenues as a result of these revisions is included in the periods in which the revisions are made.  For contracts for which the Company is unable to reasonably estimate total contract costs, the Company waits until contract completion to recognize the associated revenue.

Nonrecurring revenues also include “on-boarding” professional services that involve the development or integration of a customer’s software application, digital service, system, or Application Programming Interface (“API”) to connect with the AllDigital platform. On-boarding professional services projects are typically of a short duration and smaller revenue amounts. The Company recognizes revenue for on-boarding professional services upon project completion and acceptance.

Monthly recurring revenues are recognized ratably over the period in which they are delivered and earned. The Company typically charges monthly recurring platform fees, as well as monthly recurring charges for our back-end storage, cloud processing, origin transit, and maintenance and support services. These fees are generally billed based on a minimum commitment plus actual usage basis, and the term of such customer contracts vary typically from 12 to 24 months.

Rarely, a customer contract will include revenue arrangements that consist of multiple product and service deliverables. Such contracts are accounted for in accordance with ASC 605-25. For the Company’s multiple-element arrangements, deliverables are separated into more than one unit of accounting when (i) the delivered element(s) have value to the customer on a stand-alone basis, and (ii) delivery of the undelivered element(s) is probable and substantially in the control of the Company. Revenue is then allocated to each unit of accounting based on the estimated selling price determined using a hierarchy of evidence based first on Vendor-Specific Objective Evidence (“VSOE”) if it exists, based next on Third-Party Evidence (“TPE”) if VSOE does not exist, and finally, if both VSOE and TPE do not exist, based on the Company’s best estimate of selling price (“BESP”). If deliverables cannot be separated into more than one unit, then the Company does not recognize revenue until all deliverables have been delivered and accepted.

Accounts Receivable

Accounts receivable are recorded at their face amount less an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses in the accounts receivable balance. Management determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The allowance for doubtful accounts was $0 at June 30, 2013 and December 31, 2012. The Company generally requires a deposit or advance services payments from its customers for certain contracts involving upfront capital investment, on-boarding, or development contracts to facilitate its working capital needs.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per share. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

At June 30, 2013, the Company had 3,892,274 warrants and 2,547,431 options that could potentially dilute the number of shares outstanding.  At June 30, 2012, the Company had 3,892,274 warrants and 1,024,306 options that could potentially dilute the number of shares outstanding.  These instruments were excluded from the computation of the diluted loss per share as their impact is anti-dilutive.

Fair Value of Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the accompanying consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level 1	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

Assets subject to this classification at June 30, 2013, and December 31, 2012, were cash and cash equivalents and are considered Level 1 assets.

For certain of the Company’s financial instruments, including accounts receivable, prepaid expenses, and accounts payable, the carrying amounts approximate fair value due to their short maturities. The carrying amount of the Company’s notes payable approximates fair value based on prevailing interest rates.

Income Taxes

We account for income taxes in accordance with ASC 740-10, Income Taxes. We recognize deferred tax assets and liabilities to reflect the estimated future tax effects, calculated at the tax rate expected to be in effect at the time of realization. We record a valuation allowance related to a deferred tax asset when it is more likely than not that some portion of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

ASC 740-10 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. We classify interest and penalties as a component of interest and other expenses. To date, we have not been assessed, nor have we paid, any interest or penalties.

The Company follows guidance issued by the FASB with regard to its accounting for uncertainty in income taxes recognized in the financial statements. Such guidance prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Repairs and maintenance of equipment are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures	5 years
Computer equipment	3 years
Software	3 years
Signs	3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Gains or losses on dispositions of property and equipment are included in the results of operations when realized.

Impairment of Long-Lived and Intangible Assets

The Company accounts for long-lived assets, that include property and equipment and identifiable intangible assets with infinite useful lives, in accordance with FASB ASC 350-30, that requires that the Company review long-lived assets for impairment whenever events or changes in circumstances indicate that the Company may not recover the carrying amount of an asset.  The Company measures recoverability by comparing the carrying amount of an asset to the expected future undiscounted net cash flows generated by the asset.  If the Company determines that the asset may not be recoverable, the Company recognizes an impairment charge to the extent of the difference between the asset’s fair value and the asset’s carrying amount. The Company had no impairment charges during the six months ended June 30, 2013 and 2012.

Stock-Based Compensation

The Company accounts for share-based compensation arrangements in accordance with FASB ASC 718, which requires the measurement and recognition of compensation expense for all share-based payment awards to be based on estimated fair values. We use the Black-Scholes option valuation model to estimate the fair value of our stock options at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of stock options. We use historical data among other information to estimate the expected price volatility and the expected forfeiture rate.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which amended the guidance in ASU 2011-08 to simplify the testing of indefinite-lived intangible assets other than goodwill for impairment. ASU 2012-02 becomes effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012 and earlier adoption is permitted. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities. The amendments in this update require enhanced disclosures around financial instruments and derivative instruments that are either (1) offset in accordance with either ASC 210-20-45 or ASC 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either ASC 210-20-45 or ASC 815-10-45. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The amendments are effective during interim and annual periods beginning after December 31, 2012. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

 NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment as of June 30, 2013 and December 31, 2012 consisted of the following:

	June 30, 2013 (unaudited)	December 31, 2012

Furniture and fixtures	$11,618	$11,618
Computer equipment	122,215	80,771
Software	45,833	45,833
Signs	2,050	2,050
Less accumulated depreciation and amortization	(83,905)	(59,961)

	$97,811	$80,311

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of June 30, 2013 and December 31, 2012 consisted of the following:

	June 30, 2013 (unaudited)	December 31, 2012

Accounts payable	$294,624	$252,793
Accrued personnel costs	222,261	155,243
Accrued professional fees	30,976	45,847
Other	55,238	66,425

	$603,099	$520,308

NOTE 5 - LEASE OBLIGATIONS

On October 10, 2011, the Company entered into a five-year Lease Agreement for the lease of office space at 220 Technology Suite 100, Irvine, California, 92618, which is used as corporate offices effective January 1, 2012.  The lease commenced on January 1, 2012, and terminates on December 31, 2016.  On November 18, 2011, the lease of office space at 220 Technology Drive Suite 100, Irvine, California 92618 was modified from a five year term to a three year term.  All other terms of the October 10, 2011, lease agreement remain the same.  Pursuant to the terms of the lease, monthly rent paid will be $10,297 in year one, $10,504 in year two, and $10,717 in year three.  Rent expense for the six months ended June 30, 2013 and 2012 was $96,296 and $91,306, respectively.

The Company has entered into the following leases:

Effective Date	Term	Purpose	Monthly lease

May 1, 2011	Three years	Computer servers	$423
June 1, 2011	Three years	Computer servers	$892
October 4, 2011	Three years	Computer servers	$902
December 21, 2011	Three years	Phone system	$940
February 14, 2012	Three years	Computer servers	$767
May 4, 2012	Three years	Computer servers	$921
October 15, 2012	Three years	Computer servers	$334

Future minimum lease payments under operating leases at June 30, 2013 are:

Year ended
June 30,

2014	$187,748
2015	$135,202
2016	$1,168
Total	$324,118

NOTE 6 - STOCKHOLDERS’ EQUITY

Preferred Stock

Our Board of Directors has the authority to issue Preferred Stock in one or more series and to, within the limits set forth by Nevada law and without shareholder action:

•	designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

•
create one or more series within a class of shares, fix the number of shares of each such series, and designate, in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

•	alter or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares; or

•
increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series.

The issuance of Preferred Stock by our Board of Directors could adversely affect the rights of holders of our common stock. The potential issuance of Preferred Stock may:

•	have the effect of delaying or preventing a change in control of the Company;

•	discourage bids for the common stock at a premium over the market price of the common stock; and

•	adversely affect the market price of, and the voting and other rights of the holders of our common stock.

Common Stock

50,000 shares of common stock were issued in September 2012 upon the exercise of stock options.  4,000 shares of common stock were issued in January 2013 upon the exercise of stock options.

Stock Options

On July 28, 2011, AllDigital adopted, and in the Aftermarket Merger, the Company assumed the 2011 Stock Option and Incentive Plan (the “Plan”) for directors, employees, consultants and other persons acting on behalf of the Company, under which 4,500,000 shares of common stock are authorized for issuance. Options granted under the Plan vest on the date of grant, over a fixed period of time, or upon the occurrence of certain events and have a contractual term of up to ten years.  Effective January 3, 2012, a majority of shareholders approved an increase in the number of shares authorized from 4,500,000 to 8,500,000.

During the six months ended June 30, 2013, the Company issued 1,720,000 options under the Plan to certain employees, 4,000 options were exercised, and 366,000 options were forfeited by employees who resigned from the Company.   At June 30, 2013, there were 5,960,000 total options outstanding.  In relation to 1,200,000 options of the 1,720,000 issued, two officers have agreed to give back to the Company 1,200,000 shares of common stock so that there will be no dilutive effect to the Company.  Such shares have not been returned to the Company as of the date of this report.

As of June 30, 2013, there were 2,486,000 shares of common stock available for grant under the Plan.

A summary of the status of the options granted is as follows:

	Shares	Weighted- average exercise price	Average remaining contractual term - years	Aggregate intrinsic value

Outstanding, December 31, 2012	4,610,000	$0.26	8.70
Granted	1,720,000	$0.14	9.95
Exercised	(4,000)	$0.25	-
Forfeited	(366,000)	$0.33	-	-
Outstanding, June 30, 2013	5,960,000	$0.22	8.69	-
Exercisable: June 30, 2013	2,547,431	$0.25	8.16	-

At June 30, 2013, 2,547,431 options had vested and 3,412,569 options are expected to vest in the future.

As of June 30, 2013, there was $556,022 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the remaining weighted-average vesting period of 2.40 years. The total fair value of options vested during the six months ended June 30, 2013 was $109,834. The aggregate intrinsic value of the options expected to vest in the future was $0.

Stock-based compensation expense for the six months ended June 30, 2013 and 2012 was $86,684 and $106,639, respectively.

The fair value of the options granted by AllDigital Holdings, Inc., for the six months ended June 30, 2013 and 2012 is estimated at $241,370 and $378,550, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which do not have vesting restrictions and are fully transferable. The determination of the fair value of each stock option is affected by our stock price on the date of grant, as well as assumptions regarding a number of highly complex and subjective variables. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The assumptions used to value stock options are as follows:
	Period Ended
	June 30, 2013	December 31, 2012
Dividend yield	—	—

Risk-free interest rate	1.76% to 2.65%	1.49% to 2.00%

Volatility	196%	196%

Expected life (in years)	6.5	6 – 6.5

Weighted average grant date fair value per share of options granted	$0.13	$0.41

The dividend yield is zero as the Company currently does not pay a dividend.

The risk-free interest rate is based on the U.S. Treasury bond.

Volatility is estimated based on comparable companies in the industry.

Warrants

A summary of the status of the warrants granted is as follows:

	Shares	Weighted-average exercise price

Outstanding – December 31, 2012	3,892,274	$0.49
Granted	-	-
Forfeited	-	-
Exercised	-	-
Outstanding – June 30, 2013	3,892,274	$0.49

Exercisable – June 30, 2013	3,892,274	$0.49

The following table summarizes information about warrants outstanding at June 30, 2013:

Outstanding				Exercisable
Range of exercise prices	Number of warrants outstanding	Weighted-average remaining contractual life (in years)	Weighted- average exercise price	Number of warrants exercisable	Weighted- average exercise price
$0.25	150,000	3.16	$0.25	150,000	$0.25
$0.275	60,000	3.08	$0.275	60,000	$0.275
$0.50	3,682,274	1.18	$0.50	3,682,274	$0.50
$0.25 - $0.50	3,892,274	1.28	$0.49	3,892,274	$0.49

NOTE 7 - INCOME TAXES

The Company establishes a valuation allowance when it is more likely than not that the Company’s recorded net deferred tax asset will not be realized.  In determining whether a valuation allowance is required, the Company must take into account all positive and negative evidence with regard to the utilization of a deferred tax asset.  As of June 30, 2013 and December 31, 2012, the valuation allowance for deferred tax assets totaled approximately $616,000 and $591,000, respectively.  For the six months ended June 30, 2013, the increase in the valuation allowance was $25,000.

The Company plans to continue to provide a full valuation allowance on future tax benefits until it can sustain an appropriate level of profitability and until such time, the Company would not expect to recognize any significant tax benefits in its future results of operations.

As of June 30, 2013, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $1.4 million and $1.3 million, respectively, which expire through 2033.  The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions due to a change in ownership.

The Company has not recognized any liability for unrecognized tax benefits.  The Company expects any resolution of unrecognized tax benefits, if created, would occur while the full valuation allowance of deferred tax assets is maintained; therefore the Company does not expect to have any unrecognized tax benefits that, if recognized, would affect the effective tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of June 30, 2013 and December 31, 2012, the Company had no accrual for the payment of interest or penalties. All years for which income tax returns have been prepared are subject to examination.

NOTE 8 - COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

Major Customers

At June 30, 2013 and December 31, 2012, three and three customers accounted for 93% and 82% of the outstanding accounts receivable, respectively.

For the three months ended June 30, 2013 and 2012, four and two customers accounted for 90% and 50% of total revenue, respectively.

For the six months ended June 30, 2013 and 2012, four and three customers accounted for 81% and 68% of total revenue, respectively.

Major Vendors

At June 30, 2013 and December 31, 2012, two and four vendors accounted for 84% and 85% of the outstanding accounts payable, respectively.

For the three months ended June 30, 2013 and 2012, four and five vendors accounted for 73% and 87% of total purchases, respectively.

For the six months ended June 30, 2013 and 2012, four and three vendors accounted for 73% and 72% of total purchases, respectively.

Concentrations of Credit Risk

Financial instruments that may subject the Company to credit risk include uninsured cash-in-bank balances. The Company places its cash with high quality financial institutions located in Southern California. From time to time, such balances exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to its cash balances. As of June 30, 2013, the Company’s uninsured cash was $688,646.

Plan of Merger and Reorganization

On January 6, 2013, we entered into an Agreement and Plan of Merger and Reorganization (the “Broadcast Merger Agreement”) with Broadcast International, Inc., a Utah corporation (“Broadcast International”) and Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Broadcast International (“Merger Sub”).

On April 9, 2013, Broadcast, Merger Sub and the Company entered into a First Amendment to Agreement and Plan of Merger (the “Amendment”) with Broadcast International, Inc., a Utah corporation (“Broadcast International”) and Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Broadcast International (“Merger Sub”).

On June 30, 2013, we entered into a Second Amendment to Agreement and Plan of Merger (the “Second Amendment”) with Broadcast International, Inc., a Utah corporation (“Broadcast International”) and Alta Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Broadcast International (“Merger Sub”).

Assuming conditions to closing are satisfied, Merger Sub will be merged with and into Company, and Company will survive as a wholly-owned subsidiary of Broadcast international (the “Broadcast Merger”).

NOTE 9 – SEGMENT INFORMATION

The Company currently operates in one business segment, digital media services.  All fixed assets are located at the Company’s headquarters and data centers located in the United States.  All sales for the six months ended June 30, 2013 were in the United States and Canada.

NOTE 10 - SUBSEQUENT EVENTS

On July 1, 2013, the Company issued an aggregate of 65,000 options to an employee.

An entity contributing approximately 20% of our revenue during the six months ended June 30, 2013, which entity is a customer and also a supplier, has initiated a discussion regarding a reduction in the use of Company services. We expect to negotiate a modified relationship with this customer and supplier. The Company anticipates that the modified relationship will negatively affect the Company’s revenue but that it will not have a material impact on the Company’s cash flow from operations or profitability.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Our amended and restated articles of incorporation provide for the indemnification of our directors and officers to the fullest extent permitted under Utah law.  Under the Utah Revised Business Corporation Act (URBCA), the liability of our directors and officers is limited such that a director or officer is not liable to Broadcast International or our stockholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 16-10a-841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on Broadcast International or our stockholders.  Our directors are personally liable if such director votes for or assents to an unlawful distribution under the URBCA or our articles of incorporation.

We will, pursuant to Section 16-10a-902 of the URBCA and our amended and restated articles of incorporation, indemnify an individual, made party to a proceeding because he or she was a director, against liability incurred in the proceeding if: (i) the director’s conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, our best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful; provided that, we may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of Broadcast International in which the director was adjudged liable to Broadcast International; (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit; or (c) indemnification is sought in connection with a proceeding in which the claim or liability arises out of the director’s own negligence or willful misconduct.  Indemnification under this Section in connection with a proceeding by or in the right of Broadcast International is limited to reasonable expenses incurred in connection with the proceeding.

In accordance with Section 16-10a-903 of the URBCA, we shall indemnify a director or an officer who is successful on the merits or otherwise in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a director or an officer of Broadcast International, as the case may be, against reasonable expenses incurred by him or her in connection with the proceeding or claim with respect to which he or she has been successful.

In accordance with Section 16-10a-904 of the URBCA, we will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct described in Section 16-10a-902 of the URBCA; (ii) the director furnishes to us a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification thereunder.

Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction.

We will indemnify and advance expenses to an officer, employee, fiduciary or agent of Broadcast International to the same extent as a director; or to a greater extent in some instances if not inconsistent with public policy.

We maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of Broadcast International for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of Broadcast International.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits:

See the Exhibit Index attached to this registration statement and incorporated by reference herein.

Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) of the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)          That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)           To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(9)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake, State of Utah on August 29, 2013.

BROADCAST INTERNATIONAL, INC.

By:	/s/ Rodney M. Tiede
Rodney M. Tiede President and Director

GENERAL POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rodney M. Tiede and James E. Solomon, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, and each with full power to act alone, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act, and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Boyd	Chairman of the Board of Directors	August 29, 2013
William A. Boyd

/s/ Rodney M. Tiede	President and Director	August 29, 2013
Rodney M. Tiede	(Principal Executive Officer)

/s/ James E. Solomon	Chief Financial Officer	August 29, 2013
James E. Solomon	(Principal Financial and Accounting Officer)

/s/ R. Phillip Zobrist	Director	August 29, 2013
R. Phillip Zobrist

/s/ Steven Ledger	Director	August 29, 2013
Steven Ledger

/s/ Donald A. Harris	Director	August 29, 2013
Donald A. Harris

EXHIBIT INDEX

Exhibit No.	Description
2.1+
Agreement and Plan of Merger and Reorganization, dated as of January 6, 2013, among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (Incorporated by reference to Exhibit No. 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

2.2
First Amendment to Agreement and Plan of Merger, dated as of April 10, 2013, by and among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (Incorporated by reference to Exhibit No. 2.2 of the Company’s Current Report on Form 8-K filed with the SEC on April 10, 2013)

2.3
Second Amendment to Agreement and Plan of Merger, dated as of June 30, 2013, by and among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (Incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2013)

2.4
Third Amendment to Agreement and Plan of Merger, dated as of August 26, 2013, by and among Broadcast International, Inc., Alta Acquisition Corporation and AllDigital Holdings, Inc. (Incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2013)

3.1
Amended and Restated Articles of Incorporation of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 14, 2006)

3.2
Amended and Restated Bylaws of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 3.2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006)

3.3
Amended and Restated Articles of Incorporation of Broadcast International, Inc. (Incorporated by Reference to Exhibit 3.3 and Annex D to the Company’s Registration Statement on Form S-4 (File No. 333-189869) filed with the SEC on July 9, 2013)

4.1
Specimen Stock Certificate of Common Stock of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 4.1 of the Company’s Registration Statement on Form SB-2, filed under cover of Form S-3, pre-effective Amendment No. 3 filed with the SEC on October 11, 2005)

5.1	Opinion of Reed Benson, Esq. as to the validity of the shares of Broadcast International, Inc. common stock

10.1*
Employment Agreement of Rodney M. Tiede, dated April 28, 2004, as amended  (Incorporated by reference to Exhibit No. 10.1 of the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, filed with the SEC on May 12, 2004)

10.2*
Employment Agreement of James E. Solomon dated September 19, 2008 (Incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010)

10.3*
Broadcast International 2004 Long-Term Incentive Plan (Incorporated by reference to Exhibit No. 10.4 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003 filed with the SEC on March 30, 2004)

10.4*	Broadcast International 2008 Long-Term Incentive Plan (Incorporated by reference to the Company’s definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2009)

10.5
Securities Purchase Agreement, dated October 28, 2006, between Broadcast International and Leon Frenkel (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.6
5% Convertible Note, dated October 16, 2006, issued by Broadcast International to Leon Frenkel (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.7
Registration Rights Agreement, dated October 28, 2006, between Broadcast International and Leon Frenkel (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2006)

10.8
Securities Purchase Agreement, dated as of December 21, 2007, by and among Broadcast International and the investors listed on the Schedule of Buyers attached thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.9
Registration Rights Agreement, dated as of December 21, 2007, by and among Broadcast International and the buyers listed therein (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.10
6.25% Senior Secured Convertible Promissory Note, dated December 21, 2007, issued to the holder listed therein (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.11
Warrant to Purchase Common Stock, dated December 21, 2007, issued to the holder listed therein (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 26, 2007)

10.12
Loan Restructuring Agreement between the Company and Castlerigg Master Investments Ltd., dated December 16, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010)

10.13
Amendment to 8% Convertible Note Due 2010 between the Company and Leon Frenkel, dated December 22, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2010)

10.14
Placement Agency Agreement between the Company and Philadelphia Brokerage Corporation, dated December 17, 2010 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010.)

10.15	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.16	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.17
Amended and Restated Senior Convertible Note issued by the Company to Castlerigg master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.18
Investor Rights Agreement between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.19
Letter between the Company and Castlerigg Master Investments Ltd., dated December 23, 2010 (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on December 28, 2010)

10.20	Form of Securities Purchase Agreement dated March 13, 2012 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.21	Form of A Warrant (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.22	Form of B Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.23
Loan Satisfaction Agreement between the Company and Castlerigg Master Investments Ltd. dated March 13, 2012 (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.24	Registration Rights Agreement dated March 13, 2012 (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.25	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on March 13, 2012)

10.26	Form of Note and Warrant Purchase and Security Agreement dated July 16, 2012 (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed with the SEC on July 18, 2012)

10.27	Form of Promissory Note dated July 16, 2012 (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012)

10.28	Form of Warrant (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2012)

10.29
Voting Agreement, dated January 6, 2013, by and among Broadcast International, Inc. and certain stockholders of AllDigital Holdings, Inc. (Incorporated by reference to Exhibit No. 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.30
Voting Agreement, dated January 6, 2013, by and among AllDigital Holdings, Inc. and certain stockholders of Broadcast International, Inc. (Incorporated by reference to Exhibit No. 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.31
Professional Services Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and AllDigital, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.32*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and Rodney Tiede (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.33*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and James E. Solomon (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.34*
Amendment and Settlement Agreement, dated January 6, 2013, by and between Broadcast International, Inc. and Steve Jones (Incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2013)

10.35*	AllDigital Holdings, Inc. Second Amended and Restated 2011 Stock Incentive Plan

10.36
Amendment to Note and Warrant Purchase and Security Agreement and Senior Secured Convertible Promissory Notes, effective as of July 13, 2013, by and among Broadcast International, Inc., BI Acquisitions, Inc., Interact Devices, Inc., Amir L. Ecker as Collateral Agent and the Purchasers indicated on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

10.37
Consent to Convert Accounts Receivable Agreement, dated August 8, 2013, by and between Broadcast International, Inc. and Donald Harris (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

10.38	Senior Secured Convertible Promissory Note, dated August 8, 2013 (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the SEC on August 8, 2013)

10.39
Form of Convertible Promissory Note issued by AllDigital Holdings, Inc. and countersigned by Broadcast International, Inc. (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the SEC on August 28, 2013)

14.1	Code of Ethics (incorporated by reference to Exhibit No. 14 of the Company’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit No. 21.1 of the Company’s Annual Report on Form 10-KSB filed with the SEC on April 1, 2005)

23.1	Consent of HJ and Associates, LLC, independent registered public accountant

23.2	Consent of Reed Benson, Esq. (included in Exhibit 5.1)

23.3	Consent of Rose, Snyder and Jacobs LLP, independent registered public accountant

24.1	Power of Attorney (included on signature page)

99.1	Consent of Excel Management Systems

99.2	Consent of Paul Summers to be named as a director of the combined company

99.3	Consent of David Williams to be named as a director of the combined company

99.4
Fairness Opinion of Excel Management Systems, Inc. dated December 20, 2012 (Incorporated by reference to Exhibit 99.6 of Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-189869) filed with the SEC on August 29, 2013)

99.5
Fairness Opinion of Excel Management Systems, Inc. dated February 8, 2013 (Incorporated by reference to Exhibit 99.7 of Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-189869) filed with the SEC on August 29, 2013)

101.INS†	XBRL Instance Document

101.SCH†	XBRL Taxonomy Extension Schema Document

101.CAL†	Taxonomy Extension Calculation Linkbase Document

1.01DEF†	Taxonomy Extension Definition Linkbase Document

101.LAB†	Extension Labels Linkbase Document

101.PRE†	Taxonomy Extension Presentation Linkbase Document

+
The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K.  Broadcast International agrees to furnish supplementally a copy of any omitted schedule and exhibit to the SEC upon request.

*	Management contract or compensatory plan or arrangement.

†
In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and not deemed filed or a part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections and shall not be incorporated by reference into any registration statement or other documents filed under the Securities Act of 1933, as amended, except as set forth by specific reference in such filing.